Exhibit 10.1

Execution Version

THIS RESTRUCTURING SUPPORT AND LOCK-UP AGREEMENT IS NOT AN OFFER WITH RESPECT TO ANY SECURITIES OR A SOLICITATION OF ACCEPTANCES OF A CHAPTER 11 PLAN WITHIN THE MEANING OF SECTION 1125 OF THE BANKRUPTCY CODE. ANY SUCH OFFER OR SOLICITATION WILL COMPLY WITH ALL APPLICABLE SECURITIES LAWS AND/OR PROVISIONS OF THE BANKRUPTCY CODE. Nothing contained in thIS RESTRUCTURING SUPPORT and lock-up AGREEMENT shall be an admission of fact or liability or, UNTIL the occurrence of the Agreement effective date on THE TERMS DESCRIBED HEREIN, deemed binding on any of the parties hereto.

Restructuring Support and Lock-Up Agreement1

This RESTRUCTURING SUPPORT AND LOCK-UP AGREEMENT (including all exhibits and schedules attached hereto and incorporated herein, this “Agreement”) is made and entered into as of February 16, 2017, by and among the following parties:

i.	Bonanza Creek Energy, Inc. (“BCEI” or the “Company”), a publicly traded company organized under the laws of the state of Delaware operating as a debtor in possession pursuant to section 1108 of title 11 of the United States Code (the “Bankruptcy Code”) and its direct and indirect subsidiaries (together with BCEI, the “Company Parties” or the “Debtors”); and

ii.	those certain lenders under that certain Credit Agreement, dated as of March 29, 2011, as amended, restated, supplemented or otherwise modified from time to time, by and among BCEI, as borrower, KeyBank National Association, as administrative agent (the “Agent”), and the lenders from time to time party thereto (the “Credit Agreement”), that execute signature pages hereto (such lenders or certain designated affiliates thereof that execute signature pages hereto, the “Lenders”[2] and, collectively, with (i) the Company Parties and (ii) any transferee that becomes a party to this Agreement pursuant to Section 4.03(a) of this Agreement, the “Parties” and each individually, a “Party”).

RECITALS

WHEREAS, on January 4, 2017 (the “Petition Date”), the Debtors commenced voluntary reorganization cases (collectively, the “Chapter 11 Cases”) under chapter 11 of the Bankruptcy Code, in the United States Bankruptcy Court for the District of Delaware (the “Bankruptcy Court”) to effect a restructuring transaction (the “Restructuring”) through the prepackaged chapter 11 plan of reorganization filed with the Bankruptcy Court on the Petition Date [D.I. 20] (including all exhibits, appendices, and schedules thereto, as may be amended or supplemented from time to time in accordance with the terms thereof and of this Agreement, the “Plan”) and the other Definitive Documentation (as defined below);

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[1]	Capitalized terms used but not otherwise defined herein have the meaning ascribed to such terms in the Plan (as defined herein).

[2]	For the purposes of this Restructuring Support and Lockup Agreement, the term “Lenders” shall mean the business unit defined in the signature blocks appended hereto for such Lenders.

WHEREAS, certain holders of the 6 3⁄4% senior notes due 2021 issued by BCEI and the 5 3⁄4% senior notes due 2023 issued by BCEI (collectively, the “Supporting Noteholders”) agreed to support the Restructuring by entering into that Restructuring Support and Lock-Up Agreement dated as of December 23, 2016 (the “Noteholder RSA”) and by participating in a rights offering (the “Rights Offering”) for an investment in the Company in the amount of $200,000,000 as part of the Plan, fully backstopped by certain of the Supporting Noteholders (the “Backstop Parties”) pursuant to that certain Backstop Commitment Agreement (the “Backstop Commitment Agreement”) executed by the Company and the Backstop Parties on December 23, 2016;

WHEREAS, the Plan previously provided that each holder of an Allowed RBL Credit Facility Secured Claim shall be entitled to receive, in full and final satisfaction of its Allowed RBL Credit Facility Secured Claim, either (a) the treatment such holder is legally entitled to under section 1129(b)(2)(A) of the Bankruptcy Code or (b) at the election of the Debtors, with the consent of the Required Supporting Noteholders, either (i) payment in full in Cash of such Claim or (ii) such holder’s Ratable Share of participation in the Exit RBL Facility;

WHEREAS, the Lenders, the Agent and the Debtors have engaged in good faith, arm’s-length negotiations regarding the Plan and the Lenders’ participation in the Restructuring pursuant to the terms and upon the conditions set forth in this Agreement;

WHEREAS, the Parties have agreed that the Company shall enter into an amended and restated revolving credit facility (the “Amended RBL” and, together with any ancillary documentation or agreements related thereto, the “New Loan Documents”) in the form of credit agreement attached hereto as Exhibit A (as such form of credit agreement may be amended or otherwise modified pursuant to Section 8 hereof) and amend the Plan as set forth in this Agreement; and

WHEREAS, the Company Parties have agreed to take certain actions in support of the Restructuring on the terms and conditions set forth in this Agreement.

NOW, THEREFORE, in consideration of the covenants and agreements contained herein, and for other valuable consideration, the receipt and sufficiency of which are hereby acknowledged, each Party, intending to be legally bound hereby, agrees as follows:

AGREEMENT

Section 1. Agreement Effective Date. This Agreement shall become effective and binding upon each of the Parties on the date (such date, the “Agreement Effective Date”) on which: (a)(i) the Company Parties shall have executed and delivered counterpart signature pages of this Agreement to the Agent and (ii) the Lenders holding 100% of the aggregate outstanding principal amount of the aggregate Commitments (as defined in the Credit Agreement) shall have executed and delivered to counsel to the Debtors counterpart signature pages of this Agreement; (b) the Debtors shall have filed an amendment to the Plan acceptable to the Agent and the Majority Lenders providing that (i) all Claims of the Lenders shall be paid in full in Cash on or before the Plan Effective Date and (ii) the Lenders shall be entitled to releases pursuant to the Plan to the maximum extent permitted by law, all with the written consent of the Required

Supporting Noteholders; (c) the Company Parties shall have given notice to the Agent in accordance with Section 10.12 hereof that each of the foregoing conditions set forth in this Section 1, in each case, has been satisfied, all signature pages held by such Company Parties as contemplated above shall have been released for attachment to this Agreement, and this Agreement is declared effective as to all Parties; and (d) the Company Parties shall have paid all fees and expenses required to be paid as of the Agreement Effective Date pursuant to Section 9 hereof.

Section 2. Exhibits Incorporated by Reference. Each of the exhibits attached hereto is expressly incorporated herein and made a part of this Agreement, and all references to this Agreement shall include such exhibits. In the event of any inconsistency between this Agreement (without reference to the exhibits) and the exhibits, this Agreement (without reference to the exhibits) shall govern. In the event of any inconsistency between this Agreement (without reference to the exhibits) or the exhibits and the Plan, the Plan shall govern.

Section 3. Definitive Documentation. The definitive documents and agreements governing the Restructuring (collectively, the “Definitive Documentation”) shall consist of: (a) the Plan (and all exhibits thereto); (b) the order of the Bankruptcy Court entered pursuant to section 1129 of the Bankruptcy Code confirming the Plan (the “Confirmation Order”) and pleadings in support of entry of the Confirmation Order; (c) the disclosure statement relating to the Plan, including all exhibits, appendices and schedules thereto (the “Disclosure Statement”); (d) the order of the Bankruptcy Court approving the Disclosure Statement and the Solicitation Materials; (e) the final order approving the motion seeking use of cash collateral to fund the administration of the Chapter 11 Cases (the “Final Cash Collateral Order”); (f) the order of the Bankruptcy Court approving the Debtors’ assumption of this Agreement (the “Approval Order”); and (g) the New Loan Documents. Where Definitive Documentation remains subject to negotiation and completion as of the Agreement Effective Date, such Definitive Documentation shall, upon completion, contain terms, conditions, representations, warranties, and covenants consistent with the terms and conditions of this Agreement, and shall be subject to any consent rights set forth in the applicable Definitive Documentation and in this Agreement and otherwise be in form and substance reasonably acceptable to the Debtors and the Majority Lenders; provided, that the Disclosure Statement filed with the Bankruptcy Court on January 4, 2017 [D.I. 21], as supplemented by the Supplement to Disclosure Statement for Debtors’ Joint Prepackaged Plan of Reorganization Under Chapter 11 of the Bankruptcy Code [D.I. 152], is deemed reasonably acceptable to the Majority Lenders; provided, further, that (i) the provisions of any Definitive Documentation that affect the economic recovery or adequate protection of the Lenders, including, but not limited to, the Final Cash Collateral Order and the New Loan Documents, shall be in form and substance acceptable to the Lenders in their sole discretion; and (ii) any terms, provisions, or requests for relief contained in the Definitive Documentation or otherwise sought in the Chapter 11 Cases that disproportionately adversely affect any particular Lender shall be in form and substance acceptable to such Lender. As used herein, the term “Majority Lenders” has the meaning given to it in the Credit Agreement.

Section 4.	Commitments Regarding the Restructuring.

4.01. Commitment of the Lenders.

(a) During the period beginning on the Agreement Effective Date and ending on the Termination Date (as defined in Section 7.05) (such period, the “Effective Period”), each Lender shall (severally and not jointly), solely in its capacity as a holder of Claims (as defined below):

(i) use commercially reasonable efforts to support the Restructuring in a timely and expeditious manner as contemplated in the Plan, including execution of the New Loan Documents (but without limiting any consent or approval rights provided for in this Agreement) and, to the extent the Lenders are permitted to vote to accept or reject the Plan, vote each of its claims whether acquired prior to, on or subsequent to the Agreement Effective Date (all claims held against the Debtors, the “Claims”) to (A) accept the Plan by delivering its duly executed and completed ballot(s) accepting the Plan on a timely basis prior to the Voting Deadline (as defined in the Plan) and (B) not withdraw, amend, or revoke (or cause to be withdrawn, amended, or revoked) its vote with respect to the Plan, provided, that the votes of the Lenders shall be immediately revoked and deemed null and void ab initio upon termination of this Agreement other than pursuant to Section 7.04 of this Agreement;

(ii) not, nor encourage any other person or entity to, (1) object to, delay, interfere, impede, or take any other action to delay, interfere or impede with the Restructuring, confirmation of the Plan, or approval of the Disclosure Statement or the Solicitation Materials (including joining in, supporting or encouraging any efforts to object to or oppose any of the foregoing) or (2) propose, file, support, or vote for, directly or indirectly, any restructuring, workout, plan of arrangement, alternative transaction, including, but not limited to, a sale pursuant to section 363 of the Bankruptcy Code, or chapter 11 plan for the Debtors other than the Restructuring and the Plan;

(iii) use commercially reasonable efforts to implement the New Loan Documents on the Plan Effective Date; and

(iv) not object to or opt out of any release included in the Solicitation Materials or the Plan.

(b) Nothing contained herein nor a vote to accept the Plan shall (i) limit the rights of any Lender under applicable bankruptcy or insolvency law, or in any foreclosure or similar proceeding, including appearing as a party in interest in any matter to be adjudicated in the Chapter 11 Cases, so long as the exercise of any such right is consistent with such Lender’s obligations hereunder; (ii) subject to the terms of Section 4.04 hereof, limit the ability of any Lender to purchase, sell or enter into any transactions in connection with its Claims; (iii) subject to the terms of Section 4.01(a) hereof, limit any right of a Lender under (x) the Loan Documents (as such term is defined in the Credit Agreement) or (y) any other applicable agreement, instrument or document that gives rise to any Claim or Interest of such Lender, nor shall anything contained herein be deemed to constitute a waiver or amendment of any provision of any such agreement described in the foregoing clauses (x) and (y); (iv) limit the ability of any

Lender or the Agent to consult with the Company, any creditor of the Company or any other party in connection with or relating to the Restructuring; (v) limit the ability of any Lender to enforce any right, remedy, condition, consent or approval requirement under the Loan Documents (as such term is defined in the Credit Agreement), this Agreement or any of the Definitive Documentation; (vi) be construed to prohibit any Party from contesting whether any matter, fact, or thing is a breach of, or is inconsistent with, this Agreement or the Definitive Documentation, or exercising rights or remedies specifically reserved herein; (vii) be construed to prohibit or limit any Party from appearing as a party-in-interest in any matter to be adjudicated in the Chapter 11 Cases, so long as, during the Effective Period, such appearance and the positions advocated in connection therewith are not inconsistent with this Agreement and are not for the purpose of hindering, delaying, or preventing consummation of the Restructuring, provided, however, that any delay or other impact on consummation of the Restructuring caused by a Party’s opposition to (x) any relief that is inconsistent with the Restructuring and Plan; or (y) any relief that is adverse to the interests of the Agent or Lenders sought by the Debtors (or any other Party), shall not constitute a violation of this Agreement; or (viii) impair or waive the rights of any Party to assert or raise any objection permitted under this Agreement in connection with any hearing on confirmation of the Plan or in the Bankruptcy Court.

(c) Notwithstanding anything to the contrary in this Agreement, Claims of a Lender subject to this Agreement (including, without limitation Section 4.01 “Commitment of the Lenders” or Section 4.03 “Transfer of Claims and Securities”) shall not include any Claims, other claims, equity interests, actions or activities held or performed in a fiduciary capacity or held, acquired or performed by any other division, business unit or trading desk of such Lender (other than the division, business unit or trading desk expressly identified on the signature pages hereto), unless and until such division, business unit or trading desk is or becomes a party to this Agreement.

4.02. Commitment of the Company Parties.

(a) During the Effective Period, the Company Parties shall:

(i) pursue the Restructuring on the terms set forth in this Agreement and the Plan and not sign any agreement to pursue, conduct or support any alternative restructuring, workout, plan of arrangement, auction, sale process, or other restructuring transaction for the Company or substantially all of its assets;

(ii) use good faith efforts to implement this Agreement, the Plan, the Definitive Documentation, and the transactions contemplated hereby and thereby;

(iii) (A) diligently support and complete the Restructuring and all transactions set forth in this Agreement; (B) negotiate in good faith all Definitive Documentation that is subject to negotiation as of the Agreement Effective Date; (C) execute and deliver any other required agreements to effectuate and consummate the Restructuring; (D) make commercially reasonable efforts to obtain required regulatory and/or third-party approvals for the Restructuring; (E) complete the Restructuring in a timely and expeditious manner, and as otherwise required by this Agreement and the Definitive Documentation; (F) not undertake any actions inconsistent with the Restructuring or the adoption and implementation of the Plan and confirmation thereof;

and (G) use commercially reasonable efforts to obtain Bankruptcy Court approval of the releases set forth in the Plan in form and substance agreed by the Agent and the Majority Lenders;

(iv) not object to, delay, impede or take any other action that is inconsistent with, or is intended or is likely to interfere with, acceptance or implementation of the Restructuring;

(v) not seek to amend or modify, or file a pleading seeking authority to amend or modify, the Definitive Documentation or any other document related to the Credit Agreement, the New Loan Documents or the Restructuring in a manner that is inconsistent with this Agreement; and

(vi) not file any pleading inconsistent with the Restructuring or the terms of this Agreement.

(b) During the Effective Period, the Company Parties or the Debtors, as applicable, also agree to the following affirmative covenants:

(i) The Debtors shall use commercially reasonable efforts to provide counsel for the Agent at least two (2) business days (or such shorter review period as necessary in light of exigent circumstances) prior to the date when the Debtors intend to file such document, draft copies of all material motions and proposed orders intended to be filed with the Bankruptcy Court. To the extent reasonably practicable, the Debtors shall provide counsel for the Agent at least five (5) business days prior to the date when the Debtors intend to file such document draft copies of the Approval Order and related motion, the Confirmation Order and any supplements to the Plan. The Debtors shall consult in good faith with counsel for the Agent regarding the form and substance of all material proposed filings with the Bankruptcy Court. The Agent shall provide all comments to such motions by no later than one (1) calendar day (or within such time period as is reasonably practicable in light of the time at which such motions were provided to counsel for prior review) prior to the date when the Debtors intend to file with the Bankruptcy Court such motions, and Debtors’ counsel shall consult in good faith with such counsel regarding any comments so provided if Debtors’ counsel shall not be in agreement with such comments; provided, that the consent requirements set forth in Section 3 of this Agreement shall apply with respect to any motions, declarations, proposed orders or other filings with the Bankruptcy Court that constitute Definitive Documentation;

(ii) [reserved];

(iii) [reserved];

(iv) the Debtors shall timely file a formal objection to (or otherwise address in a manner reasonably acceptable to the Majority Lenders) any unresolved motion filed with the Bankruptcy Court by a third party seeking the entry of an order (A) directing the appointment of an examiner, (B) converting the Chapter 11 Cases to cases under chapter 7 of the Bankruptcy Code, (C) dismissing the Chapter 11 Cases, (D) modifying or terminating the Debtors’ exclusive right to file and/or solicit acceptances of a plan of reorganization under section 1121 of the Bankruptcy Code, (E) challenging the Final Cash Collateral Order, or (F) seeking relief that (x) is inconsistent with this Agreement in any respect or (y) that is contrary to, or would, or would reasonably be expected to, frustrate the purposes of this Agreement, including by preventing the consummation of the Restructuring;

(v) the Debtors shall pay the reasonable and documented fees and expenses of the Agent and the Lenders in the manner, and to the extent, provided for in this Agreement, the Credit Agreement, any order entered by the Bankruptcy Court, including the interim order approving the use of cash collateral [D.I. 85] (the “Interim Cash Collateral Order”), the Final Cash Collateral Order, or any other order relating to the Debtors’ use of cash collateral;

(vi) the Debtors shall promptly notify the Agent in writing of any governmental or third-party complaints, litigations, investigations, or hearings (or written communications indicating that the same may be contemplated or threatened); and

(vii) the Debtors shall promptly notify the Agent of any uncured breach by the Company in respect of any of the obligations, representations, warranties or covenants set forth in this Agreement, the Noteholder RSA or the Backstop Commitment Agreement by furnishing written notice to the Agent pursuant to Section 10.12 hereof within two (2) business days of actual knowledge of such breach.

(c) The Company Parties shall not seek, solicit, or support any dissolution, winding up, liquidation, reorganization, assignment for the benefit of creditors, merger, transaction, consolidation, business combination, joint venture, partnership sale of assets, financing (debt or equity), refinancing or restructuring of the Company, other than the Restructuring (each, an “Alternative Transaction”) except with the prior written consent of the Lenders or except as will provide for the termination of the Commitments and the indefeasible payment in full in cash and full discharge of the Obligations (as defined in the Credit Agreement) under the Credit Agreement. If any Company Party, directly or indirectly, through any of its representatives or advisors, receives a bona fide proposal for an Alternative Transaction (or any transaction that will provide for the termination of the Commitments and the indefeasible payment in full in cash and full discharge of the Obligations on the date of the closing thereof) from any third party (who has not withdrawn such proposal) and such Debtor has determined in good faith that such Alternative Transaction (or transaction that will provide for the termination of the Commitments and the indefeasible payment in full in cash and full discharge of the Obligations on the date of the closing thereof) is, or after reasonable commercial negotiations may be, higher or otherwise better than the Restructuring, then such Debtor shall, within two (2) business days of making such determination, notify the Agent of the receipt of such proposal, with such notice to include (i) the material terms thereof, including the identity of the person or group of persons involved, and (ii) a copy of the proposal, in each case if not prohibited by the proposing party. The Company Parties shall not enter into any confidentiality agreement with a party interested in an Alternative Transaction unless such party consents to identifying and providing to the Agent (under a reasonably acceptable confidentiality agreement) the foregoing information.

(d) Notwithstanding anything to the contrary herein, nothing in this Agreement shall require the board of directors, board of managers, directors, managers, or officers or any other fiduciary of a Debtor to take any action, or to refrain from taking any action, with respect to the Restructuring to the extent such board of directors, board of managers, or such similar governing body determines, based on advice of counsel, that taking such action, or refraining from taking such action, as applicable, may be required to comply with applicable law or its fiduciary obligations under applicable law; provided, that any such action that results in a termination of this Agreement in accordance with the terms hereof shall be subject to the provisions set forth in Section 7 hereof.

4.03. Transfer of Claims and Securities.

(a) During the Effective Period, (i) no Lender shall sell, assign, transfer, permit the participation in, or otherwise dispose of (each, a “Transfer”) any ownership in any of the Claims, unless the transferee thereof either (i) is a Lender, or (ii) prior to or contemporaneously with such Transfer, agrees in writing for the benefit of the other Parties to be bound by all of the terms of this Agreement with respect to such acquired Claim by executing the joinder substantially in the form attached hereto as Exhibit B (the “Joinder Agreement”), and delivering an executed copy thereof, within seven (7) business days of the closing of such Transfer, to the parties set forth in Section 10.12 hereof, in which event the transferee shall be deemed to be a Lender under this Agreement with respect to such transferred Claims (such transfer, a “Permitted Transfer”). Each Lender agrees and acknowledges that any Transfer of Claims that does not comply with the terms and procedures set forth in this Section 4.03 shall be deemed null and void ab initio.

(b) [Reserved.]

(c) This Agreement shall in no way be construed to preclude the Lenders from acquiring additional Claims; provided, that (i) any additional Claims acquired by the Lenders after the Agreement Effective Date shall automatically and immediately upon acquisition be deemed subject to the terms of this Agreement (regardless of when or whether notice of such acquisition is given to the Debtors).

(d) Notwithstanding anything to the contrary herein, (i) the foregoing provisions shall not preclude any Party from settling or delivering any Claims to settle any confirmed transaction pending as of the date of such Party’s entry into this Agreement (subject to compliance with applicable securities laws and it being understood that such Claims so acquired and held (i.e., not as part of a short transaction) shall be subject to the terms of this Agreement, including the requirement that transferees execute and deliver Joinder Agreements in accordance with Section 4.03(a)(ii)), (ii) a Qualified Marketmaker3 that acquires any such Claims from a Lender, with the purpose and intent of acting as a Qualified Marketmaker for such Claims, shall not be required to execute and deliver to counsel a Joinder Agreement or otherwise agree to be bound by the terms and conditions set forth in this Agreement; provided, that the Qualified Marketmaker may only subsequently Transfer such Claims to a transferee that is or becomes a Party to this agreement by a Permitted Transfer; and (iii) to the extent any Party is acting solely in its capacity as a Qualified Marketmaker, it may Transfer any ownership interests in the Claims that it acquires

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3 As used herein, the term “Qualified Marketmaker” means an entity that (a) holds itself out to the public or applicable private markets as standing ready in the ordinary course of business to purchase from customers and sell to customers claims against the Company, in its capacity as a dealer or market maker in claims against the Company and (b) is in fact regularly in the business of making a market in claims against issuers or borrowers (including debt securities or other debt).

from a holder of Claims that is not a Party to a transferee that is not a Party without the requirement that the transferee be or become a signatory to this Agreement or execute a Joinder Agreement.

4.04. Representations and Warranties of Lenders.  Each Lender, severally, and not jointly, represents and warrants to all Parties that:

(a) it is or was as of December 20, 2016 the beneficial owner of the face amount or unit amount, as applicable, of the Claims, or is or was as of December 20, 2016 the nominee, investment manager, or advisor for beneficial holders of the Claims related to the Credit Agreement as reflected, subject to Section 10.16 of this Agreement, in such Lender’s signature block to this Agreement (each such signature block, a “Lender Signature Block”), which amount each Party understands and acknowledges is proprietary and confidential to such Lender (such Claims, the “Owned Debtor Claims”);

(b) it has the full power and authority to act on behalf of, vote and consent to matters concerning the Owned Debtor Claims (or direct such action, vote, or consent);

(c) the Owned Debtor Claims are free and clear of any lien, security interest, charge, claim, equity, option, proxy, voting restriction, right of first refusal, or other limitation on disposition, transfer, or encumbrances of any kind, that would adversely affect in any material respect such Lender’s ability to perform any of its obligations under this Agreement at the time such obligations are required to be performed;

(d) it is (i) a qualified institutional buyer as defined in Rule 144A of the Securities Act of 1933, as amended (the “Securities Act”) or (ii) an institutional “accredited investor” (as defined in Rule 501(a)(1), (2), (3) or (7) of Regulation D promulgated under the Securities Act) or (iii) a Regulation S non-U.S. person or (D) the foreign equivalent of (A) or (B) above; and

(e) the execution, delivery, and performance of this Agreement does not and shall not: (i) violate any provision of law, rules or regulations applicable to it or any of its subsidiaries in any material respect, (ii) violate its certificate of incorporation, bylaws, or other organizational documents or (iii) conflict with, result in a breach of, or constitute (with due notice or lapse of time or both) a default under any contractual obligation to which it is a party, which conflict, breach, or default, would have a material adverse effect on the Restructuring.

Section 5. Mutual Representations, Warranties, and Covenants.  Each of the Parties, severally and not jointly represents, warrants, and covenants to each other Party:

5.01. Enforceability.  It is validly existing and in good standing under the laws of the state of its organization, and this Agreement is a legal, valid, and binding obligation of such Party, enforceable against it in accordance with its terms, except as enforcement may be limited by applicable laws relating to or limiting creditors’ rights generally or by equitable principles relating to enforceability.

5.02. No Consent or Approval.  Except as expressly provided in this Agreement, the Plan or the Bankruptcy Code, no consent or approval is required by any other person or entity in order for it to effectuate the Restructuring contemplated by, and perform the respective obligations under, this Agreement.

5.03. Power and Authority.  Except as expressly provided in this Agreement, it has all requisite corporate or other power and authority to enter into, execute, and deliver this Agreement and to effectuate the Restructuring contemplated by, and perform its respective obligations under, this Agreement.

5.04. Governmental Consents. Except as expressly set forth herein and with respect to the Company Parties’ performance of this Agreement (and subject to necessary Bankruptcy Court approval and/or regulatory approvals associated with the Restructuring), the execution, delivery and performance by it of this Agreement does not, and shall not, require any registration or filing with consent or approval of, or notice to, or other action to, with or by, any federal, state, or other governmental authority or regulatory body.

Section 6. Acknowledgement.  Notwithstanding any other provision herein, this Agreement is not and shall not be deemed to be an offer with respect to any securities or solicitation of votes for the acceptance of a plan of reorganization for purposes of sections 1125 and 1126 of the Bankruptcy Code or otherwise.  Any such offer or solicitation will be made only in compliance with all applicable securities laws and provisions of the Bankruptcy Code.  The Debtors will not solicit acceptances of the Plan from Lenders in any manner inconsistent with the Bankruptcy Code or applicable bankruptcy law.

Section 7. Termination Events.

7.01. Lender Termination Events.

(a) This Agreement may be terminated as between the Lenders and the other Parties by the delivery to the Company of a written notice in accordance with Section 10.12 hereof, upon the occurrence and continuation of any of the following events:

(i) the material breach by any of the Company Parties of any of the representations, warranties, or covenants set forth in this Agreement, and which breach remains uncured (if susceptible to cure) for a period of five (5) business days following such breaching Party’s receipt of notice pursuant to Section 10.12 hereof (with copies of any such notice being contemporaneously provided to Davis Polk);

(ii) the issuance by any governmental authority, including any regulatory authority or court of competent jurisdiction, of any injunction, judgment, decree, charge, ruling, or order enjoining the consummation of the Restructuring, or affecting the recovery of the Lenders in an adverse manner; provided, that the Company Parties shall have five (5) business days (or any period not to exceed fifteen (15) business days with the prior written consent of the Agent and the Majority Lenders) after issuance of such injunction, judgment, decree, charge, ruling, or order to obtain relief that would allow consummation of the Restructuring that (i) does not prevent or diminish compliance with the terms of this Agreement or (ii) is otherwise acceptable to the Agent and the Majority Lenders;

(iii) an examiner (with expanded powers beyond those set forth in section 1106(a)(3) and (4) of the Bankruptcy Code), or a trustee or receiver shall have been appointed in one or more of the Chapter 11 Cases;

(iv) any Company Party files any motion or pleading with the Bankruptcy Court that is inconsistent with this Agreement and such motion or pleading has not been withdrawn or is not otherwise denied by the Bankruptcy Court within five (5) business days of receipt of notice by such Party that such motion or pleading is inconsistent with this Agreement;

(v) subject to Section 8 hereof, any Company Party files or announces that it will file any plan of reorganization other than the Plan, or files any motion or application seeking authority to sell any material assets (other than as provided for in the Plan), without the prior written consent of the Agent and the Majority Lenders;

(vi) the conversion or dismissal of the Chapter 11 Cases, unless such conversion or dismissal, as applicable, is made with the prior written consent of the Agent;

(vii) the Definitive Documentation does not comply with Section 3 of this Agreement;

(viii) any Company Party (i) amends, or modifies, or files a pleading seeking authority to amend or modify, the Definitive Documentation, this Agreement, the Noteholder RSA or the Backstop Commitment Agreement in a manner that is inconsistent with this Agreement; (ii) suspends or revokes the Restructuring; or (iii) publicly announces its intention to take any such action listed in sub-clauses (i) and (ii) of this subsection;

(ix) any of the Definitive Documentation in agreed form shall have been modified in a manner adverse to the Lenders, without the prior written consent of the Agent and the Majority Lenders; provided, for the avoidance of doubt that modifying the Plan or Definitive Documentation to provide for the allocation of subscription rights in connection with the Rights Offering to holders of general unsecured claims not otherwise entitled to receive such subscription rights under the Plan shall not give rise to any right to terminate this Agreement under this Section 7.01(a)(ix);

(x) the Noteholder RSA is terminated for any reason or the Noteholder RSA is amended or modified in a manner that is inconsistent with the Restructuring or would have an adverse effect on the Lenders or their recoveries under the Plan;

(xi) the Backstop Commitment Agreement is terminated for any reason or the Backstop Commitment Agreement is amended or modified in a manner that is inconsistent with the Restructuring or would have an adverse effect on the Lenders or their recoveries under the Plan;

(xii) other than pursuant to any relief sought by the Company that is not materially inconsistent with its obligations under this Agreement or the Plan, the Bankruptcy Court grants relief terminating, annulling or modifying the automatic stay (as set forth in section 362 of the Bankruptcy Code) to permit the exercise of remedies against any assets of the

Company having an aggregate fair market value in excess of $2 million without the prior written consent of the Agent and the Majority Lenders;

(xiii) the Bankruptcy Court enters any order authorizing the use of cash collateral or post-petition financing that is not in the agreed form of the Final Cash Collateral Order or otherwise consented to by the Agent;

(xiv) (A) any Company Party, Supporting Noteholder or Backstop Party files a motion, application, or adversary proceeding (or any Company Party, Supporting Noteholder or Backstop Party supports any such motion, application, or adversary proceeding filed or commenced by any third party) (1) challenging the validity, enforceability, perfection, or priority of, or seeking avoidance or subordination of, the Claims, or (2) asserting any other cause of action against any Lender and/or with respect or relating to the Loan Documents (as such term is defined in the Credit Agreement), the Claims or the prepetition liens securing any such Claims; or (B) the Bankruptcy Court (or any court with jurisdiction over the Chapter 11 Cases) enters an order providing relief adverse to the interests of the Agent or any Lender with respect to any of the foregoing causes of action or proceedings;

(xv) any Company Party terminates its obligations under and in accordance with Section 7.02 of this Agreement;

(xvi) the Bankruptcy Court enters an order in the Chapter 11 Cases terminating any Company Party’s exclusive right to file a plan or plans of reorganization or to solicit acceptances thereof pursuant to section 1121 of the Bankruptcy Code;

(xvii) the settlements with NGL Crude Logistics, LLC or Silo Energy, LLC are on terms that are not acceptable to the Majority Lenders in their sole discretion (it being understood that the settlement with NGL Crude Logistics, LLC reflected in Exhibit B to the motion filed with the Bankruptcy Court on February 3, 2017 [D.I. 234] and the settlement with and Silo Energy, LLC reflected in Exhibit B to the motion filed with the Bankruptcy Court on February 3, 2017 [D.I. 231] are acceptable to the Majority Lenders);

(xviii) the Debtors file with the Bankruptcy Court New Loan Documents that are not in form and substance satisfactory to the Lenders prior to the entry of the Confirmation Order by the Bankruptcy Court;

(xix) the Supporting Noteholders vote against the Plan;

(xx) the Approval Order has not been entered by the Bankruptcy Court on or before March 17, 2017;

(xxi) the Confirmation Order has not been entered by the Bankruptcy Court within 105 days of the Petition Date; and

(xxii) the Plan Effective Date has not occurred within fourteen (14) days following the date of entry of the Confirmation Order.

(b) The milestones set forth in sections (xx) through (xxii) may be extended with the written consent of the Majority Lenders; provided that the milestone set forth in clause (xxii) may not be extended beyond 120 days after the Petition Date without the prior written consent of all Lenders.

7.02. Debtors’ Termination Events.  The Debtors may terminate this Agreement as to all Parties upon five (5) business days’ prior written notice, delivered in accordance with Section 10.12 hereof, upon the occurrence of any of the following events: (a) the breach by any of the Lenders of any material provision set forth in this Agreement that remains uncured for a period of ten (10) business days after the receipt by the Agent of notice of such breach; (b) the board of directors, board of managers, or such similar governing body of any Debtor determines based on advice of counsel that proceeding with the Restructuring would be inconsistent with the exercise of its fiduciary duties; or (c) the issuance by any governmental authority, including any regulatory authority or court of competent jurisdiction, of any final, non-appealable injunction, judgment, decree, charge, ruling or order enjoining the consummation of a material portion of the Restructuring.

7.03. Mutual Termination.  This Agreement, and the obligations of all Parties hereunder, may be terminated by mutual agreement among all of the following: (a) the Majority Lenders and (b) each of the Company Parties.

7.04. Termination Upon Completion of the Restructuring.  This Agreement shall terminate automatically without any further required action or notice on the Plan Effective Date.

7.05. Effect of Termination.

(a) No Party may terminate this Agreement if such Party failed to perform or comply in all material respects with the terms and conditions of this Agreement, with such failure to perform or comply causing, or resulting in, the occurrence of one or more termination events specified herein. The date on which termination of this Agreement as to a Party is effective in accordance with Sections 7.01, 7.02, 7.03, or 7.04, shall be referred to as the “Termination Date.”

(b) Except as set forth below, upon the occurrence of a Termination Date as to a Party, this Agreement shall be of no further force and effect and each Party subject to such termination shall be released from its commitments, undertakings, and agreements under or related to this Agreement and shall have the rights and remedies that it would have had, had it not entered into this Agreement, and shall be entitled to take all actions, whether with respect to the Restructuring or otherwise, that it would have been entitled to take had it not entered into this Agreement. Upon the occurrence of a Termination Date, any and all consents or ballots tendered by the Parties subject to such termination before a Termination Date shall be deemed, for all purposes, to be null and void from the first instance and shall not be considered or otherwise used in any manner by the Parties in connection with the Restructuring, this Agreement, confirmation of the Plan, or otherwise.

(c) Notwithstanding anything to the contrary in this Agreement, the foregoing shall not be construed to prohibit the Debtors or any of the Lenders from contesting whether any such termination is in accordance with the terms of, or to seek enforcement of any rights under this Agreement that arose or existed before a Termination Date. Except as expressly provided in this Agreement, nothing herein is intended to, or does, in any manner waive, limit, impair, or restrict (a) any right of any Debtor or the ability of any Debtor to protect and preserve its rights (including rights under this Agreement), remedies, and interests, including its claims against any Lender, and (b) any right of any Lender, or the ability of any Lender to protect and preserve its rights (including rights under this Agreement) and remedies including its claims against any Debtor or Lender.

Section 8. Amendments. This Agreement, including the Plan and the Amended RBL, may be modified, amended, or supplemented; provided, that any such modification, amendment, or supplement shall be reasonably acceptable to the Company Parties, the Agent and the Majority Lenders; provided, further, that (i) any such modification, amendment, or supplement to the provisions of the Plan and the Confirmation Order that affect the economic recovery of the Lenders or the releases granted therein to the Agent and the Lenders shall be in form and substance acceptable to the Agent and the Lenders; (ii) this Agreement, including the Plan and the Amended RBL, may not be modified, amended, or supplemented in a manner that disproportionately affects any particular Lender without the prior written consent of such Lender; and (iii) the Amended RBL may not be modified, amended, or supplemented without the consent of the Agent and the Lenders in their sole discretion.

Section 9. Fees and Expenses. So long as this Agreement has not been terminated, the Company Parties hereby agree to pay in cash, in full, the reasonable and documented professional fees, expenses, and disbursements incurred by the Agent and the Lenders under the Credit Agreement, including all invoiced fees and out-of-pocket expenses of Bracewell LLP, Opportune LLP and Buchanan Ingersoll & Rooney PC, in each case incurred prior to the earlier of the Plan Effective Date and the termination of this Agreement. The payment of fees and expenses set forth in this Section 9 shall be made within 10 days after receipt, subject to paragraph 3(e) of the Interim Cash Collateral Order and the Final Cash Collateral Order, as applicable. The Company Parties hereby acknowledge and agree that the fees and expenses incurred by the Agent and the Lenders prior to the termination of this Agreement are of the type that should be entitled to treatment as administrative expense claims pursuant to sections 503(b) and 507(a)(2) of the Bankruptcy Code, and the Company will seek approval to pay them, and include language providing for such approved payments, under the Final Cash Collateral Order.

Section 10. Miscellaneous.

10.01. [Reserved].

10.02. [Reserved].

10.03. Further Assurances.  Subject to the other terms of this Agreement, the Parties agree to execute and deliver such other instruments and perform such acts, in addition to the matters herein specified, as may be reasonably appropriate or necessary, or as may be required by order of the Bankruptcy Court, from time to time, to effectuate the Restructuring, as applicable.

10.04. Complete Agreement.  This Agreement constitutes the entire agreement among the Parties with respect to the subject matter hereof and supersedes all prior agreements, oral, or written, among the Parties with respect thereto.

10.05. Headings.  The headings of all sections of this Agreement are inserted solely for the convenience of reference and are not a part of and are not intended to govern, limit, or aid in the construction or interpretation of any term or provision hereof.

10.06. GOVERNING LAW; SUBMISSION TO JURISDICTION; SELECTION OF FORUM.  THIS AGREEMENT IS TO BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF NEW YORK APPLICABLE TO CONTRACTS MADE AND TO BE PERFORMED IN SUCH STATE, WITHOUT GIVING EFFECT TO THE CONFLICT OF LAWS PRINCIPLES THEREOF.  Each Party hereto agrees that it shall bring any action or proceeding in respect of any claim arising out of or related to this Agreement, to the extent possible, in either the United States District Court for the Southern District of New York or any New York State court located in New York County (the “Chosen Courts”), and solely in connection with claims arising under this Agreement: (a) irrevocably submits to the exclusive jurisdiction of the Chosen Courts; (b) waives any objection to laying venue in any such action or proceeding in the Chosen Courts; and (c) waives any objection that the Chosen Courts are an inconvenient forum or do not have jurisdiction over any Party hereto; provided, that during the Chapter 11 Cases, the Bankruptcy Court (or court of proper appellate jurisdiction) shall have exclusive jurisdiction of the Chapter 11 Cases, rather than any Chosen Court.

10.07. Confidentiality. The Company Parties shall keep strictly confidential and shall not, without the prior written consent of the applicable Lender, disclose publicly, or to any person the holdings or claims of any Lender, including the principal amount of any claims arising under the Credit Agreement.

10.08. Trial by Jury Waiver. EACH PARTY HERETO IRREVOCABLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.

10.09. Execution of Agreement.  This Agreement may be executed and delivered in any number of counterparts and by way of electronic signature and delivery, each such counterpart, when executed and delivered, shall be deemed an original, and all of which together shall constitute the same agreement.  Each individual executing this Agreement on behalf of a Party has been duly authorized and empowered to execute and deliver this Agreement on behalf of said Party.

10.10. Interpretation and Rules of Construction.  This Agreement is the product of negotiations among the Parties, and in the enforcement or interpretation hereof, is to be interpreted in a neutral manner, and any presumption with regard to interpretation for or against any Party by reason of that Party having drafted or caused to be drafted this Agreement, or any portion hereof, shall not be effective in regard to the interpretation hereof. The Parties were each represented by counsel during the negotiations and drafting of this Agreement and continue to be represented by counsel. In addition, this Agreement shall be interpreted in accordance with section 102 of the Bankruptcy Code.

10.11. Successors and Assigns. This Agreement is intended to bind and inure to the benefit of the Parties and their respective successors and permitted assigns, as applicable. There are no third-party beneficiaries under this Agreement, and the rights or obligations of any Party under this Agreement may not be assigned, delegated, or transferred to any other person or entity.

10.12. Notices.  All notices hereunder shall be deemed given if in writing and delivered, if sent by electronic mail, courier, or registered or certified mail (return receipt requested) to the following addresses (or at such other addresses as shall be specified by like notice):

(a) if to a Company Party, to:

Bonanza Creek Energy, Inc.

410 17th Street, Suite 1400

Denver, Colorado 80202

Attention:  Skip Marter

E-mail address:  smarter@bonanzacrk.com

with copies (which alone shall not constitute notice) to:

Davis Polk & Wardwell LLP

450 Lexington Avenue

New York, New York 10017

Attention: Marshall Huebner, Brian Resnick and Adam Shpeen

E-mail addresses: marshall.huebner@davispolk.com, brian.resnick@davispolk.com, and adam.shpeen@davispolk.com

(b) if to the Agent, to:

KeyBank, National Association

Attention: John Dravenstott

8115 Preston Rd

Dallas, Texas 75225

E-mail address: john.dravenstott@key.com

and with copies (which alone shall not constitute notice) to:

Bracewell LLP

Attention: William A. (Trey) Wood III and Dewey J. Gonsoulin, Jr.

711 Louisiana Street, Suite 2300

Houston, Texas 77002

Email addresses: trey.wood@bracewelllaw.com dewey.gonsoulin@bracewelllaw.com

and

Bracewell LLP

Attention: Jennifer Feldsher

1251 Avenue of the Americas

New York, New York 10020

Email address: jennifer.feldsher@bracewelllaw.com

or such other address as may have been furnished by a Party to each of the other Parties by notice given in accordance with the requirements set forth above.

Any notice given by delivery, mail, or courier shall be effective when received.

10.13. [Reserved].

10.14. Independent Due Diligence and Decision Making. Each Lender hereby confirms that it is (a) a sophisticated party with respect to the matters that are the subject of this Agreement, (b) has had the opportunity to be represented and advised by legal counsel in connection with this Agreement and acknowledges and agrees that it voluntarily and of its own choice and not under coercion or duress enters into the Agreement, (c) has adequate information concerning the matters that are the subject of this Agreement and (d) has independently and without reliance upon any other Party hereto, or any of their affiliates, or any officer, employee, agent or representative thereof, and based on such information as it has deemed appropriate, made its own analysis and decision to enter into this Agreement, except that it has relied upon each other Party’s express representations, warranties, and covenants in this Agreement.

10.15. Waiver. If the Restructuring is not consummated, or if this Agreement is terminated for any reason, the Parties fully reserve any and all of their rights.

10.16. Reporting of Debtor Claims. Each Lender Signature Block shall disclose only the aggregate principal amount of such Lender’s Owned Debtor Claims. The Parties agree and acknowledge that the reported amount of such Owned Debtor Claims does not necessarily reflect the full amount of such Lender’s Claims in respect of the Credit Agreement (including, without limitation, principal, accrued and unpaid interest, fees and expenses) and any disclosure made on any Lender Signature Block shall be without prejudice to any subsequent assertion by or on behalf of such Lender of the full amount of its Claims.

10.17. Automatic Stay. The Company acknowledges and agrees, and shall not dispute, that the giving of a termination notice in accordance with Section 7 and Section 10.12 hereof by any of the Agent or the Lenders shall not be a violation of the automatic stay under section 362 of the Bankruptcy Code (and the Company hereby waives, to the greatest extent possible, the applicability of such automatic stay to the giving of such notice), and the Agent and the Lenders are hereby authorized to take any steps necessary to effectuate the termination of this Agreement notwithstanding section 362 of the Bankruptcy Code or any other applicable law, and no cure period contained in this Agreement shall be extended pursuant to sections 108 or 365 of the Bankruptcy Code or any other applicable law without the prior written consent of the Majority Lenders.

10.18. Settlement Discussions; No Admission. This Agreement and the Plan are part of a proposed settlement of matters that could otherwise be the subject of litigation among the Parties hereto. Nothing herein shall be deemed an admission of any kind. Pursuant to Federal Rule of Evidence 408 and any applicable state rules of evidence, this Agreement and all negotiations relating thereto shall not be admissible into evidence in any proceeding other than a proceeding to enforce the terms of this Agreement. This Agreement shall in no event be construed as or be deemed to be evidence of an admission or concession on the part of any Party of any claim or fault or liability or damages whatsoever.

10.19. Several, Not Joint, Claims. The agreements, representations, warranties, and obligations of the Parties under this Agreement are, in all respects, several and not joint.

10.20. Severability. If any provision of this Agreement shall be held by a court of competent jurisdiction to be illegal, invalid, or unenforceable, the remaining provisions shall remain in full force and effect if essential terms and conditions of this Agreement for each Party remain valid, binding, and enforceable.

10.21. Specific Performance/Remedies. It is understood and agreed by the Parties that money damages would not be a sufficient remedy for any breach of this Agreement by any Party and each non-breaching Party shall be entitled to seek specific performance and injunctive or other equitable relief (including attorney’s fees and costs) as a remedy for any such breach, in addition to any other remedy to which such non-breaching Party may be entitled, at law or equity, without the necessity of proving the inadequacy of money damages as a remedy, including an order of the Chosen Court or the Bankruptcy Court requiring any Party to comply promptly with any of its obligations hereunder. Each Party agrees to waive any requirement for the securing or posting of a bond in connection with such remedy.

10.22. Remedies Cumulative. All rights, powers, and remedies provided under this Agreement or otherwise available in respect hereof at law or in equity shall be cumulative and not alternative, and the exercise of any right, power, or remedy thereof by any Party shall not preclude the simultaneous or later exercise of any other such right, power, or remedy by such Party.

IN WITNESS WHEREOF, the Parties have executed this Agreement on the day and year first above written.

[Remainder of page intentionally left blank.]

Company Party Signature Page to the Restructuring Support and Lock-Up Agreement

Bonanza Creek Energy, Inc.

By: _____________________________________

Name:

Title:

Bonanza Creek Energy operating company, LLC

By: _____________________________________

Name:

Title:

Bonanza Creek Energy Resources, LLC

By: _____________________________________

Name:

Title:

Holmes Eastern Company, LLC

By: _____________________________________

Name:

Title:

Rocky Mountain Infrastructure, LLC

By: _____________________________________

Name:

Title:

Bonanza Creek Energy Upstream, LLC

By: _____________________________________

Name:

Title:

Bonanza Creek Energy Midstream, LLC

By: _____________________________________

Name:

Title:

Agent Signature Page to
the Restructuring Support and Lock-Up Agreement

KEYBANK, NATIONAL ASSOCIATION, as the Agent and as a Lender
By:
Name:
Title:

Address:

Email address(es):

Telephone:

Aggregate Amounts or Debtor Claims (Beneficially Owned or Managed on Account of):
Owned Debtor Claims (if any)	$

Lender Signature Page to
the Restructuring Support and Lock-Up Agreement

[______], as a Lender
By:
Name:
Title:

Address:

Email address(es):

Telephone:

Aggregate Amounts or Debtor Claims (Beneficially Owned or Managed on Account of):
Owned Debtor Claims (if any)	$

EXHIBIT A to the Restructuring Support and Lock-Up Agreement

Amended RBL

AMENDED AND RESTATED CREDIT AGREEMENT

CREDIT AGREEMENT

dated as of [________________], 2017,

Among

BONANZA CREEK ENERGY, INC.,
as Borrower,

KEYBANK NATIONAL ASSOCIATION,
as Administrative Agent and Issuing Lender,

and

THE LENDERS NAMED HEREIN
as Lenders

$191,666,666.66

(continued)

-ii-

(continued)

-iii-

(continued)

-iv-

(continued)

-v-

(continued)

Page

SCHEDULES:

Schedule I	-	Pricing Grid
Schedule II	-	Notice Information and Commitments
Schedule 4.01	-	Subsidiaries of Borrower
Schedule 4.07	-	Litigation
Schedule 4.20	-	Hedging Contracts
Schedule 4.23	-	Back-In and Reversionary Interests
Schedule 4.26	-	Principal Business and Chief Executive Office

EXHIBITS:

Exhibit A	-	Form of Assignment and Acceptance
Exhibit B	-	Form of Compliance Certificate
Exhibit C	-	Form of Amended and Restated Guaranty
Exhibit D-1	-	Form of Amended and Restated Colorado Mortgage
Exhibit D-2	-	Form of Amended and Restated Arkansas Mortgage
Exhibit E	-	Form of Note
Exhibit F	-	Form of Notice of Borrowing
Exhibit G	-	Form of Notice of Conversion or Continuation
Exhibit H	-	Form of Amended and Restated Pledge and Security Agreement
Exhibit I	-	Form of Transfer Letters
Exhibit J-1	-	Form of U.S. Tax Compliance Certificate
Exhibit J-2	-	Form of U.S. Tax Compliance Certificate
Exhibit J-3	-	Form of U.S. Tax Compliance Certificate
Exhibit J-4	-	Form of U.S. Tax Compliance Certificate
Exhibit K	-	Form of Solvency Certificate

-vi-

AMENDED AND RESTATED CREDIT AGREEMENT

This Amended and Restated Credit Agreement dated as of [______________], 2017, is among Bonanza Creek Energy, Inc., a Delaware corporation (the “Borrower”), the lenders party hereto from time to time (the “Lenders”), and KeyBank National Association, as administrative agent for such Lenders (in such capacity, the “Administrative Agent”) and as issuing lender for such Lenders (in such capacity, the “Issuing Lender”).

A. The Borrower is a party to that certain Credit Agreement dated as of March 29, 2011 among the Borrower, the lenders party thereto from time to time (the “Existing Lenders”) and KeyBank National Association (as successor by assignment to BNP Paribas), as administrative agent (in such capacity, the “Existing Agent”) and issuing lender (in such capacity, the “Existing Issuing Lender”) (as amended prior to the date hereof, the “Existing Credit Agreement”).

B. In order to secure the full and punctual payment and performance of the loans under the Existing Credit Agreement, the Borrower and its Subsidiaries executed and delivered mortgages, deeds of trust, security agreements, pledge agreements, financing statements and other security instruments in favor of the Existing Agent (collectively, the “Existing Security Documents”) granting a mortgage lien and continuing security interest in and to the collateral described in such Existing Security Documents.

C. The Borrower, the Existing Agent, the Existing Issuing Lender, and the Existing Lenders desire to (i) amend and restate (but not extinguish) the Existing Credit Agreement in its entirety as hereinafter set forth through the execution of this Agreement and (ii) have the obligations of the Borrower hereunder continue to be secured by the liens and security interests created under the Existing Security Documents.

D. It is the intention of the parties hereto that this Agreement is an amendment and restatement of the Existing Credit Agreement, and is not a new or substitute credit agreement or novation of the Existing Credit Agreement.

The parties hereto hereby agree as follows:

ARTICLE I
DEFINITIONS AND ACCOUNTING TERMS

Section 1.01 Certain Defined Terms. As used in this Agreement, the terms defined above shall have the meanings set forth therein and the following terms shall have the following meanings (unless otherwise indicated, such meanings to be equally applicable to both the singular and plural forms of the terms defined):

“Acceptable Accountant” means (a) Hein & Associates LLP, and (b) such other independent certified public accountants reasonably acceptable to the Administrative Agent.

“Acceptable Letter of Credit Maturity Date” has the meaning set forth in Section 2.07 hereof.

“Acceptable Security Interest” in any Property means a Lien which (a) exists in favor of the Administrative Agent for the benefit of the Secured Parties, (b) is superior to all Liens or rights of any other Person in the Property encumbered thereby, other than Permitted Subject Liens, (c) secures the Secured Obligations, (d) is enforceable, except as such enforceability may be limited by any applicable Debtor Relief Laws, and (e) other than as to Excluded Perfection Collateral, is perfected.

“Account Control Agreement” shall mean, as to any deposit account or security account of any Loan Party held with a bank or other financial institution, an agreement or agreements in form and substance reasonably acceptable to the Administrative Agent, among the Loan Party owning such deposit account or security account, as applicable, the Administrative Agent, and such other bank or financial institution governing such deposit account or security account, as applicable.

“Acquisition” means any transaction, or any series of related transactions, consummated on or after the date of this Agreement, by which any Loan Party (a) acquires any going business or all or substantially all of the assets of any Person, or division thereof, whether through purchase of assets, merger or otherwise or (b) directly or indirectly acquires (in one transaction or as the most recent transaction in a series of transactions) at least a majority (by percentage or voting power) of, or a Control Percentage of, the Voting Securities of a Person.

“Additional Trigger” has the meaning set forth in Section 2.05(b)(i).

“Adjusted EBITDAX” means (a) for the calculations to be made for the fiscal quarter ending June 30, 2017, consolidated EBITDAX of the Borrower and its Subsidiaries for such fiscal quarter multiplied by four; (b) for the calculations to be made for the fiscal quarter ending September 30, 2017, consolidated EBITDAX of the Borrower and its Subsidiaries for the two-fiscal quarter period then ended multiplied by two; (c) for the calculations to be made for the fiscal quarter ending December 31, 2017, consolidated EBITDAX of the Borrower and its Subsidiaries for the three-fiscal quarter period then ended multiplied by 4/3; and (d) for the calculations to be made for each fiscal quarter ending on or after March 31, 2018, consolidated EBITDAX of the Borrower and its Subsidiaries for the four-fiscal quarter period then ended.

“Adjusted Interest Expense” means (a) for the calculations to be made for the fiscal quarter ending June 30, 2017, consolidated Interest Expense of the Borrower and its Subsidiaries for such fiscal quarter multiplied by four; (b) for the calculations to be made for the fiscal quarter ending September 30, 2017, consolidated Interest Expense of the Borrower and its Subsidiaries for the two-fiscal quarter period then ended multiplied by two; (c) for the calculations to be made for the fiscal quarter ending December 31, 2017, consolidated Interest Expense of the Borrower and its Subsidiaries for the three-fiscal quarter period then ended multiplied by 4/3; and (d) for the calculations to be made for each fiscal quarter ending on or after March 31, 2018, consolidated Interest Expense of the Borrower and its Subsidiaries for the four-fiscal quarter period then ended.

“Adjusted Reference Rate” means, for any day, the fluctuating rate per annum of interest equal to the greatest of (a) the Reference Rate in effect on such day, (b) the Federal Funds Rate in effect on such day plus ½ of 1% and (c) the Eurodollar Rate plus 1.00%; provided, that in no event shall the Adjusted Reference Rate be less than 0.00%. Any change in the Adjusted Reference Rate due to a change in the Reference Rate, Eurodollar Rate or Federal Funds Rate shall be effective on the effective date of such change in the Reference Rate, Eurodollar Rate or Federal Funds Rate.

“Administrative Agent” means KeyBank, in its capacity as administrative agent pursuant to Article VIII until its resignation or removal, and any successor administrative agent appointed pursuant to Section 8.06.

“Administrative Questionnaire” means an administrative questionnaire in a form supplied by the Administrative Agent or such other form provided by a Lender and acceptable to the Administrative Agent.

“Advance” means an advance by a Lender to the Borrower pursuant to Section 2.01(a) as part of a Borrowing and refers to a Reference Rate Advance or a Eurodollar Rate Advance.

“Advance Payment Contract” means (a) any contract evidencing production payment (whether volumetric or dollar denominated) granted or sold by any Person that is payable from a specified share of proceeds received from production from specified Oil and Gas Properties, or (b) any contract whereby any Person receives or becomes entitled to receive (either directly or indirectly) any payment (an “Advance Payment”) as consideration for (i) Hydrocarbons produced or to be produced from Oil and Gas Properties owned by such Person or Affiliate of such Person in advance of the delivery of such Hydrocarbons (and regardless of whether such Hydrocarbons are actually produced or actual delivery is required) to or for the account of the purchaser thereof or (ii) a right or option to receive such Hydrocarbons (or a cash payment in lieu of such Hydrocarbons); provided that inclusion of customary and standard “take or pay” provisions in any gas sales or purchase contract or any other similar contract shall not, in and of itself, cause such gas sales or purchase contract to constitute an Advance Payment Contract for the purposes of this definition.

“Affiliate” means, as to any Person, any other Person that, directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, such Person or any Subsidiary of such Person. The term “control” (including the terms “controlled by” or “under common control with”) means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through ownership of a Control Percentage, by contract, or otherwise.

“Agent Parties” has the meaning set forth in Section 9.09(c)(ii) hereof.

“Agreement” means this Credit Agreement, as the same may be further amended, supplemented, restated, and otherwise modified from time to time.

“Annual Reporting Package” has the meaning set forth in Section 5.06(a) hereof.

“Applicable Margin” means with respect to any Advance, (a) other than as provided in the following clause (b), the rate per annum set forth in the Pricing Grid for the relevant Type of such Advance based on the relevant Utilization Level applicable from time to time, and (b) at all times if a Borrowing Base Deficiency exists the rate per annum set forth in the Pricing Grid for the relevant Type of such Advance based on the relevant Utilization Level applicable from time to time plus 2.00% per annum. The Applicable Margin for any Advance shall change when and as the relevant Utilization Level changes; provided, however, that if at any time the Borrower fails to deliver an Engineering Report pursuant to Section 2.02(b)(i) or (ii), then upon notice from the Administrative Agent, the “Applicable Margin” shall mean the rate per annum set forth in the Pricing Grid when Utilization Level is at its highest level, until such Engineering Report is delivered and the Borrowing Base is redetermined as provided herein.

“Approved Counterparty” means (a) any Lender Swap Counterparty, (b) any other Person whose long term senior unsecured debt rating is BBB+/Baa1 by Standard & Poor’s Ratings Group or of Moody’s Investors Service, Inc. (or their equivalent) or higher and (c) any other Person that is reasonably acceptable to the Administrative Agent.

“Approved Fund” means any Fund that is administered or managed by (a) a Lender, (b) an Affiliate of a Lender or (c) an entity or an Affiliate of an entity that administers or manages a Lender.

“ASC” means FASB Accounting Standards Codification.

“Asset Coverage Ratio” means, as of any date of determination, the ratio of (a) the Total Present Value to (b) the aggregate Commitments of all of the Lenders at such date of determination.

“Assignment and Acceptance” means an assignment and acceptance entered into by a Lender and an Eligible Assignee, and accepted by the Administrative Agent, in substantially the form of the attached Exhibit A.

“Attributable Indebtedness” means, on any date of determination, (a) in respect of any Capital Lease Obligation of any Person, the capitalized amount thereof that would appear on a balance sheet of such Person prepared as of such date in accordance with GAAP, and (b) in respect of any Synthetic Lease, the capitalized amount or principal amount of the remaining lease payments under the relevant lease that would appear on a balance sheet of such Person prepared as of such date in accordance with GAAP if such lease were accounted for as a Capital Lease Obligation.

“Bail-In Action” means the exercise of any Write-Down and Conversion Powers by the applicable EEA Resolution Authority in respect of any liability of an EEA Financial Institution.

“Bail-In Legislation” means, with respect to any EEA Member Country implementing Article 55 of Directive 2014/59/EU of the European Parliament and of the Council of the European Union, the implementing law for such EEA Member Country from time to time which is described in the EU Bail-In Legislation Schedule.

“Banking Service Provider” means any Lender or Affiliate of a Lender that provides Banking Services to any Loan Party.

“Banking Services” means each and any of the following bank services provided to any Loan Party by any Banking Service Provider: (a) commercial credit cards, (b) stored value cards and (c) any other Treasury Management Arrangement (including, without limitation, controlled disbursement, purchase card arrangements, automated clearinghouse transactions, return items, overdrafts and interstate depository network services).

“Banking Services Obligations” means any and all obligations of any Loan Party owing to Banking Service Providers, whether absolute or contingent and howsoever and whensoever created, arising, evidenced or acquired (including all renewals, extensions and modifications thereof and substitutions therefor) in connection with Banking Services.

“Bankruptcy Code” means United States Code, 11 U.S.C. §§ 101–1532.

“Bankruptcy Court” means the United States Bankruptcy Court for the District of Delaware.

“BB Hedge” means any hedge position or Hedge Contract considered by the Administrative Agent in determining the then effective Borrowing Base.

“BB Value” means (a) as to any Oil and Gas Property, the value, if any, attributed to such Oil and Gas Property under the then effective Borrowing Base, as determined by the Administrative Agent in good faith, (b) as to any Hedge Event, the net effect of such Hedge Event (after giving effect to any new hedge position or Hedge Contract entered into since the determination of the Borrowing Base then in effect), if any, on the then effective Borrowing Base, as determined by the Administrative Agent in good faith, and (c) as to the incurrence of any Lien describe in Section 6.01(g) that has triggered the notice required thereunder, the effect of such Lien on the then effective Borrowing Base, as determined by the Administrative Agent in good faith.

“BCA” means the Backstop Commitment Agreement dated as of December 23, 2016 among the Borrower and certain other parties thereto.

“Borrower” has the meaning set forth in the introductory paragraph hereof.

“Borrowing” means a borrowing consisting of Advances made on the same day by the Lenders pursuant to Section 2.01(a).

“Borrowing Base” means at any particular time, the Dollar amount determined in accordance with Section 2.02 on account of Proven Reserves attributable to Oil and Gas Properties of any Loan Party located in the United States of America, subject to an Acceptable Security Interest to the extent required under Section 5.08, and described in the most recent Independent Engineering Report or Internal Engineering Report, as applicable, delivered to the Administrative Agent and the Lenders pursuant to Section 2.02.

“Borrowing Base Deficiency” means, at any time, an amount equal to the excess of (a) the aggregate Credit Exposure over (b) the aggregate Commitments; provided that, solely for purposes of determining the existence and amount of any Borrowing Base Deficiency, Letter of Credit Obligations to the extent Cash Collateralized as required by or otherwise in accordance with this Agreement shall not be considered in determining Credit Exposure.

“Business Day” means a day (a) other than a Saturday, Sunday, or other day on which the Administrative Agent is authorized to close under the laws of, or is in fact closed in, New York or in Cleveland, Ohio, and (b) if the applicable Business Day relates to any Eurodollar Rate Advances, on which dealings are carried on by commercial banks in the London interbank market.

“Capital Lease” means any lease of (or other arrangement conveying the right to use) real or personal property, or a combination thereof, which obligations are required to be classified and accounted for as capital leases on a balance sheet of such Person under GAAP.

“Capital Lease Obligations” of any Person means the obligations of such Person to pay rent or other amounts under any Capital Lease, and the amount of such obligations shall be the capitalized amount thereof determined in accordance with GAAP.

“Cash Collateral Account” means a special interest bearing cash collateral account pledged by the Borrower to the Issuing Lender containing cash deposited pursuant to Sections 2.05(b), 7.02(b), or 7.03(b) or any other provision hereunder to be maintained with the Issuing Lender in accordance with the terms hereof and bear interest or be invested in the Issuing Lender’s reasonable discretion.

“Cash Collateralize” means, to pledge and deposit with or deliver to the Administrative Agent, for the benefit of the Issuing Lender or Lenders, as collateral for Letter of Credit Obligations or obligations of Lenders to fund participations in respect of Letter of Credit Obligations, cash or deposit account balances or, if the Administrative Agent and the Issuing Lender shall agree in their sole discretion, other credit support, in each case pursuant to documentation in form and substance reasonably satisfactory to the Administrative Agent and the Issuing Lender. “Cash Collateral” shall have a meaning correlative to the foregoing and shall include the proceeds of such cash collateral and other credit support.

“Casualty Event” means the damage, destruction or condemnation, including by process of eminent domain or any Disposition of property in lieu of condemnation, as the case may be, of property of any Person or any of its Subsidiaries.

“CERCLA” means the Comprehensive Environmental Response, Compensation, and Liability Act of 1980, as amended, state and local analogs, and all rules and regulations and requirements thereunder in each case as now or hereafter in effect.

“Certificated Equipment” means any equipment the ownership of which is evidenced by, or under applicable Legal Requirement, is required to be evidenced by, a certificate of title.

“Change in Control” means the occurrence of any of the following events:

(a)  any “person” or “group” (as such terms are used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934, but excluding any employee benefit plan of such person or its Subsidiaries, and any person or entity acting in its capacity as trustee, agent or other fiduciary or administrator of any such plan) (other than the holders of the Equity Interests of the Borrower as of the Closing Date) becomes the “beneficial owner” (as defined in Rules 13d-3 and 13d-5 under the Securities Exchange Act of 1934, except that a “person” or “group” shall be deemed to have “beneficial ownership” of all equity interests that such “person” or “group” has the right to acquire, whether such right is exercisable immediately or only after the passage of time (such right, an “option right”)), directly or indirectly, of more than 35% of the Equity Interests of the Borrower entitled to vote in the election of members of the board of directors (or equivalent governing body) of the Borrower;

(b) there shall have occurred under any indenture or other instrument evidencing any Indebtedness in excess of $5,000,000 any “change in control” or similar provision (as set forth in the indenture, agreement or other evidence of such Indebtedness) obligating the Borrower or any of its Subsidiaries to repurchase, redeem or repay all or any part of the Indebtedness provided for therein; or

(c) the Borrower ceases to own, either directly or indirectly, 100% of the Equity Interest in any Subsidiary other than as a result of a sale of assets or merger permitted under Section 6.04 of this Agreement.

“Change in Law” means the occurrence, after the date of this Agreement, of any of the following: (a) the adoption or taking effect of any law, rule, regulation or treaty, (b) any change in any law, rule, regulation or treaty or in the administration, interpretation, implementation or application thereof by any Governmental Authority or (c) the making or issuance of any request, rule, guideline or directive (whether or not having the force of law) by any Governmental Authority; provided that notwithstanding anything herein to the contrary, (i) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, guidelines or directives thereunder or issued in connection therewith and (ii) all requests, rules, guidelines or directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States or foreign regulatory authorities, in each case pursuant to Basel III, shall in each case be deemed to be a “Change in Law”, regardless of the date enacted, adopted or issued.

“Chapter 11 Cases” means the Chapter 11 bankruptcy cases of Borrower and its Subsidiaries being jointly administered under the case title In re Bonanza Creek Energy, Inc., et al., 17-10015 (KJC) commenced on January 4, 2017 in the United States Bankruptcy Court for the District of Delaware.

“Closing Date” means the date on which the conditions specified in Section 3.01 are satisfied (or waived in accordance with Section 9.03).

“Code” means the Internal Revenue Code of 1986, as amended, and any successor statute.

“Collateral” means all “Collateral”, “Pledged Collateral” and “Mortgaged Properties” (as defined in each of the Mortgages and the Security Agreement, as applicable) or similar terms used in the Security Instruments.

“Commitment” means, with respect to each Lender, the commitment of such Lender to make Advances and to acquire participations in Letters of Credit hereunder, which shall at any time be the lesser of (a) such Lender’s Maximum Credit Amount, and (b) such Lender’s Pro Rata Share of the then effective Borrowing Base.

“Commitment Fee Rate” means the per annum commitment fee rate set forth on the Pricing Grid applicable from time to time. The Commitment Fee Rate shall change when and as the relevant Utilization Level changes.

“Commitment Termination Date” means the earlier of (a) the Maturity Date and (b) the earlier termination in whole of the aggregate Maximum Credit Amounts pursuant to Section 2.04 or Article VII.

“Commodity Exchange Act” means the Commodity Exchange Act (7 U.S.C. § 1 et seq.), as amended from time to time, and any successor statute or any rule, regulation or order of the Commodity Futures Trading Commission (or the application or official interpretation of any thereof).

“Compliance Certificate” means a compliance certificate substantially in the form of the attached Exhibit B signed by a Responsible Officer of the Borrower.

“Connection Income Taxes” means Other Connection Taxes that are imposed on or measured by net income (however denominated) or that are franchise Taxes or branch profits Taxes.

“Consolidated Cash Balance” means, at any time, the aggregate amount of cash and cash equivalents held or owned by the Borrower and the Guarantors; provided that Consolidated Cash Balance shall exclude (a) any cash or cash equivalents set aside to pay royalty obligations, working interest obligations, production payments, ad valorem taxes and severance taxes of the Borrower or any Guarantor, in each case owing in the ordinary course of business and then due and owing (or required to be paid within seven Business Days) to third parties and for which the Borrower or such Guarantor has issued (or will issue) checks or has initiated (or will initiate) wires or ACH transfers, in each case within seven Business Days of the date of determination in order to pay, (b) any cash or cash equivalents set aside to pay payroll, payroll taxes, other taxes, employee wage and benefit payments and trust and fiduciary obligations of the Borrower or any Guarantor, in each case that is incurred in the ordinary course of business and that is then due and owing (or required to be paid within three Business Days of such date of determination), (c) cash and cash equivalents of the Borrower and the Guarantors designated to be paid as a purchase price escrow deposit under a binding acquisition agreement with a third party within thirty days of the date of determination, and (d) certain other amounts as may be agreed to by the Majority Lenders and the Borrower. For the avoidance of doubt, the calculation of Consolidated Cash Balance on the Closing Date shall be made after giving effect to any fees, expenses and other amounts required to be paid on the Closing Date.

“Consolidated Cash Balance Limit” means $25,000,000.

“Consolidated Cash Sweep Date” means the second Business Day of each calendar week.

“Consolidated Net Income” means, for any period, the net income (or loss) of the Borrower and its Subsidiaries for such period, determined on a consolidated basis, without duplication, in accordance with GAAP; provided, that in calculating Consolidated Net Income of the Borrower and its Subsidiaries

for any period, there shall be excluded (a) the net income (or loss) of any Person (other than a Subsidiary which shall be subject to clause (c) below), in which the Borrower or any of its Subsidiaries has a joint interest with a third party, except to the extent such net income is actually paid in cash to the Borrower or any of its Subsidiaries by dividend or other distribution during such period, (b) the net income (or loss) of any Person accrued prior to the date it becomes a Subsidiary of the Borrower or any of its Subsidiaries or is merged into or consolidated with the Borrower or any of its Subsidiaries or that Person’s assets are acquired by the Borrower or any of its Subsidiaries except to the extent included pursuant to the foregoing clause (a), (c) the net income (if positive), of any Subsidiary to the extent that the declaration or payment of dividends or similar distributions by such Subsidiary to the Borrower or any of its Subsidiaries of such net income (i) is not at the time permitted by operation of the terms of its charter or any agreement, instrument, judgment, decree, order, statute, rule or governmental regulation applicable to such Subsidiary or (ii) would be subject to any taxes payable on such dividends or distributions, but in each case only to the extent of such prohibition or taxes, (d) any gain or loss from any Disposition of Property during such period, (e) realized gains (or losses) on Hedge Contracts resulting from unscheduled unwinds, settlements or terminations of such Hedge Contracts, (f) any extraordinary gains or losses during such period, and (g) the cumulative effect of any change in GAAP.

“Contracts” means all contracts, agreements, operating agreements, farm-out or farm-in agreements, sharing agreements, mineral purchase agreements, contracts for the purchase, exchange, transportation, processing or sale of Hydrocarbons, rights-of-way, easements, surface leases, equipment leases, permits, franchises, licenses, pooling or unitization agreements, and unit or pooling designations and orders now or hereafter affecting any of the Oil and Gas Properties, Operating Equipment, Fixture Operating Equipment, or Hydrocarbons now or hereafter covered hereby, or which are useful or appropriate in drilling for, producing, treating, handling, storing, transporting or marketing oil, gas or other minerals produced from any of the Oil and Gas Properties, and all as such contracts and agreements as they may be amended, restated, modified, substituted or supplemented from time-to-time.

“Control Percentage” means, with respect to any Person, the percentage of the outstanding Voting Securities (including any options, warrants or similar rights to purchase such Voting Securities) of such Person having ordinary voting power which gives the direct or indirect holder of such Voting Securities the power to elect a majority of the board of directors (or other applicable governing body) of such Person.

“Convert,” “Converting,” “Conversion,” “Converted” and “Conversion” each refers to a conversion of Advances of one Type into Advances of another Type pursuant to Section 2.03(b).

“Credit Exposure” means, as to any Lender at any time, the aggregate principal amount at such time of its outstanding Advances and such Lender’s participation in Letter of Credit Obligations at such time.

“Credit Extensions” means (a) an Advance made by any Lender, and (b) the issuance, increase or extension of any Letter of Credit by the Issuing Lender.

“Current Assets” means, for any period, the current assets of the Borrower and its consolidated Subsidiaries. For purposes of this definition “Current Assets” shall include, as of the date of calculation, the unused amount of the aggregate Commitments and shall exclude, as of the date of calculation, (a) the current portion of deferred tax assets, (b) any assets representing a valuation account arising from the application of ASC 410, 718 and 815, and (c) any cash deposited with or at the request of a counterparty to any Hedge Contract.

“Current Liabilities” means, for any period, the current liabilities of the Borrower and its consolidated Subsidiaries. For purposes of this definition “Current Liabilities” shall exclude, as of the date of calculation, (a) the current portion of long-term Debt, (b) any liabilities representing a valuation account arising from the application of ASC 410, 718 and 815, and (c) the current portion of deferred tax obligations.

“Current Ratio” means, as of any date of determination, the ratio of (a) Current Assets to (b) Current Liabilities.

“Debtor Relief Laws” means the Bankruptcy Code and all other liquidation, conservatorship, bankruptcy, assignment for the benefit of creditors, moratorium, rearrangement, receivership, insolvency, reorganization, or similar debtor relief laws of the United States or other applicable jurisdictions from time to time in effect.

“Default” means (a) an Event of Default or (b) any event or condition which with notice or lapse of time or both would become an Event of Default.

“Default Rate” means a per annum rate equal to (a) in the case of principal of any Advance, 2.00% plus the rate otherwise applicable to such Advance as provided in Sections 2.09(a) or (b), (b) in the case of any other Obligation other than Letter of Credit fees, 2.00% plus the non-default rate applicable to Reference Rate Advances as provided in Section 2.09(a), and (c) when used with respect to Letter of Credit fees, a rate equal to the Applicable Margin for Eurodollar Rate Advances plus 2.00% per annum.

“Defaulting Lender” means, subject to Section 2.16(b), any Lender that (a) has failed to (i) fund its Pro Rata Share of any Advance or participation in Letters of Credit required to be funded by it hereunder within two Business Days of the date required to be funded by it hereunder unless such Lender notifies the Administrative Agent and the Borrower in writing that such failure is the result of such Lender’s good faith determination that one or more conditions precedent to funding (each of which conditions precedent, together with any applicable default, shall be specifically identified in such writing) has not been satisfied, or (ii) pay to the Administrative Agent, the Issuing Lender or any other Lender any other amount required to be paid by it hereunder (including in respect of its participation in Letters of Credit) within three Business Days of the date when due, (b) has notified the Borrower, the Administrative Agent, or the Issuing Lender in writing that it does not intend to comply with its funding obligations hereunder, or has made a public statement to that effect (unless such writing or public statement relates to such Lender’s obligation to fund an Advance hereunder and states that such position is based on such Lender’s good faith determination that a condition precedent to funding (which condition precedent, together with any applicable default, shall be specifically identified in such writing or public statement) cannot be satisfied), (c) has failed, within three Business Days after written request by the Administrative Agent or the Borrower, to confirm in writing to the Administrative Agent and the Borrower that it will comply with its prospective funding obligations hereunder (provided that such Lender shall cease to be a Defaulting Lender pursuant to this clause (c) upon receipt of such written confirmation by the Administrative Agent and the Borrower in form and substance reasonably satisfactory to the Administrative Agent and the Borrower), or (d) has, or has a direct or indirect parent company that has, (i) become the subject of a proceeding under any Debtor Relief Law, (ii) had appointed for it a receiver, custodian, conservator, trustee, administrator, or assignee for the benefit of creditors or similar Person charged with reorganization or liquidation of its business or assets, including the Federal Deposit Insurance Corporation or any other state or federal regulatory authority acting in such a capacity, or (iii) become the subject of a Bail-In Action; provided that a Lender shall not be a Defaulting Lender solely by virtue of the ownership or acquisition of any Equity Interest in that Lender or any direct or indirect parent company thereof by a Governmental Authority so long as such ownership interest does not result in or provide such Lender with immunity from the jurisdiction of courts within the United States or from the enforcement of judgments or writs of attachment on its assets or permit such Lender (or such Governmental Authority) to reject, repudiate, disavow or disaffirm any contracts or agreements made with such Lender. Any determination by the Administrative Agent that a Lender is a Defaulting Lender under any one or more of clauses (a) through (d) above shall be conclusive and binding absent manifest error, and such Lender shall be deemed to be a Defaulting Lender (subject to Section 2.16(b)) upon delivery of written notice of such determination to the Borrower, the Issuing Lender and each Lender.

“Deposit Account” shall have the meaning given to the term in the Uniform Commercial Code (or any successor statute), as adopted and in force in the State of New York or, when the laws of any other state govern the method or manner of the perfection or enforcement of any Lien in any of the Collateral, the Uniform Commercial Code (or any successor statute) of such other state.

“Disclosure Statement” means that certain Disclosure Statement for Debtors’ Joint Prepackaged Plan of Reorganization under Chapter 11 of the Bankruptcy Code, dated December 23, 2016 [D.I. 21], as supplemented by that certain Supplement to Disclosure Statement for Debtors’ Joint Prepackaged Plan of Reorganization under Chapter 11 of the Bankruptcy Code, dated January 26, 2017 [D.I. 192-1], as may be amended, restated, modified or further supplemented from time to time with the consent of the Administrative Agent and the Majority Lenders.

“Disposition,” “Dispose” or “Disposed” means any sale, lease, transfer, assignment, farm-out, conveyance, release, abandonment, or other disposition of any Property (including any working interest, overriding royalty interest, production payments, net profits interest, royalty interest, or mineral fee interest), including any Casualty Event.

“Disqualified Equity Interests” means any Equity Interests that, by their terms (or by the terms of any security or other Equity Interest into which they are convertible or for which they are exchangeable) or upon the happening of any event or condition, (a)  mature or are mandatorily redeemable (other than solely for Qualified Equity Interests), pursuant to a sinking fund obligation or otherwise (except as a result of a change of control or asset sale so long as any rights of the holders thereof upon the occurrence of a change of control or asset sale event shall be subject to the prior repayment in full of the Advances and all other Obligations that are accrued and payable and the termination of the Commitments), (b) are redeemable at the option of the holder thereof (other than solely for Qualified Equity Interests) (except as a result of a change of control or asset sale so long as any rights of the holders thereof upon the occurrence of a change of control or asset sale event shall be subject to the prior repayment in full of the Advances and all other Obligations that are accrued and payable and the termination of the Commitments), in whole or in part, (c) provide for the scheduled payment of dividends in cash or other Property or (d) are or become convertible into or exchangeable for Indebtedness or any other Equity Interests that would constitute Disqualified Equity Interests, in each case, prior to the date that is 180 days after the Maturity Date; provided that if such Equity Interests is issued pursuant to a plan for the benefit of the Borrower or its Subsidiaries or by any such plan to such employees, such Equity Interests shall not constitute Disqualified Equity Interests solely because they may be required to be repurchased by the Borrower or its Subsidiaries in order to satisfy applicable statutory or regulatory obligations.

“Dollars” and “$” means lawful money of the United States of America.

“EBITDAX” means, for any period, without duplication, the amount equal to:

(a)  Consolidated Net Income for such period plus

(b)  the sum of the following, to the extent deducted in determining Consolidated Net Income for such period, (i) Interest Expense, (ii) income and franchise Taxes, (iii) depreciation, amortization,

depletion, exploration expenses, and other non-cash charges and non-cash losses for such period, including any provision for the reduction in the carrying value of assets recorded in accordance with GAAP and non-cash charges resulting from the requirements of ASC 410, 718 and 815 (except, in any event, to the extent that such non-cash charges are reserved for cash charges to be taken in the future), and including losses from Dispositions (other than Dispositions of Hydrocarbons in the ordinary course of business), (iv) unusual and non-recurring losses reasonably acceptable to the Administrative Agent, and (v) professional fees, costs and other expenses incurred in the fiscal quarter ending June 30, 2017 in connection with the Chapter 11 Cases and the emergence therefrom, including severance payments, retention bonuses and expenses associated with fresh start accounting; minus

(c)  all non-cash gains and non-cash items which were included in determining such Consolidated Net Income (including non-cash income resulting from the requirements of ASC 410, 718 and 815); minus

(d) unusual and non-recurring gains which were included in determining such Consolidated Net Income; minus

(e) any payments in connection with minimum volume commitments received in such period in connection with volumes which were not delivered which were included in determining such Consolidated Net Income;

provided that, such EBITDAX shall be subject to pro forma adjustments for (i) any Acquisition or series of related Acquisitions for consideration in excess of 5% of the then effective Borrowing Base and (ii) any non-ordinary course Disposition or series of related Dispositions that yields gross proceeds to the Borrower in excess of 5% of the then effective Borrowing Base assuming that such transactions had occurred on the first day of the applicable calculation period for the ratios set forth in Section 6.17(a) and (b), which adjustments shall be made in a manner reasonably acceptable to the Administrative Agent and with supporting documentation reasonably acceptable to the Administrative Agent.

“EEA Financial Institution” means (a) any credit institution or investment firm established in any EEA Member Country which is subject to the supervision of an EEA Resolution Authority, (b) any entity established in an EEA Member Country which is a parent of an institution described in clause (a) of this definition, or (c) any financial institution established in an EEA Member Country which is a subsidiary of an institution described in clauses (a) or (b) of this definition and is subject to consolidated supervision with its parent;

“EEA Member Country” means any of the member states of the European Union, Iceland, Liechtenstein, and Norway.

“EEA Resolution Authority” means any public administrative authority or any person entrusted with public administrative authority of any EEA Member Country (including any delegee) having responsibility for the resolution of any EEA Financial Institution.

“Eligible Assignee” means any Person that meets the requirements to be an assignee under Section 9.07(b)(iii), (v) and (vi) (subject to such consents, if any, as may be required under Section 9.07(b)(iii)).

“Employee Benefit Plan” means any employee benefit plan within the meaning of Section 3(3) of ERISA that is (currently or hereafter), or within the prior six (6) years was, maintained or contributed to by any Loan Party or any current or former ERISA Affiliate.

“Engineering Report” means either an Independent Engineering Report or an Internal Engineering Report.

“Engineering Report Volumes” means, as of any date of determination, the anticipated volume of production of oil, gas or natural gas reserves, as applicable, from the Oil and Gas Properties of the Loan Parties as reflected in the Engineering Report most recently delivered pursuant to Section 2.02(b) prior to such date of determination.

“Environment” or “Environmental” means ambient air, indoor air, surface water and groundwater (including potable water, navigable water and wetlands), the land surface or subsurface strata, natural resources, the workplace or as otherwise defined in any Environmental Law.

“Environmental Claims” means any and all administrative, regulatory or judicial actions, suits, demands, demand letters, orders, claims, liens, notices of noncompliance or violation, investigations or proceedings arising as a result of any actual or alleged violation of or liability under any Environmental Law or Environmental Permit, including, without limitation, any and all claims by Governmental Authorities for enforcement, cleanup, removal, response, remedial or other actions or damages, contribution, indemnification, cost recovery, compensation or injunctive relief resulting from, related to or arising out of the presence, Release or threatened Release of Hazardous Materials or alleged injury or threat of injury to public health, safety or the Environment.

“Environmental Law” means any Legal Requirement relating to (a) the protection of human health and safety from environmental hazards or exposure to hazardous or toxic materials, (b) the protection, conservation, management or use of the Environment, natural resources and wildlife, (c) the protection or use of surface water and groundwater, (d) the management, manufacture, processing, possession, distribution, presence, use, generation, transportation, treatment, storage, disposal, Release, threatened Release, abatement, removal, remediation or handling of, or exposure to, any hazardous or toxic material, or (e) the prevention of pollution and includes, without limitation, the following federal statutes and the regulations promulgated thereunder: CERCLA, the Clean Air Act, 42 U.S.C. § 7401 et seq., the Clean Water Act, 33 U.S.C. § 1251 et seq., the Resource Conservation and Recovery Act, 42 U.S.C. § 6901 et seq., the Emergency Planning and Community Right-to-Know Act, 42 U.S.C. § 11001 et seq., the Toxic Substances Control Act, 15 U.S.C. § 2601 et seq., the Safe Drinking Water Act, 42 U.S.C. § 300f et seq., the Occupational Safety and Health Act, 29 U.S.C. § 651 et seq., the Hazardous Materials Transportation Act, 49 U.S.C. § 5101 et seq., the Endangered Species Act, 16 U.S.C. § 1531 et seq. and any equivalent state or local laws and regulations, as each of the foregoing has been amended.

“Environmental Permit” means any permit, license, order, approval, registration or other authorization required by or from a Governmental Authority under Environmental Law.

“Equity Interest” means with respect to any Person, any shares, interests, participation, or other equivalents (however designated) of corporate stock, membership interests or partnership interests (or any other ownership interests) of such Person.

“ERISA” means the Employee Retirement Income Security Act of 1974, and the rules and regulations thereunder.

“ERISA Affiliate” means any trade or business (whether or not incorporated) who together with any Loan Party or any of its Subsidiaries is treated as a single employer within the meaning of Section 414(b), (c), (m) or (o) of the Code or Section 4001(b) of ERISA.

“EU Bail-In Legislation Schedule” means the EU Bail-In Legislation Schedule published by the Loan Market Association (or any successor person), as in effect from time to time.

“Eurocurrency Liabilities” has the meaning assigned to that term in Regulation D of the Federal Reserve Board (or any successor), as in effect from time to time.

“Eurodollar Base Rate” means (a) in determining Eurodollar Rate for purposes of determining the Eurodollar Rate for the Adjusted Reference Rate, the rate per annum for Dollar deposits quoted by the Administrative Agent for the purpose of calculating effective rates of interest for loans making reference to the “Daily Three-Month LIBOR” or the “LIBOR Market Index Rate” or other words of similar import, as the inter-bank offered rate in effect from time to time for delivery of funds for three (3) months in amounts approximately equal to the principal amount of the applicable Advances; provided that, the Administrative Agent may base its quotation of the inter-bank offered rate upon such offers or other market indicators of the inter-bank market as the Administrative Agent in its reasonable discretion deems appropriate including the rate determined under the following clause (b), and (b) in determining Eurodollar Rate for all other purposes, the rate per annum (rounded upward to the nearest whole multiple of 1/100th of 1.00%) equal to the interest rate per annum set forth on the Reuters Screen LIBOR1 page (or any replacement page) as the London Interbank Offered Rate, for deposits in Dollars at 11:00 a.m. (London, England time) two Business Days before the first day of the applicable Interest Period, as the rate for Dollar deposits with a maturity comparable to such Interest Period; provided that, if such quotation is not available for any reason, then for purposes of this clause (b), Eurodollar Base Rate shall then be the rate determined by the Administrative Agent to be the rate at which deposits in Dollars for delivery on the first day of such Interest Period in immediately available funds in the approximate amount of the Advances being made, continued or Converted by the Lenders and with a term equivalent to such Interest Period would be offered by the Administrative Agent’s London branch (or other branch or Affiliate of the Administrative Agent, or in the event that the Administrative Agent does not have a London branch, the London branch of a Lender chosen by the Administrative Agent) to major banks in the London or other offshore inter-bank market for Dollars at their request at approximately 11:00 a.m. (London time) two Business Days prior to the commencement of such Interest Period; provided further that, if the rate determined under the preceding clause (a) or clause (b) is less than zero, then “Eurodollar Base Rate” shall be deemed to be zero for such determination.

“Eurodollar Rate” means a rate per annum determined by the Administrative Agent (which determination shall be conclusive in the absence of manifest error) pursuant to the following formula:

Eurodollar Rate =	Eurodollar Base Rate 1.00 – Eurodollar Rate Reserve Percentage

“Eurodollar Rate Advance” means an Advance which bears interest as provided in Section 2.09(b).

“Eurodollar Rate Reserve Percentage” means, as of any day, the reserve percentage (expressed as a decimal, carried out to five decimal places) in effect on such day, whether or not applicable to any Lender, under regulations issued from time to time by the Federal Reserve Board for determining the maximum reserve requirement (including any emergency, supplemental or other marginal reserve requirement) with respect to liabilities or assets consisting of or including Eurocurrency Liabilities. The Eurodollar Rate for each outstanding Advance shall be adjusted automatically as of the effective date of any change in the Eurodollar Rate Reserve Percentage.

“Event of Default” has the meaning specified in Section 7.01.

“Excluded Funds” means cash and cash equivalents held in any of the following accounts: (a) accounts designated solely for payroll or employee benefits, (b) trust accounts held exclusively for the payment of taxes of the Borrower or any Guarantor and (c) suspense or trust accounts held exclusively for royalty and working interest payments owing to third parties.

“Excluded Perfection Collateral” shall mean collectively (a) cash and cash equivalents constituting Excluded Funds (other than the Cash Collateral Accounts and the funds and investments therein), (b) any commercial tort claim where the amount of damages expected to be claimed is less than $250,000 and, when combined with all other commercial tort claims excluded hereunder, is less than $1,000,000 in the aggregate, (c) any letter of credit right to the extent a security interest therein cannot be perfected by the filing of a financing statement under the UCC and the amount thereof is less than $250,000 and, when combined with all other letter of credit rights excluded hereunder, is less than $1,000,000 in the aggregate, and (d) Certificated Equipment.

“Excluded Properties” means the “Excluded Collateral”, as defined in the Security Agreement, which includes (a) Excluded Trademark Collateral, as defined therein, (b) Excluded Contracts, as defined therein, and (c) Excluded PMSI Collateral, as defined therein.

“Excluded Swap Obligations” means, with respect to any Guarantor, any Swap Obligations if, and to the extent that, all or a portion of the guarantee of such Loan Party of, or the grant by such Loan Party of a security interest to secure, such Swap Obligation (or any guarantee thereof) is or becomes illegal under the Commodity Exchange Act by virtue of such Loan Party’s failure for any reason to constitute an “eligible contract participant” as defined in the Commodity Exchange Act at the time the guarantee of such Loan Party or the grant of such security interest becomes effective with respect to such Swap Obligation. If a Swap Obligation arises under a master agreement governing more than one swap (as defined by the Commodity Exchange Act), such exclusion shall apply only to the portion of such Swap Obligation that is attributable to swaps (as defined by the Commodity Exchange Act) for which such guarantee or Lien is or becomes illegal.

“Excluded Taxes” means any of the following Taxes imposed on or with respect to a Recipient or required to be withheld or deducted from a payment to a Recipient, (a) Taxes imposed on or measured by net income (however denominated), franchise Taxes, and branch profits Taxes, in each case, (i) imposed as a result of such Recipient being organized under the laws of, or having its principal office or, in the case of any Lender, its applicable lending office located in, the jurisdiction imposing such Tax (or any political subdivision thereof) or (ii) that are Other Connection Taxes, (b) in the case of a Recipient, U.S. federal withholding Taxes imposed on amounts payable to or for the account of such Recipient with respect to an applicable interest in an Advance or Commitment pursuant to a law in effect on the date on which (i) such Recipient acquires such interest in the Advance or Commitment (other than pursuant to an assignment request by the Borrower under Section 2.15 or reallocation pursuant to Section 2.16) or (ii) such Recipient changes its lending office, except in each case to the extent that, pursuant to Section 2.14, additional amounts with respect to such Taxes were payable either to such Recipient’s assignor immediately before such Recipient became a party hereto or to such Recipient immediately before it changed its lending office, (c) Taxes attributable to such Recipient’s failure to comply with Section 2.14(g) and (d) any U.S. federal withholding Taxes imposed under FATCA.

“Existing 2021 Indenture” means the Indenture dated April 9, 2013, between the Borrower and Delaware Trust Company, as successor trustee, as modified, renewed, or supplemented from time to time prior to the date hereof.

“Existing 2023 Indenture” means the Indenture dated July 18, 2014, between the Borrower and Delaware Trust Company, as successor trustee, as supplemented by the First Supplemental Indenture dated as of July 18, 2014, and as may be further modified, renewed, or supplemented from time to time prior to the date hereof.

“Existing Agent” has the meaning set forth in the recitals hereof.

“Existing Credit Agreement” has the meaning set forth in the recitals hereof.

“Existing Indentures” means the Existing 2021 Indenture and the Existing 2023 Indenture.

“Existing Issuing Lender” has the meaning set forth in the recitals hereof.

“Existing Lenders” has the meaning set forth in the recitals hereof.

“Existing Mortgages” means those certain mortgages or deeds of trust delivered by the Loan Parties to the Existing Agent (or to BNP Paribas, as the predecessor to the Existing Agent) pursuant to the Existing Credit Agreement.

“Existing Notes” means (a) the 5.75% Senior Notes due 2023, issued by the Borrower under the Existing 2023 Indenture and (b) the 6.75% Senior Notes due 2021, issued by the Borrower under the Existing 2021 Indenture.

“Existing Security Documents” has the meaning set forth in the recitals hereof.

“Expiration Date” means, with respect to any Letter of Credit, the date on which such Letter of Credit will expire or terminate in accordance with its terms.

“Extraordinary Cash Proceeds” means, with respect to any settlement or litigation proceeding, the proceeds of such settlement or litigation proceeding after payment of all out of pocket fees and expenses actually incurred in connection with such settlement or proceeding.

“FATCA” means Sections 1471 through 1474 of the Code, as of the date of this Agreement (or any amended or successor version that is substantively comparable and not materially more onerous to comply with), any current or future regulations or official interpretations thereof and any agreements entered into pursuant to Section 1471(b)(1) of the Code and any fiscal or regulatory legislation, rules or official administrative practices adopted pursuant to any intergovernmental agreement entered into in connection with Sections 1471 through 1474 of the Code.

“FCPA” means the United States Foreign Corrupt Practices Act of 1977, as amended, and the rules and regulations thereunder.

“Federal Funds Rate” means, for any day, the rate per annum equal to the weighted median of the rates on overnight federal funds transactions with members of the Federal Reserve System reported by depository institutions on such day for individual transactions, as published by the Federal Reserve Bank of New York on the Business Day next succeeding such day; provided that (a) if such day is not a Business Day, the Federal Funds Rate for such day shall be such rate on such transactions on the next preceding Business Day as so published on the next succeeding Business Day, (b) if no such rate is so published on such next succeeding Business Day, the Federal Funds Rate for such day shall be the average rate charged to the Administrative Agent (in its individual capacity) on such day on such transactions as determined by the Administrative Agent, and (c) in any event, the Federal Funds Rate shall not be less than zero.

“Federal Reserve Board” means the Board of Governors of the Federal Reserve System or any of its successors.

“Fee Letters” means that certain Fee Letter dated as of [•], 2017 between the Borrower and the Administrative Agent.

“FERC” has the meaning set forth in Section 4.23(e) hereof.

“Final Order” means, as applicable, an order or judgment of the Bankruptcy Court or other court of competent jurisdiction with respect to the relevant subject matter that has not been reversed, stayed, modified or amended, and as to which the time to appeal or seek certiorari has expired and no appeal or petition for certiorari has been timely taken, or as to which any appeal that has been taken or any petition for certiorari that has been or may be filed has been resolved by the highest court to which the order or judgment could be appealed or from which certiorari could be sought or the new trial, reargument or rehearing shall have been denied, resulted in no modification of such order or has otherwise been dismissed with prejudice.

“Firm Transportation Contracts” has the meaning set forth in Section 3.01(s) hereof.

“Fixture Operating Equipment” means any of the items described in the first sentence of the definition of “Operating Equipment,” which, as a result of being incorporated into realty or structures or improvements located therein or thereon, with the intent that they remain there permanently, constitute fixtures under the laws of the state in which such equipment is located.

“Flood Insurance Regulations” means (a) the National Flood Insurance Act of 1968 as now or hereafter in effect or any successor statute thereto, (b) the Flood Disaster Protection Act of 1973 as now or hereafter in effect or any successor statue thereto, (c) the National Flood Insurance Reform Act of 1994 (amending 42 USC 4001, et seq.), as the same may be amended or recodified from time to time, and (d) the Flood Insurance Reform Act of 2004 and any regulations promulgated thereunder.

“Foreign Lender” means (a) if the Borrower is a U.S. Person, a Lender that is not a U.S. Person, and (b) if the Borrower is not a U.S. Person, a Lender that is resident or organized under the laws of a jurisdiction other than that in which the Borrower is resident for tax purposes. For purposes of this definition, the United States, each State thereof and the District of Columbia shall be deemed to constitute a single jurisdiction.

“Fronting Exposure” means, at any time there is a Defaulting Lender, with respect to any Issuing Lender, such Defaulting Lender’s Pro Rata Share of the outstanding Letter of Credit Exposure other than Letter of Credit Exposure as to which such Defaulting Lender’s participation obligation has been funded by it, reallocated to other Lenders or Cash Collateralized in accordance with the terms hereof.

“Fund” means any Person (other than a natural Person) that is (or will be) engaged in making, purchasing, holding or otherwise investing in commercial loans and similar extensions of credit in the ordinary course of its activities.

“GAAP” means United States generally accepted accounting principles as in effect from time to time, applied on a basis consistent with the requirements of Section 1.03.

“Gathering Properties” means gathering systems and pipelines.

“Governmental Approvals” means all authorizations, consents, approvals, permits, licenses and exemptions of, and all registrations and filings with or issued by, any Governmental Authorities.

“Governmental Authority” means the government of the United States of America or any other nation, or of any political subdivision thereof, whether state or local, and any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government (including any supra-national bodies such as the European Union or the European Central Bank).

“Governmental Unit” has the meaning set forth in Section 101(27) of the Bankruptcy Code.

“Guarantee” of or by any Person (the “guarantor”) means any obligation, contingent or otherwise, of the guarantor guaranteeing or having the economic effect of guaranteeing any Indebtedness or other obligation of any other Person (the “primary obligor”) in any manner, whether directly or indirectly, and including any obligation of the guarantor, direct or indirect, (a) to purchase or pay (or advance or supply funds for the purchase or payment of) such Indebtedness or other obligation or to purchase (or to advance or supply funds for the purchase of) any security for the payment thereof, (b) to purchase or lease property, securities or services for the purpose of assuring the owner of such Indebtedness or other obligation of the payment thereof, (c) to maintain working capital, equity capital or any other financial statement condition or liquidity of the primary obligor so as to enable the primary obligor to pay such Indebtedness or other obligation, (d) as an account party in respect of any letter of credit or letter of guaranty issued to support such Indebtedness or obligation or (e) for the purpose of assuming in any other manner the obligee in respect of such Indebtedness or other obligation of the payment or performance thereof or to protect such obligee against loss in respect thereof (whether in whole or in part).

“Guarantor” means each direct and indirect Subsidiary of the Borrower that has executed a Guaranty as required by Section 6.15.

“Guaranty” means an Amended and Restated Guaranty Agreement in substantially the form of the attached Exhibit C and executed by a Guarantor.

“Hazardous Materials” means any substances or materials (a) defined as hazardous wastes, hazardous substances, pollutants, contaminants, chemical substances or mixtures or toxic substances under any Environmental Law, (b) which are toxic, explosive, corrosive, flammable, infectious, radioactive, carcinogenic, mutagenic or otherwise harmful to public health or the Environment and are regulated by any Environmental Law, (c) the presence of which require investigation or remediation under any Environmental Law, (d) the Release of which requires an Environmental Permit, or (e) which contain, without limitation, asbestos, polychlorinated biphenyls, urea formaldehyde foam insulation, petroleum hydrocarbons, petroleum derived substances or wastes, crude oil, natural gas or synthetic gas.

“Hedge Contract” means (a) any and all rate swap transactions, basis swaps, credit derivative transactions, forward rate transactions, puts, commodity swaps, commodity options, forward commodity contracts, equity or equity index swaps or options, bond or bond price or bond index swaps or options or forward bond or forward bond price or forward bond index transactions, interest rate options, forward foreign exchange transactions, cap transactions, floor transactions, collar transactions, currency swap transactions, cross-currency rate swap transactions, currency options, spot contracts, or any other similar transactions or any combination of any of the foregoing (including any options to enter into any of the foregoing), whether or not any such transaction is governed by or subject to any master agreement, and (b) any and all transactions of any kind, and the related confirmations, which are subject to the terms and conditions of, or governed by, any form of master agreement published by the International Swaps and Derivatives Association, Inc., any International Foreign Exchange Master Agreement, or any other master agreement (any such master agreement, together with any related schedules, a “Master Agreement”), including any such obligations or liabilities under any Master Agreement; provided that, a “Hedge Contract” shall not include any “Master Agreement” or other agreement that provides solely for the sale by any Loan Party of physical Hydrocarbons in exchange for cash in the ordinary course of its business.

“Hedge Event” means any novation, assignment, unwinding (including the addition of an offsetting Hedge Contract), termination, expiration or amendment of a BB Hedge.

“Hedge Termination Value” means, in respect of any one or more Hedge Contracts, after taking into account the effect of any legally enforceable netting agreement relating to such Hedge Contracts, (a) for any date on or after the date such Hedge Contracts have been closed out and termination value(s) determined in accordance therewith, such termination value(s), and (b) for any date prior to the date referenced in clause (a), the amount(s) determined as the mark-to-market value(s) for such Hedge Contracts, as determined based upon one or more mid-market or other readily available quotations provided by any recognized dealer in such Hedge Contracts (which may include a Lender or any Affiliate of a Lender).

“Hydrocarbon Hedge Agreement” means a Hedge Contract which is intended to reduce or eliminate the risk of fluctuations in the price of Hydrocarbons.

“Hydrocarbons” means oil, gas, coal seam gas, casinghead gas, drip gasoline, natural gasoline, condensate, distillate, and all other liquid and gaseous hydrocarbons produced or to be produced in conjunction therewith from a well bore and all products, by-products, and other substances derived therefrom or the processing thereof, and all other minerals and substances produced in conjunction with such substances, including, but not limited to, sulfur, geothermal steam, water, carbon dioxide, helium, and any and all minerals, ores, or substances of value and the products and proceeds therefrom.

“Indebtedness” means, with respect to any Person at any date and without duplication, the sum of the following:

(a) all liabilities, obligations and indebtedness for borrowed money including, but not limited to, obligations evidenced by bonds, debentures, notes or other similar instruments of any such Person;

(b) all obligations to pay the deferred purchase price of property or services of any such Person (including, without limitation, all obligations under non-competition, earn-out or similar agreements), except trade payables arising in the ordinary course of business not more than ninety (90) days past due, or that are currently being contested in good faith by appropriate proceedings and with respect to which reserves in conformity with GAAP have been provided for on the books of such Person;

(c) the Attributable Indebtedness of such Person and all outstanding payment obligations with respect to such Person’s Capital Lease Obligations and Synthetic Leases (regardless of whether accounted for as indebtedness under GAAP);

(d) all obligations of such Person under conditional sale or other title retention agreements relating to property purchased by such Person to the extent of the value of such property (other than customary reservations or retentions of title under agreements with suppliers entered into in the ordinary course of business);

(e) all Indebtedness of any other Person secured by a Lien on any asset owned or being purchased by such Person (including indebtedness arising under conditional sales or other title retention agreements except trade payables arising in the ordinary course of business), whether or not such indebtedness shall have been assumed by such Person or is limited in recourse (limited to the lower of (i) the fair market value of such asset and (ii) the amount of such indebtedness of obligations secured);

(f) all obligations, contingent or otherwise, of any such Person relative to the face amount of letters of credit, whether or not drawn, including, without limitation, any Letter of Credit Obligation, and banker’s acceptances issued for the account of any such Person;

(g) all obligations of any such Person in respect of Disqualified Equity Interests;

(h) all obligations of such Person under any Hedge Contract;

(i) all Guarantees of any such Person with respect to any of the foregoing;

(j) the outstanding attributed principal amount under any asset securitization program; and

(k) obligations to deliver commodities, goods or services, including, without limitation, Hydrocarbons, in consideration of one or more advance payments, other than gas balancing arrangements in the ordinary course of business, including obligations of such Person owing in connection with any Advance Payment Contract.

For all purposes hereof, the Indebtedness of any Person shall include the Indebtedness of any partnership or joint venture (other than a joint venture that is itself a corporation or limited liability company) in which such Person is a general partner or a joint venturer, unless such Indebtedness is expressly made non-recourse to such Person. The Indebtedness of any Person shall include all obligations of such Person of the character described above to the extent such Person remains legally liable in respect thereof notwithstanding that any such obligation is not included as a liability of such Person under GAAP.

“Indemnified Taxes” means (a) Taxes, other than Excluded Taxes, imposed on or with respect to any payment made by or on account of any obligation of any Loan Party under any Loan Document and (b) to the extent not otherwise described in (a), Other Taxes.

“Indemnitee” has the meaning set forth in Section 9.02(a) hereof.

“Independent Engineer” means (a) Netherland, Sewell & Associates, Inc. or (b) any other independent petroleum engineering firm selected by the Borrower and reasonably acceptable to the Majority Lenders.

“Independent Engineering Report” means a report, in form and substance reasonably satisfactory to the Administrative Agent and the Required Lenders, prepared by an Independent Engineer, addressed to the Administrative Agent and the Lenders with respect to the Oil and Gas Properties owned by any Loan Party (or to be acquired by any Loan Party, as applicable) which are or are to be included in the Borrowing Base, which report shall (a) specify the location, quantity, and type of the estimated Proven Reserves attributable to such Oil and Gas Properties, (b) contain a projection of the rate of production of such Oil and Gas Properties, (c) contain an estimate of the net operating revenues to be derived from the production and sale of Hydrocarbons from such Proven Reserves based on product price and cost escalation assumptions reasonably specified by the Administrative Agent and the Lenders, (d) contain an attendant reserve database capable of producing a match of the reserves, and (e) contain such other information as is customarily obtained from and provided in such reports or is otherwise reasonably requested by the Administrative Agent.

“Initial Engineering Report” means an Independent Engineering Report dated effective as of January 1, 2017.

“Interest Coverage Ratio” means, as of any date of determination, the ratio of (a) Adjusted EBITDAX to (b) Adjusted Interest Expense.

“Interest Expense” means, for the Borrower and its consolidated Subsidiaries for any period, total interest expense incurred, whether expensed or capitalized, in connection with any Indebtedness for such period, whether paid or accrued, including all commissions, discounts and other fees and charges owed with respect to letters of credit and bankers’ acceptance financing, imputed interest under Capital Leases and Synthetic Leases, and net costs under Interest Hedge Agreements, all as determined in conformity with GAAP.

“Interest Hedge Agreement” means a Hedge Contract between the Borrower and one or more financial institutions providing for the exchange of nominal interest obligations between the Borrower and such financial institution or the cap of the interest rate on any Indebtedness of the Borrower.

“Interest Period” means, for each Eurodollar Rate Advance comprising part of the same Borrowing, the period commencing on the date of such Eurodollar Rate Advance or the date of the Conversion of any Reference Rate Advance into a Eurodollar Rate Advance and ending on the last day of the period selected by the Borrower pursuant to the provisions below and Section 2.03 and, thereafter, each subsequent period commencing on the last day of the immediately preceding Interest Period and ending on the last day of the period selected by the Borrower pursuant to the provisions below and Section 2.03. The duration of each such Interest Period shall be one, two, three or six months, in each case as the Borrower may, upon notice received by the Administrative Agent not later than 12:00 noon. (Cleveland, Ohio time) on the third Business Day prior to the first day of such Interest Period, select; provided, however, that:

(a) the Borrower may not select any Interest Period which ends after the Commitment Termination Date;

(b) Interest Periods commencing on the same date for Advances comprising part of the same Borrowing shall be of the same duration;

(c) whenever the last day of any Interest Period would otherwise occur on a day other than a Business Day, the last day of such Interest Period shall be extended to occur on the next succeeding Business Day, provided that if such extension would cause the last day of such Interest Period to occur in the next following calendar month, the last day of such Interest Period shall occur on the next preceding Business Day; and

(d) any Interest Period which begins on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the calendar month at the end of such Interest Period) shall end on the last Business Day of the calendar month in which it would have ended if there were a numerically corresponding day in such calendar month.

“Internal Engineering Report” means a report, in form and substance reasonably satisfactory to the Administrative Agent and the Required Lenders, prepared by the Borrower and certified by a Responsible Officer of the Borrower, addressed to the Administrative Agent and the Lenders with respect to the Oil and Gas Properties owned by any Loan Party (or to be acquired by any Loan Party, as applicable) which are or are to be included in the Borrowing Base, which report shall (a) specify the location, quantity, and type of the estimated Proven Reserves attributable to such Oil and Gas Properties,

(b) contain a projection of the rate of production of such Oil and Gas Properties, (c) contain an estimate of the net operating revenues to be derived from the production and sale of Hydrocarbons from such Proven Reserves based on product price and cost escalation assumptions reasonably specified by the Administrative Agent and the Lenders, (d) contain an attendant reserve database capable of producing a match of the reserves, and (e) contain such other information as is customarily obtained from and provided in such reports or is otherwise reasonably requested by the Administrative Agent.

“Investment” means, as to any Person, any direct or indirect purchase, acquisition or investment by such Person, whether by means of (a) the purchase or other acquisition of Equity Interests or other securities of another Person, (b) a loan, advance or capital contribution to, guarantee (by guaranty or other arrangement) or assumption of Indebtedness of, or purchase or other acquisition of any other Indebtedness or equity participation or interest in, another Person, including any partnership or joint venture interest in such other Person, or (c) the purchase or other acquisition (in one transaction or a series of transactions) of substantially all or a portion of the business or assets of another Person. For purposes of covenant compliance, the amount of any Investment shall be the amount actually invested, without adjustment for subsequent increases or decreases in the value of such Investment but giving effect to any cash repayments of loans or cash return of Investments.

“Issuing Lender” means KeyBank, and any successor issuing lender pursuant to Section 8.06.

“KeyBank” means KeyBank National Association, a national banking association.

“LC Payment Date” has the meaning set forth in Section 2.07(c)(i) hereof.

“Lease Operating Statement” means a statement, in form and substance reasonably satisfactory to the Administrative Agent, prepared by the Borrower with respect to the Oil and Gas Properties owned by any Loan Party (or to be acquired by any Loan Party, as applicable), which statement shall contain production, revenue, and expense data for the time period covered by such statement and such other information reasonably requested by the Administrative Agent.

“Leases” means all oil and gas leases, oil, gas and mineral leases, oil, gas and casinghead gas leases or any other instruments, agreements, or conveyances under and pursuant to which the owner thereof has or obtains the right to enter upon lands and explore for, drill, and develop such lands for the production of Hydrocarbons.

“Legal Requirement” means, as to any Person, any law, statute, ordinance, decree, requirement, order, judgment, rule, regulation (or official interpretation of any of the foregoing) of, and the terms of any license or Permit issued by, any Governmental Authority, including, but not limited to, Regulations T, U, and X, which is applicable to such Person.

“Lender Hedge Obligations” means all obligations of any Loan Party owing to any Lender Swap Counterparty under any Hedge Contract; provided that, (a) when any Lender Swap Counterparty assigns or otherwise transfers any interest held by it under any Hedge Contract to any other Person pursuant to the terms of such agreement, the obligations thereunder shall constitute Lender Hedge Obligations (and therefore Secured Obligations) only if such assignee or transferee is also then a Lender or an Affiliate of a Lender and (ii) if a Lender Swap Counterparty ceases to be a Lender hereunder or an Affiliate of a Lender hereunder, obligations owing to such Lender Swap Counterparty shall be included as Lender Hedge Obligations only to the extent such obligations arise from such transactions entered into prior to the date such Lender Swap Counterparty ceased to be a Lender or an Affiliate of a Lender (without giving effect to any extension, increases or modifications (including blending) thereof which are made after such Lender Swap Counterparty ceases to be a Lender or an Affiliate of a Lender).

“Lender Parties” means Lenders, the Issuing Lender, and the Administrative Agent.

“Lender Swap Counterparty” means (a) any Person that is a Lender or Affiliate of a Lender on the date hereof and that is a counterparty to any Hedge Contract with any Loan Party listed on Schedule 4.20 and (b) any counterparty to any other Hedge Contract with any Loan Party; provided that such counterparty is a Lender or an Affiliate of a Lender at the time such Hedge Contract is entered into. For the avoidance of doubt, “Lender Swap Counterparty” shall not include any participant of a Lender pursuant to Section 9.07(d) other than to the extent such participant is otherwise a Lender or an Affiliate of a Lender.

“Lender” means a party hereto that (a) is a lender listed on the signature pages of this Agreement on the date hereof or (b) is an Eligible Assignee that became a lender under this Agreement pursuant to Section 2.15 or 9.07.

“Lending Office” means, as to any Lender, the office or offices of such Lender described as such in such Lender’s Administrative Questionnaire, or such other office or offices as a Lender may from time to time notify the Borrower and the Administrative Agent.

“Letter of Credit” means, individually, any standby letter of credit issued by the Issuing Lender for the account of the Borrower or any other Loan Party in connection with the Commitments and that is subject to this Agreement.

“Letter of Credit Application” means the Issuing Lender’s standard form letter of credit application for standby letters of credit that has been executed by the Borrower and accepted by the Issuing Lender in connection with the issuance of a Letter of Credit.

“Letter of Credit Documents” means all Letters of Credit, Letter of Credit Applications, and agreements, documents, and instruments entered into in connection with or relating thereto.

“Letter of Credit Exposure” means, at any time, the sum of (a) the aggregate undrawn maximum face amount of each Letter of Credit at such time plus (b) the aggregate unpaid amount of all Reimbursement Obligations at such time.

“Letter of Credit Obligations” means any obligations of the Borrower under this Agreement in connection with the Letters of Credit, including the Reimbursement Obligations.

“Leverage Ratio” means, as of any date of determination, the ratio of (a) the Borrower’s consolidated Indebtedness (other than (i) Indebtedness under surety bonds, performance bonds, and other similar bonds and (ii) Indebtedness under Hedge Contracts) on such date to (b) Adjusted EBITDAX.

“Lien” means any mortgage, lien, pledge, assignment, charge, deed of trust, security interest, hypothecation, preference, deposit arrangement or encumbrance (or other type of arrangement having the practical effect of the foregoing) to secure or provide for the payment of any obligation of any Person, whether arising by contract, operation of law, or otherwise (including, without limitation, the interest of a vendor or lessor under any conditional sale agreement, Synthetic Lease, Capital Lease, or other title retention agreement).

“Liquid Investments” means:

(a) direct obligations of, or obligations the principal of and interest on which are unconditionally guaranteed by, the United States maturing within 180 days from the date of any acquisition thereof;

(b) negotiable or nonnegotiable certificates of deposit, time deposits, or other similar banking arrangements maturing within 180 days from the date of acquisition thereof (“bank debt securities”), issued by (A) any Lender (or any Affiliate of any Lender) or (B) any other bank or trust company which has combined capital and surplus of not less than $500,000,000 and (ii) commercial paper issued by (A) any Lender (or any Affiliate of any Lender) or (B) any other Person if at the time of purchase such commercial paper is rated not less than “A-1” (or the then equivalent) by the rating service of Standard & Poor’s Ratings Group or not less than “P-1” (or the then equivalent) by the rating service of Moody’s Investors Service, Inc., or upon the discontinuance of both of such services, such other nationally recognized rating service or services, as the case may be, as shall be selected by the Borrower with the consent of the Majority Lenders;

(c) deposits in money market funds investing exclusively in investments described in clauses (a) and (b) above; and

(d) repurchase agreements relating to investments described in clauses (a) and (b) above with a market value at least equal to the consideration paid in connection therewith, with any Person who regularly engages in the business of entering into repurchase agreements and has a combined capital surplus and undivided profit of not less than $500,000,000, if at the time of entering into such agreement the debt securities of such Person are rated not less than “AA” (or the then equivalent) by the rating service of Standard & Poor’s Ratings Group or of Moody’s Investors Service, Inc.

“Loan Documents” means this Agreement, the Notes, the Letter of Credit Documents, the Guaranty, the Security Instruments, the Fee Letters, and each other agreement, instrument, or document executed by the Borrower, any Guarantor, or any of their officers at any time in connection with this Agreement. For the avoidance of doubt, “Loan Documents” does not include Hedge Contracts.

“Loan Party” means the Borrower and each Guarantor.

“Majority Lenders” means Lenders holding more than 50% of the aggregate Credit Exposure; provided that, if no Advances or Letter of Credit Obligations are then outstanding, “Majority Lenders” shall mean Lenders having more than 50% of the aggregate Maximum Credit Amounts at such time; provided further that the Maximum Credit Amounts of, and the portion of the Advances and Letter of Credit Exposure held or deemed held by, any Defaulting Lender shall be excluded for purposes of making a determination of Majority Lenders unless all of the Lenders are Defaulting Lenders.

“Material Adverse Change” means any material adverse change in, or material adverse effect on, (a) the business, property, operations, or condition (financial or otherwise) of the Borrower and the Guarantors taken as a whole, (b) the ability of the Borrower and Guarantors, taken as a whole, to perform any of their obligations under this Agreement and the other Loan Document to which any of them is a party, (c) the validity or enforceability of any of this Agreement and the other Loan Documents or (d) the rights or remedies of or benefits available to the Administrative Agent, any other agent, the Issuing Lender or the Lenders under this Agreement and the other Loan Documents.

“Material Adverse Effect” means any event, which individually, or together with all other events, has had or would reasonably be expected to have a material and adverse effect on the business, assets, liabilities, finances, properties, results of operations or condition (financial or otherwise) of the Borrower and its Subsidiaries, taken as a whole, except to the extent such event results from, arises out of, or is attributable to, the following (either alone or in combination): (i) any change after the date hereof in global, national or regional political conditions (including hostilities, acts of war, sabotage, terrorism or military actions, or any escalation or material worsening of any such hostilities, acts of war, sabotage, terrorism or military actions existing or underway) or in the general business, market, financial or economic conditions affecting the industries, regions and markets in which the Borrower and its Subsidiaries operate, including any change in the United States or foreign economies or securities, commodities or financial markets, or force majeure events or “acts of God”; (ii) any changes after the date hereof in applicable Legal Requirements or GAAP, or in the interpretation or enforcement thereof; (iii) the execution, announcement or performance of the BCA or the transactions contemplated hereby or thereby (including any act or omission of the Borrower or its Subsidiaries expressly required or prohibited, as applicable, by the BCA); (iv) changes in the market price or trading volume of the claims or equity or debt securities of the Borrower or any of its Subsidiaries (but not the underlying facts giving rise to such changes unless such facts are otherwise excluded pursuant to the clauses contained in this definition); (v) the departure of officers or directors of the Borrower or any of its Subsidiaries (but not the underlying facts giving rise to such departure unless such facts are otherwise excluded pursuant to the clauses contained in this definition); (vi) the filing or pendency of the Chapter 11 Cases or actions taken in connection with the Chapter 11 Cases that are directed by the Bankruptcy Court and made in compliance with the Bankruptcy Code; (vii) declarations of national emergencies or natural disasters; or (viii) any matters expressly disclosed in the Disclosure Statement or the disclosure schedules delivered by the Borrower to the Administrative Agent on [__________]; provided, that the exceptions set forth in clauses (i) and (ii) shall not apply to the extent that such event is disproportionately adverse to the Borrower and its Subsidiaries, taken as a whole, as compared to other companies in the industries in which the Borrower and its Subsidiaries operate.

“Maturity Date” means the earlier to occur of (a) [to insert date that is 4 years after the closing date], 2021 and (b) March 31, 2021.1

“Maximum Credit Amount” means, as to each Lender, the amount set forth opposite such Lender’s name on Schedule II under the caption “Maximum Credit Amounts”, as the same may be (a) reduced or terminated from time to time in connection with a reduction or termination of the aggregate Maximum Credit Amounts pursuant to Section 2.04 or (b) modified from time to time pursuant to any assignment permitted by Section 9.07. The aggregate amount of the Maximum Credit Amount on the date hereof is $191,666,666.66.

“Maximum Rate” means the maximum nonusurious interest rate under applicable law (determined under such laws after giving effect to any items which are required by such laws to be construed as interest in making such determination, including without limitation if required by such laws, certain fees and other costs).

“Mid-Con Assets” means collectively, Properties in Dorcheat Macedonia (AR) and the McKamie Patton (AR) fields.

“Minimum Collateral Amount” means, at any time, (i) with respect to cash collateral consisting of cash or deposit account balances, an amount equal to 104% of the Letter of Credit Exposure of the Issuing Lender with respect to Letters of Credit issued and outstanding at such time and (ii) otherwise, an amount determined by the Administrative Agent and the Issuing Lender in their sole discretion exercised in good faith.

1 We will know at closing whether 4 years is before or after March, so consider simplifying at closing.

“Mortgage” means each of the mortgages, deeds of trust, amended and restated mortgages or amended and restated deeds of trust executed by any one or more Loan Party in substantially the form of the attached Exhibit D-1 or Exhibit D-2, as applicable, or such other form as may be reasonably requested by the Administrative Agent, together with any assumptions or assignments of the obligations thereunder by any Loan Party.

“Multiemployer Plan” means a “multiemployer plan” as defined in Section 4001(a)(3) of ERISA.

“Net Cash Proceeds” means, with respect to any Disposition, all cash and Liquid Investments received (directly or indirectly) by any Loan Party from such Disposition after payment of all reasonable out of pocket fees and expenses actually incurred by such Loan Party directly in connection with such Disposition minus (a) taxes paid or payable as a result thereof (after taking into account any available tax credits or deductions and any tax sharing arrangements), minus (b) if applicable, the principal amount of Indebtedness that is secured by such asset (if any) and that is required to be repaid in connection with the sale thereof (other than the Advances) and minus (c) any amounts provided as a reserve, in accordance with GAAP, against any liabilities under any indemnification obligations or purchase price adjustments associated with such Disposition.

“Non-Consenting Lender” means any Lender that does not consent to a proposed agreement, amendment, waiver, consent or release with respect to this Agreement or any other Loan Document that (i) requires the consent of each Lender, including any increases to the Borrowing Base and (ii) has been approved by the Required Lenders.

“Non-Defaulting Lender” means, at any time, each Lender that is not a Defaulting Lender at such time.

“Non-Structure Mortgage” means each Mortgage that expressly excludes Buildings (as defined in the applicable Flood Insurance Regulation) and Manufactured (Mobile) Homes (as defined in the applicable Flood Insurance Regulation) from the definition of “Collateral”, “Mortgaged Property” or other comparable defined term as used therein such that and no Building or Manufactured (Mobile) Home is encumbered by such Mortgage.

“Notes” means a promissory note of the Borrower payable to any Lender in the amount of such Lender’s Commitment, in substantially the form of the attached Exhibit E, evidencing indebtedness of the Borrower to such Lender resulting from Advances owing to such Lender.

“Notice of Borrowing” means a notice of borrowing substantially in the form of the attached Exhibit F signed by a Responsible Officer of the Borrower.

“Notice of Conversion or Continuation” means a notice of conversion or continuation substantially in the form of the attached Exhibit G signed by a Responsible Officer of the Borrower.

“NYMEX Pricing” shall mean, as of any date of determination with respect to any month (a) for crude oil, the closing settlement price for the Light, Sweet Crude Oil futures contract for each month, and (b) for natural gas, the closing settlement price for the Henry Hub Natural Gas futures contract for such month, in each case as published by New York Mercantile Exchange (NYMEX) on its website currently located at www.nymex.com or any successor thereto (as such pricing may be corrected or revised from time to time by the NYMEX in accordance with its rules and regulations).

“O&G Definitions” means the definitions for oil and gas reserves promulgated by the Society of Petroleum Evaluation Engineers (or any generally recognized successor) as in effect at the time in question.

“Obligations” means all principal, interest (including post-petition interest), fees, reimbursements, indemnifications, and other amounts payable by the Borrower or any Guarantor to the Administrative Agent, the Issuing Lender, or the Lenders under the Loan Documents, including without limitation, the Letter of Credit Obligations and Reimbursement Obligations.

“OFAC” means The Office of Foreign Assets Control of the U.S. Department of the Treasury.

“Oil and Gas Properties” means fee mineral interests, term mineral interests, Leases, subleases, farm-outs, royalties, overriding royalties, net profit interests, carried interests, production payments and similar mineral interests, and all unsevered and unextracted Hydrocarbons in, under, or attributable to such oil and gas Properties and interests.

“Operating Equipment” means all surface or subsurface machinery, equipment, facilities, supplies or other Property of whatsoever kind or nature now or hereafter located on any of the Property affected by the Oil and Gas Properties which are useful for the production, treatment, storage or transportation of Hydrocarbons, including all oil wells, gas wells, water wells, injection wells, casing, tubing, rods, pumping units and engines, christmas trees, derricks, separators, gun barrels, flow lines, pipelines, tanks, gas systems (for gathering, treating and compression), water systems (for treating, disposal and injection), supplies, derricks, wells, power plants, poles, cables, wires, meters, processing plants, compressors, dehydration units, lines, transformers, starters and controllers, machine shops, tools, storage yards and equipment stored therein, buildings and camps, telegraph, telephone and other communication systems, roads, loading racks, shipping facilities and all additions, substitutes and replacements for, and accessories and attachments to, any of the foregoing. Operating Equipment shall not include any items incorporated into realty or structures or improvements located therein or thereon in such a manner that they no longer remain personalty under the laws of the state in which such equipment is located.

“Operating Lease” means, as to any Person as determined in accordance with GAAP, any lease of Property (whether real, personal or mixed) by such Person as lessee which is not a Capital Lease.

“Order” means any judgment, order, award, injunction, writ, permit, license or decree of any Governmental Unit or arbitrator of applicable jurisdiction.

“Original Mortgaged Properties” means the Oil and Gas Properties of any Loan Party that were subject to an Existing Mortgage (other than such Original Mortgaged Properties which were Disposed of as permitted under the Existing Credit Agreement).

“Other Connection Taxes” means, with respect to any Recipient, Taxes imposed as a result of a present or former connection between such Recipient and the jurisdiction imposing such Tax (other than connections arising from such Recipient having executed, delivered, become a party to, performed its obligations under, received payments under, received or perfected a security interest under, engaged in any other transaction pursuant to or enforced any Loan Document, or sold or assigned an interest in any Advance, Commitment or Loan Document).

“Other Taxes” means all present or future stamp, court or documentary, intangible, recording, filing or similar Taxes that arise from any payment made under, from the execution, delivery, performance, enforcement or registration of, from the receipt or perfection of a security interest under, or otherwise with respect to, any Loan Document, except any such Taxes that are Other Connection Taxes imposed with respect to an assignment (other than an assignment required by the Borrower pursuant to Section 2.15).

“Participant” has the meaning set forth in Section 9.07(d) hereof.

“Participant Register” has the meaning set forth in Section 9.07(d) hereof.

“Patriot Act” means the USA Patriot Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001)).

“PBGC” means the Pension Benefit Guaranty Corporation or any entity succeeding to any or all of its functions under ERISA.

“PDP Reserves” means the Proven Reserves which are categorized as both “developed” and “producing” under the O&G Definitions.

“Pension Plan” means any Employee Benefit Plan, other than a Multiemployer Plan, which is subject to the provisions of Title IV of ERISA or Sections 412 and 430 of the Code or Section 302 of ERISA.

“Permit” means any approval, certificate of occupancy, consent, waiver, exemption, variance, franchise, order, permit, authorization, right or license of or from any Governmental Authority, including without limitation, an Environmental Permit.

“Permitted Asset Swap” means the Disposition of Specified Properties made by a Loan Party in exchange for other Specified Properties so long as each of the following conditions are met: (a) such exchange is made with a Person (the “transferee”) that is not an Affiliate of any Loan Party or any Subsidiary, (b) the Specified Properties received shall also be pledged as Collateral pursuant to Mortgages, (c) no Proven Reserves are attributable to the Specified Properties being Disposed of, and (d) the fair market value of the Specified Properties being Disposed of are substantially equivalent to the fair market value of the Specified Properties being acquired (in any case, as reasonably determined by the board of directors or the equivalent governing body of the Borrower, or its designee, and, if requested by the Administrative Agent, the Borrower shall deliver a certificate of a Responsible Officer of the Borrower certifying to that effect).

“Permitted Liens” means the Liens permitted under Section 6.01; provided that (a) Liens described in clauses (d) and (g) of Section 6.01 shall remain “Permitted Liens” only for so long as no action to enforce such Lien has been commenced or such Liens are being diligently contested in good faith by appropriate proceedings and adequate reserves have been made in accordance with GAAP, and (b) no intention to subordinate the priority of the Lien granted in favor of the Administrative Agent and the Secured Parties is to be hereby implied or expressed by the permitted existence of any Permitted Liens.

“Permitted Subject Liens” means the Permitted Liens permitted under paragraphs (c) through (i) and (l) of Section 6.01.

“Person” means an individual, partnership, corporation (including a business trust), joint stock company, limited liability corporation or company, limited liability partnership, trust, unincorporated association, joint venture or other entity, or a government or any political subdivision or agency thereof or any trustee, receiver, custodian or similar official.

“Plan of Reorganization” means the Debtors’ Joint Prepackaged Plan of Reorganization under Chapter 11 of the Bankruptcy Code, dated December 23, 2016 [D.I. 20], as amended, restated, supplemented or otherwise modified from time to time with the consent of the Administrative Agent and the Majority Lenders (such consent not to be unreasonably withheld).

“Platform” has the meaning set forth in Section 9.09(c)(i) hereof.

“Pricing Grid” means the pricing information set forth in Schedule I.

“Pro Rata Share” means, with respect to any Lender, the ratio (expressed as a percentage) of the Maximum Credit Amount of such Lender to the aggregate Maximum Credit Amounts of all the Lenders (or if the aggregate Maximum Credit Amounts have been terminated, the ratio (expressed as a percentage) of outstanding Advances owing to such Lender to the aggregate outstanding Advances owing to all such Lenders).

“Property” of any Person means any property or assets (whether real, personal, or mixed, tangible or intangible) of such Person.

“Protected Period” means the period between the Closing Date and the date that is the earlier of (a) the date of the first redetermination to occur in connection with the Independent Engineering Report delivered on or before April 1, 2018, and (b) the date of any redetermination that occurs because of an Asset Coverage Ratio test.

“Proven Reserves” means, at any particular time, the estimated quantities of Hydrocarbons which geological and engineering data demonstrate with reasonable certainty to be recoverable in future years from known reservoirs attributable to Oil and Gas Properties included or to be included in the Borrowing Base under then existing economic and operating conditions (i.e., prices and costs as of the date the estimate is made) and which are “proved reserves” as defined in the O&G Definitions.

“Qualified ECP Guarantor” means, in respect of any Swap Obligation, (a) each Loan Party that has total assets exceeding $10,000,000 at the time the relevant Guaranty or grant of the relevant security interest becomes effective with respect to such Swap Obligation or (b) a Loan Party for which another Person who constitutes an “eligible contract participant” under the Commodity Exchange Act or any regulations promulgated thereunder can cause such Loan Party to qualify as an “eligible contract participant” at such time by entering into a keepwell under Section 1a(18)(A)(v)(II) of the Commodity Exchange Act.

“Qualified Equity Interests” means any Equity Interests that are not Disqualified Equity Interests.

“Quarterly Reporting Package” has the meaning set forth in Section 5.06(b).

“Realty Collateral” has the meaning set forth in the Mortgages.

“Recipient” means (a) the Administrative Agent, (b) any Lender and (c) the Issuing Lender, as applicable.

“Reference Rate” means a fluctuating interest rate per annum as shall be in effect from time to time equal to the rate of interest publicly announced by KeyBank, as its reference rate, whether or not the Borrower has notice thereof.

“Reference Rate Advance” means an Advance which bears interest as provided in Section 2.09(a).

“Register” has the meaning set forth in Section 9.07(c) hereof.

“Regulations T, U, and X” mean Regulations T, U, and X of the Federal Reserve Board, as the same is from time to time in effect, and all official rulings and interpretations thereunder or thereof.

“Reimbursement Obligations” means all of the obligations of the Borrower to reimburse the Issuing Lender for amounts paid by the Issuing Lender under Letters of Credit as established by the Letter of Credit Applications and Section 2.07(c).

“Related Parties” means, with respect to any Person, such Person’s Affiliates and the partners, directors, officers, employees, agents, trustees, administrators, managers, advisors and representatives of such Person and of such Person’s Affiliates.

“Release” or “Released” means any depositing, spilling, leaking, seepage, pumping, pouring, placing, emitting, discarding, abandoning, emptying, discharging, dispersing, injecting, escaping, leaching, dumping, disposing, emanating, or migrating of any Hazardous Material in, into, onto or through the Environment.

“Required Lenders” means, Lenders holding at least 66 2/3% of the aggregate Credit Exposure; provided that, if no Advances or Letter of Credit Obligations are then outstanding, “Required Lenders” shall mean Lenders having at least 66 2/3% of the aggregate Maximum Credit Amounts at such time; provided further that, the Maximum Credit Amounts of, and the portion of the Advances and Letter of Credit Exposure held or deemed held by, any Defaulting Lender shall be excluded for purposes of making a determination of Required Lenders unless all of the Lenders are Defaulting Lenders.

“Resignation Effective Date” has the meaning set forth in Section 8.06(a) hereof.

“Response” shall have the meaning set forth in CERCLA or under any other Environmental Law.

“Responsible Financial Officer” means any Responsible Person who is a Chief Financial Officer, Chief Accounting Officer, Treasurer or any other individual designated as Principal Financial Officer.

“Responsible Officer” means (a) with respect to any Person that is a corporation, such Person’s Chief Executive Officer, President, Chief Financial Officer, Chief Accounting Officer, Vice President, Treasurer, Secretary or any other individual designated as Principal Financial Officer, (b) with respect to any Person that is a limited liability company, a manager or the Responsible Officer of such Person’s managing member or manager, and (c) with respect to any Person that is a general partnership or a limited liability partnership, the Responsible Officer of such Person’s general partner or partners.

“Restricted Payment” means, with respect to any Person, (a) any direct or indirect dividend or distribution (whether in cash, securities or other Property) or any direct or indirect payment of any kind or character (whether in cash, securities or other Property) on account of any Equity Interest of such Person, including in consideration for or otherwise in connection with any retirement, purchase, redemption or other acquisition of any Equity Interest of such Person, or any options, warrants or rights to purchase or acquire any such Equity Interest of such Person or (b) principal or interest payments (in cash, Property or otherwise) on, or redemptions of, subordinated debt of such Person; provided that the term “Restricted Payment” shall not include any dividend or distribution payable solely in common Equity Interests of such Person or warrants, options or other rights to purchase such common Equity Interests.

“Returns” has the meaning set forth in Section 4.10(b).

“Sanctioned Country” means at any time, a country or territory which is itself the subject or target of any Sanctions (currently, Crimea, Cuba, Iran, North Korea, Sudan, and Syria).

“Sanctioned Person” means, at any time, (a) any Person listed in any Sanctions-related list of designated Persons maintained by OFAC or the U.S. Department of State, (b) any Person located, organized or resident in a Sanctioned Country or (c) any Person owned 50% or more by any Person or Persons described in clause (a).

“Sanctions” means economic or financial sanctions or trade embargoes imposed, administered or enforced from time to time by OFAC or the U.S. Department of State.

“SEC” means the United States Securities and Exchange Commission.

“Secured Obligations” means (a) all Obligations, (b) Lender Hedge Obligations, and (c) the Banking Services Obligations. Notwithstanding anything to the contrary contained herein, “Secured Obligations” shall not include the Excluded Swap Obligations.

“Secured Parties” means the Administrative Agent, the Issuing Lender, the Lenders, the Lender Swap Counterparties, and the Banking Service Providers.

“Security Agreement” means the Amended and Restated Pledge and Security Agreement, in substantially the form of the attached Exhibit H, executed by the Borrower or any of the Guarantors, and if applicable, the Administrative Agent.

“Security Instruments” means, collectively, (a) the Mortgages, (b) the Transfer Letters, (c) the Security Agreement, (d) the Account Control Agreements, (e) each other agreement, instrument or document executed at any time in connection with the documents and agreements listed in (a) through (d) above, (f) each agreement, instrument or document executed in connection with the Cash Collateral Account, and (g) each other agreement, instrument or document executed at any time in connection with securing the Secured Obligations.

“Solvent” means, with respect to any Person as of the date of any determination, that on such date (a) the fair value of the Property of such Person on a consolidated basis, is greater than the total amount of liabilities, including contingent liabilities, of such Person, on a consolidated basis, (b) the present fair saleable value of the assets of such Person, on a consolidated basis, is not less than the amount that will be required to pay the probable liability of such Person, on a consolidated basis, on its debts as they become absolute and matured, (c) such Person is able to pay its debts and other liabilities, contingent obligations, and other commitments as they mature in the ordinary course of business, (d) such Person does not intend to, and does not believe that it will, incur debts or liabilities beyond such Person’s ability to pay as such debts and liabilities mature, and (e) such Person is not engaged in business or a transaction, and is not about to engage in business or a transaction, for which such Person’s Property would constitute unreasonably small capital. In computing the amount of contingent liabilities at any time, such liabilities shall be computed at the amount which, in light of the facts and circumstances existing at such time, represents the amount that can reasonably be expected to become an actual or matured liability.

“Specified Properties” means, collectively, the Oil and Gas Properties and the Gathering Properties.

“Strip Price” shall mean, at any time, (a) for the remainder of the current calendar year, the average NYMEX Pricing for the remaining contracts in the current calendar year, (b) for each of the succeeding seven complete calendar years, the average NYMEX Pricing for the twelve months in each such calendar year, and (c) for each calendar year thereafter, the average NYMEX Pricing for the twelve months in such seventh calendar year increased by 2% for each such year thereafter.

“Structure Mortgage” shall mean each Mortgage other than a Non-Structure Mortgage.

“Subsidiary” means, with respect to any Person (the “parent”) at any date, any other Person the accounts of which would be consolidated with those of the parent in the parent’s consolidated financial statements if such financial statements were prepared in accordance with GAAP as of such date, as well as any Person, a majority of whose outstanding Voting Securities (other than directors’ qualifying shares) shall at any time be owned by such parent or one or more Subsidiaries of such parent. Unless otherwise specified, all references herein to a “Subsidiary” or to “Subsidiaries” shall refer to a Subsidiary or Subsidiaries of the Borrower.

“Swap Obligation” means, with respect to any Guarantor, any obligation to pay or perform under any agreement, contract or transaction that constitutes a “swap” within the meaning of section 1a(47) of the Commodity Exchange Act.

“Synthetic Lease” means any synthetic lease, tax retention operating lease, off-balance sheet loan or similar off-balance sheet financing product where such transaction is considered borrowed money indebtedness for tax purposes but is classified as an Operating Lease in accordance with GAAP.

“Tax Group” has the meaning set forth in Section 4.10(a).

“Taxes” means all present or future taxes, levies, imposts, duties, deductions, withholdings (including backup withholding), assessments, fees or other charges imposed by any Governmental Authority, including any interest, additions to tax or penalties applicable thereto.

“Termination Event” means the occurrence of any of the following: (a) a “reportable event” described in Section 4043 of ERISA with respect to a Pension Plan for which the thirty (30) day notice requirement has not been waived by the PBGC, or (b) the failure with respect to any Pension Plan to make the “minimum required contribution” (as defined in Section 430 of the Code or Section 303 of ERISA), or (c) the filing pursuant to Section 412(c) of the Code or Section 302(c) of ERISA of an application for a waiver of the minimum funding standard with respect to any Pension Plan, or (d) the withdrawal of any Loan Party or any ERISA Affiliate from a Pension Plan during a plan year in which it was a “substantial employer” as defined in Section 4001(a)(2) of ERISA or a cessation of operations that is treated as such a withdrawal under Section 4062(e) of ERISA, or (e) the termination of a Pension Plan, the filing of a notice of intent to terminate a Pension Plan or the treatment of a Pension Plan amendment as a termination, under Section 4041 of ERISA, or (f) the institution of proceedings to terminate, or the appointment of a trustee with respect to, any Pension Plan by the PBGC, or (g) the occurrence of any event or condition which is expected to constitute grounds under Section 4042(a) of ERISA for the termination of, or the appointment of a trustee to administer, any Pension Plan, or (h) the imposition of a Lien pursuant to Section 430(k) of the Code or Section 303(k) of ERISA, or (i) the determination that any Pension Plan or Multiemployer Plan is considered an at-risk plan or a plan in endangered or critical status within the meaning of Sections 430 or 432 of the Code or Sections 303 or 305 of ERISA, or (j) the partial or complete withdrawal of any Loan Party or any ERISA Affiliate from a Multiemployer Plan, or (k) the receipt by any Loan Party or any of its ERISA Affiliates from a Multiemployer Plan of any notice concerning the imposition of withdrawal liability or a determination that a Multiemployer Plan is, or is expected to be, “insolvent” (within the meaning of Section 4245 of ERISA), or (l) any event or condition which results in the termination of a Multiemployer Plan under Section 4041A of ERISA or the institution by PBGC of proceedings to terminate a Multiemployer Plan under Section 4042 of ERISA, or (m) the imposition of any liability under Title IV of ERISA, other than for PBGC premiums due but not delinquent under Section 4007 of ERISA, upon any Loan Party or any ERISA Affiliate.

“Total Present Value” means, as of any date of determination, the calculation of the present value (discounted at 9% per annum) of the projected future net revenues attributable to the Total Present Value Production. Each calculation of such projected future net revenues shall be made in accordance with the then existing standards of the Society of Petroleum Engineers, provided that in any event (i) appropriate deductions shall be made for severance and ad valorem taxes, and for operating, gathering, transportation and marketing costs required for the production and sale of such reserves (other than those payable to another Loan Party), (ii) appropriate adjustments shall be made for Hedge Contracts permitted by this Agreement as in effect on the date of such determination, (iii) the pricing assumptions used in determining Total Present Value for any particular reserves shall be based upon the Strip Price in effect on the last day of the fiscal month immediately preceding the date of such determination, and (iv) the cash-flows derived from the pricing assumptions set forth in clauses (ii) and (iii) above shall be further adjusted to account for the contracted basis differential in a manner reasonably acceptable to the Administrative Agent; provided, however, that for purposes of this calculation, no more than 30% of the Total Present Value shall be attributable to Oil and Gas Properties described in the most recently delivered Engineering Report that are not categorized as PDP Reserves.

“Total Present Value Production” means, at any time of determination, the projected production of Hydrocarbons (measured by volume unit or BTU equivalent, not sales price) from properties and interests owned by any Loan Party, as such production is projected in the most recent Engineering Report delivered pursuant to Section 5.06(e), after deducting projected production from any properties or interests sold or under contract for sale (other than those sold or under contract for sale to another Loan Party) that had been included in such report and after adding projected production from any properties or interests that had not been reflected in such report but that are reflected in a separate or supplemental report which is reasonably satisfactory to the Administrative Agent.

“Trade Date” has the meaning set forth in Section 9.07(b)(i) hereof.

“Transfer Letters” means, collectively, the letters in lieu of transfer orders in substantially the form of the attached Exhibit I and executed by the Borrower or any Guarantor executing a Mortgage.

“Treasury Management Arrangement” means any agreement or other arrangement governing the provision of treasury or cash management services, including deposit accounts, overdraft, credit or debit card, funds transfer, automated clearinghouse, zero balance accounts, returned check concentration, controlled disbursement, lockbox, account reconciliation and reporting and trade finance services and other cash management services.

“Trigger Event” means (a) any Disposition of Oil and Gas Properties and (b) any Hedge Event.

“Trigger Event Date” means (a) as to any Disposition of Oil and Gas Properties, the date such Disposition is consummated and (b) as to any Hedge Event, the date such Hedge Event is effected.

“Type” has the meaning set forth in Section 1.04.

“UCC” means the Uniform Commercial Code as the same may, from time to time, be in effect in the State of New York; provided, however, in the event that, by reason of mandatory provisions of law, any or all of the attachment, perfection or priority of the security interest in any Collateral is governed by the Uniform Commercial Code as in effect in a jurisdiction other than the State of New York, the term “UCC” shall mean the Uniform Commercial Code as in effect in such other jurisdiction for purposes of the provisions hereof relating to such attachment, perfection or priority and for purposes of definitions related to such provisions.

“U.S. Person” means any Person that is a “United States Person” as defined in Section 7701(a)(30) of the Code.

“U.S. Tax Compliance Certificate” has the meaning set forth in Section 2.14(g)(ii)(B) hereof.

“Utilization Level” means the applicable category (being Level I, Level II, Level III, Level IV or Level V) of pricing criteria contained in Schedule I, which is at any time of its determination based on the percentage obtained by dividing (a) the outstanding principal amount of the Advances and the Letter of Credit Exposure at such time by (b) the Commitments at such time.

“Voting Securities” means (a) with respect to any corporation (including any unlimited liability company), capital stock of such corporation having general voting power under ordinary circumstances to elect directors of such corporation (irrespective of whether at the time stock of any other class or classes shall have or might have special voting power or rights by reason of the happening of any contingency), (b) with respect to any partnership, any partnership interest or other ownership interest having general voting power to elect the general partner or other management of the partnership or other Person, and (c) with respect to any limited liability company, membership certificates or interests having general voting power under ordinary circumstances to elect managers (or the individuals performing similar functions) of such limited liability company.

“Wells” has the meaning set forth in Section 2.02(b)(iv) hereof.

“Withholding Agent” means any Loan Party and the Administrative Agent.

“Write-Down and Conversion Powers” means, with respect to any EEA Resolution Authority, the write-down and conversion powers of such EEA Resolution Authority from time to time under the Bail-In Legislation for the applicable EEA Member Country, which write-down and conversion powers are described in the EU Bail-In Legislation Schedule.

Section 1.02 Computation of Time Periods. In this Agreement, with respect to the computation of periods of time from a specified date to a later specified date, the word “from” means “from and including” and the words “to” and “until” each means “to but excluding”.

Section 1.03 Accounting Terms; Changes in GAAP. Except as otherwise expressly provided herein, all accounting terms used herein shall be interpreted, and all financial statements and certificates and reports as to financial matters required to be delivered to the Lenders hereunder shall (unless otherwise disclosed to the Lenders in writing at the time of delivery thereof) be prepared, in accordance with GAAP applied on a basis consistent with those used in the preparation of the latest financial statements furnished to the Lenders hereunder. All calculations made for the purposes of determining compliance with this Agreement shall (except as otherwise expressly provided herein) be made by application of GAAP applied on a basis consistent with those used in the preparation of the annual or quarterly financial statements furnished to the Lenders pursuant to Section 5.06 hereof most recently delivered prior to or concurrently with such calculations. If at any time any change in GAAP would affect the computation of any financial ratio or requirement set forth herein, and either the Borrower or the Majority Lenders shall so request, the Administrative Agent, the Lenders and the Borrower shall negotiate in good faith to amend such ratio or requirement to preserve the original intent thereof in light of such change in GAAP (subject to the approval of the Majority Lenders); provided that, (i) until so amended, (a) such ratio or requirement shall continue to be computed in accordance with GAAP prior to such change therein, and (b) the Borrower shall provide to the Administrative Agent and the Lenders financial statements and other documents required under this Agreement or as reasonably requested hereunder setting forth a reconciliation between calculations of such ratio or requirement made before and after giving effect to such change in GAAP and (ii) terms of an accounting or financial nature used herein shall be construed, and computations of amounts and ratios referred to herein shall be made without giving effect to any change to or modification of GAAP which would require the capitalization of leases (whether or not existing on the Closing Date) that would be characterized as “operating leases” under GAAP as in effect on the Closing Date. In addition, all calculations and defined accounting terms used herein shall, unless expressly provided otherwise, when referring to any Person, refer to such Person on a consolidated basis and mean such Person and its consolidated subsidiaries.

Section 1.04 Types of Advances. Advances are distinguished by “Type.” The “Type” of an Advance refers to the determination whether such Advance is a Eurodollar Rate Advance or Reference Rate Advance as determined in accordance with Section 2.03.

Section 1.05 UCC Terms. Terms defined in the UCC in effect on the date hereof and not otherwise defined herein shall, unless the context otherwise indicates, have the meanings provided by those definitions. Subject to the foregoing, the term “UCC” refers, as of any date of determination, to the UCC then in effect.

Section 1.06 Rounding. Any financial ratios required to be maintained pursuant to this Agreement shall be calculated by dividing the appropriate component by the other component, carrying the result to one place more than the number of places by which such ratio or percentage is expressed herein and rounding the result up or down to the nearest number (with a rounding-up if there is no nearest number).

Section 1.07 Letter of Credit Amounts. Unless otherwise specified, all references herein to the amount of a Letter of Credit at any time shall be deemed to mean the maximum face amount of such Letter of Credit after giving effect to all increases thereof contemplated by such Letter of Credit or the Letter of Credit Application therefor (at the time specified therefor in such applicable Letter of Credit or Letter of Credit Application and as such amount may be reduced by (a) any permanent reduction of such Letter of Credit or (b) any amount which is drawn, reimbursed and no longer available under such Letter of Credit).

Section 1.08 Guarantees. Unless otherwise specified, the amount of any Guarantee shall be the lesser of the principal amount of the obligations guaranteed and still outstanding and the maximum amount for which the guaranteeing Person may be liable pursuant to the terms of the instrument embodying such Guarantee.

Section 1.09 Miscellaneous. The definitions of terms herein shall apply equally to the singular and plural forms of the terms defined. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms. The words “include,” “includes” and “including” shall be deemed to be followed by the phrase “without limitation.” The word “will” shall be construed to have the same meaning and effect as the word “shall.” Unless the context requires otherwise (a) any definition of or reference to any agreement, instrument or other document herein shall be construed as referring to such agreement, instrument or other document as from time to time amended, supplemented or otherwise modified (subject to any restrictions on such amendments, supplements or modifications set forth herein), (b) any reference herein to any Person shall be construed to include such Person’s successors and assigns, (c) the words “herein,” “hereof” and “hereunder,” and words of similar import, shall be construed to refer to this Agreement in its entirety and not to any particular provision hereof, (d) all references herein to Articles, Sections, Exhibits and Schedules shall be construed to refer to Articles and Sections of, and Exhibits and Schedules to, this Agreement, (e) any reference to any law or regulation herein shall, unless otherwise specified, refer to such law or regulation as amended, modified or supplemented from time to time, and (f) the words “asset” and “property” shall be construed to have the same meaning and effect and to refer to any and all tangible and intangible assets and properties, including cash, securities, accounts and contract rights. Titles and captions of Articles, Sections and subsections in, and the table of contents of, this Agreement are for convenience only, and neither limit nor amplify the provisions of this Agreement.

ARTICLE II
CREDIT FACILITIES

Section 2.01 Commitment for Advances.

(a) Advances. Each Lender severally agrees, on the terms and conditions set forth in this Agreement, to make Advances to the Borrower from time to time on any Business Day during the period from the date of this Agreement until the Commitment Termination Date; provided that, after giving effect to such Advances, each Lender’s Credit Exposure shall not exceed such Lender’s Commitment at such time. Each Borrowing shall, in the case of Borrowings consisting of Reference Rate Advances, be in an aggregate amount not less than $1,000,000 and in integral multiples of $500,000 in excess thereof, and in the case of Borrowings consisting of Eurodollar Rate Advances, be in an aggregate amount not less than $2,000,000 and in integral multiples of $500,000 in excess thereof, and in each case shall consist of Advances of the same Type made on the same day by the Lenders ratably according to their respective Commitments. Subject to the terms of this Agreement, the Borrower may from time to time borrow, prepay, and reborrow Advances.

(b) Evidence of Indebtedness. The Advances made by each Lender shall be evidenced by one or more accounts or records maintained by such Lender and by the Administrative Agent in the ordinary course of business. The accounts or records maintained by the Administrative Agent and the Lenders shall be conclusive absent manifest error of the amount of the Advances made by such Lenders to the Borrower and the interest and payments thereon. Any failure to so record or any error in doing so shall not, however, limit or otherwise affect the obligation of the Borrower hereunder to pay any amount owing with respect to the Obligations. In the event of any conflict between the accounts and records maintained by any Lender and the accounts and records of the Administrative Agent in respect of such matters, the accounts and records of the Administrative Agent shall control in the absence of manifest error. Upon the request of any Lender to the Borrower made through the Administrative Agent, the Borrower shall execute and deliver to such Lender (through the Administrative Agent) the applicable Notes which shall evidence such Lender’s Advances to the Borrower in addition to such accounts or records. Each Lender may attach schedules to such Notes and endorse thereon the date, Type (if applicable), amount, and maturity of its Advances and payments with respect thereto. In addition to the accounts and records referred to in the immediately preceding sentences, each Lender, Issuing Lender and Administrative Agent shall maintain in accordance with its usual practice accounts or records evidencing the purchases and sales by such Lender of participations in Letters of Credit. In the event of any conflict between the accounts and records maintained by the Administrative Agent and the accounts and records of any Lender (other than the Issuing Lender) in respect of such matters, the accounts and records of the Administrative Agent shall control in the absence of manifest error. In the event of any conflict among the accounts and records maintained by the Administrative Agent, the accounts and records maintained by the Issuing Lender as to Letters of Credit issued by it, and the accounts and records of any other Lender in respect of such matters, the accounts and records of the Issuing Lender shall control in the absence of manifest error.

Section 2.02 Borrowing Base.

(a) Borrowing Base. The initial Borrowing Base in effect as of Closing Date has been set by the Administrative Agent and the Lenders and acknowledged by the Borrower as $191,666,666.66. Such initial Borrowing Base shall remain in effect until the next redetermination made pursuant to this Section 2.02. The Borrowing Base shall be determined in accordance with the standards set forth in Section 2.02(e) and is subject to periodic redetermination pursuant to Sections 2.02(b) and 2.02(c), and mandatory reductions pursuant to Section 2.02(d).

(b) Calculation of Borrowing Base.

(i) The Borrower shall deliver to the Administrative Agent and the Lenders on or before each April 1st, beginning April 1, 2018, an Independent Engineering Report dated effective as of the immediately preceding January 1st, and such other information as may be reasonably requested by any Lender with respect to the Oil and Gas Properties included or to be included in the Borrowing Base or in the Total Present Value, as applicable. Any time after the Protected Period, in the normal course of business (but in any event within 30 days after the Administrative Agent’s and the Lenders’ receipt of such Independent Engineering Report (and such additional Engineering Report, if any, required under the last sentence of subsection (iv) below) and other information), (A) the Administrative Agent shall deliver to each Lender the Administrative Agent’s recommendation for the redetermined Borrowing Base, (B) the Administrative Agent and the Lenders shall redetermine the Borrowing Base in accordance with Section 2.02(e), and (C) the Administrative Agent shall promptly notify the Borrower in writing of the amount of the Borrowing Base as so redetermined.

(ii) The Borrower shall deliver to the Administrative Agent and the Lenders, on or before each October 1st, beginning October 1, 2017, an Internal Engineering Report or an Independent Engineering Report dated effective as of the immediately preceding July 1st and, in each instance, such other information as may be reasonably requested by the Administrative Agent or any Lender with respect to the Oil and Gas Properties included or to be included in the Borrowing Base or in the Total Present Value, as applicable. Any time after the Protected Period, in the normal course of business (but in any event within 30 days after the Administrative Agent’s and the Lenders’ receipt of such Internal Engineering Report or Internal Engineering Report (and such additional Engineering Report, if any, required under the last sentence of subsection (iv) below) and other information), (A) the Administrative Agent shall deliver to each Lender the Administrative Agent’s recommendation for the redetermined Borrowing Base, (B) the Administrative Agent and the Lenders shall redetermine the Borrowing Base in accordance with Section 2.02(e), and (C) the Administrative Agent shall promptly notify the Borrower in writing of the amount of the Borrowing Base as so redetermined.

(iii) Any time after the Protected Period, in the event that the Borrower does not furnish to the Administrative Agent and the Lenders the Independent Engineering Report, Internal Engineering Report or other information specified in clauses (i) and (ii) above by the date specified therein (or such additional Engineering Report, if any, required under the last sentence of subsection (iv) below), the Administrative Agent and the Lenders may nonetheless redetermine the Borrowing Base and redesignate the Borrowing Base from time-to-time thereafter in their sole discretion (but subject to Section 2.02(e)) until the Administrative Agent and the Lenders receive the relevant Independent Engineering Report, Internal Engineering Report, or other information, as applicable, at which time the Administrative Agent and the Lenders shall redetermine the Borrowing Base as otherwise specified in this Section 2.02.

(iv) Each delivery of an Engineering Report (including, without limitation, the initial Engineering Report delivered pursuant to Section 3.01) by the Borrower to the Administrative Agent and

the Lenders shall constitute a representation and warranty by the Borrower to the Administrative Agent and the Lenders that (A) the Borrower and the Guarantors, as applicable, own the Oil and Gas Properties specified therein subject to an Acceptable Security Interest to the extent required hereunder (other than any thereof that have been Disposed of since the date of such Engineering Report in a Disposition permitted by this Agreement and noted to the Administrative Agent under the certificate required under Section 5.06(e)(iv)(D)) and free and clear of any Liens (except Permitted Liens), (B) on and as of the date of such Engineering Report each Oil and Gas Property identified as PDP Reserves therein was developed for oil and gas, and the wells pertaining to such Oil and Gas Properties that are described therein as producing wells (“Wells”), were each producing oil and/or gas in paying quantities, except for Wells that were utilized as water or gas injection wells, carbon dioxide wells or as water disposal wells (each as noted in such Engineering Report) or wells that were shut in for maintenance, repair or offset drilling activity (each as noted in such Engineering Report), (C) the descriptions of the nature of the record title interests of the Borrower and the Guarantors, as applicable, set forth in such Engineering Report are complete and accurate in all material respects, and take into account all Permitted Liens, (D) there are no “back-in” or “reversionary” interests held by third parties which could reduce the interests of the Borrower or any of the Guarantors in such Oil and Gas Properties except as set forth in the Engineering Report, (E) no operating or other agreement to which the Borrower or any of the Guarantors is a party or by which the Borrower or any of the Guarantors is bound affecting any part of such Oil and Gas Properties requires the Borrower or any of the Guarantors to bear any of the costs relating to such Oil and Gas Properties greater than the record title interest of the Borrower or any of the Guarantors in such portion of the such Oil and Gas Properties as set forth in such Engineering Report, except in the event the Borrower or any of the Guarantors is obligated under an operating agreement to assume a portion of a defaulting party’s share of costs, and (F) the Borrower’s and the Guarantors’ ownership of the Hydrocarbons and the undivided interests in the Oil and Gas Properties as specified in such Engineering Report (i) will, after giving full effect to all Permitted Liens, afford the Borrower or the applicable Guarantor not less than those net interests (expressed as a fraction, percentage or decimal) in the production from or which is allocated to such Hydrocarbons specified as net revenue interest in such Engineering Report and (ii) will cause the Borrower or the applicable Guarantor to bear not more than that portion (expressed as a fraction, percentage or decimal), specified as working interest in such Engineering Report, of the costs of drilling, developing and operating the wells identified in such Engineering Report or identified in the exhibits to the Mortgages encumbering such Oil and Gas Properties (except for any increases in working interest with a corresponding increase in the net revenue interest in such Oil and Gas Property) other than any discrepancy disclosed by the Borrower or such Guarantor in writing to the Administrative Agent at or prior to the delivery of such Engineering Report. Notwithstanding anything herein to the contrary, if the Administrative Agent is notified of such discrepancy, then the Borrower shall promptly (but in any event within 10 days after such original Engineering Report was required to be delivered or such longer period as the Administrative Agent may agree in its sole discretion) deliver an updated Internal Engineering Report (or an Independent Engineering Report if the original Engineering Report was required to be an Independent Engineering Report) taking into account such discrepancy.

(c) Interim Redeterminations. In addition to the scheduled Borrowing Base redeterminations provided for in Section 2.02(b), the Borrowing Base may be further redetermined by the Lenders as follows, in each case, based on such information as the Administrative Agent and the Lenders deem relevant (but in accordance with Section 2.02(e)):

(i) the Administrative Agent may, and shall at the request of the Required Lenders, make one redetermination of the Borrowing Base during any six-month period between scheduled redeterminations; provided that, such redetermination may not be exercised prior to the end of the Protected Period;

(ii) upon any violation of the Asset Coverage Ratio under Section 6.18 during the Protected Period, the Administrative Agent shall make a redetermination of the Borrowing Base;

(iii) prior to the end of the Protected Period, the Administrative Agent shall, at the request of the Borrower, make a redetermination of the Borrowing Base; provided that, (A) such redetermination under this clause (iii) may not be exercised by the Borrower more than one time during the Protected Period, (B) no such interim redetermination of the Borrowing Base may result in a lower Borrowing Base than the Borrowing Base in effect immediately prior to such redetermination, and (C) the Lenders shall not be required to increase the Borrowing Base in connection with such redetermination request; and

(iv) the Administrative Agent shall, at the request of the Borrower, make one redetermination of the Borrowing Base during any six-month period between scheduled redeterminations; provided that, such redetermination under this clause (iv) may not be exercised prior to the end of the Protected Period.

For the avoidance of doubt, such additional redeterminations of the Borrowing Base shall not constitute nor be construed as a consent to any transaction or proposed transaction that would not be permitted under the terms of this Agreement. The party requesting the redetermination under this paragraph (c) shall give the other party at least 10 days’ prior written notice that a redetermination of the Borrowing Base pursuant to this paragraph (c) is to be performed (or such shorter period as the Administrative Agent and the Borrower may agree to in their sole discretion). In connection with any redetermination of the Borrowing Base under this Section 2.02(c), the Borrower shall provide the Administrative Agent and the Lenders with such information regarding the Borrower and the Guarantors’ business (including, without limitation, its Oil and Gas Properties, the Proven Reserves, and production relating thereto) as the Administrative Agent or any Lender may reasonably request; provided that, in the case of requests for an increase to the Borrowing Base of an amount in excess of 5% of the Borrowing Base then in effect, the request of an updated Independent Engineering Report is deemed to be reasonable. The Administrative Agent shall promptly notify the Borrower in writing of each redetermination of the Borrowing Base pursuant to this Section 2.02(c) and the amount of the Borrowing Base as so redetermined.

(d) Mandatory Reductions.

(i) If any Trigger Event has the effect of causing the sum of (A) the BB Value of all Dispositions of Oil and Gas Properties made since either the Closing Date or, after the end of the Protected Period, the date of the most recent scheduled Borrowing Base redetermination, as applicable, (including such Trigger Event), and (B) the BB Value of BB Hedges which have been subject of any Hedge Event since either the Closing Date or, after the end of the Protected Period, the date of the most recent scheduled Borrowing Base redetermination, as applicable (including such Trigger Event) to exceed 5% of the Borrowing Base then in effect, then effective as of the applicable Trigger Event Date, the Borrowing Base shall be automatically reduced by the BB Value of Oil and Gas Properties and/or BB Hedges, as applicable, that are covered by such Trigger Event as determined by the Administrative Agent (unless otherwise instructed by the Required Lenders). If any notice event is triggered under Section 6.01(g) as to any Lien, then effective as of the date such notice is delivered to the Administrative Agent, the Borrowing Base shall be automatically reduced by the BB Value attributed to such Lien. For the avoidance of doubt, the mandatory reduction in the Borrowing Base required under this clause (d) shall not constitute nor be construed as a consent to any transaction or proposed transaction that would not be permitted under the terms of this Agreement.

(ii) Notwithstanding anything to the contrary set forth in clause (i) above, in the event that the Loan Parties sell the Mid-Con Assets during the Protected Period, either the Borrower or the Required Lenders may request a Borrowing Base redetermination; provided that (A) in the event that 100% of the consideration received in respect of such Disposition is in cash, such redetermination may not result in a reduction of the Borrowing Base in an amount in excess of $35,000,000 and (B) in the event that less than 100% of the consideration received in respect of such Disposition is in cash, such redetermination may not result in a reduction of the Borrowing Base in an amount in excess of the lesser of (1) $35,000,000 divided by the percentage of the consideration received in respect of such Disposition in cash and (2) $50,000,000.

(e) Standards for Redetermination. Each redetermination of the Borrowing Base by the Administrative Agent and the Lenders pursuant to this Section 2.02 shall be made (i) in the sole discretion of the Administrative Agent and the Lenders (but in accordance with the other provisions of this Section 2.02(e)), (ii) in accordance with the Administrative Agent’s and the Lenders’ customary internal standards and practices for valuing and redetermining the value of Oil and Gas Properties in connection with reserve based oil and gas loan transactions, (iii) in conjunction with the most recent Independent Engineering Report or Internal Engineering Report, as applicable, or other information received by the Administrative Agent and the Lenders relating to the Proven Reserves of the Borrower and the Guarantors, and (iv) based upon the estimated value of the Proven Reserves owned by the Borrower and the Guarantors as determined by the Administrative Agent and the Lenders. In valuing and redetermining the Borrowing Base, the Administrative Agent and the Lenders may also consider the business, financial condition, and Indebtedness obligations of the Borrower and the Guarantors and such other factors as the Administrative Agent and the Lenders customarily deem appropriate, including without limitation, commodity price assumptions, projections of production, operating expenses, general and administrative expenses, capital costs, working capital requirements, liquidity evaluations, dividend payments, environmental costs, and legal costs. In that regard, the Borrower acknowledges that the determination of the Borrowing Base contains a value cushion (market value in excess of loan value), which is essential for the adequate protection of the Administrative Agent and the Lenders. Subject to the last sentence of Section 5.08(a), to the extent a Proven Reserve is not encumbered by an Acceptable Security Interest, such Proven Reserve shall not be included or considered for inclusion in the Borrowing Base to the extent an Acceptable Security Interest thereon would be necessary to cause the Administrative Agent to have an Acceptable Security Interest in (x) at least 95% (by value) of the Proven Reserves and the Oil and Gas Properties relating thereto, (y) 90% (by value) of the Loan Parties’ other Specified Properties, and (z) 100% (by value) of the Original Mortgaged Properties (other than such Original Mortgaged Properties which are Disposed of as permitted under Section 6.04(c)). At all times after the Administrative Agent has given the Borrower notification of a redetermination of the Borrowing Base under this Section 2.02, the Borrowing Base shall be equal to the redetermined amount or such lesser amount designated by the Borrower and disclosed in writing to the Administrative Agent and the Lenders until the Borrowing Base is subsequently redetermined in accordance with this Section 2.02; provided that the Borrower shall not request that the Borrowing Base be reduced to a level that would result in a Borrowing Base Deficiency (without giving effect to the proviso in the definition thereof). Notwithstanding anything herein to the contrary, (x) to the extent the redetermined Borrowing Base is less than or equal to the Borrowing Base in effect prior to such redetermination, such redetermined Borrowing Base must be approved by the Required Lenders, and (y) to the extent the redetermined Borrowing Base is greater than the Borrowing Base in effect prior to such redetermination, such redetermined Borrowing Base must be approved by all of the Lenders.

Section 2.03 Method of Borrowing.

(a) Notice. Each Borrowing shall be made pursuant to the applicable Notice of Borrowing given by Borrower to Administrative Agent not later than (i) in the case of the Borrowings to be made on the Closing Date (y) 1:00 p.m. (Cleveland, Ohio time) on the second Business Day before the date of the proposed Borrowing, in the case of a Eurodollar Rate Advance or (z) 12:00 noon (Cleveland, Ohio time)

on the Business Day of the proposed Borrowing, in the case of a Reference Rate Advance or (ii) in the case of all Borrowings to be made after the Closing Date, (y) 1:00 p.m. (Cleveland, Ohio time) on the third Business Day before the date of the proposed Borrowing, in the case of a Eurodollar Rate Advance or (z) 12:00 noon (Cleveland, Ohio time) on the Business Day of the proposed Borrowing, in the case of a Reference Rate Advance, which shall give to each Lender prompt notice of such proposed Borrowing, by facsimile or by electronic mail. Each Notice of Borrowing shall be by facsimile or by electronic mail (with a PDF file of the executed Notice of Borrowing attached), specifying (i) the requested date of such Borrowing (which shall be a Business Day), (ii) the requested Type of Advances comprising such Borrowing, (iii) the aggregate amount of such Borrowing, and (iv) if such Borrowing is to be comprised of Eurodollar Rate Advances, the requested Interest Period for each such Advance; provided that, all Borrowings to be made on the Closing Date shall consist only of Reference Rate Advance (which may, subject to the terms of this Agreement, be thereafter Converted into Eurodollar Rate Advances) unless a breakfunding agreement reasonably satisfactory to the Administrative Agent has been executed by the Borrower concurrent with the delivery of such Notice of Borrowing. In the case of a proposed Borrowing comprised of Eurodollar Rate Advances, the Administrative Agent shall promptly notify each Lender of the applicable interest rate under Section 2.09(b). Each Lender shall, before 2:00 p.m. (Cleveland, Ohio time) on the date of such Borrowing, make available for the account of its applicable Lending Office to the Administrative Agent at its address referred to in Section 9.09, or such other location as the Administrative Agent may specify by notice to the Lenders, in same day funds, such Lender’s pro rata share of such Borrowing. After the Administrative Agent’s receipt of such funds and upon fulfillment of the applicable conditions set forth in Article III, the Administrative Agent will make such funds available to the Borrower at its account with the Administrative Agent or as otherwise directed by the Borrower with written notice to the Administrative Agent.

(b) Conversions and Continuations. In order to elect to Convert or continue an Advance under this paragraph, the Borrower shall deliver an irrevocable Notice of Conversion or Continuation to the Administrative Agent at the Administrative Agent’s office no later than 12:00 noon (Cleveland, Ohio time) (i) on the Business Day of the proposed Conversion date in the case of a Conversion to a Reference Rate Advance and (ii) at least three Business Days in advance of the proposed Conversion or continuation date in the case of a Conversion to, or a continuation of, a Eurodollar Rate Advance. Each such Notice of Conversion or Continuation shall be in writing or by facsimile or by electronic mail (with a PDF file of the executed Notice of Conversion or Continuation attached), specifying (i) the requested Conversion or continuation date (which shall be a Business Day), (ii) the amount and Type of the Advance to be Converted or continued, (iii) whether a Conversion or continuation is requested and, if a Conversion, into what Type of Advance, and (iv) in the case of a Conversion to, or a continuation of, a Eurodollar Rate Advance, the requested Interest Period. Promptly after receipt of a Notice of Conversion or Continuation under this paragraph, the Administrative Agent shall provide each Lender with a copy thereof and, in the case of a Conversion to or a continuation of a Eurodollar Rate Advance, notify each Lender of the applicable interest rate under Section 2.09(b). The portion of Advances comprising part of the same Borrowing that are Converted to Advances of another Type shall constitute a new Borrowing.

(c) Certain Limitations. Notwithstanding anything to the contrary contained in paragraphs (a) and (b) above:

(i) at no time shall there be more than ten Interest Periods applicable to outstanding Eurodollar Rate Advances;

(ii) if any Lender shall, at least one Business Day before the date of any requested Borrowing, Conversion, or continuation, notify the Administrative Agent that the introduction of any Legal Requirement after the date hereof, or any change in or in the interpretation of any Legal Requirement as in effect on the date hereof, makes it unlawful, or that any central bank or other

Governmental Authority asserts that it is unlawful, for such Lender or its Lending Office to perform its obligations under this Agreement to make Eurodollar Rate Advances or to fund or maintain Eurodollar Rate Advances, the right of the Borrower to select Eurodollar Rate Advances from such Lender shall be suspended until such Lender shall notify the Administrative Agent that the circumstances causing such suspension no longer exist, and the Advance made by such Lender in respect of such Borrowing, Conversion, or continuation shall be a Reference Rate Advance;

(iii) if the Administrative Agent is unable to determine the Eurodollar Rate for Eurodollar Rate Advances comprising any requested Borrowing, the right of the Borrower to select Eurodollar Rate Advances for such Borrowing or for any subsequent Borrowing shall be suspended until the Administrative Agent shall notify the Borrower and the Lenders that the circumstances causing such suspension no longer exist, and each Advance comprising such Borrowing shall be a Reference Rate Advance;

(iv) if the Majority Lenders shall, at least one Business Day before the date of any requested Borrowing, notify the Administrative Agent that the Eurodollar Rate for Eurodollar Rate Advances comprising such Borrowing will not adequately reflect the cost to such Lenders of making or funding their respective Eurodollar Rate Advances, as the case may be, for such Borrowing, the right of the Borrower to select Eurodollar Rate Advances for such Borrowing or for any subsequent Borrowing shall be suspended until the Administrative Agent shall notify the Borrower and the Lenders that the circumstances causing such suspension no longer exist, and each Advance comprising such Borrowing shall be a Reference Rate Advance;

(v) if the Borrower shall fail to select the duration or continuation of any Interest Period for any Eurodollar Rate Advances in accordance with the provisions contained in the definition of “Interest Period” in Section 1.01 and paragraph (b) above, the Administrative Agent shall forthwith so notify the Borrower and the Lenders and such Advances shall be made available to the Borrower on the date of such Borrowing as Eurodollar Rate Advances with an Interest Period of one month or, if an existing Advance, Convert into Reference Rate Advances; and

(vi) no Borrowing may be made as, continued as or Converted into, Eurodollar Rate Advances at any time that a Default has occurred and is continuing.

(d) Notices Irrevocable. Each Notice of Borrowing and Notice of Continuation or Conversion delivered by the Borrower hereunder, including its deemed request for borrowing made hereunder, shall be irrevocable and binding on the Borrower.

(e) Funding by Lenders; Administrative Agent Reliance. Unless the Administrative Agent shall have received notice from a Lender before the date of any Borrowing that such Lender will not make available to the Administrative Agent such Lender’s Pro Rata Share of any Borrowing, the Administrative Agent may assume that such Lender has made its Pro Rata Share of such Borrowing available to the Administrative Agent on the date of such Borrowing in accordance with Section 2.03(a), and the Administrative Agent may, in reliance upon such assumption, make available to the Borrower on such date a corresponding amount. If and to the extent that such Lender shall not have so made its Pro Rata Share of such Borrowing available to the Administrative Agent, such Lender and the Borrower severally agree to immediately repay to the Administrative Agent on demand such corresponding amount, together with interest on such amount, for each day from the date such amount is made available to the Borrower until the date such amount is repaid to the Administrative Agent, at (i) in the case of the Borrower, the interest rate applicable on such day to Advances comprising such Borrowing and (ii) in the case of such Lender, the lesser of (A) the greater of the Federal Funds Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation and (B) the

Maximum Rate. If such Lender shall repay to the Administrative Agent such corresponding amount and interest as provided above, such corresponding amount so repaid shall constitute such Lender’s Advance as part of such Borrowing for purposes of this Agreement even though not made on the same day as the other Advances comprising such Borrowing.

(f) Payments by Borrower; Presumptions by Administrative Agent. Unless the Administrative Agent shall have received notice from the Borrower prior to the date on which any payment is due to the Administrative Agent for the account of the Lenders or the Issuing Lender hereunder that the Borrower will not make such payment, the Administrative Agent may assume that the Borrower has made such payment on such date in accordance herewith and may, in reliance upon such assumption, distribute to the Lenders or the Issuing Lender, as the case may be, the amount due. In such event, if the Borrower has not in fact made such payment, then each of the Lenders or the Issuing Lender, as the case may be, severally agrees to repay to the Administrative Agent forthwith on demand the amount so distributed to such Lender or Issuing Lender, with interest thereon, for each day from and including the date such amount is distributed to it to but excluding the date of payment to the Administrative Agent, at the lesser of (i) the greater of the Federal Funds Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation and (ii) the Maximum Rate.

Section 2.04 Termination and Reduction of the Commitments; Aggregate Maximum Credit Amounts.

(a) Unless previously terminated, the Commitments shall terminate on the Commitment Termination Date. If at any time the aggregate Maximum Credit Amounts are terminated or reduced to zero, then the Commitments shall terminate on the effective date of such termination or reduction.

(b) The Borrower shall have the right, upon at least three Business Days’ irrevocable notice (provided that, as to a notice of the termination in whole of the Maximum Credit Amounts, such notice may state that such notice is conditioned upon the effectiveness of other credit facilities, in which case such notice may be revoked by the Borrower by notice to the Administrative Agent on or prior to the specified effective date) to the Administrative Agent, to terminate in whole or reduce ratably in part the unused portion of the aggregate Maximum Credit Amounts; provided that (i) each partial reduction shall be in the aggregate amount of $5,000,000 or in integral multiples of $1,000,000 in excess thereof, and (ii) the Borrower shall not terminate or reduce the aggregate Maximum Credit Amounts if, after giving effect to any concurrent prepayment of the Advances in accordance with Section 2.05(d), the total Credit Exposures would exceed the total Commitments.

(c) Any reduction and termination of the Commitments and Maximum Credit Amounts pursuant to this Section 2.04 shall be applied ratably to each Lender’s Commitment and Maximum Credit Amount and shall be permanent, with no obligation of the Lenders to reinstate such Commitments or Maximum Credit Amounts.

Section 2.05 Prepayment of Advances.

(a) Optional. The Borrower shall have no right to prepay any principal amount of any Advance except as provided in this Section 2.05(a) and all notices given pursuant to this Section 2.05(a) shall be irrevocable and binding upon the Borrower (provided that any such notice as to the repayment in full of all outstanding Advances may state that such notice is conditioned upon the effectiveness of other credit facilities, in which case such notice may be revoked by the Borrower (by notice to the Administrative Agent on or prior to the specified effective date) if such condition is not satisfied). Each payment of any Advance pursuant to this Section 2.05(a) shall be made in a manner such that all

Advances comprising part of the same Borrowing are paid in whole or ratably in part other than Advances owing to a Defaulting Lender as provided in Section 2.16. The Borrower may prepay the Advances, after giving by 12:00 noon (Cleveland, Ohio time), (i) in the case of Eurodollar Rate Advances, at least three Business Days’ or (ii) in the case of Reference Rate Advances, same Business Day irrevocable prior written notice to the Administrative Agent stating the proposed date and aggregate principal amount of such prepayment. If any such notice is given, the Borrower shall prepay the Advances in whole or ratably in part in an aggregate principal amount equal to the amount specified in such notice, together with accrued and unpaid interest to the date of such prepayment on the principal amount prepaid and amounts, if any, required to be paid pursuant to Section 2.11 as a result of such prepayment being made on such date and without payment of any other premium or penalty; provided, however, that each partial prepayment with respect to: (A) any amounts prepaid in respect of Eurodollar Rate Advances shall be applied to Eurodollar Rate Advances comprising part of the same Borrowing; (B) any prepayments made in respect of Reference Rate Advances shall be made in a minimum amount of $1,000,000 and in integral multiples of $500,000 in excess thereof, and (C) any prepayments made in respect of any Borrowing comprised of Eurodollar Rate Advances shall be made in an aggregate principal amount of at least $2,000,000 and in integral multiples of $500,000 in excess thereof. Full prepayments of any Borrowing are permitted without restriction of amounts.

(b) Borrowing Base Deficiency.

(i) Other than as provided in clauses (ii), (iii) and (iv) below, if a Borrowing Base Deficiency exists, the Borrower shall, after receipt of written notice from the Administrative Agent regarding such deficiency, take any of the following actions (and the failure of the Borrower to take such actions to remedy such Borrowing Base Deficiency shall constitute an election of clause (C) below):

(A) deliver, within 20 days after the date such deficiency notice is received by the Borrower from the Administrative Agent, to the Administrative Agent written notice indicating the Borrower’s election to prepay Advances or, if the Advances have been repaid in full, make deposits into the Cash Collateral Account to provide cash collateral for the Letter of Credit Exposure, such that the Borrowing Base Deficiency is cured within 30 days after the date such deficiency notice is received by the Borrower from the Administrative Agent;

(B)  (i) deliver, within 20 days after the date such deficiency notice is received by the Borrower from the Administrative Agent, written notice to the Administrative Agent indicating the Borrower’s election to pledge as Collateral for the Secured Obligations additional Oil and Gas Properties acceptable to the Administrative Agent and the Required Lenders such that the Borrowing Base Deficiency is cured within 30 days after the date such deficiency notice is received by the Borrower from the Administrative Agent and (ii) provide such pledge of additional Oil and Gas Properties within such time period;

(C) (i) deliver, within 20 days after the date such deficiency notice is received by the Borrower from the Administrative Agent, written notice to the Administrative Agent indicating the Borrower’s election to repay the Advances and make deposits into the Cash Collateral Account to provide cash collateral for the Letters of Credit, each in five monthly installments equal to one-fifth of such Borrowing Base Deficiency with the first such installment due 30 days after the date such deficiency notice is received by the Borrower from the Administrative Agent (or such earlier date as agreed to between the Borrower and the Administrative Agent) and each following installment due 30 days after the preceding installment due date and (ii) make such payments and deposits within such time periods; or

(D) (i) deliver, within 20 days after the date such deficiency notice is received by the

Borrower from the Administrative Agent, written notice to the Administrative Agent indicating the Borrower’s election to combine the options provided in clause (B) and clause (C) above, and also indicating the amount to be prepaid in installments and the amount to be provided as additional Collateral, and (ii) make such five equal consecutive monthly installments and deliver such additional Collateral within the time required under clause (B) and clause (C) above.

For the avoidance of doubt, (x) unless the Borrower delivers the requisite written notice to the Administrative Agent of its election under clause (B), (C) or (D) above, the Borrower is deemed to have elected to cure such Borrowing Base Deficiency as provided in clause (C) above, (y) if a scheduled Borrowing Base redetermination or a Borrowing Base redetermination allowed under Section 2.02(c) (each, an “Additional Trigger”) occurs during the existence of a Borrowing Base Deficiency and an incremental Borrowing Base Deficiency amount results as a result of such Additional Trigger, then the Borrower shall remedy such incremental Borrowing Base Deficiency pursuant to the terms of this Section 2.05(b)(i), including, if selected by the Borrower, with additional five monthly installments as to such incremental amount, and (z) in any event, all outstanding Advances shall be paid in full on the Commitment Termination Date and all Letter of Credit Exposure shall be Cash Collateralized in the Minimum Collateral Amount on the Commitment Termination Date.

(ii) If, during the existence of a Borrowing Base Deficiency, any Loan Party (or the Administrative Agent as loss payee or assignee) receives Extraordinary Cash Proceeds, whether as one payment or a series of payments, then the Borrower shall, within three Business Days after receipt of such proceeds, prepay the Borrowings and Cash Collateralize the Letter of Credit Exposure, in an aggregate amount equal to the lesser of (i) such Borrowing Base Deficiency and (ii) 100% of such proceeds.

(iii) If the Borrowing Base is reduced under Section 2.02(d) and such reduction results in a Borrowing Base Deficiency, then the Borrower shall (A) with respect to a Disposition of any Oil and Gas Properties, prepay Advances or, if the Advances have been repaid in full, make deposits into the Cash Collateral Account to provide cash collateral for the Letter of Credit Exposure, such that the Borrowing Base Deficiency is cured within one Business Day after the date the Net Cash Proceeds of such Disposition are received, (B) with respect to a Hedge Event, prepay Advances or, if the Advances have been repaid in full, make deposits into the Cash Collateral Account to provide cash collateral for the Letter of Credit Exposure, such that the Borrowing Base Deficiency is cured on the Business Day the proceeds of such Hedge Event are received, and (C) with respect to a reduction in the Borrowing Base as a result of a notice event triggered under Section 6.01(g), prepay Advances or, if the Advances have been repaid in full, make deposits into the Cash Collateral Account to provide cash collateral for the Letter of Credit Exposure, such that the Borrowing Base Deficiency on account thereof is cured within one Business Day after such reduction in the Borrowing Base.

(iv) If a Disposition of Specified Properties or a Hedge Event occurs during the period when a Borrowing Base Deficiency already exists, then in addition to the requirement to repay the Advances and make deposits into the Cash Collateral Account to provide cash collateral for the Letters of Credit to cure any Borrowing Base Deficiency occurring as a result thereof (as provided in clause (iii) above), the Borrower shall apply any remaining proceeds resulting from such Disposition or Hedge Event on the date such proceeds are received as prepayments of all unpaid monthly installments or payments required under this Section 2.05(b), applied pro rata to such payments.

(v) Each prepayment pursuant to this Section 2.05(b) shall be accompanied by accrued and unpaid interest on the amount prepaid to the date of such prepayment and amounts, if any, required to be paid pursuant to Section 2.11 as a result of such prepayment being made on such date. Each prepayment under this Section 2.05(b) shall be applied to the Advances as determined by the Administrative Agent and agreed to by the Lenders in their sole discretion.

(c) Excess Cash. If, at any time when Credit Exposure is greater than zero, the Consolidated Cash Balance exceeds the Consolidated Cash Balance Limit as of the end of the last Business Day of any calendar week, then the Borrower shall, on the immediately following Consolidated Cash Sweep Date, prepay the Advances in an aggregate principal amount equal to such excess, and, if any excess remains after prepaying all of the Advances as a result of the Letter of Credit Exposure, Cash Collateralize the Letter of Credit Exposure in an amount equal to such excess. Each prepayment pursuant to this Section 2.05(c) shall be accompanied by accrued and unpaid interest on the amount prepaid to the date of such prepayment. Each prepayment under this Section 2.05(c) shall be applied first to Reference Rate Advances and then to Eurodollar Rate Advances. Notwithstanding anything to the contrary contained herein, prepayments under this clause (c) shall not be subject to the reimbursement, indemnity or payment obligations under Section 2.11.

(d) Reduction of Maximum Credit Amounts. On the date of each reduction of the aggregate Maximum Credit Amounts pursuant to Section 2.04, the Borrower agrees to make a prepayment in respect of the outstanding amount of the Advances, and if the Advances have been repaid in full, make deposits into the Cash Collateral Account to provide cash collateral for the Letter of Credit Exposure, such that, the aggregate unpaid principal amount of all Advances plus the Letter of Credit Exposure that has not been Cash Collateralized does not exceed the aggregate Commitments, as so reduced. Each prepayment pursuant to this Section 2.05(d) shall be accompanied by accrued and unpaid interest on the amount prepaid to the date of such prepayment and amounts, if any, required to be paid pursuant to Section 2.11 as a result of such prepayment being made on such date. Each prepayment under this Section 2.05(d) shall be applied first to Reference Rate Advances and then to Eurodollar Rate Advances.

(e) Ratable Prepayment. Each payment of any Advance pursuant to this Section 2.05 shall be made in a manner such that all Advances comprising part of the same Borrowing are paid in whole or ratably in part.

Section 2.06 Repayment of Advances. The Borrower shall repay to the Administrative Agent for the ratable benefit of the Lenders the outstanding principal amount of each Advance, together with any accrued and unpaid interest thereon, on the Maturity Date or such earlier date pursuant to Section 7.02 or Section 7.03.

Section 2.07 Letters of Credit.

(a) Commitment for Letters of Credit. Subject to the terms and conditions set forth in this Agreement, the Issuing Lender agrees, in reliance upon the agreements of the other Lenders set forth in this Section 2.07, from time to time on any Business Day during the period from the Closing Date until the Commitment Termination Date, to issue, increase or extend the Expiration Date of Letters of Credit for the account of any Loan Party, provided that no Letter of Credit will be issued, increased, or extended:

(i) if such issuance, increase, or extension would cause the Letter of Credit Exposure to exceed the lesser of (A) $15,000,000 and (B) an amount equal to (1) the Commitments in effect at such time minus (2) the sum of the aggregate outstanding amount of all Advances;

(ii) unless such Letter of Credit has an Expiration Date not later than the earlier of (A) 12 months after its issuance or extension and (B) five Business Days prior to the Maturity Date (an “Acceptable Letter of Credit Maturity Date”); provided that, (1) if the Commitments are terminated in whole pursuant to Section 2.04, the Borrower shall either (A) deposit into the Cash Collateral Account cash in an amount equal to the Minimum Collateral Amount for the Letters of Credit which have an expiry date beyond the date the Commitments are terminated or (B) provide a replacement letter of credit (or other security) reasonably acceptable to the Administrative Agent and the Issuing Lender in an

amount equal to the Minimum Collateral Amount, and (2) any such Letter of Credit with a one-year tenor may expressly provide for an automatic extension of one additional year so long as such Letter of Credit expressly allows the Issuing Lender, at its sole discretion, to elect not to provide such extension within the time periods agreed to in the applicable Letter of Credit; provided that, in any event, such automatic extension may not result in an Expiration Date that occurs after the fifth Business Day prior to the Maturity Date;

(iii) unless such Letter of Credit is a standby letter of credit not supporting the repayment of indebtedness for borrowed money of any Person;

(iv) unless such Letter of Credit is in form and substance acceptable to the Issuing Lender in its sole discretion exercised in good faith;

(v) unless the Borrower has delivered to the Issuing Lender a completed and executed Letter of Credit Application;

(vi) unless such Letter of Credit is governed by (A) the Uniform Customs and Practice for Documentary Credits (2007 Revision), International Chamber of Commerce Publication No. 600, or (B) the International Standby Practices (ISP98), International Chamber of Commerce Publication No. 590, in either case, including any subsequent revisions thereof approved by a Congress of the International Chamber of Commerce and adhered to by the Issuing Lender;

(vii) if any order, judgment or decree of any Governmental Authority or arbitrator shall by its terms purport to enjoin or restrain the Issuing Lender from issuing, increasing or extending such Letter of Credit, or any Legal Requirement applicable to the Issuing Lender or any request or directive (whether or not having the force of law) from any Governmental Authority with jurisdiction over the Issuing Lender shall prohibit, or request that the Issuing Lender refrain from, the issuance, increase or extension of letters of credit generally or such Letter of Credit in particular or shall impose upon the Issuing Lender with respect to such Letter of Credit any restriction, reserve or capital requirement (for which the Issuing Lender is not otherwise compensated hereunder) not in effect on the date hereof, or shall impose upon the Issuing Lender any unreimbursed loss, cost or expense which was not applicable on the date hereof and which the Issuing Lender in good faith deems material to it;

(viii) if the issuance, increase or extension of such Letter of Credit would violate one or more policies of the Issuing Lender applicable to letters of credit generally;

(ix) if Letter of Credit is to be denominated in a currency other than Dollars;

(x) if such Letter of Credit supports the obligations of any Person in respect of (x) a lease of real property, or (y) an employment contract if the Issuing Lender reasonably determines that the Borrower’s obligation to reimburse any draws under such Letter of Credit may be limited; or

(xi) any Lender is at such time a Defaulting Lender hereunder, unless such Defaulting Lender’s Fronting Exposure as to Letters of Credit has been fully reallocated or Cash Collateralized pursuant to Section 2.16 below or the Issuing Lender has entered into other satisfactory arrangements with the Borrower or such Lender to eliminate the Issuing Lender’s risk with respect to such Lender.

(b) Requesting Letters of Credit. Each Letter of Credit shall be issued, increased or extended pursuant to a Letter of Credit Application given by the Borrower to the Administrative Agent and the Issuing Lender by facsimile, electronic mail or other writing not later than 12:00 noon (Cleveland, Ohio time) on the third Business Day before the proposed date of issuance, increase or extension for the Letter of Credit. Each Letter of Credit Application shall be fully completed and shall specify the information required therein. Each Letter of Credit Application shall be irrevocable and binding on the Borrower. Subject to the terms and conditions hereof, the Issuing Lender shall before 3:00 p.m. (Cleveland, Ohio time) on the date of such Letter of Credit Application issue, increase or extend such Letter of Credit to the beneficiary of such Letter of Credit.

(c) Reimbursements for Letters of Credit; Funding of Participations.

(i) With respect to any Letter of Credit, in accordance with the related Letter of Credit Application, the Borrower agrees to pay on the Business Day the Borrower receives notice of such drawing from the Issuing Bank if such notice is received by the Borrower prior to 12:00 noon (Cleveland, Ohio time) or, if such notice is received after 12:00 noon (Cleveland, Ohio time), then on the Business Day following such notice to the Administrative Agent (the applicable date, the “LC Payment Date”) on behalf of the Issuing Lender an amount equal to any amount paid by the Issuing Lender under such Letter of Credit. Upon the Issuing Lender’s demand for payment under the terms of a Letter of Credit Application, the Borrower may, with a written notice, request that the Borrower’s obligations to the Issuing Lender thereunder be satisfied with the proceeds of an Advance in the same amount (notwithstanding any minimum size or increment limitations on individual Advances). If the Borrower does not make such request and does not otherwise make the payments demanded by the Issuing Lender as required under this Agreement or the Letter of Credit Application, then the Borrower shall be deemed for all purposes of this Agreement to have requested such an Advance in the same amount and the transfer of the proceeds thereof to satisfy the Borrower’s obligations to the Issuing Lender, and the Borrower hereby unconditionally and irrevocably authorizes, empowers, and directs the Lenders to make such Advance, to transfer the proceeds thereof to the Issuing Lender in satisfaction of such obligations, and to record and otherwise treat such payments as an Advance to the Borrower. The Administrative Agent and each Lender may record and otherwise treat the making of such Borrowings as the making of a Borrowing to the Borrower under this Agreement as if requested by the Borrower. Nothing herein is intended to release any of the Borrower’s obligations under any Letter of Credit Application, but only to provide an additional method of payment therefor. The making of any Borrowing under this Section 2.07(c) shall not constitute a cure or waiver of any Default, other than the payment Default which is satisfied by the application of the amounts deemed advanced hereunder, caused by the Borrower’s failure to comply with the provisions of this Agreement or the Letter of Credit Application.

(ii) Each Lender (including the Lender acting as Issuing Lender) shall, upon notice from the Administrative Agent that the Borrower has requested or is deemed to have requested an Advance pursuant to Section 2.03 and regardless of whether (A) the conditions in Section 3.02 have been met, (B) such notice complies with Section 2.03, or (C) a Default exists, make funds available to the Administrative Agent for the account of the Issuing Lender in an amount equal to such Lender’s Pro Rata Share of the amount of such Advance not later than 2:00 p.m. (Cleveland, Ohio time) on the Business Day specified in such notice by the Administrative Agent if such notice is sent no later than 11:00 a.m. (Cleveland, Ohio time) on such day (or not later than 2:00 p.m. (Cleveland, Ohio time) on the immediately following Business Day if such notice is sent later than 11:00 a.m. (Cleveland, Ohio time)), whereupon each Lender that so makes funds available shall be deemed to have made an Advance to the Borrower in such amount. The Administrative Agent shall remit the funds so received to the Issuing Lender.

(iii) Until all the Lenders shall have made their respective Advances available to the Administrative Agent pursuant to this Section 2.07 or the Borrower has otherwise made a payment to the Issuing Lender of all unpaid Letter of Credit Obligations, (x) the unpaid Letter of Credit Obligations then due from the Borrower (but in any case, only after the LC Payment Date) shall bear interest at the lesser of (A) the Default Rate and (B) the Maximum Rate for the period from the date such payment is required to the date on which such payment is made and such interest shall be payable as provided in Section 2.09(c) and (y) to the extent the Borrower has not paid such interest or is not required to pay such interest, then each Lender that has not made the Advances available to the Administrative Agent pursuant to this Section 2.07(c) agrees to pay interest on the amount that such Lender was required to make hereunder from such date such amount was due until the date such amount is paid to the Issuing Lender (either by such Lender or by the Borrower) at the lesser of (A) the Federal Funds Rate for such day for the first three days and thereafter the interest rate applicable to the Advance and (B) the Maximum Rate. Whenever, at any time after the Administrative Agent has received from any Lender such Lender’s Advance, the Administrative Agent receives any payment on account thereof, the Administrative Agent will pay to such Lender its participating interest in such amount (appropriately adjusted, in the case of interest payments, to reflect the period of time during which such Lender’s Advance was outstanding and funded), which payment shall be subject to repayment by such Lender if such payment received by the Administrative Agent is required to be returned. Each Lender’s obligation to make the Advance pursuant to this Section 2.07 shall be absolute and unconditional and shall not be affected by any circumstance, including (1) any set-off, counterclaim, recoupment, defense or other right which such Lender or any other Person may have against the Issuing Lender, the Administrative Agent or any other Person for any reason whatsoever; (2) the occurrence or continuance of a Default or the termination of the Commitments; (3) any breach of this Agreement by any Loan Party or any other Lender; or (4) any other circumstance, happening or event whatsoever, whether or not similar to any of the foregoing.

(iv) If at any time, the Commitments shall have expired or shall have been terminated while any Letter of Credit Exposure is outstanding, each Lender, at the sole option of the Issuing Lender, shall fund its participation in such Letters of Credit in an amount equal to such Lender’s Pro Rata Share of the unpaid amount of the Borrower’s payment obligations under drawn Letters of Credit. The Issuing Lender shall notify the Administrative Agent, and in turn, the Administrative Agent shall notify each such Lender of the amount of such participation, and such Lender will transfer to the Administrative Agent for the account of the Issuing Lender on the next Business Day following such notice, in immediately available funds, the amount of such participation. At any time after the Issuing Lender has made a payment under any Letter of Credit and has received from any Lender funding of its participation in respect of such payment in accordance with this clause (iv), if the Administrative Agent receives for the account of the Issuing Lender any payment in respect of the related Letter of Credit Exposure or interest thereon (whether directly from the Borrower or otherwise, including proceeds of cash collateral applied thereto by the Administrative Agent), the Administrative Agent shall distribute to such Lender its Pro Rata Share thereof in the same funds as those received by the Administrative Agent.

(d) Participations. Upon the date of the issuance or increase of a Letter of Credit, the Issuing Lender shall be deemed to have sold to each other Lender and each other Lender shall have been deemed to have purchased from the Issuing Lender a participation in the related Letter of Credit Obligations equal to such Lender’s Pro Rata Share at such date and such sale and purchase shall otherwise be in accordance with the terms of this Agreement. The Issuing Lender shall promptly notify each such participant Lender by facsimile, telephone, or electronic mail (PDF) of each Letter of Credit issued or increased and the actual dollar amount of such Lender’s participation in such Letter of Credit.

(e) Obligations Unconditional. The obligations of the Borrower under this Agreement in respect of each Letter of Credit shall be unconditional and irrevocable, and shall be paid strictly in accordance with the terms of this Agreement under all circumstances, notwithstanding the following circumstances:

(i) any lack of validity or enforceability of any Letter of Credit Documents;

(ii) any amendment or waiver of or any consent to departure from any Letter of Credit Documents;

(iii) the existence of any claim, set-off, defense or other right which any Loan Party may have at any time against any beneficiary or transferee of such Letter of Credit (or any Persons for whom any such beneficiary or any such transferee may be acting), the Issuing Lender, any Lender or any other person or entity, whether in connection with this Agreement, the transactions contemplated in this Agreement or in any Letter of Credit Documents or any unrelated transaction;

(iv) any statement or any other document presented under such Letter of Credit proving to be forged, fraudulent, invalid or insufficient in any respect or any statement therein being untrue or inaccurate in any respect to the extent the Issuing Lender would not be liable therefor pursuant to the following paragraph (g);

(v) payment by the Issuing Lender under such Letter of Credit against presentation of a draft or certificate which does not comply with the terms of such Letter of Credit; or

(vi) any other circumstance or happening whatsoever, whether or not similar to any of the foregoing;

provided, however, that nothing contained in this paragraph (e) shall be deemed to constitute a waiver of any remedies of the Borrower in connection with the Letters of Credit, including, without limitation, those remedies specified in paragraph (g) below.

(f) Prepayments of Letters of Credit. In the event that any Letter of Credit shall be outstanding or shall be drawn and not reimbursed on or prior to the Acceptable Letter of Credit Maturity Date, the Borrower shall pay to the Administrative Agent an amount equal to the Minimum Collateral Amount allocable to such Letter of Credit, such amount to be due and payable on the Acceptable Letter of Credit Maturity Date, and to be held in the Cash Collateral Account and applied in accordance with paragraph (h) below.

(g) Liability of Issuing Lender. The Borrower assumes all risks of the acts or omissions of any beneficiary or transferee of any Letter of Credit with respect to its use of such Letter of Credit. Neither the Issuing Lender nor any of its officers or directors shall be liable or responsible for:

(i) the use which may be made of any Letter of Credit or any acts or omissions of any beneficiary or transferee in connection therewith;

(ii) the validity, sufficiency or genuineness of documents, or of any endorsement thereon, even if such documents should prove to be in any or all respects invalid, insufficient, fraudulent or forged;

(iii) payment by the Issuing Lender against presentation of documents which do not comply with the terms of a Letter of Credit, including failure of any documents to bear any reference or adequate reference to the relevant Letter of Credit; or

(iv) any other circumstances whatsoever in making or failing to make payment under any Letter of Credit (including the Issuing Lender’s own negligence),

except that the Borrower shall have a claim against the Issuing Lender, and the Issuing Lender shall be liable to, and shall promptly pay to, the Borrower, to the extent of any direct, as opposed to consequential, damages suffered by the Borrower which were caused by the Issuing Lender’s willful misconduct or gross negligence (as determined in a final, non-appealable judgment of a court of competent jurisdiction) in determining whether documents presented under a Letter of Credit comply with the terms of such Letter of Credit. In furtherance and not in limitation of the foregoing, the Issuing Lender may accept documents that appear on their face to be in order, without responsibility for further investigation, regardless of any notice or information to the contrary.

(h) Cash Collateral Account.

(i) If the Borrower is required to deposit funds in the Cash Collateral Account pursuant to Sections 2.05(b), 7.02(b), 7.03(b) or any other provision under this Agreement, then the Borrower and the Administrative Agent shall establish the Cash Collateral Account and the Borrower shall execute any documents and agreements, including the Administrative Agent’s standard form assignment of deposit accounts, that the Administrative Agent requests in connection therewith to establish the Cash Collateral Account and grant the Administrative Agent a first priority (subject to inchoate tax liens), perfected Lien in such account and the funds therein. The Borrower hereby pledges to the Administrative Agent and grants the Administrative Agent a security interest in the Cash Collateral Account, whenever established, all funds held in the Cash Collateral Account from time to time, and all proceeds thereof as security for the payment of the Secured Obligations. The Borrower hereby agrees to maintain a first priority (subject to inchoate tax liens) security interest in all the Cash Collateral Account and such Cash Collateral as security for the Secured Obligations and as security for the Defaulting Lenders’ obligation to fund participations in respect of Letter of Credit Exposure, to be applied pursuant to Section 2.07(i)(ii) below.

(ii) Funds held in the Cash Collateral Account shall be held as cash collateral for obligations with respect to Letters of Credit and promptly applied by the Administrative Agent at the request of the Issuing Lender to any reimbursement or other obligations under Letters of Credit that exist or occur. To the extent that any surplus funds are held in the Cash Collateral Account above the Letter of Credit Exposure during the existence of an Event of Default the Administrative Agent may (A) hold such surplus funds in the Cash Collateral Account as cash collateral for the Obligations or (B) apply such surplus funds to any Obligations in any manner directed by the Majority Lenders. If no Default exists, then at the Borrower’s written request, the Administrative Agent shall promptly release any surplus funds held in the Cash Collateral Account above the Minimum Collateral Amount so long as the release thereof would not result in a Borrowing Base Deficiency (without giving effect to the proviso set forth in the definition thereof).

(iii) Funds held in the Cash Collateral Account may be invested in Liquid Investments maintained with, and under the sole dominion and control of, the Administrative Agent or in another investment if mutually agreed upon by the Borrower and the Administrative Agent, but the Administrative Agent shall have no obligation to make any investment of the funds therein. The Administrative Agent shall exercise reasonable care in the custody and preservation of any funds held in the Cash Collateral Account and shall be deemed to have exercised such care if such funds are accorded treatment substantially equivalent to that which the Administrative Agent accords its own property, it being understood that the Administrative Agent shall not have any responsibility for taking any necessary steps to preserve rights against any parties with respect to any such funds.

(i) Defaulting Lender. At any time that there shall exist a Defaulting Lender, within one Business Day following the written request of the Administrative Agent or the Issuing Lender (with a copy to the Administrative Agent) the Borrower shall Cash Collateralize the Issuing Lender’s Fronting Exposure with respect to such Defaulting Lender (determined after giving effect to Section 2.16 and any

Cash Collateral provided by such Defaulting Lender) in an amount not less than the Minimum Collateral Amount.

(i) Grant of Security Interest by Defaulting Lender; Agreement to Provide Cash Collateral. To the extent cash collateral is provided by any Defaulting Lender, such Defaulting Lender hereby grants to the Administrative Agent, for the benefit of the Issuing Lender, and agrees to maintain, a first priority security interest in all such Cash Collateral as security for such Defaulting Lender’s obligation to fund participations in respect of Letter of Credit Obligations, to be applied pursuant to clause (ii) below. Such Defaulting Lender shall execute any documents and agreements, including the Administrative Agent’s standard form assignment of deposit accounts, that the Administrative Agent requests in connection therewith to establish such cash collateral account and to grant the Administrative Agent a first priority security interest in such account and the funds therein. If at any time the Administrative Agent determines that Cash Collateral is subject to any right or claim of any Person other than the Administrative Agent and the Issuing Lender as herein provided, or that the total amount of such Cash Collateral is less than the Minimum Collateral Amount, the Borrower will, promptly upon demand by the Administrative Agent, pay or provide to the Administrative Agent additional Cash Collateral in an amount sufficient to eliminate such deficiency (after giving effect to any Cash Collateral provided by the Defaulting Lender).

(ii) Application. Notwithstanding anything to the contrary contained in this Agreement, Cash Collateral provided under this Section 2.07(i) or Section 2.16 in respect of Letters of Credit shall be applied to the satisfaction of the Defaulting Lender’s obligation to fund participations in respect of Letter of Credit Exposure (including, as to Cash Collateral provided by a Defaulting Lender, any interest accrued on such obligation) for which the Cash Collateral was so provided, prior to any other application of such property as may otherwise be provided for herein.

(iii) Termination of Requirement. Cash Collateral (or the appropriate portion thereof) provided to reduce the Issuing Lender’s Fronting Exposure shall no longer be required to be held as Cash Collateral pursuant to this Section 2.07(i) following (i) the elimination of the applicable Fronting Exposure (including by the termination of Defaulting Lender status of the applicable Lender), or (ii) the determination by the Administrative Agent and the Issuing Lender that there exists excess Cash Collateral; provided that, subject to Section 2.16, the Person providing Cash Collateral and the Issuing Lender may agree that Cash Collateral shall be held to support future anticipated Fronting Exposure or other obligations; and provided further that to the extent that such Cash Collateral was provided by the Borrower, such Cash Collateral shall remain subject to the security interest granted pursuant to the Loan Documents.

(iv) Letters of Credit Issued for Guarantors. Notwithstanding that a Letter of Credit issued or outstanding hereunder is in support of any obligations of, or is for the account of, a Guarantor, the Borrower shall be obligated to reimburse the Issuing Lender hereunder for any and all drawings under such Letter of Credit issued hereunder by the Issuing Lender. The Borrower hereby acknowledges that the issuance of Letters of Credit for the account of any Guarantor inures to the benefit of the Borrower, and that the Borrower’s business (indirectly or directly) derives substantial benefits from the businesses of such other Persons.

Section 2.08 Fees.

(a) Commitment Fees. The Borrower agrees to pay to the Administrative Agent for the account of each Lender a commitment fee at a per annum rate equal to the Commitment Fee Rate on the daily amount by which (i) such Lender’s Commitment then in effect exceeds (ii) the sum of such Lender’s outstanding Advances plus such Lender’s Pro Rata Share of the Letter of Credit Exposure, from the Closing Date until the Commitment Termination Date; provided that, no commitment fee shall accrue on the Commitment of a Defaulting Lender during the period such Lender remains a Defaulting Lender. The commitment fees shall be due and payable quarterly in arrears on the last day of each March, June, September, and December commencing on [March 31, 2017], and continuing thereafter through and including the Commitment Termination Date.

(b) Letter of Credit Fees.

(i) Subject to Section 2.16, the Borrower agrees to pay to the Administrative Agent, for the pro rata benefit of the Lenders, a per annum letter of credit fee for each Letter of Credit issued hereunder in an amount equal to the Applicable Margin then in effect for Eurodollar Rate Advances times the face amount of such Letter of Credit, during the period such Letter of Credit is in effect, payable quarterly in arrears on the last day of each March, June, September, and December commencing on [March 31, 2017] and continuing thereafter through and including the Commitment Termination Date. Notwithstanding the foregoing, (A) upon the occurrence and during the continuance of an Event of Default under Section 7.01(a), Section 7.01(c) (but only as to a breach of Section 5.06(i)), or Section 7.01(e), the foregoing per annum letter of credit fee shall be increased to the Default Rate, after as well as before judgment, and (ii) upon the occurrence and during the continuance of any Event of Default (including under Section 7.01(a) or Section 7.01(e)), upon the request of the Majority Lenders, the foregoing per annum letter of credit fee shall be increased to the Default Rate, after as well as before judgment.

(ii) The Borrower also agrees to pay to the Issuing Lender, a fronting fee with respect to each Letter of Credit issued by the Issuing Lender hereunder equal to the greater of (x) $700 per annum or (y) 0.25% per annum times the face amount of such Letter of Credit, during the period such Letter of Credit is in effect, payable quarterly in arrears on the last day of each March, June, September, and December commencing on [March 31, 2017] and continuing thereafter through and including the Commitment Termination Date.

(iii) The Borrower also agrees to pay to the Issuing Lender such other usual and customary fees associated with any transfers, amendments, drawings, negotiations or reissuances of any Letters of Credit. Such fees shall be due and payable as requested by the Issuing Lender in accordance with the Issuing Lender’s then current fee policy.

(iv) The Issuing Lender shall have no obligation to refund any letter of credit fees previously paid by the Borrower, including any refund claimed because any Letter of Credit is canceled prior to its Expiration Date.

(c) Other Fees. The Borrower agrees to pay to KeyBank and the other parties thereto, as applicable, the fees provided for in the Fee Letters.

Section 2.09 Interest. The Borrower shall pay interest on the unpaid principal amount of each Advance made by each Lender from the date of such Advance until such principal amount shall be paid in full, at the following rates per annum:

(a) Reference Rate Advances. Each Reference Rate Advance shall bear interest at the Adjusted Reference Rate in effect from time to time plus the Applicable Margin for Reference Rate Advances in effect from time to time. The Borrower shall pay to Administrative Agent for the ratable account of each Lender all accrued but unpaid interest on such Lender’s Reference Rate Advances, quarterly in arrears, on each March 31st, June 30th, September 30th, and December 31st commencing on

[March 31, 2017], on the date such Reference Rate Advance shall be paid in full and on the Commitment Termination Date.

(b) Eurodollar Rate Advances. Each Eurodollar Rate Advance shall bear interest during its Interest Period equal to at all times the Eurodollar Rate for such Interest Period plus the Applicable Margin for Eurodollar Rate Advances for such period. The Borrower shall pay to the Administrative Agent for the ratable account of each Lender all accrued but unpaid interest on each of such Lender’s Eurodollar Rate Advances on the last day of the Interest Period therefor (and in the case of a Eurodollar Rate Advance with an Interest Period of more than three months’ duration, on each day prior to the last day of such Interest Period that occurs at intervals of three months’ duration after the first day of such Interest Period), on the date any Eurodollar Rate Advance is repaid, and on the Commitment Termination Date.

(c) Default Rate. Notwithstanding the foregoing, (i) upon the occurrence and during the continuance of an Event of Default under Section 7.01(a) or Section 7.01(e), all Obligations shall bear interest, after as well as before judgment, at the Default Rate and (ii) upon the occurrence and during the continuance of any Event of Default (other than an Event of Default addressed in the foregoing clause (i)), upon the request of the Majority Lenders, all Obligations shall bear interest, after as well as before judgment, at the Default Rate. Interest accrued pursuant to this Section 2.09(c) and all interest accrued but unpaid on or after the Commitment Termination Date shall be due and payable on demand (and if no such demand is made, then due and payable on the otherwise due dates provided herein or if no such due dates are provided herein on the last day of each calendar quarter). Interest shall continue to accrue on the Obligations after the filing by or against any Loan Party of any petition seeking any relief in bankruptcy or under any Debtor Relief Law.

Section 2.10 Illegality. If any Lender in its good faith judgment shall notify the Borrower that, after the date hereof, the introduction of or any change in or in the interpretation of any Legal Requirement makes it unlawful, or that any central bank or other Governmental Authority asserts that it is unlawful, for such Lender or its applicable Lending Office to perform its obligations under this Agreement to make, maintain, or fund any Eurodollar Rate Advances of such Lender then outstanding hereunder, (a) the Borrower shall, no later than 12:00 noon (Cleveland, Ohio, time) (i) if not prohibited by law, on the last day of the Interest Period for each outstanding Eurodollar Rate Advance or (ii) if required by such notice, on the second Business Day following its receipt of such notice, prepay all of the Eurodollar Rate Advances of such Lender then outstanding, together with accrued but unpaid interest on the principal amount prepaid to the date of such prepayment and amounts, if any, required to be paid pursuant to Section 2.11 as a result of such prepayment being made on such date, (b) such Lender shall simultaneously make a Reference Rate Advance to the Borrower on such date in an amount equal to the aggregate principal amount of the Eurodollar Rate Advances prepaid to such Lender, and (c) the right of the Borrower to select Eurodollar Rate Advances from such Lender for any subsequent Borrowing shall be suspended until such Lender shall notify the Borrower that the circumstances causing such suspension no longer exist. Each Lender agrees to use commercially reasonable efforts (consistent with its internal policies and legal and regulatory restrictions) to designate a different Lending Office if the making of such designation would avoid the effect of this paragraph and would not, in the reasonable judgment of such Lender, be otherwise disadvantageous to such Lender.

Section 2.11 Breakage Costs. Upon demand of any Lender (with a copy to the Administrative Agent) from time to time, the Borrower shall promptly compensate such Lender for and hold such Lender harmless from any loss, cost or expense incurred by it as a result of:

(a) any continuation, Conversion, payment or prepayment (including any deemed payment or repayment and any reallocated repayment to Non-Defaulting Lenders provided for herein) of any

Advance other than a Reference Rate Advance on a day other than the last day of the Interest Period for such Advance (whether voluntary, mandatory, automatic, by reason of acceleration, or otherwise); provided that, the Borrower shall not be required to compensate such Lender for any such loss, cost or expense incurred by it as a result of any prepayment made by the Borrower pursuant to Section 2.05(c).

(b) any failure by the Borrower (for a reason other than the failure of such Lender to make an Advance) to prepay, borrow, continue or Convert any Advance other than a Reference Rate Advance on the date or in the amount notified by the Borrower; or

(c) any assignment of an Eurodollar Rate Advance on a day other than the last day of the Interest Period therefor as a result of a request by the Borrower pursuant to Section 2.15;

including any loss of anticipated profits, any foreign exchange losses and any loss or expense arising from the liquidation or reemployment of funds obtained by it to maintain such Advance, from fees payable to terminate the deposits from which such funds were obtained or from the performance of any foreign exchange contract. The Borrower shall also pay any customary administrative fees charged by such Lender in connection with the foregoing. For purposes of calculating amounts payable by the Borrower to the Lenders under this Section 2.11, the requesting Lender shall be deemed to have funded the Eurodollar Rate Advances made by it at the Eurodollar Base Rate used in determining the Eurodollar Rate for such Advance by a matching deposit or other borrowing in the offshore interbank market for Dollars for a comparable amount and for a comparable period, whether or not such Eurodollar Rate Advance was in fact so funded.

Section 2.12 Increased Costs.

(a) Increased Costs Generally. If any Change in Law shall:

(i) impose, modify, or deem applicable any reserve, special deposit, compulsory loan, insurance charge, or similar requirement against assets of, deposits with or for the account of, or credit extended or participated in by, any Lender (or its applicable Lending Office) (except any reserve requirement included in the Eurodollar Rate Reserve Percentage) or the Issuing Lender;

(ii) subject any Recipient to any Taxes (other than (A) Indemnified Taxes, (B) Taxes described in clauses (b) through (d) of the definition of Excluded Taxes and (C) Connection Income Taxes) on its loans, loan principal, letters of credit, commitments or other obligations, or its deposits, reserves, other liabilities or capital attributable thereto; or

(iii) impose on any Lender (or its applicable Lending Office) or the Issuing Lender on the London interbank market any other condition, cost or expense (other than Taxes) affecting this Agreement or Advances made by such Lender or any Letter of Credit or participation therein;

and the result of any of the foregoing shall be to increase the cost to such Lender (or its applicable Lending Office) or such other Recipient of making, Converting to, continuing or maintaining any loan or of maintaining its obligation to make or accept and purchase any such loan, or to increase the cost to such Lender, the Issuing Lender or such other Recipient of participating in, issuing or maintaining any Letter of Credit (or of maintaining its obligation to participate in or to issue any Letter of Credit), or to reduce the amount of any sum received or receivable by such Lender (or its applicable Lending Office), the Issuing Lender or such other Recipient hereunder (whether of principal, interest or any other amount) then, upon request of such Lender, the Issuing Lender or such other Recipient, the Borrower will pay to such Lender, the Issuing Lender or such other Recipient, as the case may be, such additional amount or amounts as will compensate such Lender, the Issuing Lender or such other Recipient, as the case may be, for such additional costs incurred or reduction suffered.

(b) Capital/Liquidity Requirements. If any Lender or Issuing Lender determines that any Change in Law affecting such Lender or Issuing Lender or any Lending Office of such Lender or such Lender’s or Issuing Lender’s holding company, if any, regarding capital or liquidity requirements has or would have the effect of reducing the rate of return on such Lender’s or Issuing Lender’s capital or on the capital of financial institutions generally, including such Lender’s or Issuing Lender’s holding company or any corporation controlling such Lender or the Issuing Lender, if any, as a consequence of this Agreement, the Commitments of such Lender or the Advances made by, or participations in Letters of Credit held by, such Lender, or the Letters of Credit issued by the Issuing Lender, to a level below that which such Lender, the Issuing Lender, the corporation controlling such Lender or the Issuing Lender, or such Lender’s or Issuing Lender’s holding company could have achieved but for such Change in Law (taking into consideration such Lender’s or Issuing Lender’s policies, the policies of the corporation controlling such Lender or the Issuing Lender, and the policies of such Lender’s or Issuing Lender’s holding company with respect to capital adequacy or liquidity), then from time to time within ten Business Days after written demand by such Lender or the Issuing Lender, as the case may be, the Borrower shall pay to such Lender or Issuing Lender, such additional amount or amounts as will compensate such Lender or the Issuing Lender, the corporation controlling such Lender or the Issuing Lender, or such Lender’s or Issuing Lender’s holding company for any such reduction suffered.

(c) Certificate. Any Lender or Issuing Lender claiming compensation under this Section 2.12 shall furnish to the Borrower and the Administrative Agent a statement setting forth the additional amount or amounts necessary to compensate such Lender as specified in paragraphs (a) and (b) of this Section 2.12 hereunder which shall be determined by such Lender in good faith and which shall be conclusive in the absence of manifest error. In determining such amount, such Lender may use any reasonable averaging and attribution methods. The Borrower shall pay such Lender or Issuing Lender, as the case may be, the amount shown as due on any such certificate within 10 Business Days after receipt thereof.

(d) Delay in Requests. Failure or delay on the part of any Lender or Issuing Lender to demand compensation pursuant to this Section 2.12 shall not constitute a waiver of such Lender’s or such Issuing Lender’s right to demand such compensation, provided that the Borrower shall not be required to compensate a Lender or Issuing Lender pursuant to this Section 2.12 for any increased costs incurred or reductions suffered more than 270 days prior to the date that such Lender or Issuing Lender, as the case may be, notifies the Borrower and the Administrative Agent of the Change in Law giving rise to such increased costs or reductions and of such Lender’s or Issuing Lender’s intention to claim compensation therefor (except that, if the Change in Law giving rise to such increased costs or reductions is retroactive, then the 270-day period referred to above shall be extended to include the period of retroactive effect thereof).

Section 2.13 Payments and Computations.

(a) Payments. All payments of principal, interest, and other amounts to be made by the Borrower under this Agreement and other Loan Documents shall be made to the Administrative Agent in Dollars and in immediately available funds, without setoff, deduction, or counterclaim.

(b) Payment Procedures. The Borrower shall make each payment under this Agreement and under the Notes not later than 12:00 noon (Cleveland, Ohio time) on the day when due in Dollars to the Administrative Agent at the location referred to in the Notes (or such other location as the Administrative Agent shall designate in writing to the Borrower) in same day funds and, as to payments of principal, accompanied by a notice of optional payment from the Borrower, with appropriate insertions and executed by a Responsible Officer of the Borrower. The Administrative Agent will promptly thereafter, and in any event prior to the close of business on the day any timely payment is made, cause to be distributed like funds relating to the payment of principal, interest or fees ratably (other than amounts payable solely to the Administrative Agent or a specific Lender pursuant to Sections 2.10, 2.11, 2.12, 2.14, 2.15, and 9.02 and such other provisions herein which expressly provide for payments to a specific Lender, but after taking into account payments effected pursuant to Section 7.04) in accordance with each Lender’s applicable pro rata share to the Lenders for the account of their respective applicable Lending Offices, and like funds relating to the payment of any other amount payable to any Lender to such Lender for the account of its applicable Lending Office, in each case to be applied in accordance with the terms of this Agreement. Upon receipt of other amounts due solely to the Administrative Agent, the Issuing Lender or a specific Lender, the Administrative Agent shall distribute such amounts to the appropriate party to be applied in accordance with the terms of this Agreement.

(c) Non-Business Day Payments. Whenever any payment shall be stated to be due on a day other than a Business Day, such payment shall be made on the next succeeding Business Day, and such extension of time shall in such case be included in the computation of payment of interest or fees, as the case may be; provided that if such extension would cause payment of interest on or principal of Eurodollar Rate Advances to be made in the next following calendar month, such payment shall be made on the next preceding Business Day.

(d) Computations. Computations of interest shall be made by the Administrative Agent on the basis of, (a) with respect to Eurodollar Rate Advances and Reference Rate Advances based on the Federal Funds Rate and the Eurodollar Rate, a year of 360 days and (b) with respect to Reference Rate Advances based on the Reference Rate, a year of 365/366 days, and (c) with respect to of all other interest and fees, on the basis of a year of 360 days, in each case, for the actual number of days (including the first day, but excluding the last day) occurring in the period for which such interest or fees are payable. Each determination by the Administrative Agent of an amount of interest or fees shall be conclusive and binding for all purposes, absent manifest error.

(e) Sharing of Payments by Lenders. If any Lender shall, by exercising any right of setoff or counterclaim or otherwise, obtain payment in respect of any principal of or interest on any of its Advances or other Obligations hereunder resulting in such Lender receiving payment of a proportion of the aggregate amount of its Advances and accrued but unpaid interest thereon or other such Obligations greater than its pro rata share thereof as provided herein, then the Lender receiving such greater proportion shall (a) notify the Administrative Agent of such fact, and (b) take an assignment of, or purchase participations in, (in any event, for cash at face value) the Advances and such other Obligations of the other Lenders, or make such other adjustments as shall be equitable, so that the benefit of all such payments shall be shared by the Lenders ratably in accordance with the aggregate amount of principal of and accrued but unpaid interest on their respective Advances and other amounts owing them; provided that:

(i) if any such participations are purchased and all or any portion of the payment giving rise thereto is recovered, such participations shall be rescinded and the purchase price restored to the extent of such recovery, without interest; and

(ii) the provisions of this paragraph shall not be construed to apply to (x) any payment made by the Borrower pursuant to and in accordance with the express terms of this Agreement (including the application of funds arising from the existence of a Defaulting Lender), or (y) any payment obtained by a Lender as consideration for the assignment of or sale of a participation in any of its Advances or participations in Letter of Credit Exposure to any assignee or participant, other than to the

Borrower or any Subsidiary, or any Affiliate of any of the foregoing (as to which the provisions of this paragraph shall apply).

Each Loan Party consents to the foregoing and agrees, to the extent it may effectively do so under applicable Legal Requirement, that any Lender acquiring a participation pursuant to the foregoing arrangements may exercise against each Loan Party rights of setoff and counterclaim with respect to such participation as fully as if such Lender were a direct creditor of each Loan Party in the amount of such participation.

Section 2.14 Taxes.

(a) Issuing Lender. For purposes of this Section 2.14, the term “Lender” includes any Issuing Lender and the term “applicable Legal Requirement” includes FATCA.

(b) Payments Free of Taxes. Any and all payments by or on account of any obligation of any Loan Party under any Loan Document shall be made without deduction or withholding for any Taxes, except as required by applicable Legal Requirement. If any applicable Legal Requirement requires the deduction or withholding of any Tax from any such payment by a Withholding Agent, then the applicable Withholding Agent shall be entitled to make such deduction or withholding and shall timely pay the full amount deducted or withheld to the relevant Governmental Authority in accordance with applicable Legal Requirement and, if such Tax is an Indemnified Tax, then the sum payable by the applicable Loan Party shall be increased as necessary so that after such deduction or withholding has been made (including such deductions and withholdings applicable to additional sums payable under this Section) the applicable Recipient receives an amount equal to the sum it would have received had no such deduction or withholding been made.

(c) Payment of Other Taxes by Loan Parties. The Loan Parties shall timely pay to the relevant Governmental Authority in accordance with applicable Legal Requirement, or at the option of the Administrative Agent timely reimburse it for the payment of, any Other Taxes.

(d) Indemnification by Loan Parties. The Loan Parties shall jointly and severally indemnify each Recipient, within 10 days after demand therefor, for the full amount of any Indemnified Taxes (including Indemnified Taxes imposed or asserted on or attributable to amounts payable under this Section) payable or paid by such Recipient or required to be withheld or deducted from a payment to such Recipient and any reasonable expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to the Borrower by a Lender (with a copy to the Administrative Agent), or by the Administrative Agent on its own behalf or on behalf of a Lender, shall be conclusive absent manifest error.

(e) Indemnification by the Lenders. Each Lender shall severally indemnify the Administrative Agent, within 10 days after demand therefor, for (i) any Indemnified Taxes attributable to such Lender (but only to the extent that any Loan Party has not already indemnified the Administrative Agent for such Indemnified Taxes and without limiting the obligation of the Loan Parties to do so), (ii) any Taxes attributable to such Lender’s failure to comply with the provisions of Section 9.07 relating to the maintenance of a Participant Register and (iii) any Excluded Taxes attributable to such Lender, in each case, that are payable or paid by the Administrative Agent in connection with any Loan Document, and any reasonable expenses arising therefrom or with respect thereto, whether or not such Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to any Lender by the Administrative Agent shall be conclusive absent manifest error. Each Lender hereby authorizes the Administrative Agent to set off and apply any and all amounts at any time owing to such Lender under any Loan Document or otherwise payable by the Administrative Agent to the Lender from any other source against any amount due to the Administrative Agent under this paragraph (e).

(f) Evidence of Payments. As soon as practicable after any payment of Taxes by any Loan Party to a Governmental Authority pursuant to this Section 2.14, such Loan Party shall deliver to the Administrative Agent the original or a certified copy of a receipt issued by such Governmental Authority evidencing such payment, a copy of the return reporting such payment or other evidence of such payment reasonably satisfactory to the Administrative Agent.

(g) Status of Lenders.

(i) Any Lender that is entitled to an exemption from or reduction of withholding Tax with respect to payments made under any Loan Document shall deliver to the Borrower and the Administrative Agent, at the time or times reasonably requested by the Borrower or the Administrative Agent, such properly completed and executed documentation reasonably requested by the Borrower or the Administrative Agent as will permit such payments to be made without withholding or at a reduced rate of withholding. In addition, any Lender, if reasonably requested by the Borrower or the Administrative Agent, shall deliver such other documentation prescribed by applicable Legal Requirement or reasonably requested by the Borrower or the Administrative Agent as will enable the Borrower or the Administrative Agent to determine whether or not such Lender is subject to backup withholding or information reporting requirements. Notwithstanding anything to the contrary in the preceding two sentences, the completion, execution and submission of such documentation (other than such documentation set forth in Section 2.14(g)(ii)(A) and (ii)(B) below) shall not be required if in the Lender’s reasonable judgment such completion, execution or submission would subject such Lender to any material unreimbursed cost or expense or would materially prejudice the legal or commercial position of such Lender.

(ii) Without limiting the generality of the foregoing in the event that the Borrower is a U.S. Person,

(A) any Lender that is a U.S. Person shall deliver to the Borrower and the Administrative Agent on or prior to the date on which such Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Borrower or the Administrative Agent), executed copies of IRS Form W-9 certifying that such Lender is exempt from U.S. federal backup withholding tax;

(B) any Foreign Lender shall, to the extent it is legally entitled to do so, deliver to the Borrower and the Administrative Agent (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Foreign Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Borrower or the Administrative Agent), whichever of the following is applicable: (i) in the case of a Foreign Lender claiming the benefits of an income tax treaty to which the United States is a party (x) with respect to payments of interest under any Loan Document, executed copies of IRS Form W-8BEN-E (or IRS Form W-8BEN, as applicable) establishing an exemption from, or reduction of, U.S. federal withholding Tax pursuant to the “interest” article of such tax treaty and (y) with respect to any other applicable payments under any Loan Document, IRS Form W-8BEN-E (or IRS Form W-8BEN, as applicable) establishing an exemption from, or reduction of, U.S. federal withholding Tax pursuant to the “business profits” or “other income” article of such tax treaty; (ii) executed copies of IRS Form W-8ECI; (iii) in the case of a Foreign Lender claiming the benefits of the exemption for portfolio interest under Section 881(c) of the Code, (x) a certificate substantially in the form of Exhibit J-1 to the effect that such Foreign Lender is not a “bank”

within the meaning of Section 881(c)(3)(A) of the Code, a “10 percent shareholder” of the Borrower within the meaning of Section 881(c)(3)(B) of the Code, or a “controlled foreign corporation” described in Section 881(c)(3)(C) of the Code (a “U.S. Tax Compliance Certificate”) and (y) executed copies of IRS Form W-8BEN-E (or IRS Form W-8BEN, as applicable); or (iv) to the extent a Foreign Lender is not the beneficial owner, executed copies of IRS Form W-8IMY, accompanied by IRS Form W-8ECI, IRS Form W-8BEN-E (or IRS Form W-8BEN, as applicable), a U.S. Tax Compliance Certificate substantially in the form of Exhibit J-2 or Exhibit J-3, IRS Form W-9, and/or other certification documents from each beneficial owner, as applicable; provided that if the Foreign Lender is a partnership and one or more direct or indirect partners of such Foreign Lender are claiming the portfolio interest exemption, such Foreign Lender may provide a U.S. Tax Compliance Certificate substantially in the form of Exhibit J-4 on behalf of each such direct and indirect partner;

(C) any Foreign Lender shall, to the extent it is legally entitled to do so, deliver to the Borrower and the Administrative Agent (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Foreign Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Borrower or the Administrative Agent), executed copies of any other form prescribed by applicable Legal Requirement as a basis for claiming exemption from or a reduction in U.S. federal withholding Tax, duly completed, together with such supplementary documentation as may be prescribed by applicable Legal Requirement to permit the Borrower or the Administrative Agent to determine the withholding or deduction required to be made; and

(D) if a payment made to a Lender under any Loan Document would be subject to U.S. federal withholding Tax imposed by FATCA if such Lender were to fail to comply with the applicable reporting requirements of FATCA (including those contained in Section 1471(b) or 1472(b) of the Code, as applicable), such Lender shall deliver to the Borrower and the Administrative Agent at the time or times prescribed by Legal Requirement and at such time or times reasonably requested by the Borrower or the Administrative Agent such documentation prescribed by applicable Legal Requirement (including as prescribed by Section 1471(b)(3)(C)(i) of the Code) and such additional documentation reasonably requested by the Borrower or the Administrative Agent as may be necessary for the Borrower and the Administrative Agent to comply with their obligations under FATCA and to determine that such Lender has complied with such Lender’s obligations under FATCA or to determine the amount to deduct and withhold from such payment. Solely for purposes of this clause (D), “FATCA” shall include any amendments made to FATCA after the date of this Agreement.

Each Lender agrees that if any form or certification it previously delivered expires or becomes obsolete or inaccurate in any respect, it shall update such form or certification or promptly notify the Borrower and the Administrative Agent in writing of its legal inability to do so.

(h) Treatment of Certain Refunds. If any party determines, in its sole discretion, that it has received a refund of any Taxes as to which it has been indemnified pursuant to this Section 2.14 (including by the payment of additional amounts pursuant to this Section 2.14), it shall pay to the indemnifying party an amount equal to such refund (but only to the extent of indemnity payments made under this Section with respect to the Taxes giving rise to such refund), net of all out-of-pocket expenses (including Taxes) of such indemnified party and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund). Such indemnifying party, upon the request of such indemnified party, shall repay to such indemnified party the amount paid over pursuant to this paragraph (h) (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) in the event that such indemnified party is required to repay such refund to such Governmental

Authority. Notwithstanding anything to the contrary in this paragraph (h), in no event will the indemnified party be required to pay any amount to an indemnifying party pursuant to this paragraph (h) the payment of which would place the indemnified party in a less favorable net after-Tax position than the indemnified party would have been in if the Tax subject to indemnification and giving rise to such refund had not been deducted, withheld or otherwise imposed and the indemnification payments or additional amounts with respect to such Tax had never been paid. This paragraph shall not be construed to require any indemnified party to make available its Tax returns (or any other information relating to its Taxes that it deems confidential) to the indemnifying party or any other Person.

(i) Survival. Each party’s obligations under this Section 2.14 shall survive the resignation or replacement of the Administrative Agent or any assignment of rights by, or the replacement of, a Lender, the termination of the Commitments and the repayment, satisfaction or discharge of all obligations under any Loan Document.

Section 2.15 Mitigation Obligations; Replacement of Lenders.

(a) Designation of a Different Lending Office. If any Lender requests compensation under Section 2.12, or requires the Borrower to pay any Indemnified Taxes or additional amounts to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 2.14, then such Lender shall (at the request of the Borrower) use reasonable efforts to designate a different lending office for funding or booking its Advances hereunder or to assign its rights and obligations hereunder to another of its offices, branches or affiliates, if, in the judgment of such Lender, such designation or assignment (i) would eliminate or reduce amounts payable pursuant to Section 2.12 or 2.14, as the case may be, in the future, and (ii) would not subject such Lender to any unreimbursed cost or expense and would not otherwise be disadvantageous to such Lender. The Borrower hereby agrees to pay all reasonable costs and expenses incurred by any Lender in connection with any such designation or assignment.

(b) Replacement Lender. If any Lender requests compensation under Section 2.12 or notifies the Borrower of its inability to make, maintain, or fund any Eurodollar Rate Advances pursuant to Section 2.10, or if the Borrower is required to pay any Indemnified Taxes or additional amounts to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 2.14 and, in each case, such Lender has declined or is unable to designate a different lending office in accordance with Section 2.15(a), or if any Lender is a Defaulting Lender or a Non-Consenting Lender, then the Borrower may, at its sole expense and effort (and in the case of a Defaulting Lender, the Administrative Agent may) upon notice to such Lender and the Administrative Agent, require such Lender to assign and delegate, without recourse (in accordance with and subject to the restrictions contained in, and consents required by, Section 9.07), all of its interests, rights (other than its existing rights to payments pursuant to Section 2.12 or Section 2.14) and obligations under this Agreement and the related Loan Documents to an Eligible Assignee that shall assume such obligations (which assignee may be another Lender, if a Lender accepts such assignment); provided that:

(i) As to assignments required by the Borrower, the Borrower shall have paid to the Administrative Agent the assignment fee (if any) specified in Section 9.07, unless such fee has been waived by the Administrative Agent;

(ii) such Lender shall have received payment of an amount equal to the outstanding principal of its applicable Advances and participations in Letter of Credit Obligations, accrued but unpaid interest thereon, accrued but unpaid fees and all other amounts payable to it hereunder and under the other Loan Documents (including any amounts under Section 2.11) from the assignee (to the extent of such outstanding principal and accrued but unpaid interest and fees) or the Borrower (in the case of all other amounts);

(iii) in the case of any such assignment resulting from a claim for compensation under Section 2.12 or such Lender’s inability to make, maintain or fund Eurodollar Rate Advances pursuant to Section 2.10 or payments required to be made pursuant to Section 2.14, such assignment will result in a reduction in such compensation or payments thereafter;

(iv) such assignment does not conflict with any applicable Legal Requirement; and

(v) with respect to a Non-Consenting Lender, the proposed amendment, modification, waiver, consent or release with respect to this Agreement or any other Loan Document has been approved by the Required Lenders, and such agreement, amendment, waiver, consent or release can be effected as a result of such assignment (and, if applicable, one or more other assignments) contemplated by this Section.

A Lender shall not be required to make any such assignment or delegation if, prior thereto, as a result of a waiver by such Lender or otherwise, the circumstances entitling the Borrower or the Administrative Agent to require such assignment and delegation cease to apply. Solely for purposes of effecting any assignment involving a Defaulting Lender or Non-Consenting Lender under this Section 2.15 and to the extent permitted under applicable Legal Requirements, each Lender hereby designates and appoints the Administrative Agent as true and lawful agent and attorney-in-fact, with full power and authority, for and on behalf of and in the name of such Lender to execute, acknowledge and deliver the Assignment and Acceptance required hereunder if such Lender is a Defaulting Lender or Non-Consenting Lender and such Lender shall be bound thereby as fully and effectively as if such Lender had personally executed, acknowledged and delivered the same.

Section 2.16 Defaulting Lender.

(a) Defaulting Lender Adjustments. Notwithstanding anything to the contrary contained in this Agreement, if any Lender becomes a Defaulting Lender, then, until such time as such Lender is no longer a Defaulting Lender, to the extent permitted by applicable Legal Requirement:

(i) Waivers and Amendments. Such Defaulting Lender’s right to approve or disapprove any amendment, waiver or consent with respect to this Agreement shall be restricted as set forth in the definition of Majority Lenders and the definition of Required Lenders.

(ii) Defaulting Lender Waterfall. Any payment of principal, interest, fees or other amounts received by the Administrative Agent for the account of such Defaulting Lender (whether voluntary or mandatory, at maturity, pursuant to Article VII or otherwise) or received by the Administrative Agent from a Defaulting Lender pursuant to Section 7.04 shall be applied at such time or times as may be determined by the Administrative Agent as follows: first, to the payment of any amounts owing by such Defaulting Lender to the Administrative Agent hereunder; second, to the payment on a pro rata basis of any amounts owing by such Defaulting Lender to the Issuing Lender hereunder; third, to Cash Collateralize the Issuing Lender’s Fronting Exposure with respect to such Defaulting Lender in accordance with Section 2.07), if any, with respect to such Defaulting Lender; fourth, as the Borrower may request (so long as no Default or Event of Default exists), to the funding of any Advance hereunder in respect of which such Defaulting Lender has failed to fund its portion thereof as required by this Agreement, as determined by the Administrative Agent; fifth, if so determined by the Administrative Agent and the Borrower, to be held in a deposit account and released pro rata in order to (x) satisfy such Defaulting Lender’s current or potential future funding obligations with respect to Advances under this Agreement and (y) Cash Collateralize the Issuing Lender’s future Fronting Exposure with respect to such Defaulting Lender with respect to future Letters of Credit issued under this Agreement, in accordance with Section 2.07; sixth, to the payment of any amounts owing to the Lenders or the Issuing Lender as a result of any judgment of a court of competent jurisdiction obtained by any Lender or the Issuing Lender against such Defaulting Lender as a result of such Defaulting Lender’s breach of its obligations under this Agreement; seventh, so long as no Default or Event of Default exists, to the payment of any amounts owing to the Borrower as a result of any judgment of a court of competent jurisdiction obtained by the Borrower against such Defaulting Lender as a result of such Defaulting Lender’s breach of its obligations under this Agreement; and eighth, to such Defaulting Lender or as otherwise directed by a court of competent jurisdiction; provided that if (x) such payment is a payment of the principal amount of any Advances or Letter of Credit Obligations in respect of which such Defaulting Lender has not fully funded its appropriate share, and (y) such Advances were made or the related Letters of Credit were issued at a time when the conditions set forth in Section 3.02 were satisfied or waived, such payment shall be applied solely to pay the Advances of, and Letter of Credit Obligations owed to, all Non-Defaulting Lenders on the applicable pro rata basis prior to being applied to the payment of any Advances of, or Letter of Credit Obligations owed to, such Defaulting Lender until such time as all Advances and funded and unfunded participations in Letter of Credit Obligations are held by the Lenders pro rata in accordance with the applicable Commitments without giving effect to Section 2.16(a)(iv). Any payments, prepayments or other amounts paid or payable to a Defaulting Lender that are applied (or held) to pay amounts owed by a Defaulting Lender or to post Cash Collateral pursuant to this Section 2.16 shall be deemed paid to and redirected by such Defaulting Lender, and each Lender irrevocably consents hereto.

(iii) Certain Fees.

(A) No Defaulting Lender shall be entitled to receive any commitment fee for any period during which that Lender is a Defaulting Lender (and the Borrower shall not be required to pay any such fee that otherwise would have been required to have been paid to that Defaulting Lender).

(B) Each Defaulting Lender shall be entitled to receive fees under Section 2.08(b) for any period during which that Lender is a Defaulting Lender only to the extent allocable to its Pro Rata Share of the stated amount of Letters of Credit for which it has provided Cash Collateral pursuant to Section 2.07.

(C) With respect to any fee under Section 2.08(b) not required to be paid to any Defaulting Lender pursuant to clause (A) or (B) above, the Borrower shall (x) pay to each Non-Defaulting Lender that portion of any such fee otherwise payable to such Defaulting Lender with respect to such Defaulting Lender’s participation in Letter of Credit Exposure that has been reallocated to such Non-Defaulting Lender pursuant to clause (iv) below, (y) pay to the Issuing Lender the amount of any such fee otherwise payable to such Defaulting Lender to the extent allocable to the Issuing Lender’s Fronting Exposure to such Defaulting Lender, and (z) not be required to pay the remaining amount of any such fee.

(iv) Reallocation of Participations to Reduce Fronting Exposure. All or any part of such Defaulting Lender’s participation in Letter of Credit Obligations shall be reallocated among the Non-Defaulting Lenders in accordance with their respective Pro Rata Share (calculated without regard to such Defaulting Lender’s Commitment) but only to the extent that (x) the conditions set forth in Section 3.02 are satisfied at the time of such reallocation (and, unless the Borrower shall have otherwise notified the Administrative Agent at such time, the Borrower shall be deemed to have represented and warranted that such conditions are satisfied at such time), and (y) such reallocation does not cause the aggregate Credit Exposure of any Non-Defaulting Lender to exceed such Non-Defaulting Lender’s Commitment then in effect. Subject to Section 9.29, no reallocation hereunder shall constitute a waiver or release of any claim of any party hereunder against a Defaulting Lender arising from that Lender having become a

Defaulting Lender, including any claim of a Non-Defaulting Lender as a result of such Non-Defaulting Lender’s increased exposure following such reallocation.

(v) Cash Collateral. If the reallocation described in clause (iv) above cannot, or can only partially, be effected, the Borrower shall, without prejudice to any right or remedy available to it hereunder or under Legal Requirement, Cash Collateralize the Issuing Lender’s Fronting Exposure in accordance with the procedures set forth in Section 2.07.

(b) Defaulting Lender Cure. If the Borrower, the Administrative Agent, and the Issuing Lender agree in writing that a Lender is no longer a Defaulting Lender, the Administrative Agent will so notify the parties hereto, whereupon as of the effective date specified in such notice and subject to any conditions set forth therein (which may include arrangements with respect to any Cash Collateral), that Lender will, to the extent applicable, purchase at par that portion of outstanding Advances of the other Lenders or take such other actions as the Administrative Agent may determine to be necessary to cause the Advances and funded and unfunded participations in Letters of Credit to be held pro rata by the Lenders in accordance with the Commitments (without giving effect to Section 2.16(a)(iv), whereupon such Lender will cease to be a Defaulting Lender; provided that no adjustments will be made retroactively with respect to fees accrued or payments made by or on behalf of the Borrower while that Lender was a Defaulting Lender; and provided, further, that except to the extent otherwise expressly agreed by the affected parties, no change hereunder from Defaulting Lender to Lender will constitute a waiver or release of any claim of any party hereunder arising from that Lender’s having been a Defaulting Lender. Notwithstanding the above, the Borrower’s and the Administrative Agent’s right to replace a Defaulting Lender pursuant to this Agreement shall be in addition to, and not in lieu of, all other rights and remedies available to the Borrower or the Administrative Agent against such Defaulting Lender under this Agreement, at law, in equity or by statute.

(c) Letters of Credit. So long as any Lender is a Defaulting Lender, the Issuing Lender shall not be required to issue, extend, renew or increase any Letter of Credit unless it is satisfied that it will have no Fronting Exposure after giving effect thereto.

ARTICLE III
CONDITIONS

Section 3.01 Conditions to Closing and Initial Borrowing. The Existing Credit Agreement shall be amended and restated in its entirety as set forth herein and this Agreement shall become effective upon the occurrence of the following conditions precedent:

(a) Documentation. The Administrative Agent shall have received the following duly executed by all the parties thereto, in form and substance reasonably satisfactory to the Administrative Agent, the Issuing Lender and the Lenders, and, where applicable, in sufficient copies for each Lender:

(i) this Agreement, a Note payable to each Lender in the amount of such Lender’s Maximum Credit Amount, if requested by such Lender, the Guaranty, the Security Agreement, and Mortgages encumbering (A) at least 95% (by value) of the Proven Reserves and the Oil and Gas Properties relating thereto, (B) 90% (by value) of the Loan Parties’ other Specified Properties, and (C) 100% (by value) of the Original Mortgaged Properties;

(ii) Transfer Letters executed in blank by the applicable Loan Parties (in such number as requested by the Administrative Agent);

(iii) Account Control Agreements to the extent required under Section 5.17;

(iv) (A) a favorable opinion of the Loan Parties’ counsel dated as of the date of this Agreement and (B) local counsel opinions in such jurisdictions where Mortgages need to be filed in order to comply with the requirements of Section 5.08, in each case, covering matters as the Administrative Agent may reasonably request;

(v) copies, certified as of the date of this Agreement by a Responsible Officer of each Loan Party of (A) the resolutions of the Board of Directors (or other applicable governing body) of such Loan Party approving the Loan Documents to which it is a party, (B) the partnership agreement, articles or certificate of incorporation, or certificate of formation (as applicable) and the limited liability company agreement, operating agreement, partnership agreement or bylaws (as applicable) of such Loan Party, and (C) all other documents evidencing other necessary corporate action and Governmental Approvals, if any, with respect to the Loan Documents to which such Loan Party is a party;

(vi) certificates of a Responsible Officer of each Loan Party certifying the names and true signatures of the officers of such Loan Party authorized to sign this Agreement and the other Loan Documents to which such Loan Party is a party;

(vii) appropriate UCC-1 Financing Statements covering the Collateral for filing with the appropriate authorities and any other documents, agreements or instruments necessary to create an Acceptable Security Interest in such Collateral;

(viii) certificates evidencing the Equity Interests, if any, required in connection with the Security Agreement and powers executed in blank for each such certificate;

(ix) insurance certificates in compliance with Section 5.02 and otherwise reasonably satisfactory to the Administrative Agent;

(x) certificates of good standing for each Loan Party in each state in which each such Person is organized, which certificate shall be (A) dated a date not sooner than 30 days prior to the date of this Agreement (or such earlier date as agreed to by the Administrative Agent) and (B) otherwise effective on the Closing Date; and

(xi) a solvency certificate dated as of the date of this Agreement from a Responsible Financial Officer of the Borrower in substantially the form attached as Exhibit K.

(b) Payment of Fees. On the date of this Agreement, the Borrower shall have paid (i) the fees required by Section 2.08(c), (ii) the upfront fees payable on the Closing Date to the Administrative Agent for the account of each Lender in an aggregate amount equal to 0.50% of each such Lender’s Commitment and (iii) all costs and expenses payable pursuant to Section 9.01(a) to the extent invoices for such fees, costs, and expenses have been presented to the Borrower at least two Business Days prior to the Closing Date (it being understood that this Section 3.01(b) may be satisfied concurrently with the initial funding of Advances under this Agreement).

(c) Financial Information. The Lenders shall have received (i) in the event that the Closing Date occurs on or after March 31, 2017, a copy of the annual audit report for the Borrower and its consolidated Subsidiaries for the fiscal year ending December 31, 2016, including therein the Borrower’s and its consolidated Subsidiaries’ consolidated balance sheet as of the end of such fiscal year and the Borrower’s and its consolidated Subsidiaries’ consolidated statement of income, cash flows, and retained earnings, in each case certified by an Acceptable Accountant, and accompanied by a report and opinion thereon by such Acceptable Accountant prepared in accordance with generally accepted auditing standards that is not subject to any “going concern” or similar qualification or exception or any qualification as to the scope of such audit or with respect to accounting principles followed by the Borrower or any of its Subsidiaries not in accordance with GAAP, (ii) the Initial Engineering Report in form and substance satisfactory to the Administrative Agent, (iii) a balance sheet of the Borrower and its Subsidiaries assuming emergence from bankruptcy on [__________], giving pro forma effect to Borrowings in amount equal to $[_________] on the Closing Date (it being agreed and understood that the opening balance sheet attached to the approved Disclosure Statement shall be deemed satisfactory to the Lenders), and (iv) projections prepared by management of the Borrower, of balance sheets, income statements and cash flow statements on a quarterly basis for the first year following the Closing Date and on an annual basis for the fiscal year ending December 31, 2018.

(d) Security Instruments. The Administrative Agent shall have received all appropriate evidence required by the Administrative Agent necessary to determine that the Administrative Agent (for its benefit and the benefit of the Secured Parties) shall have made arrangements for an Acceptable Security Interest in the Collateral (which shall include, without duplication, (i) at least 95% (by value) of the Loan Parties’ Proven Reserves and the Oil and Gas Properties relating thereto, (ii) 90% (by value) of the Loan Parties’ other Specified Properties, and (iii) 100% (by value) of the Original Mortgaged Properties, and (iv) that all actions or filings necessary to protect, preserve and validly perfect such Liens have been made or arrangements have been made so that such Liens can be made, taken or obtained, as the case may be, and are in full force and effect.

(e) Title. Since June 30, 2016, the Administrative Agent shall not have become aware (i) of any material title defects arising since such date or (ii) that any title diligence materials reviewed by the Administrative Agent (or counsels thereto) prior to such date were inaccurate in any material respect, in the case of clauses (i) and (ii), to the extent the BB Value attributable to such affected properties exceeds, in the aggregate, 5% of the initial Borrowing Base as set forth in Section 2.02(a); provided however, any defects or inaccuracies remedied upon effectiveness of and pursuant to, the Plan of Reorganization shall not count towards such 5%.

(f) Material Adverse Effect. No event or circumstance that has had or could reasonably be expected to cause a Material Adverse Effect shall have occurred, either individually or in the aggregate, since [_____________].

(g) No Proceeding or Litigation; No Injunctive Relief. There shall be no adversary proceeding pending in the Bankruptcy Court, or litigation commenced outside of the Chapter 11 Cases that is not stayed pursuant to section 362 of the Bankruptcy Code, seeking to enjoin or prevent the financing or the transactions contemplated herein.

(h) Consents, Licenses, Approvals, etc.

(i) The Administrative Agent shall have received true copies (certified to be such by the Loan Parties or other appropriate party) of all material governmental and third party consents, licenses, and approvals necessary (as determined in the reasonable discretion of the Administrative Agent) in connection with this Agreement and the transactions contemplated hereby and all such consents, licenses, and approvals shall be in full force and effect.

(ii) The Administrative Agent shall have received true copies (certified to be such by the Loan Parties or other appropriate party) of all authorizations, consents, and regulatory approvals required, if any, in connection with the consummation of the Plan of Reorganization.

(i) USA Patriot Act. The Administrative Agent and the Lenders shall have received (at least three (3) Business Days prior to Closing Date to the extent requested at least ten (10) Business Days prior to the Closing Date, unless the facts related thereto were not disclosed to the Administrative Agent prior to such 10th Business Day), and be reasonably satisfied in form and substance with, all documentation and other information required by bank regulatory authorities under applicable “know-your-customer” and anti-money laundering rules and regulations, including, but not restricted to, the Patriot Act.

(j) Credit Exposure. The Administrative Agent shall be satisfied that the Loan Parties have utilized all net cash proceeds received pursuant to clause (l) below and all other unrestricted cash (it being understood that cash subject to an Account Control Agreement shall not be considered restricted for purposes of this clause (j)) existing on the balance sheet as of the Closing Date to reduce the Credit Exposure; provided that the Loan Parties may maintain a Consolidated Cash Balance of no greater than the Consolidated Cash Balance Limit.

(k) Equity Proceeds. The Administrative Agent shall have received evidence reasonably satisfactory to the Administrative Agent that (x) each of the holders of the Existing Notes shall have exchanged their Existing Notes for a pro rata share of common equity issued by the Borrower and (y) the Borrower has received common equity proceeds in an aggregate amount of not less than $200,000,000.

(l) [Reserved].

(m) Capital Structure. The Borrower’s capital structure and financing plan shall be satisfactory to the Administrative Agent (it being agreed and understood that the capital structure and financing plan contemplated by and as set forth in the Plan of Reorganization (and any amendments or other modifications thereto in form and substance reasonably acceptable to the Administrative Agent and the Majority Lenders) is deemed satisfactory to the Administrative Agent).

(n) Conditions. The Administrative Agent shall have received a certificate executed by a Responsible Officer of the Borrower certifying that the conditions set forth in this Section 3.01 (other than conditions requiring a determination by the Administrative Agent or the Lenders) have been met.

(o) Final Order. The Bankruptcy Court shall have entered an Order in form and substance reasonably acceptable to the Administrative Agent and the Majority Lenders approving the Fee Letters and such Order shall be a Final Order.

(p) Confirmation of Reorganization. The Bankruptcy Court shall have entered an Order (the “Confirmation Order”) confirming the Plan of Reorganization (and any amendments or other modifications thereto in form and substance reasonably acceptable to the Administrative Agent and the Majority Lenders) in form and substance reasonably acceptable to the Administrative Agent and the Majority Lenders, and such Order shall be a Final Order. The Confirmation Order shall authorize and approve the Credit Extensions under this Agreement and the other Loan Documents and the performance of the Borrower and the Guarantors’ obligations hereunder and thereunder.

(q) Other Reorganization Actions. All other actions, documents, and agreements necessary to implement the Plan of Reorganization shall have been (or, to the extent contemplated by the Plan of Reorganization to occur after the effective date of the Plan of Reorganization, shall, as soon as reasonably practicable after such effective date, be) effected or executed and delivered, as the case may be, including the final forms of the documents contained in the Plan of Reorganization, to the required parties and, to the extent required, filed with the applicable Governmental Units in accordance with applicable Legal Requirements, and all such documents and agreements shall be reasonably acceptable to the Administrative Agent and the Majority Lenders, solely as to provisions that could be reasonably expected to affect the Lenders’ rights, claims, recoveries, and/or obligations.

(r) Plan of Reorganization Conditions. Each of the conditions to effectiveness listed in the Plan of Reorganization shall have been, or concurrently on the Closing Date shall be, satisfied and shall be in full force and effect or waived in accordance with the provisions thereof.

(s) Firm Transportation Contracts. The Administrative Agent and the Lenders shall be reasonably satisfied with the Loan Parties’ firm transportation contracts, as such contracts may be assumed, rejected, or amended prior to the Closing Date (the “Firm Transportation Contracts”).

(t) Notice of Borrowing. The Administrative Agent shall have received a Notice of Borrowing duly executed by the Borrower in connection with any Borrowing to be made on the Closing Date.

(u) Matters Relating to Flood Hazard Properties. With respect to each parcel of real property improved by a Building or Manufactured (Mobile) Home subject to a Structure Mortgage, the Administrative Agent shall have received (A) a “life of loan” flood hazard certification from the National Research Center, or any successor agency thereto and, (B) if such parcel of real property is located in a special flood hazard area:

(i) notices to (and confirmation of receipt by) the Borrower as to the existence of a special flood hazard and, if applicable, the unavailability of flood hazard insurance under the National Flood Insurance Program because the community does not participate in the National Flood Insurance Program; and

(ii) to the extent flood hazard insurance is available in the community in which the real property is located, a copy of one of the following: (w) the flood hazard insurance policy, (x) the Borrower’s application for a flood hazard insurance policy, together with proof of payment of the premium associated therewith, (y) a declaration page confirming that flood hazard insurance has been issued to the Borrower or (z) such other evidence of flood hazard insurance satisfactory to the Administrative Agent.

(v) Closing Date. The Closing Date shall have occurred no later than May 3, 2017.

Section 3.02 Conditions Precedent to All Borrowings. The obligation of each Lender to make an Advance on the occasion of each Borrowing and of the Issuing Lender to issue, increase, or extend any Letter of Credit and of any reallocation of Letter of Credit Exposure provided in Section 2.16 shall be subject to the further conditions precedent that on the date of such Borrowing or the date of the issuance, increase, or extension of such Letter of Credit or such reallocation:

(a) the representations and warranties contained in Article IV of this Agreement and the representations and warranties contained in the Security Instruments, the Guaranty, and each of the other Loan Documents are true and correct in all material respects (unless already qualified by materiality or Material Adverse Change in the text thereof, in which case, such representations and warranties shall be true and correct in all respects) on and as of the date of such Borrowing or the date of the issuance, increase, or extension of such Letter of Credit, before and after giving effect to such Borrowing or to the issuance, increase, or extension of such Letter of Credit and to the application of the proceeds from such Borrowing, as though made on and as of such date except to the extent that any such representation or warranty expressly relates solely to an earlier date, in which case it shall have been true and correct in all material respects (unless already qualified by materiality or Material Adverse Change in the text thereof, in which case, such representations and warranties shall be true and correct in all respects) as of such earlier date;

(b) no Default has occurred and is continuing or would result from such Borrowing or from the application of the proceeds therefrom, or would result from the issuance, increase, or extension of such Letter of Credit;

(c) in the good faith reasonable expectation of the certifying Responsible Officer of the Borrower and as certified to such in the applicable Notice of Borrowing, or Letter of Credit Application (i) the Borrower intends to apply the proceeds of such Credit Extension in such a manner that, and (ii) after giving effect to the making of such Credit Extension and the application of the proceeds thereof, the pro forma Consolidated Cash Balance as of the end of the next Business Day following the Business Day on which such Credit Extension is to be made will not exceed the Consolidated Cash Balance Limit;

(d) the Borrower and its Subsidiaries shall have entered into commodity Hedge Contracts hedging notional volumes equal to at least (x) the Required Hedge Percentage of the production of natural gas and (y) the Required Hedge Percentage of the production of oil, in each case, from the PDP Reserves as set forth in the most recently delivered Engineering Report for each month from the date of such Borrowing or the date of the issuance, increase, or extension of such Letter of Credit or the date of the reallocation of Letter of Credit Exposure until the date that is two years after the Closing Date; provided that this clause (d) shall not be required on and after December 31, 2018. For purposes of this clause (d), the “Required Hedge Percentage” shall mean the lesser of (A) 50% and (B) an amount (expressed as a percentage) equal to (1) the aggregate Credit Exposure (after giving pro forma effect to the Borrowing) over (2) the aggregate Commitments; provided that, the Required Hedge Percentage shall not exceed the limitations set forth in Section 6.15; and

(e) after giving effect to the making of such Credit Extension, the Borrower would be in compliance with the financial covenant in Section 6.17(a) as of the most recent fiscal quarter end for which financial statements have been delivered to the Administrative Agent after giving pro forma effect to such Credit Extension (which calculation, for the avoidance of doubt, uses outstanding Indebtedness on the date of such Credit Extension, including such Credit Extension, and EBITDAX as of such fiscal quarter end); provided that this clause (e) shall not apply to the initial Advances to be made on the Closing Date (if any) nor to any Advance made prior to the delivery of financial statements pursuant to Section 5.06(b) with respect to the fiscal quarter ending [June 30, 2017]2.

Each of: (i) the giving of the applicable Notice of Borrowing or Letter of Credit Application, (ii) the acceptance by the Borrower of the proceeds of any Borrowing, (iii) the issuance, increase, or extension of such Letter of Credit, and (iv) the reallocation of the Letter of Credit Exposure, shall constitute a representation and warranty by the Borrower that on the date of any Borrowing, such issuance, increase, or extension of such Letter of Credit or such reallocation, as applicable, that the foregoing conditions precedent have been met.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES

Each Loan Party represents and warrants as follows:

Section 4.01 Existence; Subsidiaries. (a) the Borrower is a corporation duly organized, validly existing and in good standing under the laws of Delaware; (b) the Borrower is in good standing and qualified to do business in each jurisdiction where its ownership or lease of Property or conduct of its

2 If the Closing Date occurs on or after March 31, 2017, the reference to June 30 will be changed to September 30.

business requires such qualification, except where the failure to be so in good standing and qualified could not reasonably be expected to result in a Material Adverse Change; and (c) each Guarantor is duly organized, validly existing, and in good standing under the laws of its jurisdiction of organization or formation and in good standing and qualified to do business in each jurisdiction where its ownership or lease of Property or conduct of its business requires such qualification, except where the failure to be so qualified could not reasonably be expected to result in a Material Adverse Change. As of the date hereof, the Borrower has no Subsidiaries other than those identified in Schedule 4.01.

Section 4.02 Power; No Conflicts. The execution and delivery by each Loan Party and each Subsidiary thereof of the Loan Documents to which each such Person is a party, in accordance with their respective terms and the Credit Extensions hereunder do not and will not, by the passage of time, the giving of notice or otherwise, (a) violate any Legal Requirement relating to any Loan Party or any Subsidiary thereof, (b) conflict with, result in a breach of or constitute a default under the articles of incorporation, bylaws or other organizational documents of any Loan Party or any Subsidiary thereof, (c) conflict with, result in a breach of or constitute a default under any material indenture, material agreement or other material instrument to which such Person is a party or by which any of its properties may be bound or any Governmental Approval relating to such Person, or (d) result in or require the creation or imposition of any Lien upon or with respect to any property now owned or hereafter acquired by such Person other than Permitted Liens. The performance by each Loan Party and each Subsidiary thereof of the Loan Documents to which each such Person is a party, in accordance with their respective terms and the transactions contemplated hereby or thereby (other than the Credit Extensions) do not and will not, by the passage of time, the giving of notice or otherwise, (a) violate any Legal Requirement relating to any Loan Party or any Subsidiary thereof except where such violation could not, individually or in the aggregate, reasonably be expected to result in a Material Adverse Change, (b) conflict with, result in a breach of or constitute a default under the articles of incorporation, bylaws or other organizational documents of any Loan Party or any Subsidiary thereof, (c) conflict with, result in a breach of or constitute a default under any indenture, agreement or other instrument to which such Person is a party or by which any of its properties may be bound or any Governmental Approval relating to such Person except where such conflict, breach or default could not, individually or in the aggregate, reasonably be expected to result in a Material Adverse Change, or (d) result in or require the creation or imposition of any Lien upon or with respect to any property now owned or hereafter acquired by such Person other than Permitted Liens.

Section 4.03 Authorization and Approvals. No consent, order, authorization, or approval or other action by, and no notice to or filing with, any Governmental Authority or any other Person is required for the due execution, delivery, and performance by any Loan Party that is a party to this Agreement, the Notes, or the other Loan Documents or the consummation of the transactions contemplated hereby or thereby, except for (a) the filing of UCC-1 Financing Statements and the recordation of the Mortgages in the appropriate state and county filing offices, (b) those consents and approvals that have been obtained or made on or prior to the date hereof and that are in full force and effect, and (c) such consents, orders, authorizations, approvals, notices or filings required in connection with the operation of the business of the Loan Parties the failure to obtain of which could not reasonably be expected to be adverse in any material respect to any Secured Party or to result in a material liability of any Loan Party. At the time of each Credit Extension, provided that the filings above have been duly consummated, no authorization or approval or other action by, and no notice to or filing with, any Governmental Authority will be required for such Credit Extension or the use of the proceeds of such Credit Extension.

Section 4.04 Enforceable Obligations. This Agreement, the Notes, and the other Loan Documents to which any Loan Party is a party have been duly executed and delivered by such Loan Parties. Each Loan Document is the legal, valid, and binding obligation of the Borrower and each

Guarantor which is a party to it enforceable against the Borrower and each such Guarantor in accordance with its terms, except as such enforceability may be limited by any applicable Debtor Relief Laws.

Section 4.05 Financial Condition and Financial Statements.

(a) The Borrower has delivered to the Administrative Agent and the Lenders financial information delivered pursuant to Section 3.01. All financial statements delivered pursuant to Section 3.01 or Section 5.06 are (or will be when delivered) complete and correct in all material respects and fairly present in all material respects on a consolidated basis the assets, liabilities and financial position of the Borrower and its Subsidiaries as at such dates, and the results of the operations and changes of financial position for the periods then ended (other than customary year-end adjustments for unaudited financial statements and the absence of footnotes from unaudited financial statements), in each case, in accordance with GAAP. All such financial statements, including the related schedules and notes thereto, have been (or will have been when delivered) prepared in accordance with GAAP. Such financial statements show (or will show when delivered) all material indebtedness and other material liabilities, direct or contingent, of the Borrower and its Subsidiaries as of the date thereof, including material liabilities for taxes, material commitments, and Indebtedness, in each case, to the extent required to be disclosed under GAAP. All pro forma financial statements and projections delivered pursuant to Section 3.01 or Section 5.06 were (or will be when delivered) prepared in good faith on the basis of the assumptions stated therein, which assumptions are believed to be reasonable in light of then existing conditions except that such financial projections and pro forma statements shall be subject to normal year end closing and audit adjustments (it being recognized by the Lenders that projections are not to be viewed as facts and that the actual results during the period or periods covered by such projections may vary from such projections).

(b) Since the Closing Date, no event or circumstance that has had or could reasonably be expected to cause a Material Adverse Change has occurred.

Section 4.06 True and Complete Disclosure. All written information (excluding estimates, projections, other projected financial information, forward looking statements and information of a general economic or industry nature) heretofore or contemporaneously furnished by or on behalf of the Borrower and its Subsidiaries in writing to any Lender or the Administrative Agent for purposes of or in connection with this Agreement, any other Loan Document or any transaction contemplated hereby or thereby is, and all other such factual information (excluding estimates, projections, other projected financial information, forward looking statements and information of a general economic or industry nature) hereafter furnished by or on behalf of the Borrower and its Subsidiaries in writing to the Administrative Agent or any of the Lenders was or shall be, when taken as a whole and as modified or supplemented by other information so furnished, true and accurate in all material respects on the date as of which such information was or is dated or certified and did not or does not contain, when taken as a whole, any untrue statement of a material fact or omit, when taken as a whole, to state any material fact necessary to make the statements contained therein not misleading in any material respect at such time. All projections, estimates, and pro forma financial information furnished by any Loan Party were prepared in good faith on the basis of the assumptions believed in good faith to be reasonable at the time made, which assumptions are believed to be reasonable in light of then existing conditions except that such financial projections and statements shall be subject to normal year end closing and audit adjustments (it being recognized by the Lenders that projections are not to be viewed as facts or a guarantee of future performance, are subject to significant uncertainties and contingencies, many of which are beyond the Loan Parties’ control and that the actual results during the period or periods covered by such projections may vary from such projections and such variations may be material).

Section 4.07 Litigation; Compliance with Laws.

(a) There is no pending or, to the knowledge of any Loan Party, threatened in writing action or proceeding affecting any Loan Party or Subsidiary thereof before any court, Governmental Authority or arbitrator which could reasonably be expected to cause a Material Adverse Change other than as set forth in Schedule 4.07 or which purports to affect the legality, validity, binding effect or enforceability of this Agreement, any Note, or any other Loan Document. As of the Closing Date and the date hereof (and after giving effect to the effective date of the Plan of Reorganization), there is no pending or, to the knowledge of any Loan Party, threatened in writing action or proceeding instituted against any Loan Party or any Subsidiary thereof which seeks to adjudicate any Loan Party or any Subsidiary thereof as bankrupt or insolvent, or seeking liquidation, winding up, reorganization, arrangement, adjustment, protection, relief, or composition of it or its debts under any Debtor Relief Law, or seeking the entry of an order for relief or the appointment of a receiver, trustee or other similar official for it or for any substantial part of its Property.

(b) Each Loan Party and each Subsidiary thereof have complied in all respects with all statutes, rules, regulations, orders and restrictions of any Governmental Authority having jurisdiction over the conduct of their respective businesses or the ownership of their respective Property except where such failure to comply could not reasonably be expected to result in a Material Adverse Change.

Section 4.08 Use of Proceeds. The proceeds of any Credit Extension will be used by the Borrower for the purposes described in Section 5.09. No Loan Party nor any Subsidiary thereof is engaged principally or as one of its activities in the business of extending credit for the purpose of “purchasing” or “carrying” any “margin stock” (as each such term is defined or used, directly or indirectly, in Regulation U). No Loan Party nor any Subsidiary thereof (a) is engaged in the business of extending credit for the purpose of purchasing or carrying margin stock (within the meaning of Regulation U) or (b) will use any proceeds for the purpose of purchasing or carrying any margin stock or for any other purpose which would constitute this transaction a “purpose credit”.

Section 4.09 Investment Company Act. No Loan Party is an “investment company” or a company “controlled” by an “investment company” (as each such term is defined or used in the Investment Company Act of 1940) and no Loan Party nor any Subsidiary thereof is, or after giving effect to any Credit Extension will be, subject to any other applicable Legal Requirement which limits its ability to incur or consummate the transactions contemplated hereby to the extent such limitations are applicable.

Section 4.10 Taxes.

(a) Reports and Payments. All federal and all other material Returns (as defined below in clause (b) of this Section) required to be filed by or on behalf of any Loan Party (or with respect to the assets or activities thereof, in the case of any Loan Party that is disregarded as separate from its owner for applicable Tax purposes) or any member of a group that joins in the filing of a consolidated, unitary, combined, affiliated or similar Tax group that includes a Loan Party (hereafter collectively called the “Tax Group”) have been duly filed on a timely basis or appropriate extensions have been obtained and such Returns are and will be true, complete and correct in all material respects; and all material Taxes payable with respect to the periods covered by such Returns or on subsequent assessments with respect thereto or otherwise have or will be paid in full on a timely basis, except in each case to the extent of Taxes that are being diligently contested in good faith and reserves have been made in accordance with GAAP. The reserves for accrued Taxes reflected in the financial statements delivered to the Lenders under this Agreement are adequate in the aggregate for the payment of all unpaid Taxes, whether or not disputed, for the period ended as of the date thereof and for any period prior thereto, and for which the Tax Group may be liable in its own right, as withholding agent or as a transferee of the assets of, or successor to, any Person.

(b) Returns Definition. “Returns” in this Section 4.10 shall mean any U.S. federal, state, or local report, declaration of estimated Tax, information statement or return relating to, filed, or required to be filed in connection with, any Taxes, including any information return or report with respect to backup withholding or other payments of third parties.

Section 4.11 ERISA and Employee Matters. Except as could not reasonably be expected to result in a Material Adverse Change, (a) all Pension Plans are in compliance with all applicable provisions of ERISA and the Code, (b) no Termination Event has occurred or is reasonably expected to occur, and (c) there has been no excise tax imposed under Section 4971 of the Code against any Loan Party. Based upon GAAP existing as of the date of this Agreement and current factual circumstances, to the knowledge of the Loan Parties, the annual cost during the term of this Agreement to the Loan Parties for post-retirement benefits to be provided to the current and former employees of any Loan Party under Employee Benefit Plans that are welfare benefit plans (as defined in Section 3(1) of ERISA) could not, in the aggregate, reasonably be expected to cause a Material Adverse Change. Except as could not reasonably be expected to result in a Material Adverse Change, to the knowledge of the Borrower, there are no pending or threatened in writing strikes, work stoppages or other collective labor disputes involving its employees or those of its Subsidiaries.

Section 4.12 Condition and Maintenance of Property; Casualties. Each Loan Party and each Subsidiary thereof has good and indefeasible title to all of its material Properties (other than Oil and Gas Properties, which are addressed in Section 4.23) (“Other Properties”), free and clear of all Liens except for Permitted Liens. The Other Properties used or to be used in the continuing operations of each Loan Party and each Subsidiary thereof are in good repair, working order and condition, normal wear and tear excepted. Since the Closing Date, neither the business nor the Other Properties of each Loan Party and each Subsidiary thereof, taken as a whole, has been materially and adversely affected as a result of any fire, explosion, earthquake, flood, drought, windstorm, accident, strike or other labor disturbance, embargo, requisition or taking of Property or cancellation of contracts, Permits, or concessions by a Governmental Authority, riot, activities of armed forces, or acts of God or of any public enemy (except to the extent such event is covered by insurance sufficient to ensure that upon application of the proceeds thereof), which effect could reasonably be expected to cause a Material Adverse Change.

Section 4.13 Compliance with Agreements; No Defaults.

(a) Neither the Borrower nor any Subsidiary of the Borrower is a party to any indenture, loan, or credit agreement or any lease or other agreement or instrument or subject to any charter or corporate restriction or provision of applicable Legal Requirement that could reasonably be expected to result in a Material Adverse Change. No Loan Party or Subsidiary thereof is in default in any material respect under or with respect to any contract, agreement, lease, or other instrument to which a Loan Party or Subsidiary thereof is a party which is continuing and which, if not cured, could reasonably be expected to result in a Material Adverse Change.

(b) No Default has occurred and is continuing.

Section 4.14 Environmental Condition.

(a) Permits, Etc. Each Loan Party and each Subsidiary thereof (i) have obtained all Environmental Permits necessary for the ownership and operation of their respective Properties and the conduct of their respective businesses; (ii) have at all times been and are in compliance with all terms and conditions of such Environmental Permits and with all other requirements of applicable Environmental Laws; (iii) have not received notice of any violation or alleged violation of any Environmental Law or Environmental Permit; and (iv) are not subject to any pending or, to the Borrower’s knowledge, threatened in writing Environmental Claim, except, in each case above, that could not, individually or in the aggregate, reasonably be expected to result in a Material Adverse Change.

(b) Certain Liabilities. None of the presently or previously owned or operated Property of any Loan Party or of any of their current or, to any Loan Party’s knowledge, former Subsidiaries, wherever located, (i) has been placed on the National Priorities List, the Comprehensive Environmental Response Compensation Liability Information System list, or their state or local analogs, or have been otherwise investigated, designated, listed, or identified as a potential site for removal, remediation, cleanup, closure, restoration, reclamation, or any other Response under any Environmental Laws which, individually or in the aggregate, has resulted in or could reasonably be expected to result in a Material Adverse Change; (ii) is subject to a Lien arising under or in connection with any Environmental Laws that attaches to any revenues or to any Property currently owned, leased or operated by the Borrower or any of the Guarantors, wherever located, which could, individually or in the aggregate, reasonably be expected to cause a Material Adverse Change; or (iii) has been the site of any Release of Hazardous Materials from present or past operations which has caused at the site or at any third party site any condition that, individually or in the aggregate, has resulted in or could reasonably be expected to result in the need for a Response that would, individually or in the aggregate, reasonably be expected to cause a Material Adverse Change.

(c) Certain Actions. Without limiting the foregoing, (i) all necessary notices have been properly filed, and no further action is required under current Environmental Law as to each Response or other restoration or remedial project undertaken by any Loan Party or any Subsidiary thereof on any of their presently or formerly owned, leased or operated Property, except as could not, individually or in the aggregate, reasonably be expected to result in a Material Adverse Change, and (ii) there are no facts, circumstances, conditions or occurrences with respect to any Property owned, leased or operated by any Loan Party or any Subsidiary thereof that could reasonably be expected to form the basis of an Environmental Claim under Environmental Laws that could reasonably be expected to result in a Material Adverse Change.

Section 4.15 Permits, Licenses, Etc. Each Loan Party and each Subsidiary thereof possesses all authorizations, Permits, and licenses which are material to the conduct of their business, except to the extent the failure to do so could not reasonably be expected to result in a Material Adverse Change. Each Loan Party and each Subsidiary thereof manages and operates its business in all material respects in accordance with all applicable material Legal Requirements and good industry practices.

Section 4.16 Gas Imbalances, Prepayments. No Loan Party or Subsidiary thereof (a) is obligated in any material respect by virtue of any prepayment made under any contract containing a “take-or-pay” or “prepayment” provision or under any similar agreement to deliver Hydrocarbons produced from or allocated to any Loan Party’s Oil and Gas Properties at some future date without receiving full payment therefor at the time of delivery or (b) has produced gas, in any material amount, subject to balancing rights of third parties or subject to balancing duties under Legal Requirements in each case, other than those imbalances which (i) occur in the ordinary course of business and (ii) do not, in the aggregate, exceed 1% of the value of the Proven Reserves of the Loan Parties.

Section 4.17 Marketing of Production. No material agreements exist that are not cancelable on 60 days- notice or less without penalty or detriment for the sale of production from the Borrower’s or the Subsidiaries’ Hydrocarbons (including, without limitation, calls on or other rights to purchase, production, whether or not the same are currently being exercised) and that (a) pertain to the sale of production at a fixed price and (b) have a maturity or expiry date of longer than six (6) months from the date hereof.

Section 4.18 Restriction on Liens. None of the Property of any Loan Party or Subsidiary thereof is subject to any Lien other than Permitted Liens. No Loan Party or Subsidiary thereof is a party to any agreement or arrangement (other than this Agreement and the Security Instruments), or subject to any order, judgment, writ or decree, that either restricts or purports to restrict its ability to grant Liens to secure the Secured Obligations against their respective Properties.

Section 4.19 Solvency. Before and after giving effect to each Credit Extension, the Borrower and Guarantors, on a consolidated basis, are Solvent.

Section 4.20 Hedging Agreements. Schedule 4.20 sets forth, as of the date hereof, a true and complete list of all Interest Hedge Agreements, Hydrocarbon Hedge Agreements, and Hedge Contracts of the Loan Parties, the material terms thereof (including the type, term, effective date, termination date and notional amounts or volumes), the net mark to market value thereof, all credit support agreements relating thereto (including any margin required or supplied), and the counterparty to each such agreement.

Section 4.21 Insurance. The Borrower has, and has caused all of the Subsidiaries to have insurance as required under Section 5.02.

Section 4.22 Sanctions; FCPA. None of (a) the Borrower, any Subsidiary or, to the knowledge of the Borrower, any of their respective directors, officers, employees, or any agent or representative of the Borrower or any Subsidiary that will act in any capacity in connection with or benefit from the credit facility established hereby, is a Sanctioned Person. The Borrower and its Subsidiaries are in compliance in all material respects with the FCPA.

Section 4.23 Oil and Gas Properties.

(a) Title. Each Loan Party has good and defensible title to all of its Oil and Gas Properties evaluated in the most recently delivered Engineering Report (other than any thereof Disposed of in a Disposition permitted by this Agreement) free and clear of all Liens except for Permitted Liens and any title deficiencies which are being addressed pursuant to Section 5.11(b). There are no “back-in” or “reversionary” interests held by third parties which could reduce the interests of a Loan Party in the Oil and Gas Properties except (i) as set forth on Schedule 4.23 hereto or (ii) ordinary course revisions to working interests and net revenue interests relating to payouts under joint operating agreements whose value does not, in the aggregate, exceed 1% of the Borrowing Base then in effect. No operating or other agreement to which any Loan Party is a party or by which any Loan Party is bound affecting any part of the Collateral requires such Loan Party to bear any of the costs relating to the Collateral greater than the costs associated with the leasehold interest of such Loan Party in such portion of the Collateral, except in the event such Loan Party is obligated under an operating agreement to assume a portion of a defaulting party’s share of costs. Each Mortgage is and will remain a valid and enforceable lien on the Collateral subject only to the Permitted Liens. Each Loan Party will preserve its interest in and title to the Collateral subject to Permitted Liens, and subject to the transactions that are otherwise permitted under this Agreement.

(b) Status of Leases, Term Mineral Interests and Contracts. All of the leases and term mineral interests in the Oil and Gas Properties evaluated in the most recently delivered Engineering Report (other than any thereof Disposed of in a Disposition permitted by this Agreement and noted to the Administrative Agent at or prior to delivery of such Engineering Report pursuant to Section 2.02(b)(iv)) are valid, subsisting and in full force and effect, and no Loan Party has knowledge that a default exists under any of the terms or provisions, express or implied, of any of such leases or interests or under any agreement to which the same are subject. All of the material Contracts to which any Loan Party is a party that relate to the Oil and Gas Properties are in full force and effect and constitute legal, valid and binding obligations of such Loan Party. No Loan Party or, to the knowledge of any Loan Party, any other party to any such material Contract (i) is in breach of or default, or with the lapse of time or the giving of notice, or both, would be in breach or default, with respect to any obligations thereunder, whether express or implied, or (ii) has given or threatened in writing to give notice of any default under or inquiry into any possible default under, or action to alter, terminate, rescind or procure a judicial reformation of, any lease in the Oil and Gas Properties or any Contract except, in each case, as could not, individually or in the aggregate, reasonably be expected to result in a Material Adverse Change.

(c) Production Burdens and Expenses and Revenues. Except for each Loan Party’s interests in certain Oil and Gas Properties, and except as set forth on Schedule 4.23, which such Loan Party represents do not constitute a material portion (with 2% or more being deemed material) of the value of the Collateral and all other Properties of such Loan Party securing the Secured Obligations, all of the proceeds from the sale of Hydrocarbons produced from Realty Collateral are being properly and timely paid to such Loan Party by the purchasers or other remitters of production proceeds without suspense.

(d) Pricing. The prices being received by each Loan Party for the production of Hydrocarbons do not violate, in any material respect, any material Contract or any law or regulation. Except as otherwise permitted herein, where applicable, all of the wells located on the Oil and Gas Properties and production of Hydrocarbons therefrom have been properly classified in all material respects under appropriate governmental regulations.

(e) Gas Regulatory Matters. All applicable Loan Parties have filed with the appropriate state and federal agencies all necessary rate and collection filings and all necessary applications for well determinations under the Natural Gas Act of 1938, as amended, the Natural Gas Policy Act of 1978, as amended, and the rules and regulations of the Federal Energy Regulatory Commission (the “FERC”) thereunder, and each such application has been approved by or is pending before the appropriate state or federal agency.

(f) Drilling Obligations. Except as otherwise permitted hereunder, there are no obligations under any Oil and Gas Property or Contract which require the drilling of additional wells or operations to earn or to continue to hold any of the Oil and Gas Properties covered in the most recently delivered Engineering Report in force and effect, except those under (i) immaterial drilling obligations in the ordinary course of business and (ii) customary continuous operations provisions that may be found in one or more of the oil and gas and/or oil, gas and mineral leases.

(g) Refund Obligations. No Loan Party has collected any proceeds from the sale of Hydrocarbons produced from the Oil and Gas Properties covered in the most recently delivered Engineering Report which are subject to any material refund obligations other than as previously disclosed in writing to the Administrative Agent at or prior to the delivery of such Engineering Report.

Section 4.24 Line of Business; Foreign Operations.

(a) The Loan Parties and each Subsidiary thereof have not conducted and are not conducting any business other than businesses relating to the acquisition, exploration, development, financing, ownership, operation, production, maintenance, storage, transportation, gathering, processing and marketing of Hydrocarbons and the Oil and Gas Properties and related activities.

(b) Each Loan Party and each Subsidiary of any Loan Party does not own, and has not acquired or made any other expenditure (whether such expenditure is capital, operating or otherwise) in or related to, any Oil and Gas Properties located outside of the geographical boundaries of the United States or in the offshore federal waters of the United States.

Section 4.25 [Reserved].

Section 4.26 Location of Business and Offices. Each Loan Party’s principal place of business and chief executive office is located at its address specified on Schedule 4.26 or at such other location as it may have, by proper written notice hereunder, advised the Administrative Agent.

Section 4.27 Intellectual Property. Each Loan Party and each Subsidiary thereof either owns or has valid licenses or other rights to use in all necessary respects all material patents, patent rights, trademarks, trademark rights, trade names, copyrights, databases, geological data, geophysical data, engineering data, maps, interpretations and other technical information used in their business as presently conducted, subject to the limitations contained in the agreements governing the use of the same, except as could not, individually or in the aggregate, reasonably be expected to result in a Material Adverse Change.

Section 4.28 Senior Debt Status. The Obligations of each Loan Party and each Subsidiary thereof under this Agreement and each of the other Loan Documents ranks and shall continue to rank at least senior in priority of payment to all subordinated Indebtedness and all senior unsecured Indebtedness of each such Person and is designated as “senior indebtedness” under all instruments and documents, now or in the future, relating to all subordinated Indebtedness and all senior unsecured Indebtedness of such Person.

Section 4.29 Flood Hazard Insurance. With respect to each parcel of real property subject to a Structure Mortgage, the Administrative Agent has received (a) such flood hazard certifications, notices and confirmations thereof, and effective flood hazard insurance policies as are described in Section 3.01(w) with respect to real property collateral on the Closing Date, (b) all flood hazard insurance policies required hereunder have been obtained and remain in full force and effect, and the premiums thereon have been paid in full, and (c) except as the Borrower has previously given written notice thereof to the Administrative Agent, there has been no redesignation of any real property into or out of a special flood hazard area.

ARTICLE V
AFFIRMATIVE COVENANTS

So long as any Note or any amount (other than contingent indemnity obligations for which no claim has been made) under any Loan Document shall remain unpaid, any Letter of Credit shall remain outstanding, or any Lender shall have any Commitment hereunder, each Loan Party agrees, unless the Majority Lenders shall otherwise consent in writing, to comply with the following covenants.

Section 5.01 Compliance with Laws, Etc. Each Loan Party shall comply, and cause each of its Subsidiaries to comply, in all respects with all applicable Legal Requirements except where the failure to comply could not, individually or in the aggregate, reasonably be expected to result in a Material Adverse Change. Without limiting the generality and coverage of the foregoing, each Loan Party shall comply, and shall cause each of its Subsidiaries to comply, with all Environmental Laws and all laws, regulations, or directives with respect to equal employment opportunity and employee safety in all jurisdictions in which any Loan Party or any Subsidiary thereof does business except where the failure to comply could not, individually or in the aggregate, reasonably be expected to result in a Material Adverse Change. Without limitation of the foregoing, each Loan Party shall, and shall cause each of its Subsidiaries to, (a) maintain and possess all authorizations, Permits, licenses, trademark and copyright registrations owned by such Loan Party or any of its Subsidiaries, trade names, and rights which are necessary to the conduct of its business, except where the failure to do so, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Change, and (b) obtain, as soon as practicable, all consents or approvals required from any states of the United States (or other Governmental Authorities) necessary to grant the Administrative Agent an Acceptable Security Interest in its Oil and Gas Properties and Original Mortgaged Properties to the extent required by Section 5.08.

Section 5.02 Maintenance of Insurance.

(a) Each Loan Party shall, and shall cause each of its Subsidiaries to, procure and maintain or shall cause to be procured and maintained continuously in effect policies of insurance issued by companies, associations or organizations reasonably satisfactory to the Administrative Agent and in at least such amounts and covering such casualties, risks, perils, liabilities and other hazards that are usually insured against by companies similarly situated and engaged in the same or a similar business for the assets and operations of the Borrower and the Subsidiaries and otherwise reasonably required by the Administrative Agent.

(b) All certified copies of policies or certificates thereof, and endorsements and renewals thereof shall be delivered to and retained by the Administrative Agent each time such a policy of insurance is made effective, renewed, amended, novated, or otherwise modified. All policies of insurance shall either have attached thereto a “lender’s loss payable endorsement” for the benefit of the Administrative Agent, as loss payee in form reasonably satisfactory to the Administrative Agent or shall name the Administrative Agent as an additional insured, as applicable. All policies or certificates of insurance shall set forth the coverage, the limits of liability, the name of the carrier, the policy number, and the period of coverage. All such policies shall contain a provision that notwithstanding any contrary agreements between the Loan Parties and the applicable insurance company, such policies will not be canceled without at least 30 days’ prior written notice to the Administrative Agent (or at least 10 days’ for non-payment of premium). In the event that, notwithstanding the “lender’s loss payable endorsement” requirement of this Section 5.02, the proceeds of any insurance policy described above are paid to any Loan Party when an Event of Default has occurred and is continuing, the Borrower shall deliver such proceeds to the Administrative Agent immediately upon receipt. Waiver of subrogation shall apply in favor of the Administrative Agent in connection with any general liability insurance policy of any Loan Party.

(c) Without limiting the foregoing, the Borrower shall and shall cause each appropriate Loan Party to (i) maintain, if available, fully paid flood hazard insurance on all real property that is improved by a Building or Manufactured (Mobile) Home or a that is located in a special flood hazard area and that is subject to a Structure Mortgage, on such terms and in such amounts as required by The National Flood Insurance Reform Act of 1994 or as otherwise required by the Administrative Agent, (ii) furnish to the Administrative Agent evidence of renewal (and payment of renewal premiums therefor) of all such policies prior to the expiration or lapse thereof, and (iii) furnish to the Administrative Agent prompt written notice of any redesignation of any such improved real property into or out of a special flood hazard area.

Section 5.03 Preservation of Corporate Existence, Etc. Each Loan Party shall preserve and maintain, and, except as otherwise permitted herein, cause each of its Subsidiaries to preserve and maintain, its corporate, partnership, or limited liability company existence, rights, franchises, and privileges, as applicable, in the jurisdiction of its organization. Each Loan Party shall qualify and remain qualified, and cause each such Subsidiary to qualify and remain qualified, as a foreign corporation, partnership, or limited liability company, as applicable, in each jurisdiction in which qualification is necessary or desirable in view of its business and operations or the ownership of its Properties except where the failure to be so qualified could not, individually or in the aggregate, reasonably be expected to result in a Material Adverse Change.

Section 5.04 Payment of Taxes, Etc. Each Loan Party shall pay and discharge, and cause each of its Subsidiaries to pay and discharge, before the same shall become delinquent, (a) all material Taxes, assessments, and governmental charges or levies imposed upon it or upon its income, profits, activities or Property, prior to the date on which penalties attach thereto and (b) all lawful claims that are material which, if unpaid, might by Legal Requirement become a Lien upon its Property; provided, however, that no Loan Party and no such Subsidiary shall be required to pay or discharge any such Tax, assessment, charge, levy, or claim which is being diligently contested in good faith and by appropriate proceedings, and with respect to which adequate reserves in conformity with GAAP have been provided.

Section 5.05 Visitation Rights; Periodic Meetings. At any reasonable time and from time to time, upon reasonable prior notice, each Loan Party shall, and shall cause its Subsidiaries to, permit (a) the Administrative Agent and any Lender or any of their respective agents, advisors, or other representatives thereof, acting together, to examine and make copies of and abstracts from the records and books of account of, and visit and inspect at their reasonable discretion the Properties of, each Loan Party and any such Subsidiary, and (b) the Administrative Agent and any Lender or any of their respective agents, advisors or other representatives thereof, acting together, to discuss the affairs, finances and accounts of each Loan Party and any such Subsidiary with any of their respective officers or directors; provided that, unless an Event of Default has occurred and is continuing, (i) the Borrower shall bear the cost of only one such inspection per year and (ii) no Loan Party shall be obligated to reimburse the expenses of any Lender in connection with such inspections that is not the Administrative Agent. Notwithstanding the foregoing, no Loan Party shall be required to disclose to the Administrative Agent or any Lender, or any agents, advisors or other representatives thereof, any written material, (x) the disclosure of which would cause a breach of any confidentiality provision in the written agreement governing such material applicable to such Person, (y) which is the subject of attorney-client privilege or attorney’s work product privilege asserted by the applicable Person to prevent the loss of such privilege in connection with such information, or (z) which is a non-financial trade secret or other proprietary information.

Section 5.06 Reporting Requirements. The Borrower shall furnish to the Administrative Agent and each Lender (or, in the case of clause (w) below, the Administrative Agent):

(a) Annual Financials. (i) As soon as available and in any event not later than 90 days after the end of each fiscal year of the Borrower and its consolidated Subsidiaries, commencing with fiscal year ending [December 31, 2016], a copy of the annual audit report for such year for the Borrower and its consolidated Subsidiaries, including therein the Borrower’s and its consolidated Subsidiaries’ consolidated balance sheet as of the end of such fiscal year and the Borrower’s and its consolidated Subsidiaries’ consolidated statement of income, cash flows, and retained earnings, in each case certified by an Acceptable Accountant, and accompanied by a report and opinion thereon by such Acceptable Accountant prepared in accordance with generally accepted auditing standards that is not subject to any “going concern” or similar qualification or exception or any qualification as to the scope of such audit or with respect to accounting principles followed by the Borrower or any of its Subsidiaries not in accordance with GAAP, (ii) concurrent with the delivery in clause (a)(i), (x) any management letters delivered by such accountants to the Borrower or any Subsidiary in connection with such audit or otherwise, and (y) a Compliance Certificate executed by a Responsible Officer of the Borrower (the deliverables described in the foregoing clauses (x) and (y) and clauses (c) and (g) below, the “Annual Reporting Package”);

(b) Quarterly Financials. (i) As soon as available and in any event not later than 60 days after the end of each of the first three fiscal quarters of each fiscal year of the Borrower and its consolidated Subsidiaries, (i) commencing with the fiscal quarter ending [March 31, 2017], the unaudited consolidated balance sheet and the statements of income, cash flows, and retained earnings of the

Borrower and its consolidated Subsidiaries for the period commencing at the end of the previous year and ending with the end of such fiscal quarter, all in reasonable detail and (ii) concurrent with the delivery in clause (b)(i), (x) a certificate with respect to such consolidated statements (subject to year-end audit adjustments) by a Responsible Officer of the Borrower stating that such financial statements delivered under clause (b)(i) have been prepared in accordance with GAAP, and (y) commencing with the fiscal quarter ending [June 30, 2017]3, a Compliance Certificate executed by the Responsible Officer of the Borrower (the deliverables described in the foregoing clauses (x) and (y) and clauses (c), (g), and (h) below, the “Quarterly Reporting Package”);

(c) [Reserved]

(d) Weekly Consolidated Cash Balance Report. So long as any Advances are outstanding, on each Consolidated Cash Sweep Date, a weekly report in form reasonably satisfactory to the Administrative Agent detailing the Consolidated Cash Balance as of the last Business Day of the immediately preceding calendar week certified by a Responsible Officer of the Borrower.

(e) Oil and Gas Engineering Reports.

(i) As soon as available but in any event on or before April 1, 2018, and April 1st of each year thereafter, an Independent Engineering Report dated effective as of the immediately preceding January 1st;

(ii) As soon as available but in any event on or before October 1, 2017, and October 1st of each year thereafter, an Internal Engineering Report or an Independent Engineering Report dated effective as of the immediately preceding July 1st;

(iii) Such other information as may be reasonably requested by the Administrative Agent or any Lender with respect to the Oil and Gas Properties included or to be included in the Borrowing Base; and

(iv) With the delivery of each Engineering Report, a certificate from a Responsible Officer of the Borrower certifying that, to the best of his knowledge and in all material respects: (A) the factual information contained in the Engineering Report and any other factual information delivered in connection therewith is true and correct, (B) the Borrower and its Subsidiaries, as applicable, owns good and defensible title to the Oil and Gas Properties evaluated in such Engineering Report except as set forth on an exhibit to the certificate, such Properties are free of all Liens except for Permitted Liens and such Properties are subject to an Acceptable Security Interest to the extent required by Section 5.08, (C) except as set forth on an exhibit to the certificate, on a net basis there are no gas imbalances, take or pay or other prepayments with respect to its Oil and Gas Properties evaluated in such Engineering Report which would require the Borrower or any Guarantor to deliver Hydrocarbons produced from such Oil and Gas Properties at some future time without then or thereafter receiving full payment therefor, (D) none of its Oil and Gas Properties have been sold since the date of the last Borrowing Base determination except as set forth on an exhibit to the certificate, which certificate shall list all of its Oil and Gas Properties sold and in such detail as reasonably required by the Administrative Agent, (E) attached to the certificate is a list of its Oil and Gas Properties added to and deleted from the immediately prior Engineering Report and a list showing any change in working interest or net revenue interest in its Oil and Gas Properties occurring and the reason for such change, (F) attached to the certificate is a list of all Persons disbursing proceeds to the Borrower or to any Guarantor, as applicable, from its Oil and Gas Properties, (G) except

3 If the Closing Date occurs on or after March 31, 2017, the reference to June 30 will be changed to September 30.

as set forth on a schedule attached to the certificate, (x) at least 95% (by value) of the Proven Reserves and the Oil and Gas Properties relating thereto and (y) 90% (by value) of the Loan Parties’ other Oil and Gas Properties evaluated by such Engineering Report are pledged as Collateral for the Secured Obligations, and (H) to the extent required by the Administrative Agent or any Lender, attached to the certificate is a monthly cash flow budget for the six months following the delivery of such certificate setting forth the Borrower’s projections for production volumes, revenues, expenses, taxes, budgeted capital expenditures and working capital requirements during such period.

(f) Hedging Reports. As soon as available and in any event within 60 days after the end of each fiscal quarter, commencing with the quarter ending [March 31, 2017], a report certified by a Responsible Officer of the Borrower in form reasonably satisfactory to the Administrative Agent prepared by the Borrower (i) covering each of the Oil and Gas Properties of the Borrower and the Guarantors and detailing on a quarterly basis, any sales of the Borrower’s or any Guarantors’ Oil and Gas Properties during each such quarter (other than sales of Hydrocarbons in the ordinary course of business), (ii) setting forth a true and complete list of all Hedge Contracts of the Borrower and the Guarantors and detailing the material terms thereof (including the type, term, effective date, termination date and notional amounts or volumes), the net mark to market value thereof, all credit support agreements relating thereto (including any margin required or supplied), and the counterparty to each such agreement; provided that, such required listing shall, in no event, be construed as permitting such credit supports which are not permitted under the terms of this Agreement, and (iii) setting forth a calculation of the Borrower’s compliance or non-compliance with the volume requirements of Section 6.15(b), including a detailed description and calculation of the Engineering Report Volumes for the Hedge Contracts then in effect.

(g) Lease Operating Statements. Concurrently with each delivery of financial statements under Section 5.06(a) and Section 5.06(b), a Lease Operating Statement for the trailing 12-month period then ended detailed on a monthly-basis.

(h) Annual Budget. For each fiscal year, commencing with the fiscal year ending December 31, 2018, within 60 days after the beginning of such fiscal year, a copy of the Borrower and its Subsidiaries’ consolidated annual budget for such fiscal year, including the Borrower’s consolidated cash flow budget and operating budget, certified as such by a Responsible Officer of the Borrower.

(i) Defaults. As soon as possible and in any event within three Business Days after the occurrence of any Default known to any officer of each Loan Party or any of its Subsidiaries which is continuing on the date of such statement, a statement of a Responsible Officer of such Loan Party setting forth the details of such Default and the actions which any Loan Party or any such Subsidiary has taken and proposes to take with respect thereto;

(j) Termination Events. As soon as possible and in any event, within ten days after any Loan Party obtains knowledge thereof (or such later date acceptable to the Administrative Agent in its sole discretion), copies of: (i) any unfavorable determination letter from the IRS regarding the qualification of an Employee Benefit Plan under Section 401(a) of the Code, (ii) all notices received by any Loan Party or any ERISA Affiliate of the PBGC’s intent to terminate any Pension Plan or to have a trustee appointed to administer any Pension Plan, (iii) all notices received by any Loan Party or any ERISA Affiliate from a Multiemployer Plan sponsor concerning the imposition of withdrawal liability pursuant to Section 4202 of ERISA, (iv) any notice of intent to terminate any Pension Plan under a distress termination within the meaning of Section 4041(c) of ERISA, and (v) a written notice signed by a Responsible Officer describing the occurrence of any Termination Event that, in the case of each of clauses (i) through (v), could reasonably be expected to result in any liability of any Loan Party in excess of $3,000,000. As soon as practicable, but in no event later than 15 days after the Borrower provides the written notice described in clause (v) above, the Borrower shall furnish to the Administrative Agent and each Lender a written notice signed by a Responsible Officer specifying what action the Borrower or the applicable ERISA Affiliate is taking or proposes to take with respect to the Termination Event, and, when known, any action taken or proposed by the Internal Revenue Service, the Department of Labor or the PBGC with respect thereto;

(k) Environmental Notices. Promptly upon, and in any event no later than 10 days after (or such longer period as the Administrative Agent may agree in its sole discretion), the receipt thereof, or the acquisition of knowledge thereof, by any Loan Party, a copy of any form of request, claim, complaint, order, notice, summons or citation received from any Governmental Authority or any other Person concerning (i) violations or alleged violations of Environmental Laws, which, in each case, seeks to impose liability therefore in excess of $5,000,000 or which could otherwise reasonably be expected to cause a Material Adverse Change, (ii) any action or omission on the part of any of the Loan Parties or any of their Subsidiaries in connection with Releases of Hazardous Materials which could reasonably result in each case in the imposition of liability in excess of $5,000,000 or that could otherwise reasonably be expected to cause a Material Adverse Change or requiring that action be taken to respond to or clean up a Release of Hazardous Materials into the Environment and such action or clean up in each case could reasonably be expected to exceed $5,000,000 or could reasonably be expected to cause a Material Adverse Change, including without limitation any information request related to, or notice of, potential responsibility under CERCLA, or (iii) the filing of a Lien in connection with obligations arising under Environmental Laws upon, against or in connection with the Loan Parties, any of their respective Subsidiaries, or any of their currently leased or owned Property, wherever located, the value of which Lien in each case could reasonably be expected to exceed $5,000,000;

(l) Other Governmental Notices. Promptly and in any event within five Business Days after receipt thereof by any Loan Party or Subsidiary thereof (or by such later date as the Administrative Agent may agree to in its sole discretion), a copy of any notice, summons, citation, or proceeding seeking to modify in any material respect, revoke, or suspend any material contract, license, permit or agreement with any Governmental Authority;

(m) Material Changes. Prompt written notice and in any event within five Business Days of any condition or event of which any Loan Party or any Subsidiary thereof has knowledge, which condition or event has resulted or could reasonably be expected to result in a Material Adverse Change;

(n) Disputes, Etc. Prompt written notice of (i) any claims, legal or arbitration proceedings, proceedings before any Governmental Authority, or disputes pending, or to the knowledge of any Loan Party threatened in writing, or affecting any Loan Party or Subsidiary which, if adversely determined, could result in a liability to any Loan Party of Subsidiary in an amount in excess of $5,000,000 or that could otherwise result in a cost, expense or loss to the Loan Parties or any of their respective Subsidiaries in excess of $5,000,000, or any material labor controversy of which any Loan Party or Subsidiary has knowledge resulting in or reasonably considered to be likely to result in a strike against any Loan Party or Subsidiary thereof and (ii) any claim, judgment, Lien or other encumbrance (other than a Permitted Lien) affecting any Property of any Loan Party or Subsidiary thereof if the value of the claim, judgment, Lien, or other encumbrance affecting such Property shall exceed $5,000,000;

(o) Other Accounting Reports. Promptly upon receipt thereof, a copy of each other report or letter submitted to any Loan Party or Subsidiary thereof by independent accountants in connection with any annual, interim or special audit made by them of the books of any Loan Party or Subsidiary thereof, and a copy of any response by any Loan Party or Subsidiary, or the board of directors (or other applicable governing body) of any Loan Party or Subsidiary, to such letter or report;

(p) Notices Under Other Loan Agreements. Promptly after the furnishing thereof, copies of any statement, report or notice furnished to any Person pursuant to the terms of any indenture, loan or credit or other similar agreement, with respect to Indebtedness in excess of $5,000,000 (other than this Agreement) and not otherwise required to be furnished to the Lenders pursuant to any other provision of this Section 5.06;

(q) Notice Regarding Early Termination of Hedge Contracts. Promptly and in any event within one (1) Business Day after any Loan Party learns of the impending occurrence of any Hedge Event of any Loan Party prior to the end of its original, nominal term, a statement of a Responsible Officer of the Borrower describing such Hedge Event;

(r) Production Reports. As soon as available and in any event within 60 days after the end of each calendar quarter, commencing with the calendar quarter ended [March 31, 2017], a report certified by a Responsible Officer of the Borrower in form and substance reasonably satisfactory to the Administrative Agent prepared by the Borrower covering each of the Oil and Gas Properties of the Borrower and its Subsidiaries and detailing on a monthly basis (i) the production, revenue, and price information and associated operating expenses for each such month during such quarter, (ii) any changes to any producing reservoir, production equipment, or producing well during each such month during such quarter, which changes could cause a Material Adverse Change, (iii) any sales of the Borrower’s or any Subsidiaries’ Oil and Gas Properties during such quarter, and (iv) the forecasted production of crude oil, natural gas, and natural gas liquids, calculated separately, for the 60 months following the end of such calendar quarter;

(s) USA Patriot Act. Promptly, following a request by any Lender, all documentation and other information that such Lender reasonably requests in order to comply with its ongoing obligations under applicable “know your customer” and anti-money laundering rules and regulations, including the Patriot Act;

(t) Responsible Officers. Promptly thereafter, written notices to the Administrative Agent of the departure or employment of any chief executive officer, chief operating officer, chief financial officers, treasurer, or president of the Borrower;

(u) SEC and Other Filings; Reports to Shareholders. Promptly after the same become publicly available, copies of all periodic and other reports, proxy statements and other materials filed by any Loan Party with the SEC, or with any national securities exchange, or distributed by such Loan Party to its shareholders generally, as the case may be;

(v) Total Present Value. During the Protected Period, contemporaneous with the delivery of each Compliance Certificate for the fiscal quarter periods ending September 30, 2017 and December 31, 2017, the Borrower shall deliver to the Administrative Agent (i) a detailed calculation, certified by a Responsible Officer of the Borrower, of the Total Present Value as of the last day of the applicable fiscal quarter, which calculation must be approved by the Administrative Agent in its sole discretion, and (ii) such other information as may be requested by the Administrative Agent with respect to the Oil and Gas Properties included in the Total Present Value (including, without limitation, any information requested by the Administrative Agent to reconcile such Total Present Value calculation with the most recently delivered Engineering Report);

(w) Firm Transportation Contracts. Promptly and in any event within ten Business Days after receipt thereof by any Loan Party or Subsidiary thereof (or by such later date as the Administrative Agent may agree to in its sole discretion), copies of any amendment, modification or supplement to any Firm Transportation Agreement; and

(x) Other Information. Such other information respecting the business or Properties, or the condition or operations, financial or otherwise, of any Loan Party, as the Administrative Agent may from time to time reasonably request.

Materials required to be delivered pursuant to Section 5.06(a)(i) or (b)(i) (to the extent any such materials are included in materials otherwise filed with the SEC) shall be deemed to have been delivered hereunder upon such filing with the SEC on the date of such filing; provided that, the Borrower shall deliver electronic copies of such materials to the Administrative Agent concurrently with the delivery of the applicable Annual Reporting Package and Quarterly Reporting Package with respect thereto. Materials required to be delivered pursuant to Section 5.06(u) shall be deemed to have been delivered hereunder when posted to the website of the Borrower or the website of the SEC. In any event, the Administrative Agent shall have no obligation to request the delivery or, other than the Compliance Certificates, to maintain copies of the materials referred to above, and shall have no responsibility to monitor compliance by the Borrower with any such request for delivery, and each Lender shall be solely responsible for requesting delivery to it or maintaining its copies of such materials.

Section 5.07 Maintenance of Property. Each Loan Party shall, and shall cause each of its Subsidiaries to, maintain their owned, leased or operated material Property in good condition and repair, normal wear and tear excepted and other than where the failure to maintain its material Property could not reasonably be expected to cause a Material Adverse Change. Each Loan Party shall abstain, and cause each of its Subsidiaries to abstain from, knowingly or willfully permitting the commission of waste or other injury, destruction, or loss of natural resources, or the occurrence of pollution, contamination, or any other condition in, on or about the currently owned, leased or operated Property involving the Environment that could reasonably be expected to result in any Response that could reasonably be expected to cause a Material Adverse Change.

Section 5.08 Agreement to Pledge; Guaranty.

(a) In connection with each scheduled redetermination of the Borrowing Base pursuant to Section 2.02(b)(i) or (ii) and each redetermination of the Borrowing Base resulting in an increase to the Borrowing Base, each Loan Party shall, and shall cause its Subsidiaries that is a Loan Party to, review its respective Oil and Gas Properties to ascertain whether such Oil and Gas Properties are subject to an Acceptable Security Interest. In the event that the Oil and Gas Properties subject to an Acceptable Security Interest do not represent (A) at least 95% (by value) of the Proven Reserves and the Oil and Gas Properties relating thereto, (B) at least 90% (by value) of the Loan Parties’ other Oil and Gas Properties and (C) 100% (by value) of the Original Mortgaged Properties (other than such Original Mortgaged Properties which are Disposed of as permitted under Section 6.04(c)), then each Loan Party shall, and shall cause each of its Subsidiaries that is a Loan Party to, grant to the Administrative Agent within thirty (30) days of the date the Engineering Report for such redetermination is required to be delivered (subject to the last sentence of this clause (a)), as security for the Secured Obligations an Acceptable Security Interest on such Oil and Gas Properties not already subject to an Acceptable Security Interest such that after giving effect thereto, the Oil and Gas Properties subject to an Acceptable Security Interest will constitute (A) at least 95% (by value) of the Proven Reserves and the Oil and Gas Properties relating thereto, (B) at least 90% (by value) of the Loan Parties’ other Specified Properties and (C) 100% (by value) of the Original Mortgaged Properties (other than such Original Mortgaged Properties which are Disposed of as permitted under Section 6.04(c)). Notwithstanding the foregoing, (x) the Administrative Agent in its sole discretion may agree to a later date for the Loan Parties to comply with this Section 5.08 so long as (i) such later date is no later than 30 days after the otherwise required date and (ii) in order to be in compliance with this Section 5.08, the Loan Parties must not have to grant an Acceptable Security Interest in more than 5% (by value) of the Proven Reserves and the Oil and Gas Properties related thereto of the Loan Parties and no more than 5% (by value) of the Loan Parties’ other Oil and Gas Properties, and

(y) in any event, if the Borrowing Base is to be redetermined on the date of an acquisition, the requirements of this Section 5.08(a) shall be satisfied on the date of such acquisition.

(b) Notwithstanding the generality of the foregoing but subject to Section 5.08(a)(y), the Borrower shall, and shall cause each of its Subsidiaries to, execute and deliver Mortgages with respect to Proven Reserves and associated Oil and Gas Properties (other than Excluded Property) acquired by the Borrower or any of its Subsidiaries (whether completed in one transaction or a series of related transactions) whenever such acquisition(s) has a purchase price greater than $5,000,000, in each case to the extent necessary to cause the Administrative Agent to have an Acceptable Security Interest on Oil and Gas Properties not already subject to an Acceptable Security Interest will constitute (A) at least 95% (by value) of the Proven Reserves and the Oil and Gas Properties relating thereto, (B) at least 90% (by value) of the Loan Parties’ other Specified Properties and (C) 100% (by value) of the Original Mortgaged Properties (other than such Original Mortgaged Properties which are Disposed of as permitted under Section 6.04(c)), within thirty (30) days of such acquisition (or such later date as the Administrative Agent may agree to in its sole discretion).

(c) Each Loan Party shall, and shall cause each Subsidiary thereof to, grant to the Administrative Agent an Acceptable Security Interest in all Property (other than Excluded Property) of any Loan Party or Subsidiary thereof now owned or hereafter acquired, within the time frames required in Section 6.16 (in the case of Specified Properties, to the extent necessary to cause the Administrative Agent to have an Acceptable Security Interest on Specified Properties not already subject to an Acceptable Security Interest such that after giving effect thereto, the Specified Properties subject to an Acceptable Security Interest will constitute (A) at least 95% (by value) of the Proven Reserves and the Oil and Gas Properties relating thereto, (B) at least 90% (by value) of the Loan Parties’ other Specified Properties and (C) 100% (by value) of the Original Mortgaged Properties (other than such Original Mortgaged Properties which are Disposed of as permitted under Section 6.04(c))).

Section 5.09 Use of Proceeds. Each Loan Party shall use the proceeds of the Advances (a) to pay the fees, costs and expenses incurred in connection with this Agreement, (b) to pay the expenses in connection with the Loan Parties’ exit from chapter 11 bankruptcy proceedings and to refinance certain Indebtedness in connection therewith and (c) provide ongoing working capital and for other general corporate purposes of the Borrower and its Subsidiaries. The Loan Parties shall use the Letters of Credit for general corporate purposes.

Section 5.10 Title Evidence and Opinions. On or before [insert date that is 30 days after closing], 2017, (or at such later time as determined by the Administrative Agent in its sole discretion), the Loan Parties shall take such actions and execute and deliver such documents and instruments as the Administrative Agent shall reasonably require to ensure that the Administrative Agent shall have received satisfactory title evidence, which title evidence shall be in form and substance acceptable to the Administrative Agent in its reasonable discretion and shall include information regarding the before payout and after payout ownership interests held by the Loan Parties, for all wells located on the Oil and Gas Properties, covering at least 80% of the present value of the Proven Reserves of the Loan Parties as determined by the Administrative Agent. From and after [insert date that is 30 days after closing], 2017, each Loan Party shall from time to time upon the reasonable request of the Administrative Agent, take such actions and execute and deliver such documents and instruments as the Administrative Agent shall reasonably require to ensure that the Administrative Agent shall, at all times, have received satisfactory title evidence, which title evidence shall be in form and substance acceptable to the Administrative Agent in its reasonable discretion and shall include information regarding the before payout and after payout ownership interests held by the Loan Parties, for all wells located on the Oil and Gas Properties, covering at least 80% of the present value of the Proven Reserves of the Loan Parties as determined by the Administrative Agent.

Section 5.11 Further Assurances; Cure of Title Defects.

(a) Each Loan Party shall, and shall cause each of its Subsidiaries to, cure promptly any defects in the creation and issuance of the Notes and the execution and delivery of the Security Instruments and this Agreement. Each Loan Party hereby authorizes the Administrative Agent to file any financing statements without the signature of the Borrower or such Guarantor, as applicable, to the extent permitted by applicable Legal Requirement in order to perfect or maintain the perfection of any security interest granted under any of the Loan Documents. Each Loan Party at its expense will, and will cause each of its Subsidiaries to, promptly execute and deliver to the Administrative Agent upon its reasonable request all such other documents, agreements and instruments to comply with or accomplish the covenants and agreements of the Loan Parties, as the case may be, in the Security Instruments and this Agreement, or to further evidence and more fully describe the collateral intended as security for the Secured Obligations, or to correct any omissions in the Security Instruments, or to state more fully the security obligations set out herein or in any of the Security Instruments, or to perfect, protect or preserve any Liens created pursuant to any of the Security Instruments, or to make any recordings, to file any notices or obtain any consents, all as may be necessary or appropriate in connection therewith or to enable the Administrative Agent to exercise and enforce its rights and remedies with respect to any Collateral.

(b) Within 60 days after (i) a request by the Administrative Agent or the Lenders to cure title defects or exceptions which are not Permitted Liens raised by such information with respect to the Oil and Gas Properties included in the Borrowing Base or (ii) a notice by the Administrative Agent that any Loan Party has failed to comply with Section 5.10 above, such Loan Party shall (i) cure such title defects or exceptions which are not Permitted Liens or substitute acceptable Oil and Gas Properties with no title defects or exceptions except for Permitted Liens covering Collateral of an equivalent value and (ii) deliver to the Administrative Agent satisfactory evidence of such cure or as to any substitute Oil and Gas Properties satisfactory title evidence (including supplemental or new title opinions meeting the foregoing requirements) in form and substance acceptable to the Administrative Agent in its reasonable business judgment as to the Loan Parties’ ownership of such Oil and Gas Properties and the Administrative Agent’s Liens and security interests therein as are required to maintain compliance with Section 5.10.

Section 5.12 Operation and Maintenance of Oil and Gas Properties.

(a) Further Assurances Related to Mortgages. Each Loan Party covenants that such Loan Party shall execute and deliver such other and further instruments, and shall do such other and further acts as in the reasonable opinion of the Administrative Agent may be necessary or desirable to carry out more effectively the purposes of the Mortgages, including without limiting the generality of the foregoing, (i) prompt correction of any defect in the execution or acknowledgment of such Mortgage, any written instrument comprising part or all of the Obligations, or any other document used in connection herewith; (ii) prompt correction of any defect (other than Permitted Liens) which may hereafter be discovered in the title to the Collateral in accordance with Section 5.11 herein; and (iii) subject to the provisions of each Mortgage, prompt execution and delivery of all division or transfer orders or other instruments, which in the Administrative Agent’s opinion are required to transfer to Collateral, for its benefit and the ratable benefit of the other Secured Parties, the assigned proceeds from the sale of Hydrocarbons from the Oil and Gas Properties. Each Loan Party covenants that such Loan Party shall, other than as permitted hereunder, pay when due and owing of all Taxes, assessments and governmental charges imposed on such Mortgage to which such Loan Party is a party or upon the interest of the Administrative Agent thereunder.

(b) Preservation of Liens. Other than as permitted hereunder, each Loan Party covenants that such Loan Party shall maintain and preserve the Lien and security interest created under each Mortgage to which such Loan Party is a party as an Acceptable Security Interest.

(c) Insurance. To the extent that insurance is carried by a third-party operator on behalf of any Loan Party, upon reasonable request by Administrative Agent, such Loan Party shall use its reasonable efforts to obtain and provide the Administrative Agent with copies of certificates of insurance showing such Loan Party as an additional insured. Each such Loan Party hereby assigns to the Administrative Agent for its benefit and the benefit of the other Secured Parties any and all monies that may become payable to it under any such policies of insurance by reason of damage, loss or destruction of any of the Collateral.

(d) Leases; Development and Maintenance. Each Loan Party shall, and shall cause its Subsidiaries to, (a) pay and discharge promptly, or make reasonable and customary efforts to cause to be paid and discharged promptly, all rentals, delay rentals, royalties, overriding royalties, payments out of production and other indebtedness or obligations accruing under, and perform or make reasonable and customary efforts to cause to be performed each and every act, matter or thing required by each and all of, the oil and gas leases and all other agreements and contracts constituting or affecting the Oil and Gas Properties of the Loan Parties except to the extent the failure to do so, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Change, (b) do all other things reasonably necessary to keep unimpaired its rights thereunder and prevent any forfeiture thereof or default thereunder, and operate or cause to be operated such Properties as a prudent operator would in accordance with industry standard practices and in compliance with all applicable proration and conservation Legal Requirements and any other Legal Requirements of every Governmental Authority, whether state, federal, municipal or other jurisdiction, from time to time constituted to regulate the development and operations of oil and gas properties and the production and sale of oil, gas and other Hydrocarbons therefrom, except to the extent the failure to do so, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Change, and (c) maintain in all material respects (or make reasonable and customary efforts to cause to be maintained in all material respects) the Leases, wells, units and acreage to which the Oil and Gas Properties of the Loan Parties pertain in a prudent manner consistent with industry standard practices.

Section 5.13 Sanctions; FCPA. In the event the Borrower or any Subsidiary thereof commences material business activities outside the United States after the Closing Date, the Borrower shall have implemented and maintained (or will implement and maintain) in effect policies and procedures reasonably designed to promote compliance by the Borrower, its Subsidiaries and their respective directors, officers, employees and agents with the FCPA and applicable Sanctions on or prior to the date that is 180 days after the commencement of such activities.

Section 5.14 Reserved.

Section 5.15 Environmental Matters. The Borrower shall, and shall cause each Subsidiary to, establish and implement commercially reasonable measures as may be reasonably necessary to assure that, except as could not reasonably be expected to cause a Material Adverse Change: (a) all Property of the Borrower and its Subsidiaries and the operations conducted thereon and other activities of the Borrower and its Subsidiaries are in compliance with and do not violate the requirements of any Environmental Laws, (b) all oil, oil and gas production or exploration wastes, Hazardous Materials or solid wastes generated in connection with their operations are disposed of or otherwise handled in compliance with Environmental Laws, (c) no Hazardous Materials will be Released on, at or from any of their currently owned, leased or operated Property, other than permitted Releases and Releases in a quantity which do not require reporting pursuant to Section 103 of CERCLA, and (d) no oil, oil and gas exploration and production wastes, Hazardous Materials or solid wastes are Released on, at or from any such currently owned, leased or operated Property so as to pose an imminent and substantial endangerment to public health, safety or welfare or the Environment.

Section 5.16 ERISA Compliance. With respect to each Pension Plan, the Borrower shall, and shall cause each other ERISA Affiliate to, in each case, except as could not reasonably be expected to cause a Material Adverse Change, (a) satisfy in full and in a timely manner, without incurring any material late payment or underpayment charge or penalty and without giving rise to any Lien, all of the contribution and funding requirements of section 412 of the Code (determined without regard to subsections (d), (e), (f) and (k) thereof) and of section 302 of ERISA (determined without regard to sections 303, 304 and 306 of ERISA), and (b) pay, or cause to be paid, to the PBGC in a timely manner, without incurring any material late payment or underpayment charge or penalty, all premiums required pursuant to sections 4006 and 4007 of ERISA.

Section 5.17 Deposit Accounts. Each Loan Party shall, and shall cause each of its Subsidiaries to, (i) maintain all deposit accounts and securities accounts with the Administrative Agent or a Lender or a financial institution that was the Administrative Agent or a Lender at the time the applicable deposit account was opened and (ii) cause all deposit accounts and securities accounts (other than Excluded Funds) to be subject to Account Control Agreements (such Account Control Agreements required be delivered on the Closing Date (or such later date as agreed to by the Administrative Agent in its reasonable discretion) with respect to such deposit accounts and securities accounts maintained by each Loan Party as of the Closing Date).

ARTICLE VI
NEGATIVE COVENANTS

So long as any Note or any amount (other than contingent indemnity obligations for which no claim has been made) under any Loan Document shall remain unpaid, any Letter of Credit shall remain outstanding, or any Lender shall have any Commitment, each Loan Party agrees, unless the Majority Lenders otherwise consent in writing, to comply with the following covenants.

Section 6.01 Liens, Etc. No Loan Party shall create, assume, incur, or suffer to exist, nor permit any of its Subsidiaries to create, assume, incur, or suffer to exist, any Lien on or in respect of any of its Property (including any right to receive income) whether now owned or hereafter acquired, except that each Loan Party may create, incur, assume, or suffer to exist:

(a) Liens granted pursuant to the Security Instruments and securing the Secured Obligations;

(b) Liens on equipment, fixtures and other personal Property securing Indebtedness permitted under Section 6.02(b); provided that (i) such Liens shall be created substantially simultaneously with the acquisition, repair, improvement or lease, as applicable, of the related Property, (ii) such Liens do not at any time encumber any property other than the Property financed by such Indebtedness, (iii) the amount of Indebtedness secured thereby is not increased and (iv) the principal amount of Indebtedness secured by any such Lien shall at no time exceed one hundred percent (100%) of the original price for the purchase, repair improvement or lease amount (as applicable) of such Property at the time of purchase, repair, improvement or lease (as applicable) together with any financing for interest thereon;

(c) Liens for Taxes, assessments and other governmental charges or levies (excluding any Lien imposed pursuant to any of the provisions of ERISA or Environmental Laws) (i) not yet due or as to which the period of grace (not to exceed thirty (30) days), if any, related thereto has not expired or (ii) which are being contested in good faith and by appropriate proceedings if adequate reserves are maintained to the extent required by GAAP;

(d) the claims of materialmen, mechanics, carriers, warehousemen, processors, repairmen, suppliers, workers, or landlords for labor, materials, supplies, rentals or other like claims incurred in the ordinary course of business, which (i) are not overdue for a period of more than the longer of thirty (30) days or the grace period therefor, or if overdue for more than such period, no action has been taken to enforce such Liens, (ii) to the extent overdue, such Liens are being contested in good faith and by appropriate proceedings if adequate reserves are maintained to the extent required by GAAP and (iii) do not, individually or in the aggregate, materially impair the use thereof in the operation of the business of the Borrower or any of its Subsidiaries;

(e) royalties, overriding royalties, net profits interests, production payments, reversionary interests, calls on production, preferential purchase rights and other burdens on or deductions from the proceeds of production, that do not secure Indebtedness and that are taken into account in computing the net revenue interests and working interests of the Borrower or any of its Subsidiaries warranted in the Security Instruments or in this Agreement;

(f) deposits or pledges of cash or cash equivalents made in the ordinary course of business in connection with, or to secure payment of, obligations under workers’ compensation, unemployment insurance and other types of social security or similar legislation, old age pension or public liability obligations, statutory obligations, regulatory obligations, surety and appeal bonds (other than bonds related to judgments or litigation), government contracts, performance and return of money bonds, and bids and other obligations of a like nature incurred in the ordinary course of business, in each case, so long as no foreclosure sale or similar proceeding has been commenced with respect to any portion of the Collateral on account thereof;

(g) Liens arising under operating agreements, unitization and pooling agreements and orders, farmout agreements, gas balancing or deferred production agreements, joint venture agreements, oil and gas partnership agreements, oil and gas leases, division orders, contracts for the sale, transportation or exchange of oil and natural gas, area and mutual interest agreements, marketing agreements, processing agreements, net profit agreements, development agreements, injection, repressuring and recycling agreements, salt water or other disposal agreements, seismic or other geophysical permits or agreements, and other agreements, in each case, (i) that are customary in the oil, gas and mineral production business, and (ii) that are entered into by the Borrower or any Subsidiary in the ordinary course of business; provided that, in any event, (w) if such Liens could have the effect of reducing net revenue interests or increasing working interests of the Borrower without a corresponding increase in the net revenue interest in such Oil and Gas Property or any of its Subsidiaries from such values set forth in the Engineering Report delivered for the most recent Borrowing Base redetermination (scheduled or otherwise), then the Borrower shall have provided to the Administrative Agent written notice of such Liens within 30 days of the incurrence of such Liens accompanied by a Responsible Officer’s certification and calculation of the adjusted net revenue interests and working interests after taking into account such Liens, (x) such Liens secure amounts that are not yet due or are being diligently contested in good faith by appropriate proceedings, if such reserve as may be required by GAAP shall have been made therefor, (y) such Liens are limited to the assets that are the subject of such agreements, and (z) such Liens shall not be in favor of any Person that is an Affiliate of a Loan Party;

(h) easements, servitudes, permits, conditions, covenants, exceptions, rights-of-way, zoning restrictions, and other similar encumbrances, and minor defects in the chain of title that are customarily accepted in the oil and gas financing industry, none of which interfere with the ordinary conduct of the business of the Borrower or any Subsidiary or materially detract from the value or use of the Property to which they apply;

(i) with respect to Oil and Gas Properties, all rights reserved to or vested in any Governmental Authority to control or regulate any of the Oil and Gas Properties in any manner;

(j) Liens arising from the filing of precautionary UCC financing statements relating solely to personal property leased pursuant to Operating Leases entered into in the ordinary course of business of the Borrower and its Subsidiaries;

(k) (i) Liens of a collecting bank arising in the ordinary course of business under Section 4-210 of the Uniform Commercial Code in effect in the relevant jurisdiction and (ii) Liens of any depositary bank in connection with statutory, common law and contractual rights of set-off and recoupment with respect to any deposit account of the Borrower or any Subsidiary thereof;

(l) any interest or title of a licensor, sublicensor, lessor or sublessor with respect to any assets under any license, lease, sublicense or sublease agreement entered into in the ordinary course of business which do not (i) interfere in any material respect with the business of the Borrower or its Subsidiaries or materially detract from the value of the relevant assets of the Borrower or its Subsidiaries or (ii) secure any Indebtedness;

(m) Liens securing judgments for the payment of money not constituting an Event of Default;

(n) Liens on cash earnest money deposited pursuant to the terms of an agreement to acquire assets used in, or Persons engaged in, the oil and gas business, as permitted by this Agreement;

(o) licenses of intellectual property, none of which, in the aggregate, interfere in any material respect with the business of the Borrower or its Subsidiaries or materially detract from the value of the relevant assets of the Borrower or its Subsidiaries; and

(p)  Liens not otherwise permitted under this Section 6.01; provided that the aggregate principal amount of the Indebtedness secured by the Liens shall not exceed $2,000,000 at any time.

Section 6.02 Indebtedness, Guarantees, and Other Obligations. No Loan Party shall, nor shall any Loan Party permit any of its Subsidiaries to, create, assume, suffer to exist, or in any manner become or be liable in respect of, any Indebtedness except:

(a) (i) the Obligations and (ii) the Banking Services Obligations;

(b) Capital Lease Obligations and Indebtedness incurred in connection with purchase money indebtedness in an aggregate principal amount not to exceed $5,000,000 at any time outstanding;

(c) Indebtedness under performance bonds, surety bonds, release, appeal and similar bonds, statutory obligations or with respect to workers’ compensation claims, in each case incurred in the ordinary course of business, and reimbursement obligations in respect of any of the foregoing;

(d) unsecured Indebtedness of any Loan Party owing to any other Loan Party; provided that such Indebtedness is subordinated to the Obligations on terms set forth in the Guaranty or otherwise acceptable to the Administrative Agent in its reasonable discretion;

(e) Indebtedness owing in connection with the financing of insurance premiums;

(f) Indebtedness arising from the honoring by a bank or other financial institution of a check, draft or other similar instrument drawn against insufficient funds in the ordinary course of business;

(g) Indebtedness under Hedge Contracts which are not prohibited by the terms of Section 6.15; provided (i) such Indebtedness shall not be secured, other than such Indebtedness owing to Lender

Swap Counterparties which are secured under the Loan Documents, (ii) such Indebtedness shall not obligate the Borrower or any Subsidiary to any margin call requirements, including any requirement to post cash collateral, property collateral or a letter of credit, and (iii) the deferred premium payments associated with such Hedge Contracts shall be limited to the deferred premium payments for put option contracts which are secured under the Loan Documents; provided that, the outstanding amount of such deferred premium payments shall not exceed $1,000,000;

(h) endorsements of negotiable instruments for collection in the ordinary course of business;

(i) Indebtedness incurred in the ordinary course of business in connection with cash pooling arrangements, cash management and other similar arrangements consisting of netting arrangements and overdraft protections incurred in the ordinary course of business;

(j) unsecured Indebtedness not otherwise permitted under the preceding provisions of this Section 6.02; provided that, the aggregate principal amount of such unsecured Indebtedness shall not exceed $5,000,000 at any time; and

(k) any Guarantee by any Loan Party of any Indebtedness of any other Loan Party so long as such underlying Indebtedness is otherwise permitted by this Section 6.02 and the terms of such Guarantee would otherwise be permitted by this Section 6.02 if such Guarantee was the primary obligation.

Section 6.03 Agreements Restricting Liens and Distributions. No Loan Party shall, nor shall any Loan Party permit any of its Subsidiaries to, create, incur, assume or permit to exist any contract, agreement or understanding which in any way prohibits or restricts the granting, conveying, creation or imposition of any Lien on any of its Property, whether now owned or hereafter acquired, to secure the Secured Obligations or restricts any Loan Party from paying dividends to any other Loan Party, or which requires the consent of or notice to other Persons in connection therewith; provided, that the foregoing shall not apply to (a) restrictions in this Agreement or in any other Loan Document, (b) customary restrictions imposed on the granting, conveying, creation or imposition of any Lien on any Property of the Borrower or its Subsidiaries imposed by any contract, agreement or understanding related to the Liens permitted under clause (b) of Section 6.01 so long as such restriction only applies to the Property permitted under such clause to be encumbered by such Liens, (c) customary restrictions and conditions with respect to the sale or disposition of Property or Equity Interests permitted hereunder pending the consummation of such sale or disposition, (d) customary restrictions imposed on the granting, conveying, creation or imposition of any Lien found in any lease, license or similar contract as they affect any Property or Lien subject to such lease, license or contract, (e) customary prohibitions on assignment of rights contained in software license agreements, and (f) customary provisions restricting subletting or assignment of any lease governing a leasehold interest (other than any Oil and Gas Property) of any Loan Party.

Section 6.04 Merger or Consolidation; Asset Sales. No Loan Party shall, nor shall any Loan Party permit any of its Subsidiaries to:

(a) dissolve; provided that (i) any Loan Party (other than the Borrower) may dissolve as long as assets thereof are transferred to or become the Property of another Guarantor or Borrower and (ii) any Subsidiary that is not a Guarantor may dissolve as long as the assets thereof are transferred to or become the Property of a Guarantor or the Borrower;

(b) merge or consolidate with or into any other Person; provided that (i) the Borrower may merge or may be consolidated into any Guarantor if the Borrower is the surviving entity, and (ii) any Loan Party (other than the Borrower) may merge or may be consolidated into any other Guarantor; or

(c) Dispose of any of its Property (including, without limitation, any working interest, overriding royalty interest, production payments, net profits interest, royalty interest, or mineral fee interest) or consummate any Hedge Event, other than:

(i) the sale of Hydrocarbons or liquidation of Liquid Investments in the ordinary course of business;

(ii) the Disposition of equipment that is (A) obsolete or worn out, depleted or uneconomic and Disposed of in the ordinary course of business, (B) no longer necessary for the business of such Person or (C) contemporaneously replaced by equipment of at least comparable value and use, provided that, so long as a Borrowing Base Deficiency (without giving effect to the proviso in the definition thereof) exists, the Borrower shall immediately prepay the Advances or, if the Advances have been repaid in full, Cash Collateralize the Letter of Credit Exposure, in an amount equal to the Net Cash Proceeds received by any Loan Party from the Disposition of equipment pursuant to this Section 6.04(c)(ii);

(iii) the Disposition of Property between or among Loan Parties;

(iv) so long as no Event of Default has occurred and is continuing or would be caused thereby, the Disposition of Specified Properties which are not attributable to Proven Reserves so long as (A) such Specified Property is not Collateral and is not otherwise required pursuant to the terms of this Agreement to be Collateral, or (B) such Disposition is a Permitted Asset Swap; provided that, the Specified Properties permitted to be Disposed of under this clause (B) shall not exceed 500 acres in the aggregate between the Closing Date and the first scheduled Borrowing Base redetermination, and thereafter shall not exceed 500 acres in the aggregate between scheduled Borrowing Base redeterminations;

(v) Casualty Events;

(vi) licenses of intellectual property, none of which, in the aggregate, materially impair the operation of the business of any Loan Party;

(vii) the abandonment, lapse, failure to pursue, or discontinuation of use or maintenance of intellectual property that is no longer material to the operation of the business of any Loan Party;

(viii) so long as no Event of Default has occurred and is continuing or would be caused thereby, the Disposition of Oil and Gas Properties which are attributable to Proven Reserves (and the Disposition of Equity Interests in any Subsidiary that owns such Oil and Gas Properties) and the consummation of any Hedge Event so long as:

(A)  as to any such Disposition, (1) either (x) if no Borrowing Base Deficiency exists both before and after giving effect to such Disposition, at least 80% of the consideration received in respect thereof is in cash or (y) if a Borrowing Base Deficiency exists either before or after giving effect to such Disposition, 100% of the consideration received in respect of such Disposition is in cash, (2) the consideration received in respect of such Disposition is equal to or greater than the fair market value of such Oil and Gas Properties, interest therein or Subsidiary subject of such Disposition (as reasonably determined by a Responsible Financial Officer of the Borrower for Dispositions for consideration of less than $15,000,000 and as reasonably determined by the board of directors or the equivalent governing body of the Borrower for all other Dispositions and, if requested by the Administrative Agent, the Borrower shall deliver a certificate of a Responsible Officer of the Borrower certifying to that effect), and (3) if any such Disposition is of a Subsidiary owning Oil and Gas Properties, such Disposition includes all the Equity Interests of such Subsidiary; and

(B) as to any such Disposition (including the Disposition of Equity Interests in any Subsidiary that owns Oil and Gas Properties) or Hedge Event which would have the effect of making the sum of (1) the BB Value of all Dispositions of Oil and Gas Properties (including the Disposition of Equity Interests in any Subsidiary that owns Oil and Gas Properties) made since either the Closing Date or, after the end of the Protected Period, the date of the most recent scheduled Borrowing Base redetermination, as applicable (including such Disposition) plus (2) the BB Value of BB Hedges which have been the subject of any Hedge Event since either the Closing Date or, after the end of the Protected Period, the date of the most recent scheduled Borrowing Base redetermination, as applicable (including such Hedge Event) exceed 5% of the Borrowing Base then in effect, the Borrowing Base is automatically reduced as provided in Section 2.02(d).

Section 6.05 Restricted Payments. No Loan Party shall, nor shall any Loan Party permit any of its Subsidiaries to, make any Restricted Payments except:

(a)  that any Loan Party may make Restricted Payments to any other Loan Party subject to any subordination terms thereof that may apply;

(b) (i) so long as no Event of Default shall exist immediately prior to or after giving effect to such stock purchase or redemption, stock purchases or redemptions (other than repurchases described in clause (ii) of this Section 6.05(b)) in connection with the rights of employees or members of the board of directors of the Borrower or any of its Subsidiaries of any capital stock or equity interests issued pursuant to an employee or board of directors equity subscription agreement, equity option agreement or equity ownership arrangement or other compensation plan permitted to be issued hereunder, provided that the aggregate amount of payments under this clause (i) in any fiscal year of the Borrower shall not exceed $2,500,000; provided, further, that any Restricted Payments permitted (but not made) pursuant to this clause (i) in any prior fiscal year may be carried forward to any subsequent fiscal year (subject to an annual cap of no greater than $5,000,000) and (ii) repurchases of equity interests deemed to occur upon (A) the exercise of stock options if the equity interests represent a portion of the exercise price thereof or (B) the withholding of a portion of equity interests issued to employees and other participants under an equity compensation program of the Borrower and its Subsidiaries, in each case to cover withholding tax obligations of such persons in respect of such issuance; and

(c) Restricted Payments in respect of payments on subordinated Debt to the extent permitted pursuant to Section 6.21.

Section 6.06 Investments. No Loan Party shall, nor shall any Loan Party permit any of its Subsidiaries to, make or permit to exist any Investments or purchase or commit to purchase any Equity Interests or other securities or evidences of indebtedness of or interests in any Person or any assets or business of any Person, including without limitation any Oil and Gas Properties or assets related to Oil and Gas Properties, except:

(a) Liquid Investments;

(b) trade and customer accounts receivable arising in the ordinary course of business;

(c) creation of any additional Subsidiaries in compliance with Section 6.16;

(d) Investments received in connection with the bankruptcy or reorganization of, or settlement of delinquent accounts and disputes with, customers and suppliers, in each case in the ordinary course of business; provided that, the aggregate amount of such Investment shall not exceed $250,000;

(e) Investments consisting of any deferred portion of the sales price received by the Borrower or any Subsidiary in connection with any sale of assets permitted hereunder;

(f) Investments in direct ownership interests in additional Oil and Gas Properties and gas gathering systems related thereto or related to farm-out, farm-in, joint operating, joint venture or area of mutual interest agreements, gathering systems, pipelines or other similar arrangements which are usual and customary in the oil and gas exploration and production business located within the geographic boundaries of the United States of America, so long as the Administrative Agent is granted an Acceptable Security Interest in such Oil and Gas Properties to the extent required by Section 5.08;

(g) Hedge Contracts to the extent permitted under Section 6.15;

(h) Loans and advances to directors, officers and employees permitted by applicable law not to exceed $100,000 in the aggregate;

(i) Investments made by any Loan Party in or to any other Loan Party; and

(j) any Investments not otherwise permitted under this Section 6.08 so long as the aggregate amount of the Investments permitted under this clause (i) shall not exceed $1,000,000 in the aggregate outstanding at any time.

Section 6.07 [Reserved].

Section 6.08 Affiliate Transactions. No Loan Party shall, nor shall any Loan Party permit any of its Subsidiaries to, directly or indirectly, enter into or permit to exist any transaction or series of transactions (including, but not limited to, the purchase, sale, lease or exchange of Property, the making of any Investment, the giving of any guaranty, the assumption of any obligation or the rendering of any service) with any of their Affiliates unless such transaction or series of transactions is on terms no less favorable to the Loan Parties than those that could be obtained in a comparable arm’s length transaction with a Person that is not such an Affiliate; provided, however, the foregoing provisions of this Section 6.08 shall not apply to: (a) transactions solely among the Loan Parties, (b) the performance of employment, equity award, equity option or equity appreciation agreements, plans or other similar compensation or benefit plans or arrangements (including vacation plans, health and insurance plans, deferred compensation plans and retirement or savings plans) entered into by the Borrower or any Subsidiary in the ordinary course of its business with its or for the benefit of is employees, officers and directors, (c) fees and compensation to, and indemnity provided on behalf of, officers, directors, and employees of the Borrower or any Subsidiary in their capacity as such, to the extent such fees and compensation are customary and (d) Restricted Payments permitted hereunder.

Section 6.09 Compliance with ERISA. To the extent it could reasonably be expected to, individually or in the aggregate, result in liability of any Loan Party in excess of $10,000,000, no Loan Party shall, nor shall any Loan Party permit any of its Subsidiaries to, directly or indirectly, (a) engage in any transaction in connection with which any Loan Party or any ERISA Affiliate could reasonably be expected to be subjected to either a civil penalty assessed pursuant to section 502(c), (i) or (l) of ERISA or a tax imposed by Chapter 43 of Subtitle D of the Code, in each case with respect to a Pension Plan or an Employee Benefit Plan intended to be qualified under Section 401(a) of the Code; (b) terminate, or permit any ERISA Affiliate to terminate, any Pension Plan in a manner, or take any other action with respect to any Pension Plan, which could reasonably be expected to result in any liability to any Loan Party or any ERISA Affiliate to the PBGC; (c) fail to make, or permit any ERISA Affiliate to fail to make, full payment when due of all amounts which, under the provisions of any Pension Plan, agreement relating thereto or applicable law, any Loan Party or any ERISA Affiliate is required to pay as contributions thereto; (d) permit to exist, or allow any ERISA Affiliate to permit to exist, any unpaid minimum required contribution within the meaning of Section 302 of ERISA or section 412 of the Code, whether or not waived, with respect to any Pension Plan; or (e) incur, or permit any ERISA Affiliate to incur, a liability to or on account of a Pension Plan or a Multiemployer Plan under sections 515, 4062, 4063, 4064, 4201 or 4204 of ERISA.

Section 6.10 Sale-and-Leaseback. No Loan Party shall, nor shall any Loan Party permit any of its Subsidiaries to, sell or transfer to a Person any Property, whether now owned or hereafter acquired, if at the time or thereafter such Loan Party shall lease as lessee such Property or any part thereof or other Property which such Loan Party or Subsidiary thereof intends to use for substantially the same purpose as the Property sold or transferred.

Section 6.11 Change of Business; Foreign Operations or Subsidiaries. No Loan Party shall, nor shall any Loan Party permit any of its Subsidiaries to, (a) materially change the character of its business, taken as a whole, as an independent oil and gas exploration and production company (including the acquisition, exploration, development, financing, ownership, operation, production, maintenance, storage, transportation, gathering, processing and marketing of Hydrocarbons and the Oil and Gas Properties), (b) operate any business in any jurisdiction other than the United States or in the offshore federal waters of the United States, or (c) create or acquire any Subsidiary other than a Subsidiary organized under the laws of any jurisdiction within the United States (including territories thereof).

Section 6.12 Name Change. No Loan Party shall, nor shall any Loan Party permit any of its Subsidiaries that is a Loan Party to, (a) amend its name or change its jurisdiction of incorporation, organization or formation without (i) providing written notice to the Administrative Agent at least ten (10) Business Days after such change and (ii) taking all actions reasonably required by the Administrative Agent to maintain an Acceptable Security Interest in all of the Collateral, or (b) amend, supplement, modify or restate their articles or certificate of incorporation, bylaws, limited liability company agreements, or other equivalent organizational documents in any manner which could reasonably be expected to cause a Material Adverse Change without prior written notice to, and prior consent of, the Administrative Agent.

Section 6.13 Use of Proceeds; Letters of Credit.

(a) No Loan Party shall, nor shall any Loan Party permit any of its Subsidiaries to, permit the proceeds of any Advance or Letters of Credit to be used for any purpose other than those permitted by Section 5.09. No Loan Party shall engage in the business of extending credit for the purpose of “purchasing” or “carrying” any “margin stock” (as each such term is defined or used, directly or indirectly, in Regulation U). No Loan Party nor any Person acting on behalf of a Loan Party has taken or shall take, nor permit any of the Subsidiaries to take any action which might cause any of the Loan Documents to violate Regulation T, U or X or any other regulation of the Board of Governors of the Federal Reserve System or to violate Section 7 of the Securities Exchange Act of 1934 or any rule or regulation thereunder, in each case as now in effect or as the same may hereinafter be in effect, including without limitation, the use of the proceeds of any Advance or Letters of Credit to purchase or carry any margin stock in violation of Regulation T, U or X.

(b) The Borrower shall not request any Credit Extension, and the Borrower shall not use, directly or, to the knowledge of the Borrower, indirectly, the proceeds of any Credit Extension (i) in furtherance of an offer, payment, promise to pay, or authorization of the payment or giving of money, or anything else of value, to any Person in violation of the FCPA, (ii) for the purpose of funding, financing or facilitating any activities, business or transaction of or with any Sanctioned Person, or in any Sanctioned Country, except to the extent licensed or otherwise authorized under U.S. law.

Section 6.14 Gas Imbalances, Take-or-Pay or Other Prepayments. No Loan Party shall, nor shall any Loan Party permit any of its Subsidiaries to, allow gas imbalances, take-or-pay or other prepayments with respect to the Oil and Gas Properties of any Loan Party or any Subsidiary thereof which would require any Loan Party or any Subsidiary thereof to deliver their respective Hydrocarbons produced on a monthly basis from such Oil and Gas Properties at some future time without then or thereafter receiving full payment therefor other than those which (a) occur in the ordinary course of business and (b) do not, in the aggregate, exceed 1% of the value of the Proven Reserves of the Borrower and its Subsidiaries.

Section 6.15 Hedging Limitations. No Loan Party shall enter into any Hedge Contract (or any trade or transaction thereunder) except for the Hedge Contracts:

(a) Subject to Section 6.15(b), Hedge Contracts with an Approved Counterparty (or trade or transactions thereunder) in respect of commodities entered which (i) is not entered into for speculative purposes, (ii) is not longer than 5 years in duration, (iii) does not require any Loan Party to put up money, assets, or other security (including letters of credit) (other than Liens granted pursuant to the Security Instruments and securing the Lender Hedge Obligations), and (iv) the notional volumes for which (when aggregated with other commodity Hedge Contracts then in effect, other than puts, floors and basis differential swaps on volumes already hedged pursuant to other Hedge Contracts) do not exceed, as of the date the latest hedging trade or transaction is entered into under a Hedge Contract,

(i) for the 12-month period from the date such hedging trade or transaction is created, (x) 90% of the production of natural gas, (y) 90% of the production of oil and (z) 90% of the production of natural gas liquids and condensate, in each case, from the PDP Reserves as set forth on the most recent Engineering Report, and

(ii) for the 48-month period commencing with the first anniversary of the date such hedging trade or transaction is created, (x) 80% of the production of natural gas, (y) 80% of the production of oil and (z) 80% of the production of natural gas liquids and condensate, in each case, from the PDP Reserves as set forth on the most recent Engineering Report.

(b) If, after the end of any calendar quarter, commencing with the calendar quarter ending [_____________],the Borrower determines that the aggregate volume of all commodity hedging trades or transactions for which settlement payments were calculated in such calendar quarter (other than puts, floors and basis differential swaps on volumes already hedged pursuant to other Hedge Contracts (or trades or transactions thereunder)) exceeded 90% of actual production of Hydrocarbons in such calendar quarter, then the Borrower shall promptly notify the Administrative Agent of such determination and shall, within 30 days of such determination, terminate, create off-setting positions, allocate volumes to other production for which the Borrower or any of its Subsidiaries is marketing, or otherwise unwind existing Hedge Contracts (or trades or transactions thereunder) such that, at such time, future hedging volumes will not exceed 100% of reasonably anticipated projected production for the then-current and any succeeding calendar quarters.

(c) For purposes of entering into or maintaining a Hedge Contract (or trades or transactions thereunder) under Section 6.15(a)(i) and Section 6.15(b), respectively, forecasts of reasonably anticipated production of Hydrocarbons as set forth on the most recent Engineering Report shall be revised to account for any increase or decrease therein anticipated because of information obtained by the Borrower or any other Loan Party subsequent to the publication of such Engineering Report including the Borrower’s or any other Loan Party’s internal forecasts of production decline rates for existing wells and additions to or deletions from anticipated future production from new wells and acquisitions coming on stream or failing to come on stream.

Section 6.16 Additional Subsidiaries. No Loan Party shall, nor shall any Loan Party permit any of its Subsidiaries to, create or acquire any additional Subsidiaries unless, with respect to each such Subsidiary and within thirty (30) days after the acquisition or formation thereof (or such later date acceptable to the Administrative Agent in its sole discretion or such earlier date required by the Administrative Agent in its sole discretion if a Borrowing Base increase occurs in connection with such acquisition), the Borrower has delivered to the Administrative Agent (a) a Guaranty or a supplement to an existing Guaranty executed and delivered by such Subsidiary in form and substance reasonably satisfactory to the Administrative Agent, (b)  a Security Agreement or a supplement to an existing Security Agreement and Mortgages, and such other Security Instruments executed and delivered by such Subsidiary and as the Administrative Agent may reasonably request in order to grant to the Administrative Agent an Acceptable Security Interest in the assets of each such Subsidiary now owned or hereafter acquired as required under Section 5.08(a) – (c), and (c) certificates, opinions of counsel, title opinions or other documents as the Administrative Agent may reasonably request, including all documentation and other information that any Lender may reasonably request in order to comply with its ongoing obligations under applicable “know your customer” and anti-money laundering rules and regulations, including the Patriot Act.

Section 6.17 Financial Covenants.4

(a) Leverage Ratio. The Borrower shall not permit, as of the last day of each fiscal quarter, beginning with the fiscal quarter ending June 30, 2017, the Leverage Ratio as of the last day of any fiscal quarter end to be greater than 3.50 to 1.00.

(b) Interest Coverage Ratio. The Borrower shall not permit, as of the last day of each fiscal quarter, beginning with the fiscal quarter ending June 30, 2017, the Interest Coverage Ratio as of the last day of any fiscal quarter end to be less than 2.50 to 1.00.

(c) Current Ratio. The Borrower shall not permit, as of the last day of each fiscal quarter, beginning with the fiscal quarter ending June 30, 2017, the Current Ratio as of the last day of any fiscal quarter end to be less than 1.00 to 1.00.

Section 6.18 Asset Coverage Ratio. The Borrower shall not permit, as of the last day of each of the fiscal quarters ending September 30, 2017 and December 31, 2017, the Asset Coverage Ratio to be less than 1.35 to 1.00; provided that this Section 6.18 shall not apply after the Protected Period ends. Notwithstanding anything to the contrary contained herein, any violation of this Section 6.18 shall not be an “Event of Default” hereunder, but shall instead trigger the conclusion of the Protected Period and permit the Administrative Agent and the Required Lenders to redetermine the Borrowing Base.

Section 6.19 Fiscal Year; Fiscal Quarter. The Borrower shall not, and shall not permit any Subsidiaries to, change its fiscal year or any of its fiscal quarters.

4 In the event that the Closing Date occurs after March 31, the financial covenants will commence testing September 30, 2017. The dates will be updated, if applicable, prior to closing.

Section 6.20 Limitation on Operating Leases. No Loan Party shall, nor shall any Loan Party permit any of its Subsidiaries to, create, incur, assume or suffer to exist any obligations for the payment of rent or hire of Property of any kind whatsoever (real or personal but excluding Capital Leases, leases of Hydrocarbons and other Oil and Gas Properties, and leases for field equipment in the ordinary course of business), under Operating Leases which would cause the aggregate amount of all payments made by the Loan Parties pursuant to all Operating Leases, including any residual payments at the end of any lease, to exceed $3,000,000 in any period of twelve consecutive calendar months during the life of such leases.

Section 6.21 Prepayment of Certain Debt and Other Obligations. No Loan Party shall, nor shall it permit any of its Subsidiaries to, prepay, redeem, purchase, defease or otherwise satisfy prior to the scheduled maturity thereof in any manner, or make any payment in violation of the subordination terms of, the principal amount of any subordinated Indebtedness, except (a) [reserved], (b) regularly scheduled or required repayments, redemptions or purchases of subordinated Indebtedness permitted hereunder and refinancings and refundings of such subordinated Indebtedness so long as such refinancings and refundings would otherwise comply with Section 6.02, and (c) so long as no Event of Default exists or would result therefrom, other prepayments, redemptions, purchases, defeasances or other satisfaction of subordinated Indebtedness permitted hereunder not described in the immediately preceding clauses (a) and (b) subject to any applicable subordination or intercreditor agreements with respect thereto.

Section 6.22 [Reserved].

Section 6.23 Environmental Matters. No Loan Party shall cause or permit any of its currently owned, leased or operated Property to be in violation of, or cause or permit a Release of Hazardous Materials which will subject any such currently owned, leased or operated Property to any Response or remedial obligations required under, any Environmental Laws where such violations or Response or remedial obligations could (a) individually reasonably be expected to result in an Environmental Claim against any Loan Party in excess of $5,000,000, or (b) in the aggregate reasonably be expected to result in a Material Adverse Change.

Section 6.24 Marketing Activities. No Loan Party shall engage in marketing activities for any Hydrocarbons or enter into any contracts related thereto other than (a) contracts for the sale of Hydrocarbons scheduled or reasonably estimated to be produced from their proved Oil and Gas Properties during the period of such contract, (b) contracts for the sale of Hydrocarbons scheduled or reasonably estimated to be produced from proved Oil and Gas Properties of third parties during the period of such contract associated with the Oil and Gas Properties of any Loan Party that such Loan Party has the right to market pursuant to joint operating agreements, unitization agreements or other similar contracts that are usual and customary in the oil and gas business and (c) other contracts for the purchase and/or sale of Hydrocarbons of third parties (i) that have generally offsetting provisions (i.e. corresponding pricing mechanics, delivery dates and points and volumes) such that no “position” is taken and (ii) for which appropriate credit support has been taken to alleviate the material credit risks of the counterparty thereto.

Section 6.25 Sale or Discount of Receivables. Except for receivables obtained by any Loan Party out of the ordinary course of business or the settlement of joint interest billing accounts in the ordinary course of business or discounts granted to settle collection of accounts receivable or the sale of defaulted accounts arising in the ordinary course of business in connection with the compromise or collection thereof and not in connection with any financing transaction or any Investments permitted under Section 6.06(d), the Borrower shall not, and shall not permit any Subsidiary to, discount or sell (with or without recourse) any of its notes receivable or accounts receivable.

ARTICLE VII
EVENTS OF DEFAULT; REMEDIES

Section 7.01 Events of Default. The occurrence of any of the following events shall constitute an “Event of Default” under any Loan Document:

(a) Payment. The Borrower shall (i) fail to pay when due any principal payable hereunder or under the Notes (including any requirement to Cash Collateralize and Reimbursement Obligations) or (ii) fail to pay, within 3 Business Days of when due, any interest or other amounts (including fees, reimbursements (other than Reimbursement Obligations), and indemnifications) payable hereunder, under the Notes, or under any other Loan Document;

(b) Representation and Warranties. Any representation or warranty made or deemed to be made by any Loan Party (or any of their respective officers) in this Agreement or in any other Loan Document shall prove to have been incorrect in any material respect (unless already qualified by materiality or Material Adverse Change in the text thereof, in which case, such representation or warranty shall prove to have been incorrect in any respect) when made or deemed to be made;

(c) Covenant Breaches. Any Loan Party shall fail to (i) perform or observe any covenant contained in Section 5.02(a), Section 5.03 (with respect to the Borrower’s existence), Section 5.06(i), Section 5.09, Section 5.17, or Article VI of this Agreement (other than Section 6.18) or (ii) fail to perform or observe any other term or covenant set forth in this Agreement (other than Section 6.18) or in any other Loan Document which is not covered by clause (i) above or any other provision of this Section 7.01 if such failure shall remain unremedied for 30 days after the earlier of the knowledge of any Responsible Officer of any Loan Party of the occurrence of such breach or failure and the date notice thereof is given to the Borrower by the Administrative Agent or any Lender;

(d) Cross-Defaults. (i) Any Loan Party shall fail to pay any principal of or premium or interest on its Indebtedness that is outstanding in a principal amount of at least $5,000,000 individually or when aggregated with all such Indebtedness of any Loan Party so in default (but excluding Indebtedness under the Loan Documents) when the same becomes due and payable (whether by scheduled maturity, required prepayment, acceleration, demand or otherwise), and such failure shall continue after the applicable grace period, if any, specified in the agreement or instrument relating to such Indebtedness; (ii) any other event shall occur or condition shall exist under any agreement or instrument relating to Indebtedness (including, without limitation, any event of default or termination event under any Hedge Contract) that is outstanding in a principal amount (or termination payment amount or similar amount) of at least $5,000,000 individually or when aggregated with all such Indebtedness of any Loan Party so in default, and shall continue after the applicable grace period, if any, specified in such agreement or instrument, if the effect of such event or condition is to accelerate, or to permit the acceleration of, the maturity of such Indebtedness; or (iii) any such Indebtedness in a principal amount of at least $5,000,000 individually or when aggregated with all such Indebtedness of any Loan Party shall be declared to be due and payable, or required to be prepaid (other than by a regularly scheduled required prepayment), prior to the stated maturity thereof; provided that, for purposes of this subsection 7.01(d), the “principal amount” of the obligations in respect of any Hedge Contract at any time shall be Hedge Termination Value thereof;

(e) Insolvency. Any Loan Party shall generally not pay its debts as such debts become due, or shall admit in writing its inability to pay its debts generally, or shall make a general assignment for the benefit of creditors; or any proceeding shall be instituted by or against any Loan Party seeking to adjudicate it as bankrupt or insolvent, or seeking liquidation, winding up, reorganization, arrangement, adjustment, protection, relief, or composition of it or its debts under any law relating to bankruptcy, insolvency or reorganization or relief of debtors, or seeking the entry of an order for relief or the appointment of a receiver, trustee or other similar official for it or for any substantial part of its Property and, in the case of any such proceeding instituted against any such Loan Party either such proceeding shall remain undismissed for a period of 60 days or any of the actions sought in such proceeding shall occur; or any such Loan Party shall take any corporate, limited liability company, or partnership, as applicable, action to authorize any of the actions set forth above in this paragraph (e);

(f) Judgments. Any judgment or order for the payment of money in excess of $5,000,000 shall be rendered against any Loan Party and either (i) enforcement proceedings shall have been commenced by any creditor upon such judgment or order or (ii) there shall be any period of 30 consecutive days during which a stay of enforcement of such judgment or order, by reason of a pending appeal or otherwise, shall not be in effect;

(g) Termination Events. The occurrence of any of the following events: (i) any Loan Party fails to make full payment when due of all amounts which, under the provisions of any Pension Plan or Sections 412 or 430 of the Code, any Loan Party is required to pay as contributions thereto and such unpaid amounts are in excess of $5,000,000, (ii) a Termination Event that results in, or could reasonably be expected to result in, liability to any Loan Party in excess of $5,000,000 or (iii) any Loan Party as employers under one or more Multiemployer Plans makes a complete or partial withdrawal from any such Multiemployer Plan and the plan sponsor of such Multiemployer Plan notifies such withdrawing employer that such employer has incurred a withdrawal liability requiring payments in an amount exceeding $5,000,000;

(h) Change in Control. A Change in Control shall have occurred;

(i) Security Instruments. (i) The Administrative Agent shall fail to have an Acceptable Security Interest in any portion of the Collateral (other than Collateral Disposed of in accordance with this Agreement or any other Loan Document) or (ii) any Security Instrument shall at any time and for any reason cease to create the Lien on the Property purported to be subject to such agreement in accordance with the terms of such agreement, or cease to be in full force and effect, or shall be contested by any Loan Party; provided that, for title defects and exceptions that are not Permitted Liens, the Borrower will have 60 days to cure as provided for by Section 5.11; and

(j) Loan Documents. Any material provision of any Loan Document shall for any reason cease to be in full force and effect or valid, binding, or enforceable on any Loan Party or any such Person shall so state in writing;

Section 7.02 Optional Acceleration of Maturity. If any Event of Default (excluding an Event of Default pursuant to Section 7.01(e)) shall have occurred and be continuing, then, and in any such event,

(a) the Administrative Agent (i) may, and shall at the request of the Majority Lenders, by notice to the Borrower, declare the obligation of each Lender and the Issuing Lender to make extensions of credit hereunder, including making Advances and issuing, increasing or extending Letters of Credit, to be terminated, whereupon the same shall forthwith terminate, and (ii) may, and shall at the request of the Majority Lenders, by notice to the Borrower, declare all principal, interest, fees, reimbursements, indemnifications, and all other amounts payable under this Agreement, the Notes, and the other Loan Documents to be forthwith due and payable, whereupon all such amounts shall become and be forthwith due and payable in full, without notice of intent to demand, demand, presentment for payment, notice of nonpayment, protest, notice of protest, grace, notice of dishonor, notice of intent to accelerate, notice of acceleration, and all other notices, all of which are hereby expressly waived by the Borrower;

(b) the Borrower shall, on demand of the Administrative Agent (which demand shall be made at the request of the Majority Lenders), deposit into the Cash Collateral Account an amount of cash equal to the Minimum Collateral Amount as security for the Secured Obligations; and

(c) the Administrative Agent may, and shall at the request of the Majority Lenders, proceed to enforce its rights and remedies under the Security Instruments, the Guaranty, and any other Loan Documents for the ratable benefit of the Secured Parties by appropriate proceedings.

Section 7.03 Automatic Acceleration of Maturity. If any Event of Default pursuant to Section 7.01(e) shall occur,

(a) (i) the obligation of each Lender and the Issuing Lender to make extensions of credit hereunder, including making Advances and issuing, increasing or extending Letters of Credit, shall terminate, and (ii) all principal, interest, fees, reimbursements, indemnifications, and all other amounts payable under this Agreement, the Notes, and the other Loan Documents shall become and be forthwith due and payable in full, without notice of intent to demand, demand, presentment for payment, notice of nonpayment, protest, notice of protest, grace, notice of dishonor, notice of intent to accelerate, notice of acceleration, and all other notices, all of which are hereby expressly waived by the Borrower;

(b) the Borrower shall deposit into the Cash Collateral Account an amount of cash equal to the Minimum Collateral Amount as security for the Secured Obligations; and

(c) the Administrative Agent may, and shall at the request of the Majority Lenders, proceed to enforce its rights and remedies under the Security Instruments, the Guaranty, and any other Loan Document for the ratable benefit of the Secured Parties by appropriate proceedings.

Section 7.04 Right of Set-off. Upon the occurrence and during the continuance of any Event of Default, the Administrative Agent, the Issuing Lender, each Lender and each of their respective Affiliates is hereby authorized at any time and from time to time, to the fullest extent permitted by applicable Legal Requirement, to set off and apply any and all deposits (general or special, time or demand, provisional or final) at any time held and other obligations at any time owing by the Administrative Agent, the Issuing Lender, such Lender or such Affiliate to or for the credit or the account of any Loan Party against any and all of the obligations of any Loan Party now or hereafter existing under this Agreement or any other Loan Document and owing to the Administrative Agent, such Lender, such Issuing Lender or such Affiliate, irrespective of whether or not the Administrative Agent, such Lender, the Issuing Lender or such Affiliate shall have made any demand under this Agreement or any other Loan Document and although such obligations of any Loan Party may be contingent or unmatured or are owed to a branch or office of the Administrative Agent, such Lender, such Issuing Lender or such Affiliate different from the branch or office holding such deposit or obligated on such obligations; provided that in the event that any Defaulting Lender shall exercise any such right of setoff, (x) all amounts so set off shall be paid over immediately to the Administrative Agent for further application in accordance with the provisions of Section 2.16 and, pending such payment, shall be segregated by such Defaulting Lender from its other funds and deemed held in trust for the benefit of the Administrative Agent, the Issuing Lender and the Lenders, and (y) the Defaulting Lender shall provide promptly to the Administrative Agent a statement describing in reasonable detail the Obligations owing to such Defaulting Lender as to which it exercised such right of setoff. Each of the Lender Parties agrees to notify the Borrower and the Administrative Agent promptly after any such setoff and application, provided that the failure to give such notice shall not affect the validity of such setoff and application. The rights of the Administrative Agent, each Lender, the Issuing Lender and their respective Affiliates under this Section 7.04 are in addition to other rights and remedies (including other rights of setoff) that the Administrative Agent, such Lender, the Issuing Lender or their respective Affiliates may have.

Section 7.05 Non-exclusivity of Remedies. No right, power, or remedy conferred to any Lender Party in this Agreement or the Loan Documents, or now or hereafter existing at law, in equity, by statute, or otherwise shall be exclusive, and each such right, power, or remedy shall to the full extent permitted by law be cumulative and in addition to every other such right, power or remedy. No course of dealing and no delay in exercising any right, power, or remedy conferred to any Lender Party in this Agreement and the Loan Documents or now or hereafter existing at law, in equity, by statute, or otherwise shall operate as a waiver of or otherwise prejudice any such right, power, or remedy. Any Lender Party may cure any Event of Default without waiving the Event of Default. No notice to or demand upon the Borrower or any other Loan Party shall entitle the Borrower or any other Loan Party to similar notices or demands in the future.

Section 7.06 Application of Proceeds.

(a) Prior to an Event of Default, all payments made hereunder shall be applied by the Administrative Agent as directed by the Borrower, but subject to the terms of this Agreement, including the application of prepayments according to Section 2.05 and Section 2.13. From and during the continuance of any Event of Default, any monies or Property actually received by the Administrative Agent pursuant to this Agreement or any other Loan Document (other than as a result of the exercise of any rights or remedies under any Security Instrument or any other agreement with the Borrower or any Guarantor which secures any of the Secured Obligations), shall be applied as determined by the Administrative Agent, but subject to the terms of this Agreement, including the application of prepayments according to Section 2.05 and Section 2.13.

(b) Notwithstanding the foregoing, in the event that the Obligations have been accelerated pursuant to Section 7.02 or 7.03 or the Administrative Agent or any Lender has exercised any remedy set forth in this Agreement or in any other Loan Document, all monies or Property actually received by the Administrative Agent pursuant to this Agreement or any other Loan Document as a result of the exercise of any rights or remedies under any Security Instrument or any other agreement with the Borrower or any Guarantor which secures any of the Secured Obligations, shall be applied in accordance with Section 2.13 and otherwise in the following order:

First, to payment of that portion of the Secured Obligations constituting fees, indemnities, expenses and other amounts, including attorney fees, payable to the Administrative Agent in its capacity as such and the Issuing Lender in its capacity as such, ratably among the Administrative Agent and Issuing Lender in proportion to the respective amounts described in this clause First payable to them;

Second, to payment of that portion of the Secured Obligations constituting fees, indemnities and other amounts (other than principal and interest) payable to the Lenders under the Loan Documents, including attorney fees, ratably among the Lenders in proportion to the respective amounts described in this clause Second payable to them;

Third, to payment of that portion of the Secured Obligations constituting accrued and unpaid interest on the Advances and Letter of Credit Obligations, ratably among the Lenders in proportion to the respective amounts described in this clause Third payable to them;

Fourth, to payment of that portion of the Secured Obligations constituting unpaid principal of the Advances, Letter of Credit Obligations and all other payment obligations constituting Secured Obligations (other than Obligations entitled to priority under clauses First, Second and Third clauses above), ratably among the Secured Parties in proportion to the respective amounts described in this clause Fourth payable to them;

Fifth, to the Administrative Agent for the account of the Issuing Lender, to cash collateralize any Letters of Credit then outstanding; and

Last, the balance, if any, after all of the Secured Obligations have been indefeasibly paid in full, to the Borrower or as otherwise required by Legal Requirements.

Notwithstanding the foregoing, (a) payments and collections received by the Administrative Agent from any Loan Party that is not a Qualified ECP Guarantor (and any proceeds received in respect of such Loan Party’s Collateral) shall not be applied to Excluded Swap Obligations with respect to any Loan Party, provided, however, that the Administrative Agent shall make such adjustments as it determines is appropriate with respect to payments and collections received from the other Loan Parties (or proceeds received in respect of such other Loan Parties’ Collateral) to preserve, as nearly as possible, the allocation to Secured Obligations otherwise set forth above in this Section 7.06 (assuming that, solely for purposes of such adjustments, Secured Obligations includes Excluded Swap Obligations), and (b) Banking Services Obligations and Lender Hedge Obligations may be excluded from the application described above if the Administrative Agent has not received written notice thereof, together with such supporting documentation as the Administrative Agent may request, from the applicable Secured Party as the case may be. Each Secured Party not a party to this Agreement that has given the notice contemplated by the preceding sentence shall, by such notice, be deemed to have acknowledged and accepted the appointment of the Administrative Agent pursuant to the terms of Article VIII for itself and its Affiliates as if a “Lender” party hereto.

ARTICLE VIII
THE ADMINISTRATIVE AGENT AND THE ISSUING LENDER

Section 8.01 Appointment and Authority. Each Lender and the Issuing Lender hereby irrevocably (a) appoints KeyBank to act on its behalf as the Administrative Agent hereunder and under the other Loan Documents, and (b) authorizes the Administrative Agent to take such actions on its behalf and to exercise such powers as are delegated to the Administrative Agent by the terms hereof or thereof, together with such actions and powers as are reasonably incidental thereto. The provisions of this Article VIII are solely for the benefit of the Lender Parties, and neither the Borrower nor any other Loan Party shall have rights as a third party beneficiary of any of such provisions, other than the rights expressly provided to the Borrower under Section 8.06(a) and Section 8.11(b). It is understood and agreed that the use of the term “agent” herein or in any other Loan Document (or any other similar term) with reference to the Administrative Agent is not intended to connote any fiduciary or other implied (or express) obligations arising under agency doctrine of any applicable Legal Requirement. Instead such term is used as a matter of market custom, and is intended to create or reflect only an administrative relationship between contracting parties.

Section 8.02 Rights as a Lender. The Person serving as the Administrative Agent hereunder shall have the same rights and powers in its capacity as a Lender as any other Lender and may exercise the same as though it were not the Administrative Agent and the term “Lender” or “Lenders” shall, unless otherwise expressly indicated or unless the context otherwise requires, include the Person serving as the Administrative Agent hereunder in its individual capacity. Such Person and its Affiliates may accept deposits from, lend money to, own securities, act as the financial advisor or in any other advisory capacity for and generally engage in any kind of business with the Borrower or any other Subsidiary or other Affiliate thereof as if such Person were not the Administrative Agent hereunder and without any duty to account therefor to the Lenders. KeyBank (and any successor acting as Administrative Agent) and its Affiliates may accept fees and other consideration from the Borrower or any Affiliate of the Borrower for services in connection with this Agreement or otherwise without having to account for the same to the Lenders or the Issuing Lender.

Section 8.03 Exculpatory Provisions. The Administrative Agent (which term as used in this Section 8.03 shall include its Related Parties) shall not have any duties or obligations except those expressly set forth herein and in the other Loan Documents, and its duties hereunder shall be administrative in nature. Without limiting the generality of the foregoing, the Administrative Agent:

(a) shall not be subject to any fiduciary or other implied duties, regardless of whether a Default has occurred and is continuing;

(b) shall not have any duty to take any discretionary action or exercise any discretionary powers, except discretionary rights and powers expressly contemplated hereby or by the other Loan Documents that the Administrative Agent is required to exercise as directed in writing by the Majority Lenders (or such other number or percentage of the Lenders or Secured Parties as shall be expressly provided for herein or in the other Loan Documents), provided that the Administrative Agent shall not be required to take any action that, in its opinion or the opinion of its counsel, may expose the Administrative Agent to liability or that is contrary to any Loan Document or applicable Legal Requirement, including for the avoidance of doubt any action that may be in violation of the automatic stay under any Debtor Relief Law or that may effect a forfeiture, modification or termination of property of a Defaulting Lender in violation of any Debtor Relief Law; and

(c) shall not, except as expressly set forth herein and in the other Loan Documents, have any duty to disclose, nor shall it be liable for the failure to disclose, any information relating to the Borrower, any other Loan Party or any of their respective Affiliates that is communicated to or obtained by the Person serving as the Administrative Agent or any of its Affiliates in any capacity.

The Administrative Agent shall not be liable for any action taken or not taken by it (i) with the consent or at the request of the Majority Lenders (or such other number or percentage of the Lenders or Secured Parties as shall be necessary, or as the Administrative Agent shall believe in good faith shall be necessary, under the circumstances as provided in Sections 9.03 and 7.01) or (ii) in the absence of its own gross negligence or willful misconduct as determined by a court of competent jurisdiction by final and nonappealable judgment. The Administrative Agent shall be deemed not to have knowledge of any Default unless and until notice describing such Default is given to the Administrative Agent in writing by the Borrower, a Lender or the Issuing Lender. In the event that the Administrative Agent receives such a notice of the occurrence of a Default, the Administrative Agent shall (subject to Section 9.03) take such action with respect to such Default or Event of Default as shall reasonably be directed by the Majority Lenders, provided that, unless and until the Administrative Agent shall have received such directions, the Administrative Agent may (but shall not be obligated to) take such action, or refrain from taking such action) with respect to such Default as it shall deem advisable in the best interest of the Lender Parties.

The Administrative Agent shall not be responsible for or have any duty to ascertain or inquire into (i) any recital, statement, warranty or representation (whether written or oral) made in or in connection with this Agreement or any other Loan Document, (ii) the contents of any certificate, report or other document delivered hereunder or thereunder or in connection herewith or therewith, (iii) the performance or observance of any of the covenants, agreements or other terms or conditions set forth herein or therein or the occurrence of any Default, (iv) the value, validity, enforceability, effectiveness, sufficiency or genuineness of this Agreement, any other Loan Document or any other agreement, instrument or document, (v) the inspection of, or to inspect, the Property (including the books and records) of any Loan Party or any Affiliate thereof, (vi) the satisfaction of any condition set forth in Article III or elsewhere herein, other than to confirm receipt of items expressly required to be delivered to the Administrative Agent, or (vii) any litigation or collection proceedings (or to initiate or conduct any such litigation or proceedings) under any Loan Document unless requested by the Majority Lenders in writing and its receives indemnification satisfactory to it from the Lenders.

Section 8.04 Reliance by Administrative Agent and Issuing Lender. The Administrative Agent shall be entitled to rely upon, and shall not incur any liability for relying upon, any notice, request, certificate, consent, statement, instrument, document, writing or other communication (including any electronic message, Internet or intranet website posting or other distribution) believed by it to be genuine and to have been signed, sent or otherwise authenticated by the proper Person. The Administrative Agent also may rely upon any statement made to it orally or by telephone and believed by it to have been made by the proper Person, and shall not incur any liability for relying thereon. In determining compliance with any condition hereunder to the making of a Credit Extension or any Conversion or continuance of an Advance that by its terms must be fulfilled to the satisfaction of a Lender or the Issuing Lender, the Administrative Agent may presume that such condition is satisfactory to such Lender or Issuing Lender unless the Administrative Agent shall have received notice to the contrary from such Lender or Issuing Lender prior to the making of such Credit Extension or Conversion or continuance of an Advance. The Administrative Agent may consult with legal counsel (who may be counsel for the Borrower), independent accountants and other experts selected by it, and the Administrative Agent shall not be liable for any action taken or not taken by it in accordance with the advice of any such counsel, accountants or experts.

Section 8.05 Delegation of Duties. The Administrative Agent may perform any and all of its duties and exercise its rights and powers hereunder or under any other Loan Document by or through any one or more sub-agents appointed by it. The Administrative Agent and any such sub-agent may perform any and all of its duties and exercise its rights and powers by or through their respective Related Parties. The exculpatory provisions of this Article VIII shall apply to any such sub-agent and to the Related Parties of the Administrative Agent and any such sub-agent, and shall apply to their respective activities in connection with the syndication of the credit facilities provided for herein as well as activities as Administrative Agent. The Administrative Agent shall not be responsible for the negligence or misconduct of any sub-agents except to the extent that a court of competent jurisdiction determines in a final and non-appealable judgment that the Administrative Agent acted with gross negligence or willful misconduct in the selection of such sub-agents.

Section 8.06 Resignation of Agent or Issuing Lender.

(a) The Administrative Agent and the Issuing Lender may at any time give notice of its resignation to the other Lender Parties and the Borrower. Upon receipt of any such notice of resignation, (i) the Majority Lenders shall have the right, with the prior written consent of the Borrower (which consent is not required if an Event of Default has occurred and is continuing and which consent shall not be unreasonably withheld or delayed), to appoint, as applicable, a successor Administrative Agent (which shall be a Lender or such other Person appointed by the Majority Lenders) or a successor Issuing Lender (which shall be a Lender). If no such successor Administrative Agent or Issuing Lender shall have been so appointed and shall have accepted such appointment within 30 days after the retiring Administrative Agent or Issuing Lender gives notice of its resignation (or such earlier day as shall be agreed by the applicable Majority Lenders) (the “Resignation Effective Date”), then the retiring Administrative Agent or Issuing Lender, as applicable, may on behalf of the Lenders and Issuing Lender, appoint a successor Administrative Agent or Issuing Lender meeting the qualifications set forth above. Whether or not a successor has been appointed, such resignation by the Administrative Agent or the Issuing Lender shall become effective in accordance with such notice on the Resignation Effective Date.

(b) If the Person serving as Administrative Agent is a Defaulting Lender pursuant to clause (d) of the definition thereof, the Majority Lenders may, to the extent permitted by applicable Legal Requirement, by notice in writing to the Borrower and such Person remove such Person as Administrative Agent and, in consultation with the Borrower, appoint a successor. If no such successor shall have been so appointed by applicable Majority Lenders and shall have accepted such appointment within 30 days (or such earlier day as shall be agreed by the applicable Majority Lenders) (the “Removal Effective Date”), then such removal shall nonetheless become effective in accordance with such notice on the Removal Effective Date.

(c) With effect from the Resignation Effective Date or the Removal Effective Date (as applicable) (i) the retiring or removed Administrative Agent or Issuing Lender, as applicable, shall be discharged from its duties and obligations as the Administrative Agent and Issuing Lender hereunder and under the other Loan Documents (except that (v) in the case of any collateral security held by the Administrative Agent on behalf of the Lenders or the Issuing Lender under any of the Loan Documents, the retiring Administrative Agent shall continue to hold such collateral security until such time as a successor Administrative Agent is appointed and (z) the retiring Issuing Lender shall remain the Issuing Lender with respect to any Letters of Credit outstanding on the effective date of its resignation and the provisions affecting the Issuing Lender with respect to such Letters of Credit shall inure to the benefit of the retiring Issuing Lender until the termination of all such Letters of Credit) and (ii) all payments, communications and determinations provided to be made by, to or through the retiring or removed Administrative Agent or Issuing Lender, as applicable, shall instead be made by or to each applicable class of Lenders, until such time as the Majority Lenders appoint a successor Administrative Agent or Issuing Lender as provided for above in this paragraph. Upon the acceptance of a successor’s appointment as Administrative Agent or Issuing Lender, as applicable, hereunder, such successor shall succeed to and become vested with all of the rights, powers, privileges and duties of the retiring or removed Administrative Agent or Issuing Lender, as applicable, and the retiring or removed Administrative Agent or Issuing Lender, as applicable, shall be discharged from all of its duties and obligations hereunder or under the other Loan Documents. The fees payable by the Borrower to a successor Administrative Agent or Issuing Lender, as applicable, shall be the same as those payable to its predecessor unless otherwise agreed between the Borrower and such successor. After the retiring or removed Administrative Agent’s or Issuing Lender’s resignation or removal hereunder and under the other Loan Documents, the provisions of this Article VIII and Sections 9.02(a) and (b), Section 8.09 and Section 2.14(d) shall continue in effect for the benefit of such retiring or removed Administrative Agent and Issuing Lender, as applicable, their respective sub-agents and their respective Related Parties in respect of any actions taken or omitted to be taken by any of them while the retiring or removed Administrative Agent or Issuing Lender, as applicable, was acting as Administrative Agent or Issuing Lender, as applicable.

Section 8.07 Non-Reliance on Administrative Agent and Other Lenders. Each Lender Party acknowledges and agrees that it has, independently and without reliance upon the Administrative Agent or any other Lender Party or any of their Related Parties and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement. Each Lender Party also acknowledges and agrees that it will, independently and without reliance upon the Administrative Agent or any other Lender Party or any of their Related Parties, and based on such documents and information as it shall from time to time deem appropriate, continue to make its own decisions in taking or not taking action under or based upon this Agreement, any other Loan Document or any related agreement or any document furnished hereunder or thereunder. Except for notices, reports, and other documents and information expressly required to be furnished to the Lenders or the Issuing Lender by the Administrative Agent hereunder and for other information in the Administrative Agent’s possession which has been requested by a Lender and for which such Lender pays the Administrative Agent’s expenses in connection therewith, the Administrative Agent shall not have any duty or responsibility to provide any Lender or any Issuing Lender with any credit or other information concerning the affairs, financial condition, or business of any Loan Party or Affiliates that may come into the possession of the Administrative Agent or any of its Affiliates.

Section 8.08 No Other Duties, etc. Anything herein to the contrary notwithstanding, none of the lead arranger, documentation agent, syndication agent or other titles to Lenders or Affiliates of a Lender which may be listed on the cover page hereof shall have any powers, duties or responsibilities under this Agreement or any of the other Loan Documents, except in its capacity, as applicable, as the Administrative Agent a Lender or the Issuing Lender hereunder.

Section 8.09 Indemnification.

(a) INDEMNITY OF ADMINISTRATIVE AGENT. THE LENDERS SEVERALLY AGREE TO INDEMNIFY THE ADMINISTRATIVE AGENT AND EACH OF ITS AFFILIATES AND THEIR RESPECTIVE DIRECTORS, OFFICERS, EMPLOYEES, AND AGENTS (TO THE EXTENT NOT REIMBURSED BY THE BORROWER), ratably according to the respective principal amounts of the Advances then held by each of them (or if no principal of the Advances is at the time outstanding, ratably according to the respective Commitments held by each of them immediately prior to the termination, expiration or full reduction of each such Commitment), FROM AND AGAINST ANY AND ALL LIABILITIES, OBLIGATIONS, LOSSES, DAMAGES, PENALTIES, ACTIONS, JUDGMENTS, SUITS, COSTS, EXPENSES, OR DISBURSEMENTS OF ANY KIND OR NATURE WHATSOEVER WHICH MAY BE IMPOSED ON, INCURRED BY, OR ASSERTED AGAINST such indemnified person IN ANY WAY RELATING TO OR ARISING OUT OF THIS AGREEMENT OR ANY ACTION TAKEN OR OMITTED BY THE ADMINISTRATIVE AGENT UNDER THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT (in all cases, whether or not caused by or arising, in whole or in part, out of the comparative, contributory or sole negligence of SUCH indemnified person), AND INCLUDING, WITHOUT LIMITATION, ENVIRONMENTAL CLAIMS, PROVIDED THAT NO LENDER SHALL BE LIABLE FOR ANY PORTION OF SUCH LIABILITIES, OBLIGATIONS, LOSSES, DAMAGES, PENALTIES, ACTIONS, JUDGMENTS, SUITS, COSTS, EXPENSES, OR DISBURSEMENTS RESULTING FROM such indemnified person’s GROSS NEGLIGENCE OR WILLFUL MISCONDUCT, IN EACH CASE, as determined by a final non-appealable judgment of a court of competent jurisdiction. WITHOUT LIMITATION OF THE FOREGOING, EACH LENDER AGREES TO REIMBURSE THE ADMINISTRATIVE AGENT PROMPTLY UPON DEMAND FOR ITS RATABLE SHARE (DETERMINED AS SET FORTH ABOVE IN THIS PARAGRAPH) OF ANY OUT-OF-POCKET EXPENSES (INCLUDING COUNSEL FEES) INCURRED BY THE ADMINISTRATIVE AGENT IN CONNECTION WITH THE PREPARATION, EXECUTION, DELIVERY, ADMINISTRATION, MODIFICATION, AMENDMENT, OR ENFORCEMENT (WHETHER THROUGH NEGOTIATIONS, LEGAL PROCEEDINGS, OR OTHERWISE) OF, OR LEGAL ADVICE IN RESPECT OF RIGHTS OR RESPONSIBILITIES UNDER, THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT, TO THE EXTENT THAT THE ADMINISTRATIVE AGENT IS NOT REIMBURSED FOR SUCH BY THE BORROWER.

(b) THE LENDERS SEVERALLY AGREE TO INDEMNIFY THE ISSUING LENDER AND EACH AFFILIATE THEREOF AND THEIR RESPECTIVE DIRECTORS, OFFICERS, EMPLOYEES, AND AGENTS (TO THE EXTENT NOT REIMBURSED BY THE BORROWER), ratably according to the respective principal amounts of the Advances then held by each of them (or if no principal of the Advances is at the time outstanding, ratably according to the respective amounts of the Commitments then held by each of them, or, if no such principal amounts are then outstanding and no Commitments are then existing, ratably according to the Commitments held by each of them immediately prior to the termination or expiration thereof), FROM AND AGAINST ANY AND ALL LIABILITIES, OBLIGATIONS, LOSSES, DAMAGES, PENALTIES, ACTIONS, JUDGMENTS, SUITS, COSTS, EXPENSES, OR DISBURSEMENTS OF ANY KIND OR NATURE WHATSOEVER WHICH MAY BE IMPOSED ON, INCURRED BY, OR ASSERTED AGAINST SUCH INDEMNIFIED PERSON IN ANY WAY RELATING TO OR ARISING OUT OF THIS AGREEMENT OR ANY ACTION TAKEN OR OMITTED BY THE ISSUING LENDER UNDER THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT (in all cases, whether or not caused by or arising, in whole or in part, out of the comparative, contributory or sole negligence of SUCH INDEMNIFIED PERSON), AND INCLUDING, WITHOUT LIMITATION, ENVIRONMENTAL CLAIMS, PROVIDED THAT NO LENDER SHALL BE LIABLE FOR ANY PORTION OF SUCH LIABILITIES, OBLIGATIONS, LOSSES, DAMAGES, PENALTIES, ACTIONS, JUDGMENTS, SUITS, COSTS, EXPENSES, OR DISBURSEMENTS RESULTING FROM SUCH INDEMNIFIED PERSON’S GROSS NEGLIGENCE OR WILLFUL MISCONDUCT, IN EACH CASE, as determined by a final non-appealable judgment of a court of competent jurisdiction. WITHOUT LIMITATION OF THE FOREGOING, EACH LENDER AGREES TO REIMBURSE THE ISSUING LENDER PROMPTLY UPON DEMAND FOR ITS RATABLE SHARE (DETERMINED AS SET FORTH ABOVE IN THIS PARAGRAPH) OF ANY OUT-OF-POCKET EXPENSES (INCLUDING COUNSEL FEES) INCURRED BY THE ISSUING LENDER IN CONNECTION WITH THE PREPARATION, EXECUTION, DELIVERY, ADMINISTRATION, MODIFICATION, AMENDMENT, OR ENFORCEMENT (WHETHER THROUGH NEGOTIATIONS, LEGAL PROCEEDINGS, OR OTHERWISE) OF, OR LEGAL ADVICE IN RESPECT OF RIGHTS OR RESPONSIBILITIES UNDER, THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT, TO THE EXTENT THAT THE ISSUING LENDER IS NOT REIMBURSED FOR SUCH BY THE BORROWER.

Section 8.10 Administrative Agent May File Proofs of Claim. In case of the pendency of any proceeding under any Debtor Relief Law or any other judicial proceeding relative to any Loan Party, the Administrative Agent (irrespective of whether the principal of any Advance or Letter of Credit Obligation shall then be due and payable as herein expressed or by declaration or otherwise and irrespective of whether the Administrative Agent shall have made any demand on the Borrower) shall be entitled and empowered (but not obligated) by intervention in such proceeding or otherwise:

(a) to file and prove a claim for the whole amount of the principal and interest owing and unpaid in respect of the Advances, Letter of Credit Exposure and all other Obligations that are owing and unpaid and to file such other documents as may be necessary or advisable in order to have the claims of the Lenders, the Issuing Lender and the Administrative Agent (including any claim for the reasonable compensation, expenses, disbursements and advances of the Lenders, the Issuing Lender and the Administrative Agent and their respective agents and counsel and all other amounts due the Lenders, the Issuing Lender and the Administrative Agent hereunder) allowed in such judicial proceeding; and

(b) to collect and receive any monies or other Property payable or deliverable on any such claims and to distribute the same; and any custodian, receiver, assignee, trustee, liquidator, sequestrator or other similar official in any such judicial proceeding is hereby authorized by each Lender and Issuing Lender to make such payments to the Administrative Agent and, in the event that the Administrative Agent shall consent to the making of such payments directly to the Lenders and the Issuing Lender, to pay to the Administrative Agent any amount due for the reasonable compensation, expenses, disbursements and advances of the Administrative Agent and its respective agents and counsel, and any other amounts due to the Administrative Agent under Section 2.08.

Section 8.11 Collateral and Guaranty Matters.

(a) The Administrative Agent is authorized on behalf of the Secured Parties, without the necessity of any notice to or further consent from such Secured Parties, from time to time, to take any actions with respect to any Collateral or Security Instruments which may be necessary to perfect and maintain the Liens upon the Collateral granted pursuant to the Security Instruments. The Administrative Agent is further authorized (but not obligated) on behalf of the Secured Parties, without the necessity of any notice to or further consent from the Secured Parties, from time to time, to take any action in exigent circumstances as may be reasonably necessary to preserve any rights or privileges of the Secured Parties under the Loan Documents or applicable Legal Requirements. By accepting the benefit of the Liens granted pursuant to the Security Instruments, each Secured Party hereby agrees to the terms of this paragraph (a).

(b) The Lenders hereby, and any other Secured Party by accepting the benefit of the Liens granted pursuant to the Security Instruments, irrevocably authorize the Administrative Agent to (i) release any Lien granted to or held by the Administrative Agent upon any Collateral (a) upon termination of this Agreement, termination of all Hedge Contracts with such Persons (other than Hedge Contracts as to which arrangements satisfactory to the applicable counterparty in its sole discretion have been made), termination of all Letters of Credit (other than Letters of Credit as to which arrangements satisfactory to the Issuing Lender in its sole discretion have been made), and the payment in full of all outstanding Advances, Letter of Credit Obligations and all other Secured Obligations (other than contingent indemnity obligations for which no claims have been made); (b) constituting Property sold or to be sold or Disposed of as part of or in connection with any Disposition permitted under this Agreement or any other Loan Document; (c) constituting Property in which no Loan Party owned an interest at the time the Lien was granted or at any time thereafter other than as a result of a transaction prohibited hereunder; or (d) constituting Property leased to any Loan Party under a lease which has expired or has been terminated in a transaction permitted under this Agreement or is about to expire and which has not been, and is not intended by such Loan Party to be, renewed or extended; and (ii) release a Guarantor from its obligations under a Guaranty and any other applicable Loan Document and release the Lien granted to or held by the Administrative Agent upon any Collateral of such Person if such Person ceases to be a Subsidiary as a result of a transaction permitted under this Agreement. Upon the request of the Administrative Agent at any time, the Secured Parties will confirm in writing the Administrative Agent’s authority to release particular types or items of Collateral or Guarantors pursuant to this Section 8.11. At the written request and sole expense of the Borrower, which written request shall also include a certification from a Responsible Officer certifying to the Administrative Agent that such release is permitted under this Section 8.11 and that such transaction is in compliance with this Agreement and the other Loan Documents (which certification the Administrative Agent may, but is not obligated to, rely on), the Administrative Agent shall promptly provide the releases of Collateral or Guarantors permitted to be released under this Section 8.11 subject to evidence of such transaction and release documentation reasonably satisfactory to the Administrative Agent except that the Administrative Agent may, but shall not be obligated, to provide such releases for such Property to be sold but not yet sold or such Property subject to a lease that is about to expire but not yet expired. Upon any of the Collateral constituting personal property being Disposed of as permitted under this Agreement, then such Collateral shall be automatically released from the Liens created under the applicable Security Instrument and the Administrative Agent.

(c) Notwithstanding anything contained in any of the Loan Documents to the contrary, the Loan Parties, the Administrative Agent, and each Secured Party hereby agree that no Secured Party shall have any right individually to realize upon any of the Collateral or to enforce the Guaranty, it being understood and agreed that all powers, rights and remedies hereunder, under the Guaranty and under the Security Instruments may be exercised solely by the Administrative Agent, as applicable, on behalf of the

Secured Parties in accordance with the terms hereof and the other Loan Documents. By accepting the benefit of the Liens granted pursuant to the Security Instruments, each Secured Party not party hereto hereby agrees to the terms of this paragraph (c).

Section 8.12 Credit Bidding.

(a) The Secured Parties hereby authorize the Administrative Agent, on behalf of itself and the Secured Parties, at the direction of the Majority Lenders, to credit bid all or any portion of the Secured Obligations and in such manner purchase for the benefit of the Administrative Agent and the Secured Parties all or any portion of Collateral at any sale thereof conducted by the Administrative Agent under the provisions of the UCC, including pursuant to Sections 9-610 or 9-620 of the UCC, at any sale thereof conducted under any applicable provisions of the Bankruptcy Code, including Sections 363, 1123 or 1129 thereof, or at any other sale or foreclosure conducted by the Administrative Agent (whether by judicial action or otherwise) in accordance with Legal Requirements.

(b) Each Secured Party hereby agrees that, except as otherwise provided in any Loan Documents or with the written consent of the Administrative Agent and the Majority Lenders, it will not take any enforcement action, accelerate obligations under any Loan Documents, or exercise any right that it might otherwise have under Legal Requirements to credit bid at foreclosure sales, UCC sales, sales conducted under any applicable provision of the Bankruptcy Code or other similar Dispositions of Collateral; provided that, for the avoidance of doubt, this subsection (b) shall not limit the rights of (i) any Lender Swap Counterparty to terminate any Hedge Contract or net out any resulting termination values, or (ii) any Banking Service Provider to terminate any Banking Services or set off against any deposit accounts.

ARTICLE IX
MISCELLANEOUS

Section 9.01 Costs and Expenses. The Borrower agrees to pay promptly, upon written demand:

(a) all reasonable and documented out-of-pocket costs and expenses of the Administrative Agent in connection with the syndication, preparation, execution, delivery, administration, modification, and amendment of this Agreement, the Notes, and the other Loan Documents, including, without limitation, the reasonable and documented fees, expenses, charges and disbursements of outside counsels for the Administrative Agent, and

(b) all documented out-of-pocket costs and expenses, if any, of the Administrative Agent and each Lender (including, without limitation, documented outside counsel fees, expenses, charges and disbursements of each Lender and the Administrative Agent but excluding amounts that Borrower and/or any Guarantor are not required to indemnify the indemnified persons for pursuant to Section 9.02) in connection with the enforcement of or protection of rights under (whether through negotiations, legal proceedings, or otherwise) this Agreement, the Notes and the other Loan Documents (including all such out-of-pocket expenses incurred during any workout, restructuring or negotiations in respect of the Credit Extensions).

Section 9.02 Indemnification; Waiver of Damages.

(a) INDEMNIFICATION. EACH LOAN PARTY THAT IS A PARTY HERETO AGREES TO, AND DOES HEREBY, JOINTLY AND SEVERALLY, INDEMNIFY AND HOLD HARMLESS THE ADMINISTRATIVE AGENT, THE ISSUING LENDER, EACH LENDER,

EACH LENDER SWAP COUNTERPARTY, AND EACH OF THEIR RESPECTIVE RELATED PARTIES (EACH, AN “INDEMNITEE”) FROM AND AGAINST ANY AND ALL LOSSES, CLAIMS, DAMAGES, PENALTIES, LIABILITIES AND EXPENSES OF ANY KIND OR NATURE (INCLUDING FEES, CHARGES, AND DISBURSEMENTS OF COUNSEL AND ANY CONSULTANT FOR ANY INDEMNITEE), TO WHICH SUCH INDEMNITEE MAY BECOME SUBJECT OR THAT MAY BE INCURRED BY OR ASSERTED OR AWARDED AGAINST SUCH INDEMNITEE BY ANY PERSON (INCLUDING THE BORROWER, ANY SUBSIDIARY OR ANY AFFILIATE THEREOF), IN EACH CASE ARISING OUT OF OR IN CONNECTION WITH OR BY REASON OF (INCLUDING, WITHOUT LIMITATION, IN CONNECTION WITH ANY INVESTIGATION, LITIGATION, OR PROCEEDING OR PREPARATION OF A DEFENSE IN CONNECTION THEREWITH) (I) THE EXECUTION OR DELIVERY OF ANY LOAN DOCUMENT, ANY HEDGE CONTRACT WITH ANY LENDER SWAP COUNTERPARTY, OR ANY AGREEMENT OR INSTRUMENT CONTEMPLATED THEREBY, THE PERFORMANCE BY THE PARTIES HERETO OR THERETO OF THEIR RESPECTIVE OBLIGATIONS HEREUNDER OR THEREUNDER OR THE CONSUMMATION OF THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY, (II) ANY ADVANCE OR LETTER OF CREDIT OR THE USE OR PROPOSED USE OF THE PROCEEDS THEREFROM (INCLUDING ANY REFUSAL BY THE ISSUING LENDER TO HONOR A DEMAND FOR PAYMENT UNDER A LETTER OF CREDIT IF THE DOCUMENTS PRESENTED IN CONNECTION WITH SUCH DEMAND DO NOT STRICTLY COMPLY WITH THE TERMS OF SUCH LETTER OF CREDIT), (III) ANY ACTUAL OR ALLEGED PRESENCE OR RELEASE OR THREATENED RELEASE OF HAZARDOUS MATERIALS ON, AT, UNDER OR FROM ANY PROPERTY OWNED, LEASED OR OPERATED BY THE BORROWER OR ANY SUBSIDIARY OR AFFILIATE THEREOF, OR ANY ENVIRONMENTAL CLAIM RELATED IN ANY WAY TO THE BORROWER OR ANY SUBSIDIARY OR AFFILIATE THEREOF AT ANY TIME, (IV) ANY ACTUAL OR PROSPECTIVE CLAIM, LITIGATION, INVESTIGATION OR PROCEEDING RELATING TO ANY OF THE FOREGOING, WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY, WHETHER BROUGHT BY A THIRD PARTY OR BY THE BORROWER OR ANY SUBSIDIARY OR AFFILIATE THEREOF, AND REGARDLESS OF WHETHER ANY INDEMNITEE IS A PARTY THERETO, OR (V) ANY CLAIM (INCLUDING, WITHOUT LIMITATION, ANY ENVIRONMENTAL CLAIMS), INVESTIGATION, LITIGATION OR OTHER PROCEEDING (WHETHER OR NOT THE ADMINISTRATIVE AGENT, ANY LENDER OR ANY LENDER SWAP COUNTERPARTY IS A PARTY THERETO) AND THE PROSECUTION AND DEFENSE THEREOF, ARISING OUT OF OR IN ANY WAY CONNECTED WITH THE ADVANCES, ANY LOAN DOCUMENT, ANY HEDGE CONTRACT WITH ANY LENDER SWAP COUNTERPARTIES OR ANY DOCUMENTS CONTEMPLATED BY OR REFERRED TO HEREIN OR THEREIN OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY (AND IN ALL CASES, WHETHER OR NOT CAUSED BY OR ARISING, IN WHOLE OR IN PART, OUT OF THE COMPARATIVE, CONTRIBUTORY OR SOLE NEGLIGENCE OF SUCH INDEMNITEE); PROVIDED THAT SUCH INDEMNITY SHALL NOT, AS TO ANY INDEMNITEE, BE AVAILABLE TO THE EXTENT THAT SUCH LOSSES, CLAIMS, DAMAGES, LIABILITIES OR RELATED EXPENSES ARE DETERMINED BY A COURT OF COMPETENT JURISDICTION BY FINAL AND NON-APPEALABLE JUDGMENT (A) TO HAVE RESULTED FROM THE GROSS NEGLIGENCE OR WILLFUL MISCONDUCT OF SUCH INDEMNITEE, (B) TO HAVE RESULTED FROM A CLAIM BROUGHT BY THE BORROWER AGAINST ANY INDEMNITEE OF ANY MATERIAL BREACH IN BAD FAITH OF SUCH INDEMNITEE’S FUNDING OBLIGATIONS UNDER THIS AGREEMENT OR WITH RESPECT TO THE HEDGE CONTRACT WITH ANY LENDER SWAP COUNTERPARTIES, OR (C) ARE ON ACCOUNT OF A DISPUTE ARISING SOLELY AMONG INDEMNITEES (OTHER THAN THE ADMINISTRATIVE AGENT IN ITS ROLE AS

SUCH) TO THE EXTENT SUCH DISPUTE DOES NOT INVOLVE AND IS NOT RELATED TO ANY ACT, OMISSION OR REPRESENTATION ON THE PART OF, OR ANY INFORMATION PROVIDED BY OR ON BEHALF OF, THE BORROWER, ANY GUARANTOR OR AFFILIATES THEREOF. THIS INDEMNITY SHALL NOT APPLY WITH RESPECT TO TAXES OTHER THAN ANY TAXES THAT REPRESENT LOSSES, CLAIMS, DAMAGES, ETC. ARISING FROM ANY NON-TAX CLAIM. No Loan Party shall, without the prior written consent of each Indemnitee affected thereby, settle any threatened or pending claim or action that would give rise to the right of any Indemnitee to claim indemnification hereunder unless such settlement (x) includes a full and unconditional release of all liabilities arising out of such claim or action against such Indemnitee, (y) does not include any statement as to or an admission of fault, culpability or failure to act by or on behalf of any Indemnitee and (z) does not require any actions to be taken or refrained from being taken by any Indemnitee other than the execution of the related settlement agreement, if any.

(b) Waiver of Consequential Damages, Etc. TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LEGAL REQUIREMENT THE PARTIES HERETO SHALL NOT ASSERT, AND HEREBY WAIVE, ANY CLAIM AGAINST ANY OTHER PARTY HERETO, ON ANY THEORY OF LIABILITY, FOR SPECIAL, INDIRECT, CONSEQUENTIAL OR PUNITIVE DAMAGES (AS OPPOSED TO DIRECT OR ACTUAL DAMAGES) ARISING OUT OF, IN CONNECTION WITH, OR AS A RESULT OF, ANY THIS AGREEMENT, THE OTHER LOAN DOCUMENTS, OR ANY AGREEMENT OR INSTRUMENT CONTEMPLATED HEREBY OR THEREBY, THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY, ANY ADVANCE OR LETTER OF CREDIT OR THE USE OF THE PROCEEDS THEREOF; PROVIDED THAT, THIS WAIVER AND AGREEMENT SHALL NOT LIMIT THE LOAN PARTIES’ INDEMNIFICATION OBLIGATIONS TO THE EXTENT SET FORTH IN THIS AGREEMENT OR THE OTHER LOAN DOCUMENTS TO THE EXTENT SUCH SPECIAL, INDIRECT, CONSEQUENTIAL OR PUNITIVE DAMAGES ARE INCLUDED IN ANY THIRD PARTY CLAIM IN CONNECTION WITH WHICH SUCH INDEMNIFIED PERSON IS OTHERWISE ENTITLED TO INDEMNIFICATION HEREUNDER OR THEREUNDER. NO INDEMNITEE SHALL BE LIABLE FOR ANY DAMAGES ARISING FROM THE USE BY UNINTENDED RECIPIENTS OF ANY INFORMATION OR OTHER MATERIALS DISTRIBUTED BY IT THROUGH TELECOMMUNICATIONS, ELECTRONIC OR OTHER INFORMATION TRANSMISSION SYSTEMS IN CONNECTION WITH THIS AGREEMENT OR THE OTHER LOAN DOCUMENTS OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY.

(c) Payments. All amounts due under this Section shall be payable promptly after demand therefor.

(d) Survival. Without prejudice to the survival of any other agreement of the Loan Parties hereunder, the agreements and obligations of the Loan Parties contained in this Section 9.02 shall survive the termination of this Agreement, the termination of all Commitments, and the payment in full of the Advances and all other amounts payable under this Agreement.

Section 9.03 Waivers and Amendments. No amendment or waiver of any provision of this Agreement, the Notes, or any other Loan Document (other than the Fee Letters), nor consent to any departure by any Loan Party therefrom, shall in any event be effective unless the same shall be in writing and signed by the Majority Lenders and the Borrower, and then such waiver or consent shall be effective only in the specific instance and for the specific purpose for which given; provided that:

(a) no amendment, waiver or consent shall, without the consent of each Lender directly and adversely affected thereby, (i) reduce the amount of, or rate of interest on, the Advances (other than the

Default Rate of interest on the Advances which may be reduced or waived by the Majority Lenders), (ii) reduce the amount of any fees or other amounts payable hereunder or under any other Loan Document (other than those specifically addressed above in this Section 9.03), (iii) amend, waive or consent to depart from any of the conditions specified in Section 3.01 (other than such conditions which are expressly noted to be subject to Majority Lenders’ approval), (iv) increase the Maximum Credit Amount or any obligations of any Lender, (v) postpone or extend any date fixed for any payment of any fees or other amounts payable hereunder (other than those otherwise specifically addressed in this Section 9.03), including an extension of the Maturity Date or the Commitment Termination Date, or (vi) amend, waive or consent to depart from Section 2.13(e) or Section 7.06;

(b) no amendment, waiver or consent shall, unless the same shall be in writing and signed by each Lender, (i) except as permitted under Section 8.11(b), release all or substantially all of the Guarantors from their obligations under any Guaranty or, except as specifically provided in the Loan Documents and as a result of transactions permitted by the terms of this Agreement, release all or substantially all of the Collateral; (ii) increase the Borrowing Base, or (iii) amend the definitions of “Majority Lenders”, “Required Lenders” or “Credit Exposure”, this Section 9.03 or any other provision in any Loan Document specifying the number or percentage of Lenders required to waive, amend or modify any rights thereunder (other than as provided in clause (c) below);

(c) no amendment, waiver or consent shall, without the consent of the Required Lenders, (i) decrease or maintain the same amount of the Borrowing Base or (ii) amend, waive or consent to depart from any other provision in this Agreement which expressly requires the consent of, or action or waiver by, the Required Lenders, including, without limitation, Section 2.02 (except for such provisions in Section 2.02 which expressly require consent of all the Lenders);

(d) no amendment, waiver, or consent shall, unless in writing and signed by each Lender Swap Counterparty directly affected thereby in addition to the Lenders required above to take such action, materially, adversely and disproportionately affect (i) such Lender Swap Counterparty as compared to the other Secured Parties or (ii) the Lender Swap Counterparties as compared to the Lenders;

(e) no amendment, waiver, or consent shall, unless in writing and signed by the Administrative Agent in addition to the Lenders required above to take such action, affect the rights or duties of the Administrative Agent under this Agreement or any other Loan Document; and

(f) no amendment, waiver or consent shall, unless in writing and signed by the Issuing Lender in addition to the Lenders required above to take such action, affect the rights or duties of the Issuing Lender under this Agreement or any other Loan Document.

Section 9.04 Severability. Any provision of this Agreement or any other Loan Document which is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective only to the extent of such prohibition or unenforceability without invalidating the remainder of such provision or the remaining provisions hereof or thereof or affecting the validity or enforceability of such provision in any other jurisdiction.

Section 9.05 Survival of Representations and Obligations.

(a) All representations and warranties set forth in Article IV and all representations and warranties contained in any certificate, or any of the Loan Documents (including, but not limited to, any such representation or warranty made in or in connection with any amendment thereto) shall constitute representations and warranties made under this Agreement. All representations and warranties made under this Agreement shall be made or deemed to be made at and as of the Closing Date (except those that are expressly made as of a specific date), shall survive the Closing Date and shall not be waived by the execution and delivery of this Agreement, any investigation made by or on behalf of the Lenders or any borrowing hereunder.

(b) Notwithstanding any termination of this Agreement, the indemnities to which the Administrative Agent and the Lenders are entitled under the provisions of Article VIII or Article IX and any other provision of this Agreement and the other Loan Documents shall continue in full force and effect and shall protect the Administrative Agent and the Lenders against events arising after such termination as well as before. Without limiting the foregoing, all obligations of the Loan Parties provided for in Sections 2.11, 2.12, 2.14(d), 9.01 and 9.02 and all of the obligations of the Lenders in Section 8.09 shall survive any termination of this Agreement and repayment in full of the Obligations. No termination of this Agreement shall affect the rights and obligations of the parties hereto arising prior to such termination or in respect of any provision of this Agreement which survives such termination.

Section 9.06 Binding Effect. This Agreement shall become effective when it shall have been executed by the Borrower and the Administrative Agent, and when the Administrative Agent shall have, as to each Lender, either received a counterpart hereof executed by such Lender or been notified by such Lender that such Lender has executed it and thereafter shall be binding upon and inure to the benefit of the Borrower, the Administrative Agent, and each Lender and their respective permitted successors and assigns, except that neither the Borrower nor any other Loan Party shall have the right to assign its rights or delegate its duties under this Agreement or any other Loan Document or any interest in this Agreement or any other Loan Document without the prior written consent of each Lender, except as otherwise permitted by Section 6.04. Each Loan Party agrees that no Affiliate, equityholder or creditor of such Loan Party is intended to be, and none of such Persons shall be, third party beneficiaries of this Agreement or any other Loan Document, and therefore no Indemnitee will have any liability (whether direct or indirect, in contract or tort, or otherwise) to any Loan Party’s respective Affiliate that is not a party hereto or to any Loan Party’s equityholders or creditors arising out of, related to or in connection with any aspect of the transactions contemplated hereby.

Section 9.07 Successors and Assigns.

(a) Successors and Assigns Generally. The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby, except that neither the Borrower nor any other Loan Party may assign or otherwise transfer any of its rights or obligations hereunder without the prior written consent of the Administrative Agent and each Lender, and no Lender may assign or otherwise transfer any of its rights or obligations hereunder except (i) to an assignee in accordance with the provisions of paragraph (b) of this Section, (ii) by way of participation in accordance with the provisions of paragraph (d) of this Section, or (iii) by way of pledge or assignment of a security interest subject to the restrictions of paragraph (e) of this Section (and any other attempted assignment or transfer by any party hereto shall be null and void). Nothing in this Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors and assigns permitted hereby, Participants to the extent provided in paragraph (d) of this Section and, to the extent expressly contemplated hereby, the Related Parties of each of the Administrative Agent and the Lenders) any legal or equitable right, remedy or claim under or by reason of this Agreement.

(b) Assignment by Lenders. Any Lender may at any time assign to one or more assignees all or a portion of its rights and obligations under this Agreement (including all or a portion of its Commitment and the Advances at the time owing to it); provided that any such assignment shall be subject to the following conditions:

(i) Minimum Amounts. The aggregate amount of the Commitment (which for this purpose includes Advances outstanding thereunder) or, if the applicable Commitment is not then in effect, the principal outstanding balance of the Advances of the assigning Lender subject to each such assignment (determined as of the date the Assignment and Acceptance with respect to such assignment is delivered to the Administrative Agent or, if “Trade Date” is specified in the Assignment and Acceptance, as of the Trade Date) shall not be less than $5,000,000, unless (A) such assignment is to a Lender, and Affiliate of a Lender, or an Approved Fund or (B) each of the Administrative Agent and, so long as no Event of Default has occurred and is continuing, the Borrower otherwise consents (each such consent not to be unreasonably withheld or delayed).

(ii) Proportionate Amounts. Each partial assignment shall be made as an assignment of a proportionate part of all the assigning Lender’s rights and obligations under this Agreement with respect to the Advance or the Commitment assigned.

(iii) Required Consents. No consent shall be required for any assignment except to the extent required by paragraph (b)(i) of this Section and, in addition:

(A) the consent of the Borrower (such consent not to be unreasonably withheld or delayed) shall be required unless (x) an Event of Default has occurred and is continuing at the time of such assignment or (y) such assignment is to a Lender, an Affiliate of a Lender or an Approved Fund; provided that the Borrower shall be deemed to have consented to any such assignment unless it shall object thereto by written notice to the Administrative Agent within 7 Business Days after having received notice thereof;

(B) the consent of the Administrative Agent (such consent not to be unreasonably withheld or delayed) shall be required for assignments to a Person that is not a Lender; and

(C) the consent of the Issuing Lender shall be required for any such assignment to a Person that is not a Lender.

(iv) Assignment and Acceptance. The parties to each assignment shall execute and deliver to the Administrative Agent an Assignment and Acceptance, together with a processing and recordation fee of $5,000; provided that the Administrative Agent may, in its sole discretion, elect to waive such processing and recordation fee in the case of any assignment. The assignee, if it is not a Lender, shall deliver to the Administrative Agent an Administrative Questionnaire.

(v) Limitations on Assignment to Certain Persons.  No such assignment shall be made to (A) the Borrower or any of the Borrower’s Affiliates or Subsidiaries or (B) any Defaulting Lender or any of its Subsidiaries, or any Person who, upon becoming a Lender hereunder, would constitute any of the foregoing Persons described in this clause (B).

(vi) No Assignment to Natural Persons. No such assignment shall be made to a natural Person.

(vii) Certain Additional Payments. In connection with any assignment of rights and obligations of any Defaulting Lender hereunder, no such assignment shall be effective unless and until, in addition to the other conditions thereto set forth herein, the parties to the assignment shall make such additional payments to the Administrative Agent in an aggregate amount sufficient, upon distribution thereof as appropriate (which may be outright payment, purchases by the assignee of participations or subparticipations, or other compensating actions, including funding, with the consent of the Borrower and the Administrative Agent, the applicable pro rata share of Advances previously requested but not funded by the Defaulting Lender, to each of which the applicable assignee and assignor hereby irrevocably consent), to (x) pay and satisfy in full all payment liabilities then owed by such Defaulting Lender to the Administrative Agent, the Issuing Lender and each other Lender hereunder (and interest accrued and unpaid thereon), and (y) acquire (and fund as appropriate) its full pro rata share of all Advances and participations in Letters of Credit in accordance with its Pro Rata Share. Notwithstanding the foregoing, in the event that any assignment of rights and obligations of any Defaulting Lender hereunder shall become effective under applicable Legal Requirement without compliance with the provisions of this paragraph, then the assignee of such interest shall be deemed to be a Defaulting Lender for all purposes of this Agreement until such compliance occurs.

Subject to acceptance and recording thereof by the Administrative Agent pursuant to paragraph (c) of this Section, from and after the effective date specified in each Assignment and Acceptance, the assignee thereunder shall be a party to this Agreement and, to the extent of the interest assigned by such Assignment and Acceptance, have the rights and obligations of a Lender under this Agreement, and the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment and Acceptance, be released from its obligations under this Agreement (and, in the case of an Assignment and Acceptance covering all of the assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto) but shall continue to be entitled to the benefits of Sections 2.12, 2.14, 9.01, 9.02 and 9.03 with respect to facts and circumstances occurring prior to the effective date of such assignment; provided, that except to the extent otherwise expressly agreed by the affected parties, no assignment by a Defaulting Lender will constitute a waiver or release of any claim of any party hereunder arising from that Lender’s having been a Defaulting Lender. Any assignment or transfer by a Lender of rights or obligations under this Agreement that does not comply with this paragraph shall be treated for purposes of this Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with paragraph (d) of this Section.

(c) Register. The Administrative Agent, acting solely for this purpose as a non-fiduciary agent of the Borrower, shall maintain at its address referred to in Section 9.09 a copy of each Assignment and Acceptance delivered to it and a register for the recordation of the names and addresses of the Lenders, and the Commitments of, and principal amounts (and stated interest) of the Advances owing to, each Lender pursuant to the terms hereof from time to time (the “Register”). The entries in the Register shall be conclusive and binding for all purposes, absent manifest error, and the Borrower, the Administrative Agent and the Lenders shall treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement. The Register shall be available for inspection by the Borrower and any Lender, at any reasonable time and from time to time upon reasonable prior notice. The Borrower hereby agrees that the Administrative Agent acting as its agent solely for the purpose set forth above in this clause (c), shall not subject the Administrative Agent to any fiduciary or other implied duties, all of which are hereby waived by the Borrower.

(d) Participations. Any Lender may at any time, without the consent of, or notice to, the Borrower or the Administrative Agent, sell participations to any Person (other than a natural Person or the Borrower or any of the Borrower’s Affiliates or Subsidiaries) (each, a “Participant”) in all or a portion of such Lender’s rights and/or obligations under this Agreement (including all or a portion of its Commitment and/or the Advances owing to it); provided that (i) such Lender’s obligations under this Agreement shall remain unchanged, (ii) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations, and (iii) the Borrower, the Administrative Agent, the Issuing Lender and Lenders shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement. For the avoidance of doubt, each Lender shall be responsible for the indemnity under Section 9.02(a) with respect to any payments made by such Lender to its Participant(s).

Any agreement or instrument pursuant to which a Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce this Agreement and to approve any amendment, modification or waiver of any provision of this Agreement; provided that such agreement or instrument may provide that such Lender will not, without the consent of the Participant, agree to any amendment, modification or waiver described in clauses (a), (b), (c) or (d) of Section 9.03 (that adversely affects such Participant). The Borrower agrees that each Participant shall be entitled to the benefits of Sections 2.11, 2.12 and 2.14 (subject to the requirements and limitations therein, including the requirements under Section 2.14(g) (it being understood that the documentation required under Section 2.14(g) shall be delivered to the participating Lender)) to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to paragraph (b) of this Section; provided that such Participant (A) agrees to be subject to the provisions of Section 2.15 as if it were an assignee under paragraph (b) of this Section; and (B) shall not be entitled to receive any greater payment under Sections 2.12 or 2.14, with respect to any participation, than its participating Lender would have been entitled to receive, except to the extent such entitlement to receive a greater payment results from a Change in Law that occurs after the Participant acquired the applicable participation. Each Lender that sells a participation agrees, at the Borrower’s request and expense, to use reasonable efforts to cooperate with the Borrower to effectuate the provisions of Section 2.15 with respect to any Participant. To the extent permitted by law, each Participant also shall be entitled to the benefits of Section 7.04 as though it were a Lender; provided that such Participant agrees to be subject to Section 2.13(e) as though it were a Lender. Each Lender that sells a participation shall, acting solely for this purpose as a non-fiduciary agent of the Borrower, maintain a register on which it enters the name and address of each Participant and the principal amounts (and stated interest) of each Participant’s interest in the Advances or other obligations under the Loan Documents (the “Participant Register”); provided that no Lender shall have any obligation to disclose all or any portion of the Participant Register (including the identity of any Participant or any information relating to a Participant’s interest in any commitments, loans, letters of credit or its other obligations under any Loan Document) to any Person except to the extent that such disclosure is necessary to establish that such commitment, loan, letter of credit or other obligation is in registered form under Section 5f.103-1(c) of the United States Treasury Regulations. The entries in the Participant Register shall be conclusive absent manifest error, and such Lender shall treat each Person whose name is recorded in the Participant Register as the owner of such participation for all purposes of this Agreement notwithstanding any notice to the contrary. For the avoidance of doubt, the Administrative Agent (in its capacity as Administrative Agent) shall have no responsibility for maintaining a Participant Register. The Borrower hereby agrees that each Lender acting as its agent solely for the purpose set forth above in this clause (d), shall not subject such Lender to any fiduciary or other implied duties, all of which are hereby waived by the Borrower.

(e) Certain Pledges. Any Lender may at any time pledge or assign a security interest in all or any portion of its rights under this Agreement to secure obligations of such Lender, including any pledge or assignment to secure obligations to a Federal Reserve Bank; provided that no such pledge or assignment shall release such Lender from any of its obligations hereunder or substitute any such pledgee or assignee for such Lender as a party hereto.

(f) Cashless Settlement. Notwithstanding anything to the contrary contained in this Agreement, any Lender may exchange, continue or rollover all or a portion of its Advances in connection with any refinancing, extension, loan modification or similar transaction permitted by the terms of this Agreement, pursuant to a cashless settlement mechanism approved by the Borrower, the Administrative Agent and such Lender.

Section 9.08 Confidentiality. Each Lender Party agrees to maintain the confidentiality of the Information (as defined below), except that Information may be disclosed (a) to its Affiliates and to its and its Related Parties (it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such Information and instructed to keep such Information confidential), (b) to the extent required or requested by, or required to be disclosed to, any regulatory or similar authority purporting to have jurisdiction over such Person or its Related Parties (including any self-regulatory authority, such as the National Association of Insurance Commissioners), (c) as to the extent required by Legal Requirements or regulations or in any legal, judicial, administrative or other compulsory proceeding, (d) to any other party hereto, (e) in connection with the exercise of any remedies under this Agreement, under any other Loan Document or under any agreement related to any Secured Obligation, or any action or proceeding relating to this Agreement, any other Loan Document or any agreement related to any Secured Obligation, or the enforcement of rights hereunder or thereunder, (f) subject to an agreement containing provisions substantially the same as those of this Section, to (i) any assignee of or Participant in, or any prospective assignee of or Participant in, any of its rights and obligations under this Agreement, (ii) any actual or prospective party (or its Related Parties) to any swap, derivative or other transaction under which payments are to be made by reference to any Loan Party and its obligations, this Agreement or payments hereunder, (iii) to an investor or prospective investor in an Approved Fund that also agrees that Information shall be used solely for the purpose of evaluating an investment in such Approved Fund, (iv) to a trustee, collateral manager, servicer, backup servicer, noteholder or secured party in an Approved Fund in connection with the administration, servicing and reporting on the assets serving as collateral for an Approved Fund, or (v) to a nationally recognized rating agency that requires access to information regarding the Borrower and its Subsidiaries, the Advances and the Loan Documents in connection with ratings issued with respect to an Approved Fund, (g) on a confidential basis to the CUSIP Service Bureau or any similar agency in connection with the issuance and monitoring of CUSIP numbers with respect to the credit facility, (h) with the consent of the Borrower, (i) to Gold Sheets and other similar bank trade publications, such information to consist of deal terms and other information customarily found in such publications, (j) to the extent such Information (i) becomes publicly available other than as a result of a breach of this Section by the disclosing party or (ii) becomes available to any Secured Party or affiliate thereof from a third party that is not, to such Person’s actual knowledge, subject to confidentiality obligations to the Borrower, (k) to governmental regulatory authorities in connection with any regulatory examination of any Lender Party or, if such Lender Party deems necessary for the mitigation of claims by those authorities against such Lender Party or any of its subsidiaries or affiliates, in accordance with such Lender Party’s regulatory compliance policy, (l) to the extent that such information is independently developed by such Lender Party, or (m) for purposes of establishing a “due diligence” defense. For purposes of this Section, “Information” means all information received from any Loan Party relating to any such Loan Party or any of their respective businesses, other than any such information that is available to the Administrative Agent, any Lender or the Issuing Lender on a nonconfidential basis prior to disclosure by any Loan Party or any Subsidiary thereof; provided that, in the case of information received from a Loan Party or any Subsidiary thereof after the date hereof, such information is clearly identified at the time of delivery as confidential. Any Person required to maintain the confidentiality of Information as provided in this Section shall be considered to have complied with its obligation to do so if such Person has exercised the same degree of care to maintain the confidentiality of such Information as such Person would accord to its own confidential information. NOTWITHSTANDING ANYTHING TO THE CONTRARY CONTAINED HEREIN, nothing in this Agreement shall (a) restrict any Lender Party from providing information to any bank or other regulatory or governmental authorities, including the Federal Reserve Board and its supervisory staff; (b) require or permit any Lender Party to disclose to any Loan Party that any information will be or was provided to the Federal Reserve Board or any of its supervisory staff; or (c) require or permit any Lender Party to inform any Loan Party of a current or upcoming Federal Reserve Board examination or any nonpublic Federal Reserve Board supervisory initiative or action.

Section 9.09 Notices, Etc.

(a) All notices and other communications (other than Notices of Borrowing and Notices of Conversion or Continuation, which are governed by Article II of this Agreement) shall be in writing and hand delivered with written receipt, telecopied, sent by facsimile, sent by electronic mail as permitted under paragraph (b) below (with, in the case of electronic mail, a hard copy sent as otherwise permitted in this Section 9.09), sent by a nationally recognized overnight courier, or sent by certified mail, return receipt requested as follows: if to a Loan Party, as specified on Schedule II, if to the Administrative Agent or the Issuing Lender, at its credit contact specified under its name on Schedule II, and if to any Lender at its credit contact specified in its Administrative Questionnaire. Each party may change its notice address by written notification to the other parties. All such notices and communications shall be effective when delivered, except that (i) notices and communications to the Administrative Agent, any Lender or the Issuing Lender pursuant to Article II shall not be effective until received and, in the case of facsimile delivered under Article II, such receipt is confirmed by the Administrative Agent, such Lender or Issuing Lender, as applicable, verbally or in writing and (ii) notices delivered through electronic communications to the extent provided in paragraph (b) below, shall be effective as provided in said paragraph (b).

(b) Electronic Communications. Notices and other communications to the Lenders and the Issuing Lender hereunder may be delivered or furnished by electronic communication (including e-mail and Internet or intranet websites) pursuant to procedures approved by the Administrative Agent, provided that the foregoing shall not apply to notices to any Lender or the Issuing Lender pursuant to Article II if such Lender or the Issuing Lender, as applicable, has notified the Administrative Agent that is incapable of receiving notices under such Article by electronic communication. The Administrative Agent or the Borrower may, in its discretion, agree to accept notices and other communications to it hereunder by electronic communications pursuant to procedures approved by it, provided that approval of such procedures may be limited to particular notices or communications. Unless the Administrative Agent otherwise prescribes, (i) notices and other communications sent to an e-mail address shall be deemed received upon the sender’s receipt of an acknowledgement from the intended recipient (such as by the “return receipt requested” function, as available, return e-mail or other written acknowledgement), and (ii) notices or communications posted to an Internet or intranet website shall be deemed received upon the deemed receipt by the intended recipient at its e-mail address as described in the foregoing clause (i) of notification that such notice or communication is available and identifying the website address therefor; provided that, for both clauses (i) and (ii) above, if such notice, email or other communication is not sent during the normal business hours of the recipient, such notice, email or other communication shall be deemed to have been sent at the opening of business on the next business day for the recipient.

(c) Platform.

(i) Each Loan Party agrees that the Administrative Agent may, but shall not be obligated to, make the Communications (as defined below) available to the Issuing Lender and the other Lenders by posting the Communications on Debt Domain, Intralinks, Syndtrak or a substantially similar electronic transmission system (the “Platform”).

(ii) The Platform is provided “as is” and “as available.” The Agent Parties (as defined below) do not warrant the adequacy of the Platform and expressly disclaim liability for errors or omissions in the Communications. No warranty of any kind, express, implied or statutory, including, without limitation, any warranty of merchantability, fitness for a particular purpose, non-infringement of third-party rights or freedom from viruses or other code defects, is made by any Agent Party in connection with the Communications or the Platform. In no event shall the Administrative Agent or any of its Related Parties (collectively, the “Agent Parties”) have any liability to the Borrower or the other Loan Parties, any Lender or any other Person or entity for damages of any kind, including, without limitation, direct or indirect, special, incidental or consequential damages, losses or expenses (whether in tort, contract or otherwise) arising out of the Borrower’s, any Loan Party’s or the Administrative Agent’s transmission of communications through the Platform. “Communications” means, collectively, any notice, demand, communication, information, document or other material provided by or on behalf of any

Loan Party pursuant to any Loan Document or the transactions contemplated therein which is distributed to the Administrative Agent, any Lender or any Issuing Lender by means of electronic communications pursuant to this Section, including through the Platform.

Section 9.10 Usury Not Intended. It is the intent of each Loan Party and each Lender Party in the execution and performance of this Agreement and the other Loan Documents to contract in strict compliance with applicable usury laws, including conflicts of law concepts, governing the Advances of each Lender including such applicable Legal Requirements of the State of New York, if any, and the United States of America from time to time in effect, and any other jurisdiction whose laws may be mandatorily applicable to such Lender notwithstanding the other provisions of this Agreement. In furtherance thereof, the Lender Parties and the Loan Parties stipulate and agree that none of the terms and provisions contained in this Agreement or the other Loan Documents shall ever be construed to create a contract to pay, as consideration for the use, forbearance or detention of money, interest at a rate in excess of the Maximum Rate and that for purposes of this Agreement “interest” shall include the aggregate of all charges which constitute interest under such laws that are contracted for, charged or received under this Agreement; and in the event that, notwithstanding the foregoing, under any circumstances the aggregate amounts taken, reserved, charged, received or paid on the Advances, include amounts which by applicable Legal Requirement are deemed interest which would exceed the Maximum Rate, then such excess shall be deemed to be a mistake and each Lender receiving same shall credit the same on the principal of its Advances (or if such Advances shall have been paid in full, refund said excess to the Borrower). In the event that the maturity of the Advances are accelerated by reason of any election of the holder thereof resulting from any Event of Default under this Agreement or otherwise, or in the event of any required or permitted prepayment, then such consideration that constitutes interest may never include more than the Maximum Rate, and excess interest, if any, provided for in this Agreement or otherwise shall be canceled automatically as of the date of such acceleration or prepayment and, if theretofore paid, shall be credited on the applicable Advances (or, if the applicable Advances shall have been paid in full, refunded to the Borrower of such interest). In determining whether or not the interest paid or payable under any specific contingencies exceeds the Maximum Rate, the Loan Parties and the Lenders shall to the maximum extent permitted under applicable Legal Requirement amortize, prorate, allocate and spread in equal parts during the period of the full stated term of the Obligations all amounts considered to be interest under applicable Legal Requirement at any time contracted for, charged, received or reserved in connection with the Obligations. The provisions of this Section shall control over all other provisions of this Agreement or the other Loan Documents which may be in apparent conflict herewith.

Section 9.11 Usury Recapture. In the event the rate of interest chargeable under this Agreement or any other Loan Document at any time is greater than the Maximum Rate, the unpaid principal amount of the Advances shall bear interest at the Maximum Rate until the total amount of interest paid or accrued on the Advances equals the amount of interest which would have been paid or accrued on the Advances if the stated rates of interest set forth in this Agreement or applicable Loan Document had at all times been in effect. In the event, upon payment in full of the Advances, the total amount of interest paid or accrued under the terms of this Agreement and the Advances is less than the total amount of interest which would have been paid or accrued if the rates of interest set forth in this Agreement had, at all times, been in effect, then the Borrower shall, to the extent permitted by applicable

Legal Requirement, pay the Administrative Agent for the account of the Lenders an amount equal to the difference between (i) the lesser of (A) the amount of interest which would have been charged on its Advances if the Maximum Rate had, at all times, been in effect and (B) the amount of interest which would have accrued on its Advances if the rates of interest set forth in this Agreement had at all times been in effect and (ii) the amount of interest actually paid under this Agreement on its Advances. In the event the Lenders ever receive, collect or apply as interest any sum in excess of the Maximum Rate, such excess amount shall, to the extent permitted by law, be applied to the reduction of the principal balance of the Advances, and if no such principal is then outstanding, such excess or part thereof remaining shall be paid to the Borrower.

Section 9.12 Payments Set Aside. To the extent that any payment by or on behalf of the Borrower is made to any Lender Party, or any Lender Party exercises its right of setoff, and such payment or the proceeds of such setoff or any part thereof is subsequently invalidated, declared to be fraudulent or preferential, set aside or required (including pursuant to any settlement entered into by any Lender Party in its discretion) to be repaid to a trustee, receiver or any other party, in connection with any proceeding under any Debtor Relief Law or otherwise, then (a) to the extent of such recovery, the obligation or part thereof originally intended to be satisfied shall be revived and continued in full force and effect as if such payment had not been made or such setoff had not occurred, and (b) each Lender Party severally agrees to pay to the Administrative Agent upon demand its applicable share (without duplication) of any amount so recovered from or repaid by the Administrative Agent, plus interest thereon from the date of such demand to the date such payment is made at a rate per annum equal to the Federal Funds Rate in effect from time to time, in the applicable currency of such recovery or payment. The obligations of the Lenders and the Issuing Lender under clause (b) of the preceding sentence shall survive the payment in full of the Obligations and the termination of this Agreement.

Section 9.13 Performance of Duties. Each of the Loan Party’s obligations under this Agreement and each of the other Loan Documents shall be performed by such Loan Party at its sole cost and expense.

Section 9.14 All Powers Coupled with Interest. All powers of attorney and other authorizations granted to the Lenders, the Administrative Agent and any Persons designated by the Administrative Agent or any Lender pursuant to any provisions of this Agreement or any of the other Loan Documents shall be deemed coupled with an interest and shall be irrevocable so long as any of the Obligations remain unpaid or unsatisfied, any of the Commitments remain in effect or the credit facility evidenced hereby has not been terminated.

Section 9.15 Governing Law. This Agreement and the other Loan Documents and any claim, controversy, dispute or cause of action (whether in contract or tort or otherwise) based upon, arising out of or relating to this Agreement or any other Loan Document (except, as to any other Loan Document, as expressly set forth therein) and the transactions contemplated hereby and thereby shall be governed by, and construed in accordance with, the law of the State of New York (including Section 5-1401 and Section 5-1402 of the General Obligations Law of the State of New York), without reference to any other conflicts or choice of law principles thereof. Each Letter of Credit shall be governed by either (i) the Uniform Customs and Practice for Documentary Credits (2007 Revision), International Chamber of Commerce Publication No. 600, or (ii) the International Standby Practices (ISP98), International Chamber of Commerce Publication No. 590, in either case, including any subsequent revisions thereof approved by a Congress of the International Chamber of Commerce and adhered to by the Issuing Lender.

Section 9.16 Submission to Jurisdiction; Service of Process. The Borrower and each other Loan Party irrevocably and unconditionally agrees that it will not commence any action, litigation or proceeding of any kind or description, whether in law or equity, whether in contract or in tort or otherwise, against any Secured Party or any Related Party of any Secured Party in any way relating to this Agreement or any other Loan Document or the transactions relating hereto or thereto, in any forum other than the courts of the State of New York sitting in New York County, and of the United States District Court of the Southern District of New York, and any appellate court from any thereof, and each of the parties hereto irrevocably and unconditionally submits to the jurisdiction of such courts and agrees that all claims in respect of any such action, litigation or proceeding may be heard and determined in such New York State court or, to the fullest extent permitted by applicable Legal Requirement, in such federal court. Each of the parties hereto agrees that a final judgment in any such action, litigation or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by Legal Requirement. Nothing in this Agreement or in any other Loan Document shall affect any right that any Secured Party may otherwise have to bring any action or proceeding relating to this Agreement or any other Loan Document against the Borrower or any other Loan Party or its Properties in the courts of any jurisdiction. Each party hereto irrevocably consents to service of process in the manner provided for notices in Section 9.09. Nothing in this Agreement will affect the right of any party hereto to serve process in any other manner permitted by applicable Legal Requirement.

Section 9.17 Waiver of Venue. The Borrower and each other Loan Party irrevocably and unconditionally waives, to the fullest extent permitted by applicable Legal Requirement, any objection that it may now or hereafter have to the laying of venue of any action or proceeding arising out of or relating to this Agreement or any other Loan Document in any court referred to in Section 9.16. Each of the parties hereto hereby irrevocably waives, to the fullest extent permitted by applicable Legal Requirement, the defense of an inconvenient forum to the maintenance of such action or proceeding in any such court.

Section 9.18 Execution in Counterparts; Electronic Execution.

(a) Counterparts. This Agreement may be executed in any number of counterparts and by different parties hereto in separate counterparts, each of which when so executed shall be deemed to be an original and all of which taken together shall constitute one and the same agreement. Delivery of an executed counterpart of a signature page of this Agreement by facsimile or in electronic (i.e., “pdf” or “tif”) format shall be effective as delivery of a manually executed counterpart of this Agreement.

(b) Electronic Execution of Assignments. The words “execution,” “signed,” “signature,” and words of like import in any Assignment and Acceptance shall be deemed to include electronic signatures or the keeping of records in electronic form, each of which shall be of the same legal effect, validity or enforceability as a manually executed signature or the use of a paper-based recordkeeping system, as the case may be, to the extent and as provided for in any applicable Legal Requirement, including the Federal Electronic Signatures in Global and National Commerce Act, the New York State Electronic Signatures and Records Act, or any other similar state laws based on the Uniform Electronic Transactions Act.

Section 9.19 Keepwell. Each Qualified ECP Guarantor hereby jointly and severally absolutely, unconditionally and irrevocably undertakes to provide such funds or other support as may be needed from time to time by each other Loan Party to honor all of its obligations under this Agreement in respect of Swap Obligations (provided, however, that each Qualified ECP Guarantor shall only be liable under this Section 9.19 for the maximum amount of such liability that can be hereby incurred without rendering its obligations under this Section 9.19, or otherwise under this Agreement, voidable under applicable Legal Requirement relating to fraudulent conveyance or fraudulent transfer, and not for any greater amount). The obligations of each Qualified ECP Guarantor under this Section shall remain in full force and effect until the termination of all Commitments and payment in full of all Obligations (other than contingent indemnification obligations) and the expiration or termination of all Letters of Credit (other than Letters of Credit as to which other arrangements satisfactory to the Administrative Agent and the Issuing Lender have been made). Each Qualified ECP Guarantor intends that this Section 9.19 constitute, and this Section 9.19 shall be deemed to constitute, a “keepwell, support, or other agreement” for the benefit of each other Loan Party for all purposes of Section 1a(18)(A)(v)(II) of the Commodity Exchange Act.

Section 9.20 Independent Effect of Covenants. The Borrower expressly acknowledges and agrees that each covenant contained in Articles V or VI hereof shall be given independent effect. Accordingly, no Loan Party shall engage in any transaction or other act otherwise permitted under any covenant contained in Articles V or VI, before or after giving effect to such transaction or act, the Borrower shall or would be in breach of any other covenant contained in Articles V or VI.

Section 9.21 USA Patriot Act. Each Lender that is subject to the Patriot Act and the Administrative Agent (for itself and not on behalf of any Lender) hereby notifies each Loan Party that pursuant to the requirements of the Patriot Act it is required to obtain, verify and record information that identifies such Loan Party, which information includes the name and address of such Loan Party and other information that will allow such Lender or the Administrative Agent, as applicable, to identify such Loan Party in accordance with the Patriot Act.

Section 9.22 Flood Insurance Regulations. KeyBank has adopted internal policies and procedures that address requirements placed on federally regulated lenders under the Flood Insurance Regulations. If applicable, KeyBank, as administrative agent, will post on the applicable electronic platform (or otherwise distribute to each Lender) documents that it receives in connection with the Flood Insurance Regulations; however, KeyBank reminds each Lender and Participant that, pursuant to the Flood Insurance Regulations, each federally regulated lender (whether acting as a Lender or Participant) is responsible for assuring its own compliance with the Flood Insurance Regulations.

Section 9.23 NON-RELIANCE. IN EXECUTING THIS AGREEMENT, EACH LOAN PARTY HEREBY WARRANTS AND REPRESENTS IT IS NOT RELYING ON ANY STATEMENT OR REPRESENTATION OTHER THAN THOSE IN THIS AGREEMENT AND IS RELYING UPON ITS OWN JUDGMENT AND ADVICE OF ITS ATTORNEYS.

Section 9.24 WAIVER OF JURY TRIAL. EACH PARTY HERETO HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LEGAL REQUIREMENT, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY). EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PERSON HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PERSON WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION.

Section 9.25 Reversal of Payments. To the extent any Loan Party makes a payment or payments to the Administrative Agent for the ratable benefit of the Lenders or the Administrative Agent receives any payment or proceeds of the Collateral which payments or proceeds or any part thereof are subsequently invalidated, declared to be fraudulent or preferential, set aside and/or required to be repaid to a trustee, receiver or any other party under any Debtor Relief Law, other applicable Legal Requirement or equitable cause, then, to the extent of such payment or proceeds repaid, the Secured Obligations or part thereof intended to be satisfied shall be revived and continued in full force and effect as if such payment or proceeds had not been received by the Administrative Agent.

Section 9.26 Injunctive Relief. Each Loan Party hereto recognizes that, in the event such Loan Party fails to perform, observe or discharge any of its obligations or liabilities under this Agreement, any remedy of law may prove to be inadequate relief to the Lenders. Therefore, each Loan Party hereto agrees that the Lenders, at the Lenders’ option, shall be entitled to temporary and permanent injunctive relief in any such case without the necessity of proving actual damages.

Section 9.27 No Advisory or Fiduciary Responsibility.

(a) In connection with all aspects of each transaction contemplated hereby, each Loan Party acknowledges and agrees, and acknowledges its Affiliates’ understanding, that (i) the facilities provided for hereunder and any related arranging or other services in connection therewith (including in connection with any amendment, waiver or other modification hereof or of any other Loan Document) are an arm’s-length commercial transaction between the Borrower and its Affiliates, on the one hand, and the Administrative Agent, the Issuing Lender and the Lenders, on the other hand, and each Loan Party is capable of evaluating and understanding and understands and accepts the terms, risks and conditions of the transactions contemplated hereby and by the other Loan Documents (including any amendment, waiver or other modification hereof or thereof), (ii) in connection with the process leading to such transaction, each of the Administrative Agent, the Issuing Lender and the Lenders is and has been acting solely as a principal and is not the financial advisor, agent or fiduciary, for the Borrower or any of its Affiliates, stockholders, creditors or employees or any other Person, (iii) none of the Administrative Agent, the Issuing Lender or the Lenders has assumed or will assume an advisory, agency or fiduciary responsibility in favor of any Loan Party with respect to any of the transactions contemplated hereby or the process leading thereto, including with respect to any amendment, waiver or other modification hereof or of any other Loan Document (irrespective of whether any Lender Party has advised or is currently advising the Borrower or any of its Affiliates on other matters) and none of the Administrative Agent, the Issuing Lender or the Lenders has any obligation to the Borrower or any of its Affiliates with respect to the financing transactions contemplated hereby except those obligations expressly set forth herein and in the other Loan Documents, (iv) the Issuing Lender, the Administrative Agent, the Lenders and their respective Affiliates may be engaged in a broad range of transactions that involve interests that differ from, and may conflict with, those of the Borrower and its Affiliates, and none of the Administrative Agent, the Issuing Lender or the Lenders has any obligation to disclose any of such interests by virtue of any advisory, agency or fiduciary relationship and (v) the Administrative Agent, the Issuing Lender and the Lenders have not provided and will not provide any legal, accounting, regulatory or tax advice with respect to any of the transactions contemplated hereby (including any amendment, waiver or other modification hereof or of any other Loan Document) and the Loan Parties have consulted their own legal, accounting, regulatory and tax advisors to the extent they have deemed appropriate.

(b) Each Loan Party acknowledges and agrees that each Lender, the Issuing Lender, the Administrative Agent and any Affiliate thereof may lend money to, invest in, and generally engage in any kind of business with, any of the Borrower, any Affiliate thereof or any other person or entity that may do business with or own securities of any of the foregoing, all as if such Lender, Issuing Lender, the Administrative Agent or Affiliate thereof were not a Lender, Issuing Lender, Administrative Agent or an

Affiliate thereof (or an agent or any other Person with any similar role under the credit facilities evidenced hereby) and without any duty to account therefor to any other Lender, the Issuing Lender, the Administrative Agent, the Borrower or any Affiliate of the foregoing.  Each Lender, the Issuing Lender, the Administrative Agent and any Affiliate thereof may accept fees and other consideration from the Borrower or any Affiliate thereof for services in connection with this Agreement, the credit facilities evidenced hereby or otherwise without having to account for the same to any other Lender, the Issuing Lender, the Administrative Agent, the Borrower or any Affiliate of the foregoing.

Section 9.28 Inconsistencies with Other Documents. In the event there is a conflict or inconsistency between this Agreement and any other Loan Document, the terms of this Agreement shall control; provided that any provision of the Security Instruments which imposes additional burdens on the Borrower or any of its Subsidiaries or further restricts the rights of the Borrower or any of its Subsidiaries or gives the Administrative Agent, the Issuing Lender or Lenders additional rights shall not be deemed to be in conflict or inconsistent with this Agreement and shall be given full force and effect.

Section 9.29 Acknowledgement and Consent to Bail-In of EEA Financial Institutions. Notwithstanding anything to the contrary in any Loan Document or in any other agreement, arrangement or understanding among any such parties, each party hereto acknowledges that any liability of any EEA Financial Institution arising under any Loan Document, to the extent such liability is unsecured, may be subject to the Write-Down and Conversion Powers of an EEA Resolution Authority and agrees and consents to, and acknowledges and agrees to be bound by:

(a) the application of any Write-Down and Conversion Powers by an EEA Resolution Authority to any such liabilities arising hereunder which may be payable to it by any party hereto that is an EEA Financial Institution; and

(b) the effects of any Bail-in Action on any such liability, including, if applicable:

(i) a reduction in full or in part or cancellation of any such liability;

(ii) a conversion of all, or a portion of, such liability into shares or other instruments of ownership in such EEA Financial Institution, its parent undertaking, or a bridge institution that may be issued to it or otherwise conferred on it, and that such shares or other instruments of ownership will be accepted by it in lieu of any rights with respect to any such liability under this Agreement or any other Loan Document; or

(iii) the variation of the terms of such liability in connection with the exercise of the Write-Down and Conversion Powers of any EEA Resolution Authority.

Section 9.30 Restatement. This Agreement amends and restates the Existing Credit Agreement in its entirety. The Borrower hereby agrees that (a) the Indebtedness outstanding under the Existing Credit Agreement and the Loan Documents (as defined in the Existing Credit Agreement; together with the Existing Credit Agreement, the “Existing Loan Documents”) and all accrued and unpaid interest thereon and (b) all accrued and unpaid fees under the Existing Loan Documents shall be deemed to be outstanding under and governed by this Agreement. Each Borrower hereby acknowledges, warrants, represents and agrees that this Agreement is not intended to be, and shall not be deemed or construed to be, a novation or release of the Existing Loan Documents. Each Lender (which is a Lender under the Existing Loan Documents) hereby waives any requirements for notice of prepayment, minimum amounts of prepayments of the loans thereunder, ratable reductions of the commitments of Lenders under the Existing Loan Documents and ratable payments on account of the principal or interest of any loan under the Existing Loan Documents to the extent that any such prepayment, reductions or payments are required to ensure that, upon the effectiveness of this Agreement, the loans of the Lenders shall be outstanding on a ratable basis in accordance with their respective Pro Rata Share. Each Lender hereby authorizes Administrative Agent and each Borrower to request Borrowings from the Lenders, to make prepayment of the loans under the Existing Loan Documents and to reduce the commitments under the Existing Loan Documents among Lenders in order to ensure that, upon the effectiveness of this Agreement, the Advances of the Lenders shall be outstanding on a ratable basis in accordance with their respective Pro Rata Share.

Section 9.31 ORAL AGREEMENTS. THIS WRITTEN AGREEMENT AND THE OTHER LOAN DOCUMENTS, AS DEFINED IN THIS AGREEMENT, REPRESENT THE FINAL AGREEMENT AMONG THE PARTIES AND MAY NOT BE CONTRADICTED BY EVIDENCE OF PRIOR, CONTEMPORANEOUS, OR SUBSEQUENT ORAL AGREEMENTS OF THE PARTIES.

THERE ARE NO UNWRITTEN ORAL AGREEMENTS AMONG THE PARTIES.

[Remainder of this page intentionally left blank. Signature page follows.]

EXECUTED as of the date first above written.

BORROWER:

Bonanza Creek Energy, inc.

By:
Name:
Title:

GUARANTORS:

BONANZA CREEK ENERGY OPERATING COMPANY, LLC

By:
Name:
Title:

BONANZA CREEK ENERGY RESOURCES, LLC

By:
Name:
Title:

BONANZA CREEK ENERGY MIDSTREAM, LLC

By:
Name:
Title:

BONANZA CREEK ENERGY UPSTREAM LLC

By:
Name:
Title:

Signature page to Credit Agreement

(Bonanza Creek Energy, Inc.)

HOLMES EASTERN COMPANY, LLC

By:
Name:
Title:

ROCKY MOUNTAIN INFRASTRUCTURE, LLC

By:
Name:
Title:

Signature page to Credit Agreement

(Bonanza Creek Energy, Inc.)

ADMINISTRATIVE AGENT/
ISSUING LENDER/LENDER:	KEYBANK NATIONAL ASSOCIATION, as Administrative Agent, Issuing Lender, and a Lender

By:
Name:
Title:

Signature page to Credit Agreement

(Bonanza Creek Energy, Inc.)

LENDER:	COMPASS BANK, as a Lender

By:
Name:
Title:

Signature page to Credit Agreement

(Bonanza Creek Energy, Inc.)

LENDER:	SOCIÉTÉ GÉNÉRALE, as a Lender

By:
Name:
Title:

Signature page to Credit Agreement

(Bonanza Creek Energy, Inc.)

LENDER:	BMO Harris Financing, Inc., as a Lender

By:
Name:
Title:

Signature page to Credit Agreement

(Bonanza Creek Energy, Inc.)

LENDER:	Wells Fargo Bank. N.A., as a Lender

By:
Name:
Title:

Signature page to Credit Agreement

(Bonanza Creek Energy, Inc.)

LENDER:	jpmorgan chase bank, n.a., as a Lender

By:
Name:
Title:

Signature page to Credit Agreement

(Bonanza Creek Energy, Inc.)

LENDER:	ROYAL BANK OF CANADA, as a Lender

By:
Name:
Title:

Signature Page to Amendment No. 11 and Agreement

 Bonanza Creek Energy, Inc.

LENDER:	CADENCE BANK, N.A., as a Lender

By:
Name:
Title:

Signature Page to Amendment No. 11 and Agreement

 Bonanza Creek Energy, Inc.

LENDER:	IBERIABANK, as a Lender

By:
Name:
Title:

Signature page to Credit Agreement

(Bonanza Creek Energy, Inc.)

LENDER:	THE BANK OF NOVA SCOTIA, as a Lender

By:
Name:
Title:

Signature page to Credit Agreement

(Bonanza Creek Energy, Inc.)

SCHEDULE I

PRICING GRID

Applicable Margins**

	Utilization Level*	Reference Rate Advances	Eurodollar Rate Advances	Commitment Fee Rate
Level I	Less than or equal to 25%	2.00%	3.00%	.50%
Level II	Greater than 25% but less than or equal to 50%	2.25%	3.25%	.50%
Level III	Greater than 50% but less than or equal to 75%.	2.50%	3.50%	.50%
Level IV	Greater than 75% but less than or equal to 90%	2.75%	3.75%	.50%
Level V	Greater than 90%	3.00%	4.00%	.50%

** Subject to increase during the existence of a Borrowing Base Deficiency as provided in the definition of “Applicable Margin”.

Schedule I

SCHEDULE II

NOtice information and commitments

[UPDATE]

Each of the commitments to lend set forth herein is governed by the terms of the Credit Agreement which provides for, among other things, borrowing base limitations which may restrict the Borrower’s ability to request (and the Lenders’ obligation to provide) Credit Extensions to a maximum amount which is less than the commitments set forth in this Schedule II.

Administrative Agent/Issuing Lender:

KeyBank National

Association

Attention: Energy Group

8115 Preston Rd., Suite 500

Dallas, Texas 75225

john.dravenstott@key.com

with a copy to:

[______________]

[______________]

[______________]
[______________]

Borrower:

Bonanza Creek Energy, Inc.
410 17th Street, Suite 1500
Denver, Colorado 80202
Facsimile: (720) 279-2331
Attention: Chief Executive Officer

With a copy to:

[______________]

[______________]

[______________]
[______________]

[continued]

Schedule II

Initial Lender	Maximum Credit Amounts	Pro Rata Share	Initial Commitment if Initial Borrowing Base is $191,666,666.66

Total:

Schedule II

EXHIBIT B to the Restructuring Support and Lock-Up Agreement

Form of Joinder Agreement

Joinder Agreement

[_________], 201[__]

The undersigned (“Transferee”) hereby acknowledges that it has read and understands the Restructuring Support and Lock-Up Agreement, dated as of February 16, 2017, a copy of which is attached hereto as Annex I (as it may be amended, supplemented, or otherwise modified from time to time, the “Restructuring Support and Lock-Up Agreement”),[4] by and among the Company Parties, the Agent and the Lenders.

1. Agreement to be Bound. The Transferee hereby agrees to be bound by all of the terms of the Restructuring Support and Lock-Up Agreement. The Transferee shall hereafter be deemed to be a “Lender” and a “Party” for all purposes under the Restructuring Support and Lock-Up Agreement.

2. Representations and Warranties. With respect to the Owned Debtor Claims set forth below its name on the signature page hereof, the Transferee hereby makes the representations and warranties of the Lenders set forth in Section 4.04 of the Restructuring Support and Lock-Up Agreement to each other Party.

3. Governing Law. This joinder agreement (the “Joinder Agreement”) to the Restructuring Support and Lock-Up Agreement shall be governed by and construed in accordance with the internal laws of the State of New York, without regard to any conflicts of law provisions which would require the application of the law of any other jurisdiction.

* * * * *

[Remainder of Page Intentionally Left Blank]

_____________________

1  Capitalized terms used and not otherwise defined herein shall have the meanings set forth in the Restructuring Support and Lock-Up Agreement.

IN WITNESS WHEREOF, the Transferee has caused this Joinder Agreement to be executed as of the date first written above.

Name of Transferor:

Name of Transferee:

By:
Name:

Title:

Amount of Owned Debtor Claims Transferred (if any): $__________________

Notice Address:

Fax:

Attention:

With a copy to:

Fax:
Attention: